Exhibit 99.1

EFiled: Jan 26 2023 07:30AM EST Transaction ID 68971805 Case No. 2023-0083-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE LORDSTOWN MOTORS CORP.	C.A. No. 2023-____-

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205

Petitioner Lordstown Motors Corp. (“Lordstown” or the “Company”), by and through its undersigned counsel, brings this petition pursuant to 8 Del. C. § 205, seeking to have this Court validate a potentially defective corporate act as follows:

NATURE OF THE ACTION

1.               Under 8 Del. C. § 242 and the February 27, 2019 Amended and Restated Certificate of Incorporation of the Company (Exhibit A, “Old Certificate of Incorporation”), the holders of a majority of the outstanding shares of Common Stock of the Company were required to approve an amendment to the Old Certificate of Incorporation to increase the aggregate number of authorized shares of common stock.

2.               Pursuant to its October 8, 2020 Proxy (Exhibit B, “2020 Proxy”), the Company solicited stockholder approval to amend and restate its Old Certificate of Incorporation, among other things, to increase the number of authorized shares of Class A Common Stock of the Company from 100 million to 300 million (the “2020 Class A Increase Amendment”). The 2020 Proxy stated that approval of the 2020 Class A Increase Amendment would “require[] the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class” (the “2020 Voting Standard”). The 2020 Class A Increase Amendment was approved at an October 22, 2020 special meeting of stockholders (“Special Meeting”), which vote included 11,292,011 shares of Class A Common Stock voting in favor and less than 50,000 voting against or abstaining. Following the approval of the 2020 Class A Increase Amendment, the Second Amended and Restated Certificate of Incorporation of the Company became effective upon filing with the Secretary of State of the State of Delaware on October 23, 2020 (Exhibit C, “Certificate of Incorporation”).

3.               On October 23, 2020, the Company closed its merger with Lordstown Motors Corp. resulting in the issuance of an aggregate of 86,949,893 shares of Class A Common Stock in that transaction and upon conversion of other outstanding securities into Class A Common Stock as a result of the merger. Just prior to closing, the Company issued 50,000,000 shares of Class A Common Stock in a PIPE financing transaction. Thus, the issuance at the time of the merger (net of a small number of shares that were redeemed) increased the total number of shares of Class A Common Stock the Company had outstanding from 78,000,000 to 164,948,923 shares. Following the closing of the merger, the Company issued another 50,171,320 shares prior to amending the Certificate of Incorporation in 2022 to further increase the number of authorized shares, resulting in a potential overissue of 115,120,243 shares. The Company’s Class A Common Stock trades on the NASDAQ.

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4.               On or about March 24, 2022, eighteen months after the 2020 Class A Increase Amendment was filed with the Delaware Secretary of State and became effective, the Company received a demand letter from three purported stockholders of the Company (Exhibit D, “Letter”), challenging whether the 2020 Class A Increase Amendment was validly approved in accordance with Delaware law. The Letter asserted that the 2020 Voting Standard was incorrect under the terms of the Old Certificate of Incorporation and Section 242(b)(2) of the General Corporation Law of the State of Delaware (“DGCL”). Section 242(b)(2) provides in relevant part:

The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . . . .

Section 242(b)(2) thus provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a so-called “Section 242(b)(2) opt-out” provision. The Letter asserted that the Class A Common Stock was a separate class of stock, and therefore, since the certificate of incorporation did not contain a Section 242(b)(2) opt out provision, that the 2020 Class A Increase Amendment required approval by the holders of a majority of the outstanding shares of Class A Common Stock voting as a single class, that the 2020 Class A Increase Amendment did not receive such approval, and that the 2020 Class A Increase Amendment was therefore unauthorized.

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5.               On April 1, 2022, the Company filed a Form 8-K with the United States Securities and Exchange Commission indicating receipt of the Letter, its allegations, that the Company’s Board of Directors (“Board”) had reviewed the Letter and that, in reliance on the advice of several law firms, including a legal opinion of Delaware counsel (Exhibit E, the “Opinion”), had determined that the assertions regarding Section 242(b) were incorrect and that a separate class vote of the Class A Common Stock was not required in order to approve the 2020 Class A Increase Amendment.

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6.               The Opinion notes that several bases support the conclusion that no separate vote of the Class A Common Stock was required for the 2020 Class A Increase Amendment. First, the Old Certificate of Incorporation provides that the Company “is authorized to issue 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the ‘Common Stock’), including (i) 100,000,000 shares of Class A Common Stock (the ‘Class A Common Stock’) and (ii) 10,000,000 shares of Class B Common Stock (the ‘Class B Common Stock’), and (b) 1,000,000 shares of preferred stock (the ‘Preferred Stock’).” Old Certificate of Incorporation Art. IV, § 4.1. The Opinion flags this “(a)-(b)” segmentation structure and notes that the Old Certificate of Incorporation’s use of the word “including,” together with the fact that 100,000,000 and 10,000,000 sum to 110,000,000, demonstrate that the Class A Common Stock and Class B Common Stock were two subtypes within the broader category of Common Stock. Second, the Opinion notes the Old Certificate of Incorporation’s repeated reference to “series of Common Stock” and “series of Preferred Stock” as indicating that the Company had two classes of stock – Common Stock and Preferred Stock, and that the Class A Common Stock and the Class B Common Stock were series of the class of Common Stock. Old Certificate of Incorporation Art. IV, §§ 4.2, 4.3(iii), 4.3(c), 4.3(d). Third, the Opinion also notes that the Delaware Division of Corporations’ records indicated it interpreted the language used in Article IV Section 4.1 as having created two authorized “stock classes” of capital stock denoted “Common” and “Preferred,” not three classes of Class A Common Stock, Class B Common Stock, and Preferred Stock. The Opinion also notes that where the certificate of incorporation, read as a whole, makes clear that shares have been divided into a class, and a class has been divided into series—as is the case with the Class A Common Stock and Class B Common Stock being clearly designated in the Old Certificate of Incorporation as “series” of a single class of Common Stock—the naming convention, including the use of the term “class” to designate a specific series of stock within a class, will not override the substantive terms of the certificate of incorporation.

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7.               On December 27, 2022, this Court issued an opinion in Garfield v. Boxed, Inc., that calls into question the validity of the 2020 Class A Increase Amendment. Like this case, the defendant company in Boxed, Inc. had sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Class A common stock in connection with a de-SPAC transaction. 2022 WL 17959766, at *1 (Del. Ch. Dec. 27, 2022). Before the stockholder vote, the plaintiff wrote a letter to the company board asserting the proposed voting structure for the amendment violated the Class A common stockholders’ voting rights under Section 242(b). Id. The company amended its merger agreement and supplemented its proxy statement to require the separate vote of the holders of its Class A common stock for approval of the amendment. Id. The plaintiff filed an action in this Court seeking attorneys’ fees and expenses for the benefits he allegedly conferred on the company and its stockholders by facilitating this change. Id. In determining whether the plaintiff had conferred a corporate benefit worthy of fees and expenses, the Court considered whether the plaintiff’s demand was meritorious – i.e., whether a combined vote of both Class A and Class B common stock would have violated Section 242(b)(2). Id. at *4. The Court’s analysis hinged on whether the certificate of incorporation authorized Class A and Class B as two classes of common stock, or as series within a single class. Id. at *6. Noting that the certificate of incorporation only used the word “class” and not “series” to describe the authorized common shares, id. at *7, the Court interpreted the certificate of incorporation as designating the Class A and Class B as each being a class of common stock, not a series, id. at *9. The Court further observed that Section 102(a)(4) prescribes that a corporation’s certificate of incorporation set forth the number of shares of all classes and of each class and whether the shares are par or no-par, whereas no such preemptive recitation is required for series. Id. at *8. Because the certificate of incorporation listed the number of shares of Class A common stock, the number of shares of Class B common stock, and the number of shares of preferred stock, and set forth the par value of the shares in each, the Court read the certificate of incorporation as authorizing three classes of stock in compliance with Section 102(a)(4). Id. at *9. Further, the certificate of incorporation’s section on preferred stock vested the board with authority to provide for “one or more series of Preferred Stock” and to establish “the number of shares to be included in each such series” by resolution, complying with Section 102(a)(4)’s prescription for granting board authority to fix the number and terms of series of stock that are not provided in the certificate of incorporation by resolution. Id. See also 8 Del. C. § 151(g). The certificate of incorporation did not include any such provision fixing, or granting the board authority to fix, a series of common stock. Id. The Court thus held, in the context of a fee application, that the plaintiff’s claim that Section 242(b)(2) required a separate Class A vote for the amendment was meritorious when filed. Id.

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8.               Like the certificate of incorporation in Boxed, Inc., (i) the Old Certificate of Incorporation refers to the authorized common shares as classes, (ii) Section 4.1 of the Old Certificate of Incorporation sets forth the number of shares and par value of Class A Common Stock, Class B Common Stock, and Preferred Stock, and (iii) Section 4.2 of the Old Certificate of Incorporation vests the Board with authority to provide for “one or more series of Preferred Stock” and establish “the number of shares to be included in each such series” by resolution, whereas no such prescription exists for Common Stock. While the Court’s merits discussion in Boxed, Inc. is not a final ruling on the merits and petitioner believes that the conclusion in Boxed, Inc. that the Class A Common Stock was a separate class and not a series of the class of Common Stock is incorrect, the decision suggests that the Court would view the Company’s Class A Common Stock as a separate class of capital stock. Under that view, the 2020 Class A Increase Amendment required a separate vote of the Class A Common Stock, which was not received.

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9.               As a result of Boxed, Inc., the validity of shares of Common Stock issued, or to be issued, in reliance on the 2020 Class A Increase Amendment has become and will remain uncertain absent relief from this Court, and the Company is unable to identify which of its outstanding shares of Class A Common Stock are subject to this uncertainty.

10.             The Company therefore brings this action pursuant to 8 Del. C. § 205, seeking this Court’s assistance in validating the 2020 Class A Increase Amendment and the shares of Class A Common Stock issued pursuant thereto.

FACTUAL ALLEGATIONS

11.             The Company is a Delaware corporation originally formed as a SPAC under the name DiamondPeak Holdings Corp. on November 13, 2018. Following the Company’s de-SPAC acquisition of Lordstown EV Corporation on October 23, 2020, the Company, now named Lordstown Motors Corp., designs and develops electric vehicles.

The Proxy Statement

12.             On October 8, 2020, the Company filed the 2020 Proxy identifying six proposals to be voted on at the Special Meeting, including Proposal No. 2: to increase the number of authorized shares under the Old Certificate of Incorporation, including those contemplated by the 2020 Class A Increase Amendment.

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13.             The purpose of the increase in the number of authorized shares was:

to provide adequate authorized share capital to (i) accommodate (a) the issuance of 50,000,000 shares of Class A common stock concurrent with the closing the issuance to the PIPE Investors in the PIPE Investment, (b) the issuance in the aggregate of 78,867,856 shares of Class A common stock to Lordstown Stockholders and, upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (c) the issuance of a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) the issuance of up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof and I the potential issuance of a number of Class A common stock upon the future conversion of outstanding private placement warrants, public warrants and the BGL Warrants into shares of our Class A common stock and (ii) to provide flexibility for future issuances of capital stock if determined by DiamondPeak’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Ex. B at 126.

The Special Meeting

14.             There were 35 million shares of common stock outstanding and entitled to vote at the Special Meeting, consisting of 28 million shares of Class A Common Stock outstanding and 7 million shares of Class B Common Stock outstanding. Id. at 25. As disclosed in the Company’s October 22, 2020 Form 8-K, the 2020 Class A Increase Amendment received the affirmative vote of 18,292,011 shares, a majority of the 35 million shares entitled to vote, and the Company believed the 2020 Class A Increase Amendment had received the requisite stockholder vote and been approved. The Letter, however, contended that because only 11,292,011 shares of Class A Common Stock voted in favor of the 2020 Class A Increase Amendment, the requisite vote for the 2020 Class A Increase Amendment had not been obtained because it had not been separately approved by the holders of a majority of the then outstanding shares of Class A Common Stock. Ex. D at 6.

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15.             Following the Special Meeting, the Company and the Board treated the approval of the 2020 Class A Increase Amendment as valid, as evidenced by the Company’s subsequent public disclosures. As disclosed in its July 7, 2022 special meeting proxy statement (the “July 2022 Proxy”), by June 30, 2022, the Company had issued 205,871,561 shares of Common Stock and had reserved over 43,000,000 further shares for issuance. On August 18, 2022, the Company disclosed in its August 18, 2022 Form 8-K that stockholders had approved an amendment to the Certificate of Incorporation to increase further the number of authorized shares of Class A common stock by 150,000,000. The Board had recommended the further increase in the authorized number of shares of Common Stock to:

facilitate issuing shares in the event that the Board determines that it is necessary or appropriate to (i) provide financial flexibility to raise additional capital through the sale of equity securities, convertible securities or other equity linked securities, (ii) enter into strategic business transactions, (iii) provide equity incentives to directors, officers and employees pursuant to equity compensation plans or (iv) other corporate purposes.

July 2022 Proxy at 5.

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Harm to the Company

16.             The uncertainty regarding the Company’s capital structure and the validity of its stock created by the Boxed, Inc. decision is causing (and will continue to cause) the Company harm. The Company proposed the 2020 Class A Increase Amendment in anticipation of issuing additional shares of Class A Common Stock, and the Company has indeed issued more shares than authorized under the Old Certificate of Incorporation. The Company anticipated requiring a further increase in the authorized number of shares per the July 2022 Proxy.

17.             Without prompt relief from this Court validating the 2020 Class A Increase Amendment, the Company faces the risk of immediate and significant harm due to the uncertainty caused by Boxed, Inc. as to the validity of the shares of Common Stock issued, or to be issued, in reliance on the 2020 Class A Increase Amendment. The uncertainty as to the validity of the Company’s outstanding shares will potentially cause market disruption, disrupt the Company’s commercial relationships, result in claims from holders of such shares, and lead to consequent loss of value for the Company’s stockholders and loss of eligibility to remain listed on the NASDAQ. Moreover, the Company cannot determine with certainty which stockholders hold putative stock and which stockholders hold valid stock, creating uncertainty as to past and future voting results.

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18.             The uncertainty also threatens to jeopardize the Company’s current and potential financing arrangements and operational matters. The Company has equity financing transactions pending with a key business partner, and as a condition to closing, will need to certify the number of shares it currently has outstanding and authorized for issuance, as well as the validity of the shares to be sold in such financings. These financing arrangements were established as a critical step to develop a broad strategic partnership that leverages the capabilities of both companies. Without this funding and the related development plan and milestones to be established between the parties as a further condition to portions of the funding, the Company’s operations, future vehicle development plans and prospects will suffer. The Company also recently entered into an at-the-market (“ATM”) financing arrangement with a sales agent, which is also subject to closing conditions including the accuracy of the Company’s representations on capitalization. The financing transactions with the key business partner and pursuant to the ATM facility are critical to the Company’s liquidity position, and the inability of the Company to access this additional funding over the next several months would lead to significant financial distress. In addition, even if these transactions are completed, the Company needs to raise substantial additional capital to execute its business plan, achieve its production targets, develop additional vehicles, continue ongoing operations and remain a going concern. The uncertainty regarding the validity of the Company’s stock would likely prevent the Company from raising additional capital through other sales of securities and continuing as a going concern. The Company also relies, particularly given its lack of sufficient funding, on using its available shares for compensating its employees, directors and officers with stock-based compensation as contemplated in the July 2022 Proxy. The Company also has an upcoming annual meeting and needs to know how many shares it has outstanding and which can vote, otherwise its stockholders may be disenfranchised by this uncertainty.

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19.             The 2020 Class A Increase Amendment was approved with the good faith belief that it was being consummated in accordance with Delaware law and the Old Certificate of Incorporation. Upon receiving the Letter, the Company promptly investigated its allegations and acted in reliance upon advice from several law firms, including the Opinion. None of the current pending litigation against the Company has raised this issue and, based on the advice of counsel, the Company believed the 2020 Class A Increase Amendment to have been validly adopted until this Court’s decision in Boxed, Inc. suggested this Court may have a different view of that issue.

20.             Furthermore, the Company is unable to ratify the 2020 Class A Increase Amendment on a timely basis pursuant to Section 204 because any such ratification would require a vote of the holders of the Company’s valid stock under Section 204(d) and Article Seven of the Certificate of Incorporation prohibits such ratification by written consent in lieu of a meeting of stockholders. It is also unclear which stockholders would be able to vote on such a ratification. It has been over two years since the vote on the 2020 Class A Increase Amendment and the Class A Common Stock has been actively traded on the NASDAQ since that date. Thus, the Company has no practicable ability to effectively trace the shares that were issued prior to the 2020 Class A Increase Amendment. Further, since the Company went from 78,000,000 to over 164,000,000 outstanding shares at the instant of the de-SPAC merger on October 23, 2020, even the 100,000,000 shares of Class A Common Stock authorized under the Original Charter could not be fully identified because a large portion of such shares were issued simultaneously with the shares in question under the 2020 Class A Increase Amendment. As a result, even if the original 78,000,000 outstanding shares could conceivably be traced, that would leave approximately 67% of the Company’s purported shares outstanding as unable to vote on the ratification or at the upcoming annual meeting.

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21.             The Company respectfully seeks this Court’s assistance to validate the 2020 Class A Increase Amendment and the resulting increase in the number of authorized shares of Common Stock, to prevent immediate and significant harm to the Company, its prospects and its stockholders.

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COUNT ONE

(Validation of Corporate Act Under 8 Del. C. § 205)

22.             The Company repeats and reiterates the allegations above as if fully set forth herein.

23.             The Company is authorized to bring this petition under 8 Del. C. § 205(a).

24.             Under 8 Del. C. § 205(a), this Court may determine the validity and effectiveness of any defective corporate act and any putative stock. A defective corporate act includes any act or transaction purportedly taken by or on behalf of the corporation that is within the power of a corporation but is void or voidable due to a failure of authorization. A failure of authorization includes, among other things, the failure to authorize or effect an act or transaction in compliance with “(A) the provisions of [the DGCL], (B) the certificate of incorporation or bylaws of the corporation ... if and to the extent such failure would render such act or transaction void or voidable.” 8 Del. C. § 204(h)(2).

25.             The Company filed and effectuated the 2020 Class A Increase Amendment with the good faith belief that the 2020 Class A Increase Amendment was adopted in compliance with Delaware law.

26.             The Company has treated the 2020 Class A Increase Amendment as valid and treated all acts in reliance on the 2020 Class A Increase Amendment as valid.

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27.             The Company issued 115,120,243 shares of Class A Common Stock in reliance on the effectiveness of the 2020 Class A Increase Amendment, and has reflected those shares as issued and outstanding in all of its SEC filings, financial statements and third party agreements requiring it to indicate the number of authorized shares of Class A Common Stock since the time they were issued.

28.             Third parties, including financing sources, key business partners, stockholders, employees and directors, have relied on the validity of the 2020 Class A Increase Amendment and treated all acts in reliance on the 2020 Class A Increase Amendment as valid.

29.             On information and belief, no persons would be harmed by the validation of the 2020 Class A Increase Amendment. The results of the Special Meeting and the filing of the 2020 Class A Increase Amendment thereafter were all disclosed publicly, and actions have been taken in reliance thereon.

30.             As previously noted, the Company, its prospects and its stockholders may be irreparably and significantly harmed absent relief from this Court.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter an order as follows:

A.           Validating and declaring effective the 2020 Class A Increase Amendment, including the filing and effectiveness thereof;

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B.            Validating and declaring effective the 115,120,243 shares of Class A Common Stock issued in reliance on the effectiveness of the 2020 Class A Increase Amendment; and

C.            Granting such other and further relief as this Court deems proper.

/s/ Raymond J. DiCamillo
Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
Alexander M. Krischik (#6233)
Edmond S. Kim (#6835)
Nicholas F. Mastria (#7085)
Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Dated: January 26, 2023	Attorneys for Petitioner Lordstown Motors Corp.

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EFiled: Jan 26 2023 07:30AM EST Transaction ID 68971805 Case No. 2023-0083-

VERIFICATION

State of Ohio	)
) SS.
County of Cuyahoga	)

I, Melissa Leonard, Executive Vice President, General Counsel and Secretary of Lordstown Motors Corp. (“Lordstown”), have been authorized by Petitioner Lordstown to make this verification on its behalf. I hereby verify that I have read the foregoing Verified Petition for Relief Pursuant to 8 Del. C. § 205 and that the facts recited therein are true and correct insofar as they concern the acts and deeds of Lordstown, and are believed by me to be true insofar as they concern the acts and deeds of any other person or entity.

I declare under penalty of perjury under the laws of Delaware that the foregoing is true and correct.

Executed on the 24th day of January, 2023.

/s/ Melissa Leonard
Melissa Leonard

SWORN AND SUBSCRIBED before me

this 24th day of January, 2023

/s/ Sheila Ann Maio

Notary Public

My commission expires:	SHEILA ANN MAIO
Notary Public
State of Ohio
My Comm. Expires
October 28, 2025

EFiled: Jan 26 2023 07:30AM EST Transaction ID 68971805 Case No. 2023-0083-

Exhibit A

Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIAMONDPEAK HOLDINGS CORP.

February 27, 2019

DiamondPeak Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “DiamondPeak Holdings Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2018 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is DiamondPeak Holdings Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

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Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

●	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

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●	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by a Chairman of the Board, a Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on January 18, 2019, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation does not complete the initial Business Combination within 24 months from the closing of the Offering or (b) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are DiamondPeak Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement upon consummation of the Corporation’s initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

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(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

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(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem (i) 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8 Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

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ARTICLE X
CORPORATE OPPORTUNITY

 Prior to the consummation of the Corporation’s initial Business Combination, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, prior to the consummation of the Corporation’s initial Business Combination, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, DiamondPeak Holdings Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DiamondPeak Holdings Corp.

By:	/s/ David T. Hamamoto
Name:	David T. Hamamoto
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Exhibit B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

DiamondPeak Holdings Corp.

(Name of Registrant as Specified in its Charter)
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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
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(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
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(5)
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(1)
Our estimate of the transaction value is based on the following estimated values: 75,918,054 shares of Class A common stock to be issued to Lordstown Stockholders and 2,949,802 shares of Class A common stock reserved for issuance upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, 3,235,500 shares of Class A common stock to be issued to the Convertible Promissory Noteholders, up to 764,550 shares of Class A common stock which may be issued in respect of additional Convertible Promissory Notes which may be issued prior to the closing (and which will be reflected throughout if they are so issued) and 1,649,180 shares issuable upon the exercise of the BGL Warrants.

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
THE 2020 ANNUAL MEETING OF STOCKHOLDERS
OF DIAMONDPEAK HOLDINGS CORP.
October 8, 2020
Dear Stockholders of DiamondPeak Holdings Corp.:
You are cordially invited to attend a special meeting in lieu of the 2020 annual meeting (the “special meeting”) of stockholders of DiamondPeak Holdings Corp. (“DiamondPeak,” “we,” “our” or “us”). At the special meeting, DiamondPeak stockholders will be asked to consider and vote on proposals to:
(1)
approve and adopt the Agreement and Plan of Merger, dated as of August 1, 2020 (as the same may be amended from time to time, the “Merger Agreement”), by and among DiamondPeak, DPL Merger Sub Corp. (“Merger Sub”), and Lordstown Motors Corp. (“Lordstown”), pursuant to which Merger Sub will merge with and into Lordstown (the “Merger”), with Lordstown surviving the Merger as a wholly-owned subsidiary of DiamondPeak, and approve the Merger and other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”);

(2)
approve and adopt amendments to DiamondPeak’s amended and restated certificate of incorporation (the “Charter”) to be effective upon the consummation of the Business Combination (the “closing” and such proposal, the “Charter Proposal”), which will include amendments to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (the “Class A common stock”) and 10,000,000 shares of Class B common stock (the “Class B common stock”), and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”

(3)
approve, in connection with the Business Combination, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (b) up to 50,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing (the ‘‘PIPE Investment’’), (c) a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter, (d) up to 4,000,000 shares of Class A common stock upon the conversion of certain convertible promissory notes of Lordstown in accordance with the terms thereof, and (e) certain redeemable warrants to Brown, Gibbons, Lang & Company Securities, Inc. (“BGL”) entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment (such proposal, the “Nasdaq Proposal”);

(4)
elect, effective at the closing, nine directors to serve staggered terms on our board of directors as Class I, Class II and Class III directors, respectively (such proposal, the “Director Election Proposal”);

(5)
approve and adopt the 2020 Equity Incentive Plan and the material terms thereunder, (the “2020 Incentive Plan Proposal”); and

(6)
approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter

Proposal, the Nasdaq Proposal, the Director Election Proposal or the 2020 Incentive Plan Proposal (such proposal, the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the 2020 Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).
Each of the Proposals is more fully described in the accompanying proxy statement, which each DiamondPeak stockholder is encouraged to review carefully.
DiamondPeak’s Class A common stock and warrants, which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on Nasdaq under the symbols “DPHC” and “DPHCW”, respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant, and are listed on Nasdaq under the symbol “DPHCU.” The units will automatically separate into the component securities upon the closing and, as a result, will no longer trade as a separate security. Upon the closing, we intend to change our name from “DiamondPeak Holdings Corp.” to “Lordstown Motors Corp.” and our Class A common stock and warrants will be listed following the closing under the symbols “RIDE” and “RIDEW”, respectively. We intend to apply to continue the listing of our Class A common stock and warrants on Nasdaq following the closing.
Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on March 4, 2019 (the “Initial Public Offering”) as well as in the subsequent sale of additional units in connection with the underwriters’ election to partially exercise their over-allotment option on March 18, 2019 (such shares, collectively, the “public shares,” and holders of public shares, the “public stockholders”), with the opportunity to redeem, upon the closing, all or a portion of the shares of Class A common stock then held by them, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit (as of two business days prior to the closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) from the Initial Public Offering, the partial exercise of the over-allotment option and a concurrent private placement of warrants to our sponsor, DiamondPeak Sponsor LLC (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “anchor investor”), divided by (ii) the number of then-outstanding public shares, subject to the limitations described herein (the “pro rata portion”). The per share amount we will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. As of June 30, 2020, the number of DiamondPeak’s outstanding public shares is 28,000,000. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $284.3 million, the estimated per share redemption price would have been approximately $10.15. Public stockholders may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash in connection with the completion of the Business Combination. Holders of DiamondPeak’s outstanding warrants sold in the Initial Public Offering (including the warrants sold as part of the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights in connection with the Business Combination.
The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own (i) 1,000,000 outstanding shares of Class A common stock and (ii) 6,187,500 outstanding shares of Class B common stock, representing, in the aggregate, approximately 20.5% of DiamondPeak’s outstanding shares of capital stock. The Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal, and the Sponsor, our directors and officers have informed DiamondPeak that they intend to vote any shares of Class A common stock and Class B common stock owned by them in favor of all other Proposals.

DiamondPeak is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements thereof. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy card without delay.
We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 38 of this proxy statement.
DiamondPeak’s board of directors recommends that DiamondPeak stockholders vote FOR each of the Proposals. When you consider the recommendation of our board of directors in favor of each of the Proposals, you should keep in mind that certain of DiamondPeak’s directors and officers have interests in the Business Combination that may be different than, or in addition to, or conflict with, your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.
Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Election of Directors Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote virtually, you may withdraw your proxy and vote virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE DIAMONDPEAK REDEEM YOUR SHARES AT A PER SHARE PRICE, PAYABLE IN CASH, EQUAL TO (I) THE AGGREGATE AMOUNT THEN ON DEPOSIT (AS OF TWO BUSINESS DAYS PRIOR TO THE CLOSING) IN THE TRUST ACCOUNT, DIVIDED BY (II) THE NUMBER OF THEN-OUTSTANDING PUBLIC SHARES, SUBJECT TO THE LIMITATIONS DESCRIBED HEREIN, AND YOU MUST TENDER YOUR SHARES TO DIAMONDPEAK’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Thank you for your consideration of these matters.
Sincerely,
David Hamamoto
Chairman and Chief Executive Officer
DiamondPeak Holdings Corp.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting of DiamondPeak stockholders, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares to have your shares represented at the special meeting or, if you wish to attend the special meeting of DiamondPeak stockholders and vote virtually, you must obtain a proxy from your broker or bank.
Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.
This proxy statement is dated October 8, 2020 and is first being mailed to DiamondPeak stockholders on or about October 8, 2020.

DIAMONDPEAK HOLDINGS CORP.
40 W 57th Street, 29th Floor
New York, New York 10019
NOTICE OF SPECIAL MEETING IN LIEU OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
OF DIAMONDPEAK HOLDINGS CORP.
To Be Held On October 22, 2020
To the Stockholders of DiamondPeak Holdings Corp.:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting (the “special meeting”) of stockholders of DiamondPeak Holdings Corp. (“DiamondPeak,” “we,” “our” or “us”) will be held at 10:00 a.m., Eastern time, on October 22, 2020, at https://web.lumiagm.com/288571647 for the following purposes:
1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 1, 2020 (as the same may be amended from time to time, the “Merger Agreement”), by and among DiamondPeak, DPL Merger Sub Corp. (“Merger Sub”) and Lordstown Motors Corp. (“Lordstown”), pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the merger as a wholly-owned subsidiary of DiamondPeak, and approve the merger and other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”);

2.
The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to DiamondPeak’s amended and restated certificate of incorporation (the “Charter”) to be effective upon the consummation of the Business Combination (the “closing” and such proposal, the “Charter Proposal”), which will include amendments to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (the “Class A common stock”) and 10,000,000 shares of Class B common stock (the “Class B common stock”), and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (1) 300,000,000 shares of Class A common stock and (2) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt the other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”

3.
The Nasdaq Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (b) up to 50,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing (the ‘‘PIPE Investment’’), (c) a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) up to 4,000,000 shares of Class A common stock upon the conversion of certain convertible promissory notes of Lordstown accordance with the terms thereof, and (e) certain redeemable warrants to Brown, Gibbons, Lang & Company Securities, Inc. (“BGL”) entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment (such proposal, the “Nasdaq Proposal”);

4.
The Director Election Proposal — To consider and vote upon a proposal to elect, effective at the closing, nine directors to serve staggered terms on our board of directors as Class I, Class II and Class III directors, respectively (such proposal, the “Director Election Proposal”);

5.
The 2020 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2020 Equity Incentive Plan and the material terms thereunder (the “2020 Incentive Plan Proposal”); and

6.
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal or the 2020 Incentive Plan Proposal (such proposal, the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the 2020 Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

Only holders of record of DiamondPeak’s Class A common stock and Class B common stock at the close of business on September 21, 2020 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of DiamondPeak’s stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at DiamondPeak’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Whether or not you plan to attend the special meeting, we urge you to read the proxy statement carefully.
Unless waived by the parties pursuant to the Merger Agreement, the closing is conditioned upon the approval of each of the Proposals, except the 2020 Incentive Plan Proposal.
Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Election of Directors Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on March 4, 2019 (the “Initial Public Offering”) as well as in the subsequent sale of additional units in connection with the underwriters’ election to partially exercise their over-allotment option on March 18, 2019 (such shares, collectively, the “public shares,” and holders of public shares, the “public stockholders”), with the opportunity to redeem, upon the closing, all or a portion of the shares of Class A common stock then held by them, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit (as of two business days prior to the closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) from the Initial Public Offering, the partial exercise of the over-allotment option and a concurrent private placement of warrants to our sponsor, DiamondPeak Sponsor LLC (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “anchor investor”), divided by (ii) the number of then-outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. As of June 30, 2020, the number of DiamondPeak’s outstanding public shares is 28,000,000. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $284.3 million, the estimated per share redemption price would have been approximately $10.15. Public stockholders may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash in connection with the completion of the Business Combination. Holders of DiamondPeak’s outstanding warrants sold in the Initial Public Offering (including the warrants sold as part of the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights in connection with the Business Combination.
The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own (i) 1,000,000 outstanding shares of Class A common stock and (ii) 6,187,500 outstanding shares of the Class B common stock, representing, in the aggregate, approximately 20.5% of DiamondPeak’s outstanding shares of capital stock. The Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal, and the Sponsor, our directors and officers have informed DiamondPeak that they intend to vote any shares of Class A common stock and Class B common stock owned by them in favor of all other Proposals.
The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:
If you have any questions or need assistance voting your shares, please call our proxy solicitor, Mackenzie Partners, toll free at (800) 322-2885; banks and brokers call collect at (212) 929-5500.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,
David Hamamoto
Chairman and Chief Executive Officer
October 8, 2020
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on October 22, 2020: This notice of meeting and the related proxy statement will be available at http://www.diamondpeakspac.com.

i

CERTAIN DEFINED TERMS
Unless otherwise stated, or the context otherwise requires, in this proxy statement:
•
“anchor investor” means certain funds and accounts managed by subsidiaries of BlackRock, Inc.;

•
“BGL” means Brown, Gibbons, Lang & Company Securities, Inc.;

•
“BGL Warrants” means the redeemable warrants to be issued to BGL on the closing, entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment;

•
“Business Combination” means the transactions contemplated by the Merger Agreement;

•
“Charter” means our Amended and Restated Certificate of Incorporation, as in effect prior to the closing;

•
“Class A common stock” means the Class A common stock, par value $0.0001 per share, of DiamondPeak;

•
“Class B common stock” means the Class B common stock, par value $0.0001 per share, of DiamondPeak;

•
“closing” means the consummation of the Business Combination;

•
“closing date” means the date on which the closing occurs;

•
“common stock” means, prior to the closing, Class A common stock and Class B common stock, collectively, and following the closing, Class A common stock;

•
“Convertible Promissory Notes” means the notes issued by Lordstown on August 10, 2020, September 9, 2020, and September 18, 2020 evidencing indebtedness of $32.4 million in the aggregate and the notes which may be issued by Lordstown prior to the closing evidencing indebtedness of an additional $7.6 million in the aggregate;

•
“DGCL” means the General Corporation Law of the State of Delaware;

•
“DiamondPeak,” the “Company,” “we,” “our” or “us” means DiamondPeak Holdings Corp., which will be renamed “Lordstown Motors Corp.” in connection with the closing; references in this proxy statement to the “Company,” “we,” “our” or “us” as it relates to matters following the closing means the combined company of DiamondPeak Holdings Corp. and Lordstown;

•
“DiamondPeak Stockholder Approval” means the approval by the holders of common stock at the special meeting of the Business Combination Proposal, the Charter Proposal, the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal.

•
“Dechomai Asset Trust” means Dechomai Asset Trust, a Nevada not-for-profit trust formed in 2007 and as subsequently amended and restated;

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•
“founder shares” means shares of our Class B common stock initially purchased by our Sponsor and our anchor investor in a private placement prior to our Initial Public Offering, and the shares of our Class A common stock issued upon the conversion thereof as described herein;

•
“GAAP” means U.S. generally accepted accounting principles, consistently applied;

•
“GM” means GM EV Holdings LLC, General Motors LLC and their respective affiliates, as applicable;

•
“initial business combination” means our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•
“Initial Public Offering” means our initial public offering of units, which closed on March 4, 2019;

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“Lordstown” means Lordstown Motors Corp, a Delaware corporation;

•
“Lordstown Common Stock” means the common stock of Lordstown, par value $0.0001 per share;

•
“Lordstown Endurance,” “The Endurance,” or “Endurance” means the Lordstown Endurance pickup truck;

•
“Lordstown Stockholders” means the holders of Lordstown Common Stock;

•
“Lordstown Option” means an option to purchase shares of Lordstown Common Stock;

•
“Lordstown Vested Options” means outstanding Lordstown Options which are vest on or before January 1, 2021;

•
“management” or our “management team” means officers and directors of DiamondPeak;

•
“Merger Agreement” means the Merger Agreement, dated as of August 1, 2020, by and among DiamondPeak, Merger Sub and Lordstown as may be amended from time to time;

•
“Merger Sub” means DPL Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of DiamondPeak;

•
“Nasdaq” means the Nasdaq Capital Market;

•
“Nasdaq Listing Rules” means the Listing Rules adopted by the Nasdaq Stock Market LLC, as the same may be amended from time to time;

•
“private placement warrants” means the warrants issued to our Sponsor and our anchor investor in a private placement simultaneously with the closing of our Initial Public Offering;

•
“Proposed Charter” means the proposed amended and restated certificate of incorporation of DiamondPeak, a form of which is attached hereto as Annex E, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the occurrence of the closing;

•
“public shares” means shares of our Class A common stock sold as part of the units in our Initial Public Offering (whether they were purchased in such offering or thereafter in the open market, and including the shares included as part of the additional units sold in connection with the underwriters’ election to partially exercise their over-allotment option);

•
“public stockholders” means the holders of our public shares;

•
“public warrants” means our redeemable warrants sold as part of the units in our Initial Public Offering (whether they were purchased in our initial public offering or thereafter in the open market) and any private placement warrants or warrants issued upon conversion of working capital loans in each case that are sold to third parties that are not initial purchasers or executive officers or directors (or permitted transferees) following the consummation of our initial business combination;

•
“Registration Rights and Lockup Agreement” means the Registration Rights and Lockup Agreement, dated August 1, 2020, to be effective as of the closing, by and among DiamondPeak, our Sponsor, anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL;

•
“SEC” means the U.S. Securities and Exchange Commission;

•
“Securities Act” means the U.S. Securities Act of 1933, as amended;

•
“Silverpeak” means, unless the context requires otherwise, the broader Silverpeak platform of entities, which includes SP SPAC Sponsor LLC, Silverpeak Real Estate Partners L.P., Silverpeak Strategic Partners LLC, Silverpeak Credit Partners LP, Silverpeak Renewables Investment Partners LP and certain other entities affiliated or otherwise associated with the above-named entities; Principals of Silverpeak include Kaushik Amin, Brett Bossung and Mark A. Walsh;

•
“Sponsor” means DiamondPeak Sponsor LLC, a Delaware limited liability company; DHP SPAC Sponsor LLC, a Delaware limited liability company affiliated with David T. Hamamoto, our Chief Executive Officer and Chairman, and SP SPAC Sponsor LLC, a Delaware limited liability company affiliated with Silverpeak and one of our directors, Mark A. Walsh, are the managing members of our Sponsor;

•
“Subscription Agreements” means collectively the Subscription Agreements, each dated as of August 1, 2020, by and between DiamondPeak and each individual PIPE Investor;

•
“Support Agreements” means the Support Agreements, each dated August 1, 2020 by and between DiamondPeak and certain Lordstown Stockholders;

•
“Transactions” means the transactions contemplated by the Merger Agreement and the other Transaction Documents;

•
“Transaction Documents” means the Merger Agreement, the Support Agreements, the Registration Rights and Lockup Agreement and the Subscription Agreements;

•
“Trust Account” means the trust account that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) from DiamondPeak’s Initial Public Offering, the partial exercise of the over-allotment option and a concurrent private placement of warrants to the Sponsor and our anchor investor;

•
“units” means our units sold in our Initial Public Offering (including the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), each of which consists of one share of Class A common stock and one-third of one public warrant; and

•
“Workhorse Group” means Workhorse Group Inc.

Unless otherwise specified, the equity interests of our stockholders set forth in this proxy statement assume the following:
•
no public stockholders elect to have their public shares redeemed;

•
at the closing, Lordstown Stockholders receive 75,918,054 shares of our Class A common Stock and the Lordstown Vested Options convert into options to receive 2,949,802 shares of our Class A common Stock;

•
no significant amount of cash consideration will be paid by DiamondPeak to Lordstown Stockholders and that, at the closing, all or substantially all of the Lordstown Common Stock will be exchanged for shares of Class A common stock pursuant to the Merger Agreement;

•
the transactions contemplated by each of the Subscription Agreements are consummated concurrently with the closing and the PIPE Investors purchase 50,000,000 shares of Class A common stock, in the aggregate;

•
at the closing, the Convertible Promissory Notes are converted into up to 4,000,000 shares of Class A common stock in the aggregate;

•
none of DiamondPeak’s existing stockholders or the parties to the Merger Agreement or Subscription Agreements, who will become stockholders of DiamondPeak at the closing, purchase shares of Class A common stock in the open market; and

•
there are no other issuances of equity interests of DiamondPeak prior to or in connection with the closing.

Further, unless otherwise specified the equity interests of DiamondPeak stockholders set forth in this proxy statement do not take into account the private placement warrants, public warrants, the BGL Warrants or the options to purchase certain shares of DiamondPeak’s Class A common stock converted from Lordstown Options pursuant to the Merger Agreement, which will remain outstanding following the Business Combination and may be exercised at a later date.
In accordance with our Charter, the Sponsor provided written consent to DiamondPeak that the shares of Class B common stock will automatically convert into shares of Class A common stock at the closing on a one-for-one basis, resulting in the issuance of 7,000,000 shares of Class A common stock in the aggregate, and not converted into a greater number of shares of Class A common stock with respect to the issuance of additional shares of Class A common stock or equity-linked securities related to the closing.
Certain sections in this proxy statement refer to a maximum redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that 27,000,000 shares of Class A common stock are redeemed in connection with the closing, resulting in an aggregate payment of approximately $274.2 million from the Trust Account. For more information, see the sections entitled “Unaudited Pro

Forma Condensed Consolidated Combined Financial Information of DiamondPeak” and “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement.”
This proxy statement contains registered and unregistered trademarks and service marks of Lordstown, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in any way, that Lordstown will not assert, to the fullest extent under applicable law, its rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this proxy statement are the property of their respective holders.

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR DIAMONDPEAK STOCKHOLDERS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting in lieu of the 2020 annual meeting (the “special meeting”) of stockholders of DiamondPeak, including the proposed business combination. The following questions and answers do not include all the information that is important to DiamondPeak stockholders. We urge DiamondPeak stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement?

A:
DiamondPeak stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Merger Agreement, dated as of August 1, 2020, by and among DiamondPeak, Merger Sub and Lordstown, pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the merger as a wholly-owned subsidiary of DiamondPeak, and approve the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote and actually cast thereon at the special meeting, voting as a single class. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.
Q:
When and where is the special meeting?

A:
The special meeting will be held at 10:00 a.m, Eastern time, on October 22, 2020, via live webcast at https://web.lumiagm.com/288571647. The special meeting will be completely virtual.

Q:
What is being voted on at the special meeting?

A:
Below are the proposals on which DiamondPeak stockholders will vote at the special meeting.

1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination.

2.
The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to our Charter, to be effective upon the closing, which will include amendments to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to DiamondPeak’s Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”

3.
The Nasdaq Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, for purposes of complying with applicable listing rules of Nasdaq, (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (b) the issuance of up to 50,000,000 shares of Class A common stock concurrent with the closing to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing, (c) the issuance of a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) the issuance of up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof, and (e) the issuance of the BGL Warrants entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment.
4.
The Director Election Proposal — To consider and vote upon a proposal to elect, effective at the closing, nine directors to serve staggered terms on our board of directors as Class I, Class II and Class III directors, respectively.

5.
The 2020 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2020 Equity Incentive Plan and the material terms thereunder.

6.
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals.

Q:
Are the proposals conditioned on one another?

A:
The closing is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting. Except for the 2020 Incentive Plan Proposal and the Adjournment Proposal, each Proposal is conditioned on the approval of each of the other Proposals. The approval of the 2020 Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposals set forth in this proxy statement.

Q:
Who is Lordstown?

A:
Lordstown is an automotive company founded for the purpose of developing and manufacturing light duty electric trucks targeted for sale to fleet customers. Located in Lordstown, Ohio, Lordstown’s facility spans 6.2 million square feet and is in a near-production-ready state. Since inception, Lordstown has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. Lordstown has built an operational prototype and publicly introduced the Endurance in June 2020 and expects to complete the production of additional engineering and pre-production vehicles during the remainder of 2020 and early 2021. These vehicles will be used to test, validate and finalize the engineering and certifications before full-scale production begins. Lordstown is targeting commencement of commercial production of the Endurance and initial sales in the second half of 2021.

Q:
Why is DiamondPeak proposing the Business Combination?

A:
DiamondPeak was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Based on DiamondPeak’s due diligence investigations of Lordstown, the industries in which Lordstown operates, including the financial and other information provided by Lordstown in the course of DiamondPeak’s due diligence investigations, DiamondPeak’s board of directors believes that the Business Combination is in the best interests of DiamondPeak and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this. Although DiamondPeak’s board of directors believes that the Business Combination presents a beneficial business combination opportunity and is in the best interests of DiamondPeak and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See the section entitled “Proposal Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination” for more information.
Q:
Why is DiamondPeak providing stockholders with the opportunity to vote on the Business Combination?

A:
We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq Listing Rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to our Charter, we must provide all public stockholders with the opportunity to redeem all or a portion of their public shares upon the consummation of an initial business combination (as defined in our Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Charter requires us to conduct such redemption in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.
Q:
Do Lordstown’s stockholders need to approve the Business Combination?

A:
Yes. In connection with the execution of the Merger Agreement, certain stockholders of Lordstown (the “Key Lordstown Stockholders”) entered into separate Support Agreements and provided written consents in the form attached thereto, each dated August 1, 2020, pursuant to which each of such Key Lordstown Stockholders agreed, among other things, to vote all of the shares of Lordstown Common Stock held by them in favor of any proposal for Lordstown stockholders to adopt the Merger Agreement and approving any other matters necessary for the closing. Additionally, the Key Lordstown Stockholders have agreed to, among other things, (i) subject to certain exceptions, refrain from transferring any of the shares of Lordstown Common Stock held by them within a period of time agreed by the parties and (ii) waive any appraisal rights (including under Section 262 of the DGCL) with respect to the merger and any rights to dissent with respect to the merger. Under the Merger Agreement, the obligation of DiamondPeak to consummate the Business Combination is subject to Support Agreements being executed and delivered by Lordstown Stockholders holding at least 95% of the Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement and certified by the chief executive officer of Lordstown. As of the date of this proxy statement, Lordstown has obtained Support Agreements from Lordstown Stockholders holding approximately 93% of Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Support Agreement.”

Q:
What will happen in the Business Combination?

A:
Pursuant to the Merger Agreement, Merger Sub will merge with and into Lordstown, with Lordstown surviving such merger as a wholly-owned subsidiary of DiamondPeak. The total merger consideration is 78,867,856 shares of our Class A common stock which will be issued (i) at the Closing, to the Lordstown Stockholders (other than shares of Lordstown Common Stock that are held by dissenting stockholders or Non-Accredited Investors) and (ii) upon the exercise of the options into which the Lordstown Vested Options convert. Assuming that no public shareholders redeem their shares of our Class A common stock, 75,918,054 shares of our Class A common stock will be issued to the Lordstown Stockholders and 2,949,802 will be issued upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination. Any issued and outstanding shares of Lordstown Common Stock held by Lordstown Stockholders that are Non-Accredited Investors will receive cash consideration pursuant to the Merger Agreement. In addition, DiamondPeak will issue up to 4,000,000 shares of our Class A common stock in satisfaction of the Lordstown Convertible Promissory Notes and also issue redeemable warrants to BGL, Lordstown’s financial advisor, to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment. In connection with the closing, DiamondPeak will be renamed “Lordstown Motors Corp.”

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal.”
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement contains a number of conditions in to consummating the Merger, including the approval by our stockholders of the Proposals. For a summary of the conditions that must be satisfied or waived prior to the closing, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:
How will DiamondPeak be managed and governed following the Business Combination?

A:
DiamondPeak does not currently have any management-level employees other than David Hamamoto, our Chairman and Chief Executive Officer and Kyriakos Mihalitsis, our Chief Financial Officer. Following the closing, the Company’s executive officers are expected to be the current management team of Lordstown. See “Management Following the Business Combination” for more information.

DiamondPeak is, and after the closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will be expanded from five directors to nine directors and will consist of (i) six directors nominated by Stephen S. Burns, (ii) one director nominated by Stephen S. Burns in consultation with DiamondPeak, (iii) one director nominated by DiamondPeak in consultation with Stephen S. Burns and (iv) one director nominated by DiamondPeak. Following the closing, we expect that all of the directors except for Stephen S. Burns will be independent under applicable Nasdaq Listing Rules. See the section entitled “Management Following the Business Combination” for more information.
Q:
Will DiamondPeak obtain new financing in connection with the Business Combination?

A:
In connection with its entry into the Merger Agreement, DiamondPeak entered into certain subscription agreements (the “Subscription Agreements”), each dated August 1, 2020, with the PIPE Investors, pursuant to which, among other things, DiamondPeak agreed to issue and sell in a private placement up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 (the “PIPE Investment”). The purpose of the PIPE Investment is to raise additional capital for use by the combined company following the closing and satisfy one of the conditions to the closing.

Q:
What consideration will the Lordstown Stockholders receive in the Business Combination?

A:
Under the Merger Agreement, any Lordstown Stockholder that is an “Accredited Investor” (as defined in the Merger Agreement) will receive shares of Class A common stock as consideration in exchange for their shares of Lordstown Common Stock, and any Lordstown Stockholder that is not an Accredited Investor (“Non-Accredited Investor”) will receive cash consideration.

Under the Merger Agreement, Lordstown represented that to its knowledge, each Lordstown Stockholder is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act), which we expect to be true and accurate. As a result, we expect that no cash consideration will be paid by DiamondPeak to any Lordstown Stockholders and that, at the closing, all or substantially all of the Lordstown Common Stock will be exchanged for shares of Class A common stock pursuant to the Merger Agreement.
Q:
Are there any arrangements to help ensure that DiamondPeak will have sufficient funds, together with the proceeds in its Trust Account, to fund the cash consideration to be paid to certain Lordstown Stockholders?

A:
Yes. In connection with its entry into the Merger Agreement, DiamondPeak entered into the Subscription Agreements, each dated as of August 1, 2020, with the PIPE Investors, pursuant to which, among other things, DiamondPeak agreed to issue and sell in a private placement up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000.

As, noted above, we expect that no cash consideration will be paid by DiamondPeak to any Lordstown Stockholders and that, at the closing, all or substantially all of the Lordstown Common Stock will be exchanged for shares of Class A common stock pursuant to the Merger Agreement.

Q:
What equity stake will current DiamondPeak stockholders, the holders of our Class B common stock, the PIPE Investors and Lordstown Stockholders hold in DiamondPeak following the closing?

A:
It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of DiamondPeak will be as follows:

	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	23,750,000	14.4%
The Sponsor	6,187,500	3.8%
Our anchor investor(2)	5,062,500	3.1%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,000,000	*
Lordstown Stockholders(1)	75,918,054	46.0%
Convertible Promissory Noteholders	4,000,000	2.4%
PIPE Investors(2)	50,000,000	30.3%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the exercise of the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the ownership set forth above will be different. For example, if we assume that all outstanding 5,066,667 private placement warrants held by the Sponsor and our anchor investor, all outstanding 9,333,333 public warrants and all of the outstanding BGL Warrants were exercised following the closing, then the ownership of our Class A common stock would be as follows:
	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	31,666,666	17.2%
The Sponsor	10,647,500	5.8%
Our anchor investor(2)	6,752,500	3.7%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,333,333	*
Lordstown Stockholders(1)	75,918,054	41.3%
Convertible Promissory Noteholders	4,000,000	2.2%
PIPE Investors(2)	50,000,000	27.2%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the exercise of the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

The warrants, other than the BGL Warrants, will become exercisable 30 days after the completion of an initial business combination and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation. The BGL Warrants, will become exercisable 30 days after the completion of an initial business combination and will expire three years after the closing.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement. See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on DiamondPeak’s Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information of DiamondPeak” for more information with respect to ownership of DiamondPeak following the closing.
Q:
What amendments will be made to our Charter?

A:
DiamondPeak is asking its stockholders to approve and adopt amendments to our Charter, to be effective upon the closing, which will include amendments to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to DiamondPeak’s Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.” Stockholder approval of the Charter Proposal is required under our Charter and is a condition to closing the Business Combination. See the section entitled “Proposal Number 2 — The Charter Proposal” for more information.

Q:
Why is DiamondPeak proposing the Nasdaq Proposal?

A:
DiamondPeak is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. DiamondPeak will issue (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business

Combination, (b) up to 50,000,000 shares of Class A common stock to the PIPE Investors for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing, (c) a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter, (d) up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof, and (e) the BGL Warrants entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak as determined immediately after giving effect to the Business Combination and the PIPE Investment. Because DiamondPeak will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the Business Combination, it is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules.
Stockholder approval of the Nasdaq Proposal is also a condition to closing in the Merger Agreement. See the section entitled “Proposal Number 3 — The Nasdaq Proposal” for more information.
Q:
What happens if I sell my shares of Class A common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to tender them prior to the special meeting in accordance with the provisions described herein. If you transferred your shares of Class A common stock prior to the record date, you have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:
How has the announcement of the Business Combination affected the trading price of DiamondPeak’s Class A common stock, warrants and units?

A:
On July 31, 2020, the last trading date before the public announcement of the Business Combination, DiamondPeak’s Class A common stock, warrants and units closed at $10.24, $2.34 and $11.15, respectively. On October 7, 2020, the trading date immediately prior to the filing of this preliminary proxy statement, DiamondPeak’s Class A common stock, warrants and units closed at $21.61, $8.10 and $24.50, respectively.

Q:
Following the Business Combination, will DiamondPeak’s securities continue to trade on a stock exchange?

A:
Yes. Upon the closing, we intend to change our name from “DiamondPeak Holdings Corp.” to “Lordstown Motors Corp.,” and our Class A common stock and warrants will be listed following the closing under the symbols “RIDE” and “RIDEW,” respectively. We intend to apply to continue the listing of our Class A common stock and warrants on Nasdaq following the closing. Our units will automatically separate into the component securities upon the closing and, as a result, will no longer trade as a separate security following the Business Combination.

Q:
What vote is required to approve the Proposals presented at the special meeting?

A:
Approval of the Business Combination Proposal, the Nasdaq Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Election of Directors Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

Q:
May the Sponsor and our directors, officers and advisors or their respective affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the Business Combination, the Sponsor and our officers, directors or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per share pro rata portion of the Trust Account. None of the Sponsor and our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares as of the record date, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and our officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would likely be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Q:
How many votes do I have at the special meeting?

A:
DiamondPeak’s stockholders are entitled to one vote at the special meeting for each share of Class A common stock and one vote at the special meeting for each share of Class B common stock held of record as of September 21, 2020, the record date for the special meeting. As of the close of business on September 21, 2020, there were 28,000,000 outstanding shares of Class A common stock and 7,000,000 outstanding shares of Class B common stock.

Q:
What constitutes a quorum at the special meeting?

A:
Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum.

Q:
What are the recommendations of DiamondPeak’s board of directors?

A:
After careful consideration, DiamondPeak’s board of directors recommends that DiamondPeak stockholders vote “FOR” each Proposal being submitted to a vote of the DiamondPeak stockholders at the special meeting. For more information regarding how the board of directors of DiamondPeak recommends that DiamondPeak stockholders vote, see the sections describing each Proposal in this proxy statement.

When you consider the recommendation of our board of directors in favor of approval of these Proposals, you should keep in mind that the Sponsor, our directors and officers have interests in the Business Combination that are different from, in addition to or conflict with your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Q:
How will the Sponsor and DiamondPeak’s directors and officers vote?

A:
The Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal, and the Sponsor and our directors and officers have informed DiamondPeak that they intend to vote any shares of Class A common stock and Class B common stock owned by them in favor of all other Proposals. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own (i) 1,000,000 outstanding shares of Class A common stock and (ii) 6,187,500 outstanding shares of Class B common stock, representing, in the aggregate, approximately 20.5% of DiamondPeak’s outstanding shares of capital stock.

Q:
What interests do the Sponsor and our current officers and directors have in the Business Combination?

A:
In considering the recommendation of DiamondPeak’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor paid an aggregate of approximately $6,690,000 for an aggregate of 4,460,000 private placement warrants that would expire worthless if an initial business combination is not consummated by March 4, 2021;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of Class A common stock held by them in connection with the completion of an initial business combination, which shares had an aggregate market value of approximately $21,610,000 based on the closing price of the Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any founder shares held by them in connection with the completion of an initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $133,711,875 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson, our independent directors, will each be entitled to receive, upon completion of an initial business combination, 88,357 founder shares from our Sponsor, which would be valued in the aggregate at approximately $5,728,184 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by March 4, 2021;

•
the fact that, in order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to DiamondPeak if and to the extent any claims by a third party for services rendered or products sold to DiamondPeak, or a prospective target business with which DiamondPeak has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under DiamondPeak’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;
•
the anticipated continuation of David Hamamoto as a director of DiamondPeak following the closing;

•
the fact that Dechomai Asset Trust, a donor-advised fund which was funded by David Hamamoto, agreed to participate in the PIPE Investment and purchase $5,000,000 of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•
the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and such arrangement will terminate upon the closing;

•
the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by March 4, 2021;

•
the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by March 4, 2021;

•
the fact that we are a party to a registration rights agreement with the Sponsor, which provides for registration rights to such parties;

•
the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations); and

•
the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the business combination.

Q:
What happens if I vote against the Business Combination Proposal?

A:
Under our Charter, if the Business Combination Proposal is not approved and the Business Combination is not consummated, and we do not otherwise consummate an alternative business combination by March 4, 2021, we will be required (unless an extension of such date is approved by affirmative vote of the holders of at least 65% of our outstanding common stock pursuant to our Charter), to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, by (b) the number of then- outstanding public shares; provided that DiamondPeak will not redeem any public shares to the extent that such redemption would result in DiamondPeak having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. There will be no redemption rights upon the completion of the Business Combination with respect to DiamondPeak’s warrants. Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above,

DiamondPeak has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem.
The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $284.3 million, the estimated per share redemption price would have been approximately $10.15.
Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to March 4, 2021.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of Class A common stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
As discussed above, our public stockholders may vote in favor of the Business Combination and also exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions of public shares by DiamondPeak’s public stockholders. However, the closing is conditioned upon, among other things, the Minimum Cash Condition described below. In addition, with fewer public shares and public stockholders, the trading market for our Class A common stock may be less liquid than the market for our Class A common stock was prior to the closing and we may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the combined company’s business will be reduced.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) if you hold your shares of Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern Time, on October 20, 2020 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to American Stock Transfer & Trust Company, LLC, our transfer agent, at the following address:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attn: Relationship Management
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” with any other stockholder with respect to shares of Class A common stock or Class B common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is DiamondPeak’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, DiamondPeak does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Holders of outstanding units of DiamondPeak must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to American Stock Transfer & Trust Company, LLC with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company, LLC. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (the “DTC”) DWAC (deposit/withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:
Did the board of directors of DiamondPeak obtain a third-party valuation or fairness opinion for purposes of determining whether or not to proceed with the Business Combination?

A:
No. DiamondPeak’s board of directors did not obtain a third-party valuation or fairness opinion in connection with or for purposes of determining whether or not to proceed with the Business Combination. DiamondPeak’s officers and directors have substantial experience in evaluating the operating and financial merits of businesses and concluded that their experience and backgrounds, together with the experience and backgrounds of their outside advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying on the judgment of DiamondPeak’s board of directors in valuing Lordstown and assuming the risk that DiamondPeak’s board of directors may not have properly valued such businesses.

Q:
What material positive factors did DiamondPeak’s board of directors consider in connection with the Business Combination?

A:
DiamondPeak’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In reaching its decision to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, DiamondPeak’s board of directors considered a number of material positive factors pertaining to the Business Combination, including Lordstown’s competitive and innovative vehicle design, its focus on the commercial fleet market and its facility ownership. These factors are discussed in greater detail in the section entitled “Proposal

Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Q:
What material negative factors did DiamondPeak’s board of directors consider in connection with the Business Combination?

A:
Although DiamondPeak’s board of directors believes that the acquisition of Lordstown will provide DiamondPeak’s stockholders with an opportunity to participate in a combined company with significant growth potential, DiamondPeak’s board of directors did consider certain potentially material negative factors in arriving at that conclusion, including the risk that stockholders would not approve the Business Combination and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “Proposal Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to Lordstown’s Business.”

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
Whether the redemption is subject to U.S. federal income tax depends on your particular facts and circumstances. See the section entitled “Certain Federal Income Taxation Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:
If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact American Stock Transfer & Trust Company, LLC, DiamondPeak’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to American Stock Transfer & Trust Company, LLC, DiamondPeak’s transfer agent, by, you will not be able to exercise your redemption rights with respect to the public shares underlying such units.

Q:
Do I have appraisal rights if I object to the proposed business combination?

A:
No. There are no appraisal rights available to holders of Class A common stock or Class B common stock in connection with the Business Combination.

Q:
What happens to the funds deposited in the Trust Account after the closing?

A:
If the Proposals required for the Business Combination are approved, DiamondPeak intends to use a portion of the funds held in the Trust Account to pay (i) a portion of DiamondPeak’s aggregate costs, fees and expenses in connection with the closing, (i) tax obligations and deferred underwriting commissions from the Initial Public Offering, and (iii) for any redemptions of public shares and (iv) if required, a portion of the Cash Consideration payable to Non-Accredited Investors (if any) in connection with the Business Combination pursuant to the Merger Agreement. Any additional funds available for release from the Trust Account, together with proceeds received from the issuance of shares of Class A common stock pursuant to the Subscription Agreements, will be used for general corporate purposes of the combined company following the closing. See the section entitled “Proposal Number 1 — The Business Combination Proposal” for additional information.

Q:
What happens if the Business Combination is not consummated or is terminated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an initial business combination is not consummated by March 4, 2021, DiamondPeak will be required to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per share price, payable in cash, equal to (a) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (b) the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders of DiamondPeak (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
DiamondPeak expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to DiamondPeak’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.
In the event of liquidation, there will be no distribution with respect to DiamondPeak’s outstanding warrants. Accordingly, the warrants will expire worthless if we fail to complete an initial business combination by March 4, 2021.
Q:
When is the Business Combination expected to be consummated?

A:
It is currently anticipated that the Business Combination will be completed in the fourth quarter of 2020, promptly following the special meeting of DiamondPeak stockholders to be held on October 22, 2020, provided that the DiamondPeak Stockholder Approval is obtained and other conditions to the closing have been satisfied or waived. For a description of the conditions for the closing, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of Class A common stock or Class B common stock on September 21, 2020, the record date for the special meeting of DiamondPeak stockholders, you may vote with respect to the Proposals in person at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q:
Do I need to attend the special meeting of stockholders to vote my shares?

A:
No. You are invited to attend the special meeting to vote on the Proposals described in this proxy statement. However, you do not need to attend the special meeting of stockholders to vote your shares.

Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement.
Q:
What will happen if I abstain from voting or fail to vote at the special meeting?

A:
At the special meeting, DiamondPeak will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention or a broker non-vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

Q:
What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by DiamondPeak without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:
If I am not going to attend the special meeting, should I submit my proxy card instead?

A:
Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. DiamondPeak believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have submitted my executed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to DiamondPeak’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting and vote virtually. You also may revoke your proxy by sending a notice of revocation to DiamondPeak’s secretary, which must be received prior to the special meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.

For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q:
Who will solicit and pay the cost of soliciting proxies?

A:
DiamondPeak will pay the cost of soliciting proxies for the special meeting. DiamondPeak has engaged Mackenzie Partners to assist in the solicitation of proxies for the special meeting. DiamondPeak has agreed to pay Mackenzie Partners a fee of $12,500 for its services plus the reimbursement of certain expenses. DiamondPeak will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A common stock and Class B common stock for their expenses in forwarding soliciting materials to beneficial owners of Class A common stock and Class B common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
How can I communicate with the board of directors?

A:
Stockholders and other interested parties are invited to communicate with any of the independent directors, or the independent directors as a group, by writing to them at DiamondPeak Holdings Corp 40 W 57th Street, 29th Floor New York, New York 10019 Attention: Secretary.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

DiamondPeak Holdings Corp.
40 W 57th Street, 29th Floor
New York, New York 10019
Attention: Secretary
You may also contact our proxy solicitor at:
Mackenzie Partners
1407 Broadway, 27th Floor
New York, NY 10018
Telephone: (800) 322-2885
(banks and brokers call collect at (212) 929-5500)
Email: proxy@mackenziepartners.com
To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about DiamondPeak from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attn: Relationship Management

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”
As discussed further herein, DiamondPeak expects to acquire Lordstown from Lordstown Stockholders pursuant to the Business Combination. In connection with the closing, we intend to change our name from “DiamondPeak Holdings Corp.” to “Lordstown Motors Corp.” Unless context otherwise requires, references in this section to the “Company,” “we,” “our” or “us” are to DiamondPeak Holdings Corp. as it relates to matters prior to the closing, and are to the combined company of DiamondPeak Holdings Corp. and Lordstown as it relates to matters following the closing.
Parties to the Business Combination
DiamondPeak Holdings Corp.
DiamondPeak Holdings Corp. is a blank check company formed under the laws of the State of Delaware on November 13, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenues to date.
DiamondPeak’s Class A common stock and warrants, which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on Nasdaq under the symbols “DPHC” and “DPHCW”, respectively. Some of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant, and are listed on Nasdaq under the symbol “DPHCU.” The units will automatically separate into the component securities upon the closing and, as a result, will no longer trade as a separate security. Upon the closing, we intend to change our name from “DiamondPeak Holdings Corp.” to “Lordstown Motors Corp.” and our Class A common stock and warrants will be listed following the closing under the symbols “RIDE” and “RIDEW”, respectively. We intend to apply to continue the listing of our Class A common stock and warrants on Nasdaq upon the closing.
The mailing address of DiamondPeak’s principal executive office is 40 W 57th Street, 29th Floor, New York, New York 10019.
For more information about DiamondPeak, see the sections entitled “Business of DiamondPeak” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DiamondPeak.”
Lordstown Motors Corp.
Lordstown is an automotive company founded for the purpose of developing and manufacturing light duty electric trucks targeted for sale to fleet customers. Located in Lordstown, Ohio, Lordstown’s facility spans 6.2 million square feet and is in a near-production-ready state. Since inception, Lordstown has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. Lordstown has built an operational prototype and publicly introduced the Endurance in June 2020 and expects to complete the production of additional engineering and pre-production vehicles during the remainder of 2020 and early 2021. These vehicles will be used to test, validate and finalize the engineering and certifications before full-scale production begins. Lordstown is targeting commencement of commercial production of the Endurance and initial sales in the second half of 2021.
The mailing address of Lordstown’s principal executive office is 2300 Hallock Young Road, Lordstown, Ohio 44481.
For more information about Lordstown, see the sections entitled “Business of Lordstown” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lordstown.”

The Business Combination
On August 1, 2020, DiamondPeak, Merger Sub and Lordstown entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the merger as the surviving corporation and becoming a wholly-owned subsidiary of DiamondPeak, on the terms and subject to the conditions set forth in the Merger Agreement. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger (such date and time, the “Effective Time”).
Pursuant to the Merger Agreement, at the Effective Time, by virtue of the merger and without any action on the part of the parties or any holder of Lordstown Common Stock, (i) each share of Lordstown Common Stock issued and outstanding at the Effective Time (other than shares of Lordstown Common Stock that are held by dissenting stockholders or Non-Accredited Investors) will be converted into, and become exchangeable for the number of shares of Class A common stock equal to the quotient obtained by dividing (A) the Purchase Price (as defined below) by (B) $10.00 by (C) the Fully Diluted Share Number (as defined below) (such number of shares of Class A common stock derived in clause (i), the “Stock Merger Consideration”), and (ii) each share of Lordstown Common Stock that is held by Non-Accredited Investors will be converted into, and become exchangeable for, the right to receive an amount in cash in dollars equal to the quotient obtained by dividing (A) the Purchase Price by (B) the Fully Diluted Share Number (such amount of cash derived in clause (ii), the “Cash Merger Consideration”). The Cash Merger Consideration or Stock Merger Consideration that a Lordstown Stockholder will be entitled to receive pursuant to the Merger Agreement is referred to as the “Merger Consideration”. Notwithstanding the foregoing, in the event that DiamondPeak, in its sole discretion, determines that any Lordstown Stockholder is an Accredited Investor despite such holder’s failure to deliver an investor questionnaire, then DiamondPeak may elect to treat such holder as an Accredited Investor for all purposes under the Merger Agreement. For purposes of the Merger Agreement, “Purchase Price” means the sum of (a) $783,400,000 plus (b) the aggregate exercise price of all Lordstown Options included in the calculation of Fully Diluted Share Number; and “Fully Diluted Share Number” means the sum of (a) the number of shares of Lordstown Common Stock issued and outstanding immediately before the closing, plus (b) the number of shares of Lordstown Common Stock subject to outstanding Lordstown Options which are vested as of the Effective Time or which vest on or before January 1, 2021.
Under the Merger Agreement, Lordstown represented that to its knowledge, each Lordstown Stockholder is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act), which we expect to be true and accurate. As a result, we expect that no significant amount of Cash Merger Consideration will be paid by DiamondPeak to any Lordstown Stockholders and that, at the closing, all or substantially all of the Lordstown Common Stock will be exchanged for shares of Class A common stock pursuant to the Merger Agreement.
By virtue of the merger and without any action on the part of the parties or any holder of any capital stock of Lordstown, all of the shares of Lordstown Common Stock (other than dissenting shares) will represent the right to receive the Merger Consideration pursuant to the Merger Agreement, will cease to be outstanding, will be cancelled and will cease to exist as of the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration pursuant to the Merger Agreement.
Pursuant to our Charter, upon the closing, each outstanding share of Class B common stock will convert into one share of Class A common stock. Upon the closing, each Convertible Promissory Note will be automatically converted, in accordance with the terms thereof, into shares of Class A common stock at a price of $10.00 per share resulting in an issuance of up to 4,000,000 shares of Class A common stock in the aggregate.
Under the Merger Agreement, at the Effective Time, each outstanding Lordstown Option under the stock plans, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Lordstown Common Stock and will be converted into an option to purchase a number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lordstown Common Stock subject to such Lordstown Option immediately prior to the Effective Time and (y) the Merger Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Lordstown Common Stock of such Lordstown Option immediately prior to the Effective Time divided by (B) the Merger Consideration; provided, however, that the exercise price and the number of shares of Class A common stock purchasable pursuant to the Lordstown Options will be determined in a manner consistent with avoiding adverse taxation under Section 409A of the Internal Revenue Code of 1986 (the “Code”). Except as specifically provided in the Merger Agreement, following the Effective Time, each Lordstown Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Lordstown Option immediately prior to the Effective Time.
Concurrently with the closing, DiamondPeak will issue the BGL Warrants. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — BGL Letter Agreement.”
For more information about the Merger Agreement, the Business Combination and the other transactions contemplated thereby, see the section entitled “Proposal Number 1 — The Business Combination Proposal.”
Conditions to the Closing
Conditions to Each Party’s Obligations
The obligations of each of Lordstown, DiamondPeak and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver at or prior to the closing of the following conditions; (i) the expiration or early termination of the waiting period (or any extension thereof) under the Hart-Scott-Rodino Act (the “HSR Act”); (ii) the absence of laws or orders restraining, enjoining, otherwise prohibiting or making illegal the closing or actions brought by governmental entities seeking to restrain or prohibit the closing and (iii) receipt of the DiamondPeak Stockholder Approval.
Additional Conditions to Lordstown’s Obligations
The obligation of Lordstown to consummate the Business Combination is also subject to the satisfaction or waiver in writing by Lordstown at or prior to the closing of the following conditions: (i) the representations and warranties of DiamondPeak must be true and correct as of the date of the Merger Agreement and as of the closing, subject to the materiality standards contained in the Merger Agreement; (ii) DiamondPeak must have performed and complied with its covenants, subject to the materiality standards contained in the Merger Agreement; (iii) Lordstown must have received from DiamondPeak a customary officer’s certificate, certifying as to the satisfaction of certain closing conditions; (iv) the shares of Class A common stock to be issued as the Merger Consideration must have been approved for listing on the Nasdaq, subject only to official notice of issuance; and (v) as of the closing, after the closing of the PIPE Investment and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of public shares, DiamondPeak must have cash on hand equal to or in excess of $300 million (without, for the avoidance of doubt, taking into account any transaction expenses) (such condition set forth in clause (v), the “Minimum Cash Condition”).
Additional Conditions to DiamondPeak’s Obligations
The obligation of DiamondPeak to consummate the Business Combination is also subject to the satisfaction or waiver in writing by DiamondPeak at or prior to the closing of the following conditions: (i) the representations and warranties of Lordstown must be true and correct as of the date of the Merger Agreement and as of the closing, subject to the materiality standards contained in the Merger Agreement; (ii) Lordstown must have performed and complied with its covenants, subject to the materiality standards contained in the Merger Agreement; (iii) DiamondPeak must have received from Lordstown a customary officer’s certificate, certifying as to the satisfaction of certain closing conditions; (iv) no Material Adverse Effect (as defined in the Merger Agreement) has occurred since the date of the Merger Agreement; (v) all Transaction Documents must have been executed and remain in full force and effect; (vi) certain agreements involving Lordstown must be terminated and be of no further force or effect as of the Effective Time; (vii) certain Lordstown key employees must remain employed by Lordstown; (viii) Lordstown must have provided copies of customary payoff letters in connection with the repayment of transaction expenses from applicable payees; (ix) certain key contracts of Lordstown must be in full force and effect; and (v) Support Agreements must have been executed and delivered by at least 95% of the holders of the Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement.
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”
Regulatory Matters
To complete the Business Combination, DiamondPeak and Lordstown Stockholders must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents DiamondPeak and Lordstown Stockholders from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.
On August 21, 2020, DiamondPeak and Stephen S. Burns each filed Premerger Notification and Reports Form under the HSR Act in respect of DiamondPeak’s acquisition of Lordstown and Mr. Burns’ acquisition of an ownership interest in DiamondPeak as a result of the Business Combination. On September 4, 2020, both DiamondPeak and Mr. Burns received notification of early termination of the applicable waiting period under the HSR Act.
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Regulatory Matters.”
Termination Rights
The Merger Agreement may be terminated at any time prior to the closing:
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by written agreement of DiamondPeak and Lordstown;

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by either DiamondPeak or Lordstown, by giving written notice of such termination to the other party, if:

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the closing has not occurred on or prior to February 1, 2021 (the “Outside Date”); provided, that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributes to the failure of the closing to have occurred on or prior to the Outside Date;

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any order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions becomes final and non-appealable; provided, that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement, including with respect to regulatory filings and approvals, in any manner that proximately contributes to such order becoming final and non-appealable; or

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the DiamondPeak Stockholder Approval is not obtained at the special meeting or at any adjournment or postponement of the special meeting.

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by Lordstown, if DiamondPeak has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, or any of its representations and warranties has become untrue after the date of the Merger Agreement, which breach or failure to perform or be true: (i) would give rise to the failure of a mutual closing condition or a condition of Lordstown’s obligations to consummate the Business Combination, and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty days after written notice thereof is given by Lordstown to DiamondPeak and (B) the Outside Date; provided, that Lordstown will not have such right to terminate the Merger Agreement if Lordstown is then in material breach of any of its representations, warranties, covenants or other agreements such that it would give rise to the failure of a mutual closing condition or a condition of DiamondPeak’s obligations to consummate the Business Combination;
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by Lordstown if DiamondPeak has made a Change in Recommendation (as defined in the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Additional Agreements — DiamondPeak Stockholders’ Meeting; Lordstown Stockholders’ Support Agreements”); or

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by DiamondPeak if Lordstown has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, or any of its representations and warranties has become untrue after the date of the Merger Agreement, which breach or failure to perform or be true (i) would give rise to the failure of a mutual closing condition or a condition of DiamondPeak’s obligations to consummate the Business Combination, respectively and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty days after written notice thereof is given by DiamondPeak to Lordstown and (B) the Outside Date; provided, that DiamondPeak will not have such termination right if DiamondPeak is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a mutual closing condition or a condition of Lordstown’s obligations to consummate the Business Combination;

In addition, DiamondPeak had the right to terminate the Merger Agreement at any time prior to the closing if the Initial Stockholder Consent (as defined in the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — DiamondPeak Stockholders’ Meeting; Lordstown Stockholders’ Support Agreements”) had not been obtained and certified by the chief executive officer of Lordstown within 24 hours following the execution of the Merger Agreement (such period of time, the “Stockholder Support Delivery Period”). Lordstown obtained the Initial Stockholder Consent on August 1, 2020 and subsequently delivered such certification, and DiamondPeak is therefore no longer entitled to such termination right.
None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Termination.”
Related Agreements
Subscription Agreements.   In connection with its entry into the Merger Agreement, DiamondPeak entered into separate Subscription Agreements, each dated as of August 1, 2020, with certain qualified institutional buyers and accredited investors, including GM (the “PIPE Investors”), pursuant to which, among other things, DiamondPeak agreed to issue and sell in a private placement up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of up to $500,000,000 (the “PIPE Investment”). The applicable purchase price under the Subscription Agreements is payable in cash with respect to each of the PIPE Investors except that the purchase price payable by GM will consist of certain in-kind consideration and a cash payment in an amount equal to the difference between the purchase price applicable to GM and the value of such in-kind consideration.
The PIPE Investment is expected to close immediately prior to the closing of the merger on the closing date. The proceeds from the PIPE Investment will be used to provide additional capital to the combined company following the closing and to satisfy one of the conditions to the consummation of the Business Combination. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent consummation of the Business Combination.
The Subscription Agreements also contain customary representations and warranties of DiamondPeak and the PIPE Investors.

The Subscription Agreements will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time the Merger Agreement is terminated in accordance with its terms, (ii) upon mutual written agreement of the parties, (iii) the transactions contemplated by the Subscription Agreement are not consummated on the closing date as a result of any failure to satisfy or waive any conditions to closing as set forth in the Subscription Agreement, and (iv) April 1, 2021 if the Business Combination is not consummated by that date.
The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”
Support Agreements.   Following the execution of the Merger Agreement, the Key Lordstown Stockholders entered into certain separate support agreements (the “Support Agreement”) and provided written consents in the form attached thereto, each dated August 1, 2020, pursuant to which each of such Key Lordstown Stockholders agreed, among other things, to vote all of the shares of Lordstown Common Stock held by them in favor of any proposal for Lordstown stockholders to adopt the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement. Additionally, the Key Lordstown Stockholders have agreed to, among other things, (i) subject to certain exceptions, refrain from transferring any of the shares of Lordstown Common Stock held by them within a period of time agreed by the parties and (ii) waive any appraisal rights (including under Section 262 of the DGCL) with respect to the merger and any rights to dissent with respect to the merger.
Under the Merger Agreement, the obligation of DiamondPeak to consummate the Business Combination is subject to Support Agreements being executed and delivered by Lordstown Stockholders holding at least 95% of the Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement and certified by the chief executive officer of Lordstown. As of the date of this proxy statement, Lordstown has obtained Support Agreements from Lordstown Stockholders holding approximately 93% of Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement.
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Support Agreements.”
Registration Rights and Lockup Agreement.   Following the execution of the Merger Agreement, DiamondPeak entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL (collectively, the “Holders”), dated August 1, 2020 and to be effective as of the Effective Time, pursuant to which DiamondPeak will have certain obligations to file a registration statement registering the resale of the Class A common stock (including those held as of the Effective Time or issuable upon future exercise of the private placement warrants or the BGL Warrants) and the private placement warrants held by the Holders (the “Registrable Securities”). The Registration Rights and Lockup Agreement will amend, restate and replace the registration rights agreement entered into by DiamondPeak with our Sponsor and our anchor investor on February 27, 2019.
Pursuant to the Registration Rights and Lockup Agreement, DiamondPeak is required to file a registration statement registering the resale of the Registrable Securities within 45 days after the closing. DiamondPeak is obligated to facilitate or participate in no more than two underwritten offerings for any Holder (and no more than four underwritten offerings for all Holders in the aggregate), and the reasonably expected aggregate gross proceeds from the each such underwritten offering must be at least $75 million.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of

Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
Proposed Charter.   Pursuant to the terms of the Merger Agreement, upon the closing DiamondPeak will amend and restate the Charter to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Proposed Charter.”
BGL Letter Agreement.   On July 24, 2020, Lordstown entered into an engagement agreement with BGL (the “BGL Letter Agreement”) pursuant to which BGL was engaged to serve as a financial advisor to Lordstown in connection with the Business Combination and other related transactions. Among other things, Lordstown agreed that contemporaneously with the closing, DiamondPeak will issue the BGL Warrants entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak, as determined immediately after giving effect to the Business Combination and the PIPE Investment.
Prior to the closing, DiamondPeak and BGL intend to enter into a customary subscription agreement with respect to the BGL Warrants.
For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — BGL Letter Agreement.”
Confirmatory Agreements.
Various Lordstown Stockholders (the “Confirmatory Holders”) are the beneficiaries of anti-dilution protections pursuant to agreements between such Confirmatory Holders and Lordstown. Lordstown has entered into agreements (the “Confirmatory Agreements”) with substantially all such Confirmatory Holders, with such agreements providing (i) for the issuance of additional Lordstown Common Stock to the Confirmatory Holders prior to the closing in full satisfaction of their anti-dilution protections and (ii) that such protections terminate upon the closing. The total amount of Merger Consideration payable to the Lordstown Stockholders is fixed at 78,867,856 shares of our Class A common stock and will not be altered or adjusted in any respect by such anti-dilution protections or the Confirmatory Agreements.

Omnibus Agreement.
On August 1, 2020, Lordstown, GM and DiamondPeak entered into an omnibus agreement (the “Omnibus Agreement”) pursuant to which the parties agreed upon the treatment of certain arrangements between GM and Lordstown during the pendency of the Business Combination and upon the closing. Pursuant to the Omnibus Agreement, GM agreed that its repurchase option with respect to Lordstown’s facility in Lordstown, Ohio (the “Lordstown Complex”) will terminate upon the closing. GM further agreed that such repurchase option will not be exercisable by GM prior to the closing or the termination of the Merger Agreement unless (i) Lordstown is in material breach of an agreement with GM and (ii) Lordstown has not cured such breach within 30 days of receiving notice of the same, at which point GM will have the option, but not the obligation, to exercise such right (the satisfaction of the two foregoing conditions, a “GM Springing Event”). GM also agreed to terminate various investment related rights upon the closing.
Proposed Charter
Pursuant to the terms of the Merger Agreement, upon the closing DiamondPeak will amend and restate the Charter to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”
For more information about the amendments to our Charter, see the section entitled “Proposal Number 2 — The Charter Proposal.”
Other Proposals
In addition to the Business Combination Proposal, DiamondPeak stockholders will be asked to vote on the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal. For more information about the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal, see the sections entitled “Proposal Number 2 — The Charter Proposal,” “Proposal Number 3 — The Nasdaq Proposal,” “Proposal Number 4 — The Director Election Proposal,” “Proposal Number 5 — The 2020 Incentive Plan Proposal” and “Proposal Number 6 — The Adjournment Proposal.”
Appraisal Rights
Appraisal rights are not available to DiamondPeak stockholders in connection with the Business Combination.
Date, Time and Place of Special Meeting
The special meeting will be held at 10:00 a.m., Eastern time, on October 22, 2020, via live webcast at https://web.lumiagm.com/288571647 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. The special meeting will be completely virtual.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on September 21, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of September 21, 2020, there are 35,000,000 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 28,000,000 are public shares and 7,000,000 are founder shares held by the Sponsor and our anchor investor.
Proxy Solicitation
Proxies may be solicited by mail. DiamondPeak has engaged Mackenzie Partners, Inc. to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of DiamondPeak Stockholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of DiamondPeak stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.
Approval of the Business Combination Proposal, the Nasdaq Proposal, and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class.
Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class.
Approval of the Director Election Proposal requires the affirmative vote of holders of a plurality of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class.
Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or in person at the special meeting, or an abstention or a broker non-vote, will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.
Recommendation to DiamondPeak Stockholders
Our board of directors believes that each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal and the Adjournment Proposal is in the best interests of DiamondPeak and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.
When you consider the recommendation of the board of directors in favor of approval of these Proposals, you should keep in mind that DiamondPeak’s Sponsor, our members of the board of directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with, your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Risk Factors
In evaluating the Proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the fact that the Sponsor paid an aggregate of approximately $6,690,000 for an aggregate of 4,460,000 private placement warrants that would expire worthless if an initial business combination is not consummated by March 4, 2021;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of Class A common stock held by them in connection with the completion of an initial business combination, which shares had an aggregate market value of approximately $21,610,000 based on the closing price of the Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any founder shares held by them in connection with the completion of an initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $133,711,875 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson, our independent directors, will each be entitled to receive, upon completion of an initial business combination, 88,357 founder shares from our Sponsor, which would be valued in the aggregate at approximately $5,728,184 based on the closing price of our Class A common stock of $23.40 on Nasdaq on October 7, 2020;

•
the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by March 4, 2021;

•
the fact that, in order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to DiamondPeak if and to the extent any claims by a third party for services rendered or products sold to DiamondPeak, or a prospective target business with which DiamondPeak has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under DiamondPeak’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•
the anticipated continuation of David Hamamoto as director of DiamondPeak following the closing of the business combination;

•
the fact that Dechomai Asset Trust, a donor-advised fund which was funded by David Hamamoto, agreed to participate in the PIPE Investment and purchase $5,000,000 of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•
the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and such arrangement will terminate upon the closing;

•
the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by March 4, 2021;

•
the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by March 4, 2021;

•
the fact that we are a party to a registration rights agreement with the Sponsor and our anchor investor, which provides for registration rights to such parties;

•
the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations); and

•
the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the business combination.

Reasons for the Approval of the Business Combination
After careful consideration, DiamondPeak’s board of directors recommends that DiamondPeak stockholders vote “FOR” each Proposal being submitted to a vote of the DiamondPeak stockholders at the DiamondPeak special meeting.
For a description of DiamondPeak’s reasons for the approval of the Business Combination and the recommendation of the DiamondPeak’s board of directors, see the section entitled “Proposal Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Redemption Rights
Under our Charter, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, by (b) the number of then-outstanding public shares; provided that DiamondPeak will not redeem any public shares to the extent that such redemption would result in DiamondPeak having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act of less than $5,000,001. As of June 30, 2020, this would have amounted to approximately $10.15 per share. Notwithstanding the foregoing, under our Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. There will be no redemption rights upon the completion of the Business Combination with respect to DiamondPeak’s warrants. However, we would not be restricting our stockholders’ ability to vote all of their shares (including the shares in excess of the 15% threshold) for or against the Business Combination. Each redemption of public shares by our public stockholders will decrease the amount in our Trust Account, which holds approximately $284.3 million as of June 30, 2020. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash and will no longer own shares of Class A common stock and will not participate in the future growth of DiamondPeak, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on DiamondPeak’s Ownership
It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of DiamondPeak will be as follows:
	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	23,750,000	14.4%
The Sponsor	6,187,500	3.8%
Our anchor investor(2)	5,062,500	3.1%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,000,000	*
Lordstown Stockholders(1)	75,918,054	46.0%
Convertible Promissory Noteholders	4,000,000	2.4%
PIPE Investors(2)	50,000,000	30.3%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A Common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the ownership set forth above will be different. For example, if we assume that all outstanding 5,066,667 private placement warrants held by the Sponsor and our anchor investor, all outstanding 9,333,333 public warrants and all of the outstanding BGL Warrants were exercised following the closing, then the ownership of our Class A common stock would be as follows:
	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	31,666,666	17.2%
The Sponsor	10,647,500	5.8%
Our anchor investor(2)	6,752,500	3.7%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,333,333	*
Lordstown Stockholders(1)	75,918,054	41.3%
Convertible Promissory Noteholders	4,000,000	2.2%
PIPE Investors(2)	50,000,000	27.2%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the exercise of the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A Common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

The warrants will become exercisable 30 days after the completion of an initial business combination and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of DiamondPeak” for more information with respect to ownership of DiamondPeak following the closing.
Organizational Structure
Prior to the Business Combination
The following diagram illustrates the ownership structure of DiamondPeak prior to the Business Combination.

(1)
Includes founder shares held by our anchor investor, which will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to our Charter upon the closing.

(2)
Includes founder shares held by our Sponsor and certain of our directors and officers, which will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to our Charter upon the closing.

(3)
The equity interests set forth above do not account for private placement warrants or public warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

Following the Business Combination
The diagram below illustrates the ownership structure of DiamondPeak immediately following the Business Combination. The equity interests assume the following:
•
no public stockholders elect to have their public shares redeemed;

•
at the closing, 75,918,054 shares of our Class A common stock will be issued to the Lordstown Stockholders and upon the exercise of the options which the Lordstown Vested Options will convert, into 2,949,802 shares of our Class A common stock will be issued, in each case pursuant to the Business Combination;

•
the transactions contemplated by each of the Subscription Agreements are consummated concurrently with the closing and the PIPE Investors purchase 50,000,000 shares of Class A common stock, in the aggregate;

•
none of DiamondPeak’s existing stockholders or the parties to the Merger Agreement or Subscription Agreements, who will become stockholders of DiamondPeak at the closing, purchase shares of Class A common stock in the open market; and

•
there are no other issuances of equity interests of DiamondPeak prior to or in connection with the closing.

(1)
Includes founder shares held by our anchor investor, which will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to our Charter upon the closing.

(2)
Includes 1,000,000 shares of our Class A common stock that are to be issued pursuant to the PIPE Investment.

(3)
Includes founder shares held by our Sponsor and certain of our directors and officers, which will automatically convert into shares of Class A common stock on a one-for-one basis pursuant to our Charter upon the closing.

(4)
The equity interests set forth above do not account for the private placement warrants, public warrants, the BGL Warrants or the Lordstown Vested Options.

See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on DiamondPeak’s Ownership” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of DiamondPeak” for more information.
Board of Directors of DiamondPeak Following the Business Combination
Upon the closing, we anticipate expanding the size of our board of directors from five directors to nine directors. The initial nine directors following the closing will consist of: (i) six directors nominated by Stephen S. Burns, (ii) one director nominated by Stephen S. Burns in consultation with DiamondPeak, (ii) one director nominated by DiamondPeak in consultation with Stephen S. Burns and (iii) one director nominated by DiamondPeak. Following the closing, we expect that all of the directors except for Mr. Burns will be independent under applicable Nasdaq rules. Our board of directors is currently, and will remain following the closing, divided into three classes, Class I, Class II and Class III, pursuant to both the Charter and the Proposed Charter. See the section entitled “Management Following the Business Combination” for more information.
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization for which Lordstown has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the Business Combination will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, DiamondPeak will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Lordstown issuing stock for the net assets of DiamondPeak, accompanied by a recapitalization. The net assets of DiamondPeak will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Lordstown.
Litigation Relating to the Business Combination
On August 31, 2020, an action captioned Di Donato v. DiamondPeak Holdings Corp., et al. was filed in the Supreme Court of the State of New York, County of New York, against DiamondPeak and DiamondPeak's board of directors on behalf of a putative class of DiamondPeak stockholders (the “Di Donato Complaint”). The complaint alleges generally that members of DiamondPeak's board of directors breached their fiduciary duties in approving the Merger Agreement and challenges the adequacy or completeness of the initial version of the proxy statement filed on August 24, 2020. The Di Donato Complaint seeks, among other things, declarative relief, money damages and attorney's and expert fees and expenses. The Di Donato Complaint does not specify the amount of money damages and attorney’s and expert fees and expenses sought. No defendant has yet been served with the complaint in this action. DiamondPeak believes that this lawsuit was filed in violation of the exclusive forum provision in its Charter requiring any action asserting a claim of this sort to be filed in the state or federal courts in Delaware, and DiamondPeak believes that the claims otherwise lack merit. FASB ASC Topic 450, Contingencies, requires that DiamondPeak accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. DiamondPeak accrues loss contingencies based upon a range of possible outcomes. If no amount within this range is a better estimate than any other, then DiamondPeak accrues the minimum amount. DiamondPeak has evaluated the Di Donato Complaint to assess whether there is a reasonable possibility that a loss may be incurred and determined if accruals and related disclosures are appropriate. With respect to the Di Donato Complaint, DiamondPeak believes that the claims are without merit and does not believe that it is probable that a loss contingency exists. Further, DiamondPeak is unable to estimate the possible loss or range of loss, if any, associated with the claims, and, as a result, has not accrued any such losses.
Additional lawsuits arising out of the Business Combination or related transactions may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. DiamondPeak believes that the pending Di Donato Complaint is without merit and DiamondPeak intends to defend vigorously against it. DiamondPeak and Lordstown also intend to defend vigorously against any other future lawsuits challenging the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DIAMONDPEAK
The following table shows selected historical financial information of DiamondPeak for the periods and as of the dates indicated. The selected historical financial information of DiamondPeak as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 was derived from the audited historical financial statements of DiamondPeak included elsewhere in this proxy statement. The selected historical interim financial information of DiamondPeak as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019 was derived from the unaudited interim financial statements of DiamondPeak included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DiamondPeak” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.
Statement of Operations Data:
	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018(1)
Revenue	$—	$—	$—	$—
General and administrative expenses	(646,883)	(242,061)	(618,608)	(1,650)
Loss from operations	$(646,883)	$(242,061)	$(618,608)	$(1,650)
Other income – interest earned on marketable securities held in Trust Account	1,033,199	2,008,496	4,547,860	—
Income (loss) before provision for income taxes	$386,316	$1,766,435	$3,929,252	$(1,650)
Provision for income taxes	(195,977)	(400,784)	(913,051)	—
Net income (loss)	$190,339	$1,365,651	$3,016,201	$(1,650)
Weighted average shares outstanding of Class A redeemable common stock	28,000,000	27,644,068	27,860,927	—
Basic and diluted net income per share, Class A	$0.03	$0.05	$0.12	$—
Weighted average shares outstanding of Class B non-redeemable common stock	7,000,000	7,000,000	7,000,000	6,250,000
Basic and diluted net loss per share, Class B	$(0.08)	$(0.02)	$(0.06)	$(0.00)

(1)
For the period from November 13, 2018 through December 31, 2018.

Balance Sheet Data:
	As of June 30, 2020	As of December 31,
		2019	2018(1)
Cash and cash equivalents	$857,071	$1,070,048	$20,000
Total assets	285,275,830	284,801,982	120,000
Total liabilities	10,373,276	10,089,767	96,650
Total stockholders’ equity and Class A common shares subject to possible redemptions	274,902,554	274,712,215	23,350

(1)
For the period from November 13, 2018 through December 31, 2018.

SELECTED HISTORICAL FINANCIAL INFORMATION OF LORDSTOWN
The selected historical statement of operations data of Lordstown for the period ended December 31, 2019 and the historical balance sheet data as of December 31, 2019 are derived from Lordstown’s audited financial statements included elsewhere in this proxy statement. The selected historical condensed statements of operations data of Lordstown for the six months ended June 30, 2020 and 2019 and the condensed balance sheet data as of June 30, 2020 are derived from Lordstown’s unaudited interim condensed financial statements included elsewhere in this proxy statement. In Lordstown management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Lordstown’s financial position as of June 30, 2020 and the results of operations for the six months ended June 30, 2020 and 2019. Lordstown’s historical results are not necessarily indicative of the results that may be expected in the future and Lordstown’s results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. You should read the following selected historical financial data together with “Lordstown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lordstown’s financial statements and related notes included elsewhere in this proxy statement.
Statement of Operations Data
	For The Six Months Ended June 30, 2020	For The Period From April 30, 2019 to June 30, 2019	For The Period From April 30, 2019 to December 31, 2019
Revenue	$—	$—	$—
Selling and administrative expenses	8,677,026	—	4,525,745
Research and development expenses	13,254,225	—	5,864,769
Total operating expenses	21,931,251	—	10,390,514
Gain on sale of assets	2,345,996	—	—
Loss from operations	(19,585,255)	—	(10,390,514)
Other income (expense):
Other income	125,946	—	—
Interest expense	(362,018)	—	—
Net Loss	$(19,821,327)	$—	$(10,390,514)
Net loss attributable to common shareholders	$(19,821,327)	$—	$(10,390,514)
Weighted average number of common shares outstanding	1,293,660	—	1,064,150
Loss per share attributable to common shareholders – Basic and Diluted	$(15.32)	$—	$(9.76)
Balance Sheet Data
	June 30, 2020	December 31, 2019
Total assets	$33,541,002	$33,546,046
Total liabilities	37,095,240	24,989,747
Total stockholders’ (deficit) equity	(3,554,238)	8,556,299

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DIAMONDPEAK
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DiamondPeak will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Lordstown issuing stock for the net assets of DiamondPeak, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Lordstown. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the Business Combination as if it had occurred on June 30, 2020. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2020 and combined statements of operations data for the year ended December 31, 2019 give effect to the business combination as if it had occurred on April 30, 2019.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of DiamondPeak and Lordstown for the applicable periods included in this proxy statement. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:
•
Assuming Minimum Redemptions:   This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their public shares for a pro rata portion of the funds in DiamondPeak’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 27.0 million of the Company’s public shares will exercise their redemption rights for their pro rata portion (approximately $10.15 per share) of the funds in the Company’s trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $274.2 million using a per share redemption price that was calculated as $284,335,009 in the trust account per the unaudited pro forma condensed combined balance sheet divided by 28,000,000 DiamondPeak public shares as of June 30, 2020. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, DiamondPeak will have a minimum of $300.0 million in cash comprising (i) the cash held in the trust account after giving effect to DiamondPeak share redemptions and (ii) proceeds from the PIPE Investment. Additionally, this presentation also contemplates that the Sponsor and “Insiders” (as defined by the Letter Agreement) will forego their redemption rights pursuant to the “Letter Agreement,” signed February 27, 2019.

	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Six Months Ended June 30, 2020 (in thousands except per share data)
Revenue	$—	$—
Net loss per share – Class A – basic and diluted	$(0.12)	$(0.15)
Weighted-average Class A shares outstanding – basic and diluted	164,918,054	137,883,448
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Period From April 30, 2019 through December 31, 2019 (in thousands except per share data)
Revenue	$—	$—
Net loss per share – Class A – basic and diluted	$(0.07)	$(0.08)
Weighted-average Class A shares outstanding – basic and diluted	164,918,054	137,883,448
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2020
Total assets	$782,014	$507,834
Total liabilities	$7,054	$7,054
Total stockholders’ equity	$774,960	$500,780

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Lordstown has been provided by Lordstown and its management team. Forward-looking statements include statements relating to each of DiamondPeak and Lordstown’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:
•
conditions to the completion of the Business Combination and PIPE Investment, including stockholder approval of the Business Combination, may not be satisfied or the regulatory approvals required for the Business Combination may not be obtained on the terms expected or on the anticipated schedule;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties or the termination of any Subscription Agreement;

•
the effect of the announcement or pendency of the Business Combination on Lordstown’s business relationships, operating results, and business generally;

•
risks that the proposed business combination disrupts Lordstown’s current plans and operations and potential difficulties in Lordstown’s employee retention as a result of the Business Combination;

•
risks related to diverting management’s attention from Lordstown’s ongoing business operations;

•
litigation that has been or may be instituted against DiamondPeak or Lordstown or their respective directors or officers related to the Business Combination, the PIPE Investment. the Merger Agreement, any Subscription Agreement or in relation to Lordstown’s business;

•
the certainty and volume of Lordstown’s pre-orders, including Lordstown’s ability identify potential new customers and pre-orders, its ability to convert pre-orders into binding orders and the ability of Lordstown’s customers to cancel or delay their pre-orders;

•
the amount of redemption requests made by DiamondPeak’s public stockholders and the effects of such requests on the funds available to the company following the Business Combination and the liquidity of the common stock;

•
the amount of the costs, fees, expenses and other charges related to the Business Combination and the PIPE Investment;

•
risks relating to the uncertainty of the projected financial information with respect to Lordstown including the conversion of pre-orders into binding orders;

•
risks related to Lordstown’s limited operating history, the rollout of Lordstown’s business and the timing of expected business milestones, including Lordstown’s ability to complete the engineering of the Endurance and retooling of Lordstown’s facility, and start production of the Endurance, on time and on budget;

•
the effects of competition and the pace and depth of electric vehicle adoption generally on Lordstown’s future business;

•
changes in regulatory requirements, governmental incentives and fuel and energy prices;

•
the ability of DiamondPeak to issue equity or equity-linked securities in connection with the transaction or in the future;

•
the impact of the global COVID-19 pandemic on any of the foregoing risks; and

•
such other factors as are set forth in the section of this proxy statement entitled “Risk Factors,” DiamondPeak’s periodic public filings with the SEC, including but not limited to those described under the in the section entitled “Risk Factors” and “Forward Looking Statements” in its final prospectus for its initial public offering, which was filed with the SEC on February 26, 2019 and Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequent quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before you grant your proxy or instruct how your vote should be cast or vote on the Proposals, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement may adversely affect DiamondPeak or Lordstown.

RISK FACTORS
Risks Related to Lordstown’s Business Operations and Industry
Lordstown’s limited operating history makes it difficult for Lordstown to evaluate Lordstown’s future business prospects.
Lordstown is a company with an extremely limited operating history, and has generated no revenue to date. As Lordstown attempts to transition from research and development activities to commercial production and sales, it is difficult, if not impossible, to forecast Lordstown’s future results, and Lordstown has limited insight into trends that may emerge and affect Lordstown’s business. The estimated costs and timelines that Lordstown has developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that Lordstown’s estimates related to the costs and timing necessary to complete design and engineering of the Endurance and to retool the Lordstown Complex will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, Lordstown has engaged in limited marketing activities to date, so even if Lordstown is able to bring the Endurance to market on time and on budget, there can be no assurance that fleet customers will embrace Lordstown’s product in significant numbers. Market conditions, many of which are outside of Lordstown’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for the Endurance and ultimately Lordstown’s success.
Since Lordstown’s inception, Lordstown has experienced losses and expects to incur additional losses in the future.
Since inception, Lordstown has incurred, and Lordstown expects in the future while Lordstown grows to incur, losses and negative cash flow, either or both of which may be significant. The working capital funding necessary to start a new electric vehicle manufacturing company is significant, and other companies have tried and failed over the last several years with billions of investment capital. While Lordstown expects to benefit from Lordstown’s management’s experience, the technology Lordstown has licensed and developed to date, and the advantages offered by Lordstown’s Lordstown Complex, Lordstown does not expect to be profitable in the near term as Lordstown invests in its business, builds capacity and ramps up operations, and Lordstown cannot assure you that Lordstown will ever achieve or be able to maintain profitability in the future. Failure to become profitable may materially and adversely affect the value of your investment. If Lordstown is ever to achieve profitability, it will be dependent upon the successful development and commercial introduction and acceptance of electric pickup trucks such as the Endurance, which may not occur.
In addition, as a result of Lordstown’s history of losses and anticipated continuing losses, as well as the limited financing Lordstown has received to date, Lordstown’s independent auditor’s opinion with respect to the financial statements as of, and for the period ended, December 31, 2019, included a going concern qualification noting substantial doubt about Lordstown’s ability to continue as a going concern. Our financial statements contained elsewhere in this proxy statement do not include any adjustments that might result from the outcome of Lordstown’s inability to continue as a going concern. While Lordstown believes the proceeds of the Business Combination will provide sufficient funds to alleviate this doubt, additional funding may be required in the future for a variety of reasons. There can be no assurance that such financing would be available to Lordstown on favorable terms or at all. If Lordstown were not able to continue as a going concern, or there was continued doubt about its ability to do so, the value of your investment would be materially and adversely affected.
Lordstown is subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which could adversely affect Lordstown’s business and operating results.
Lordstown faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for Lordstown’s vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from Lordstown’s efforts to mitigate the effects of COVID-19, delays in Lordstown’s schedule to full commercial production of the Endurance and disruptions to Lordstown’s supply chain, among other negative effects.
The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect Lordstown’s start-up and manufacturing plans. Measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, Lordstown has to limit the number of employees and contractors at the Lordstown Complex at a given time, it could cause a delay in retooling efforts or in the production schedule of the Endurance. Further, Lordstown’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If Lordstown’s workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, Lordstown’s operations will be adversely affected. Lordstown’s planned operations at a single facility, the Lordstown Complex, concentrate these risks.
The extent to which the COVID-19 pandemic may continue to affect Lordstown’s business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, Lordstown may continue to suffer an adverse effect to Lordstown’s business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs.
Lordstown is expected to require continued capital investment.
The design, manufacture and sale of vehicles is a capital intensive business. Although Lordstown anticipates that the funding from the Business Combination will provide sufficient capital to fund the completion of the Endurance and the retooling of the Lordstown Complex necessary to commence commercial production, Lordstown’s business plan to design, produce, sell and service commercial electric pickup trucks, including the Endurance, is expected to require continued capital investment to fund operations, continue research and development and improve infrastructure. Unlike established OEMs that have greater financial resources than Lordstown does, there can be no assurance that Lordstown will have access to the capital Lordstown needs on favorable terms when required or at all. If Lordstown cannot raise additional funds when Lordstown needs them, Lordstown’s financial condition and business could be materially adversely affected.
Failure to successfully retool the Lordstown Complex to support commercial production of electric vehicles could adversely affect Lordstown’s business and results of operations.
While Lordstown believes the Lordstown Complex provides significant competitive advantages, retooling and modifying the Lordstown Complex for production of electric vehicles is complicated and presents significant challenges. The size of the Lordstown Complex is massive, spanning over 6.2 million square feet, and many areas need to be retooled and modified. The stamping, body shop, paint and final assembly areas need to be converted from manufacturing traditional internal combustion engine vehicles to manufacturing electric vehicles. Lordstown also plans to create lines to assemble battery packs and manufacture hub motors. As with any large-scale capital project, it could be subject to delays, cost overruns or other complications. These risks could be exacerbated because Lordstown is attempting to modify a complex designed to build traditional internal combustion engine vehicles to support the emerging technologies behind electric vehicles. In order to commence commercial production at the Lordstown

Complex, Lordstown will also need to hire and train significant numbers of employees and integrate a yet-to-be-fully-developed supply chain. A failure to commence commercial production at the Lordstown Complex on schedule would lead to additional costs and delay Lordstown’s ability to generate meaningful revenues. In addition, it could diminish the “first mover” advantage Lordstown aims to attain, prevent Lordstown from gaining the confidence of potential customers and open the door to increased competition. All of the foregoing could hinder Lordstown’s ability to successfully launch and grow Lordstown’s business and achieve a competitive position in the market.
Lordstown will rely on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
Lordstown will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Lordstown’s manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
The intellectual property license agreement Lordstown has with Workhorse Group is not exclusive to Lordstown.
Lordstown entered into an intellectual property license agreement (the “IPLA”) with Workhorse Group to use certain technologies and intellectual property that had been developed for Workhorse Group's W-15 electric pickup truck and patents directed toward vehicle chassis assembly, vehicle header and drive module and telematics, as well as related trade secrets know-how in the design and development of the Endurance. If a competitor licenses Workhorse Group’s technology and enters the market, Lordstown could face competitive pressures that could adversely impact Lordstown’s business.
With Lordstown’s vehicle still under development, Lordstown does not have any current customers or any pending orders and there is no assurance nonbinding pre-orders will be converted into binding orders or sales.
Lordstown’s business model is focused on building relationships with large fleet customers. To date, Lordstown has engaged in limited marketing activities and Lordstown has no binding contracts with customers. The non-binding pre-orders that Lordstown has signed did not require customer deposits and may not be converted into binding orders or sales. Until the time that the Endurance’s design and development is complete and is commercially available for purchase, and Lordstown is able to scale up its marketing function to support sales, there will be uncertainty as to customer demand for the Endurance. The potentially long wait from the time a pre-order is made until the time the Endurance is delivered, and any delays beyond expected wait times, could also impact user decisions on whether to ultimately make a purchase. Even if Lordstown is able to obtain binding orders, customers may limit their volume of purchases initially as they assess Lordstown’s vehicles and whether to make a broader transition to electric vehicles. This may be a long process and will depend on the safety, reliability, efficiency and quality of Lordstown’s vehicles, as well as the support and service that Lordstown offers. It will also depend on factors outside of Lordstown’s control, such as general market conditions and broader trends in fleet management and vehicle electrification, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for Lordstown’s products and the pace and levels of growth that Lordstown will be able to achieve.

Lordstown’s future growth depends upon Lordstown’s ability to maintain relationships with Lordstown’s existing suppliers, source suppliers for Lordstown’s critical components, and complete building out Lordstown’s supply chain, while effectively managing the risks due to such relationships.
Lordstown’s success will be dependent upon Lordstown’s ability to enter into supplier agreements and maintain its relationships with suppliers who are critical and necessary to the output and production of Lordstown’s vehicles. Lordstown also relies on a small group of suppliers to provide Lordstown with the components for Lordstown’s vehicles. The supply agreements Lordstown has or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers become unable to provide or experience delays in providing components or the supply agreements Lordstown has in place are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes, and other factors beyond Lordstown’s control or that Lordstown does not presently anticipate could affect Lordstown’s ability to receive components from Lordstown’s suppliers.
Further, Lordstown has not secured supply agreements for all of its components, including battery cells. Lordstown may be at a disadvantage in negotiating supply agreements for the production of its vehicles due to its limited operating history. In addition, there is the possibility that finalizing the supply agreements for the parts and components of Lordstown’s vehicle will cause significant disruption to Lordstown’s operations, or such supply agreements could be at costs that make it difficult for Lordstown to operate profitably.
If Lordstown does not enter into long-term supply agreements with guaranteed pricing for Lordstown’s battery cells or other parts or components, Lordstown may be exposed to fluctuations in components, materials and equipment prices. Substantial increases in the prices for such components, materials and equipment would increase Lordstown’s operating costs and could reduce Lordstown’s margins if Lordstown cannot recoup the increased costs. Any attempts to increase the announced or expected prices of Lordstown’s vehicles in response to increased costs could be viewed negatively by Lordstown’s potential customers and could adversely affect Lordstown’s business, prospects, financial condition or operating results.
Lordstown may experience delays in realizing Lordstown’s projected timelines and cost and volume targets for the production, launch and ramp up of the Endurance and the retooling of the Lordstown Complex, which could harm Lordstown’s business, prospects, financial condition and operating results.
Lordstown’s future business depends in large part on its ability to execute on its plans to develop, manufacture, market and sell or lease the Endurance. Any delay in the financing (including a delay in completion of the Business Combination), design, manufacture and launch of Endurance, including in the retooling of the Lordstown Complex, could materially damage Lordstown’s brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent Lordstown experiences delays in the retooling of the Lordstown Complex or delays the launch of the Endurance, Lordstown’s growth prospects could be adversely affected. In addition, it could diminish the “first mover” advantage Lordstown aims to attain, prevent Lordstown from gaining the confidence of potential customers and open the door to increased competition. Furthermore, Lordstown relies on third-party suppliers for the provision and development of many of the key components and materials used in Lordstown’s vehicles. To the extent Lordstown’s suppliers experience any delays in providing Lordstown with or developing necessary components, whether due to COVID-19 or other reasons, Lordstown could experience delays in meeting its projected timelines.
Further, Lordstown has no experience to date in high volume manufacturing of its vehicles. Even if Lordstown is successful in developing its high volume manufacturing capability and processes and reliably sources its component supply, Lordstown cannot assure that Lordstown will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond Lordstown’s control such as problems with suppliers and vendors, or in time to meet Lordstown’s vehicle commercialization schedules or to satisfy the requirements of customers.
Lordstown will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.
Lordstown will initially depend on revenue generated from a single vehicle model and in the foreseeable future will be significantly dependent on a single or limited number of models. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. Given that for the foreseeable future Lordstown’s business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, Lordstown’s sales volume, business, prospects, financial condition, and operating results could be materially and adversely affected.
If Lordstown fails to scale its business operations and otherwise manage future growth effectively as Lordstown attempts to rapidly grow its company, Lordstown may not be able to produce, market, service and sell or lease its vehicles successfully.
Any failure to manage Lordstown’s growth effectively could materially and adversely affect Lordstown’s business, prospects, operating results or financial condition. Lordstown plans to commence limited commercial production of the Endurance at the Lordstown Complex in 2021 and is targeting significant growth thereafter. Lordstown’s future operating results depend to a large extent on its ability to manage its expansion and growth successfully. However, Lordstown has no experience to date in high volume manufacturing of its vehicles. Lordstown cannot assure that it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable Lordstown to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market its vehicles. Any failure to develop such manufacturing processes and capabilities within Lordstown’s projected costs and timelines could stunt Lordstown’s future growth and impair Lordstown’s ability to produce, market, service and sell or lease its vehicles successfully.
Lordstown may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Lordstown fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.
It is difficult to predict Lordstown’s future revenues and appropriately budget for its expenses, and Lordstown may have limited insight into trends that may emerge and affect its business. Lordstown will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is no historical basis for making judgments on the demand for Lordstown’s vehicles or its ability to develop, manufacture, and deliver vehicles, or Lordstown’s profitability in the future. If Lordstown overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase Lordstown’s costs. If Lordstown underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Lordstown’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Lordstown fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm Lordstown’s business, financial condition and operating results.
Lordstown’s future growth is dependent upon the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on Lordstown’s ability to produce, sell and service vehicles that meet their needs. If the market for commercial electric vehicles does not develop as Lordstown expects or develops slower than Lordstown expects, Lordstown’s business, prospects, financial condition and operating results will be adversely affected.
Lordstown’s growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on Lordstown’s ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric pickup trucks and vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow to date. As part of Lordstown’s sales efforts, Lordstown must educate fleet managers as to the economical savings during the life of the vehicle and the lower “total cost of ownership” of Lordstown’s vehicles. As such, Lordstown believes that operators of commercial vehicle fleets will consider many factors when deciding whether to purchase Lordstown’s commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. Lordstown believes these factors include:

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the difference in the initial purchase prices of commercial electric vehicles with comparable vehicles powered by internal combustion engines, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

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the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

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the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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fuel prices, including volatility in the cost of diesel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to electric vehicles;

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the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

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corporate sustainability initiatives;

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commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

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the quality and availability of service for the vehicle, including the availability of replacement parts;

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the limited range over which commercial electric vehicles may be driven on a single battery charge;

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access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

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electric grid capacity and reliability; and

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macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that Lordstown will produce and sell, then the market for commercial electric vehicles may not develop as Lordstown expects or may develop more slowly than Lordstown expects, which would adversely affect Lordstown’s business, prospects, financial condition and operating results.
In addition, any reduction, elimination or selective application of tax and other governmental incentives and subsidies because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or Lordstown’s electric vehicles in particular, which would adversely affect Lordstown’s business, prospects, financial condition and operating results. Further, Lordstown cannot assure that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.
If Lordstown is unable to address the service requirements of its future customers or there is inadequate access to charging stations, Lordstown’s business will be materially and adversely affected.
Demand for the Endurance will depend in part on the availability of service providers and charging infrastructure. Servicing electric vehicles is different than servicing internal combustion engine or hybrid vehicles and requires specialized skills, including high voltage training and servicing techniques. As the Endurance is not in production yet, Lordstown does not have experience servicing the Endurance. The Endurance also will require the use of charging stations to recharge its batteries. While the prevalence of charging stations has been increasing, their locations are significantly less widespread than gas stations. Lordstown plans to partner with third-party service providers to maintain and repair the Endurance, and with third-party electric vehicle station providers to offer installation of charging stations to Lordstown’s customers. Lordstown does not have any such arrangements in place with such third parties to date. Some potential customers may choose not to purchase the Endurance because of the lack of a more widespread service network or charging infrastructure. If Lordstown is unable to satisfactorily service its future customers or provide a seamless access to charging infrastructure, Lordstown’s ability to generate customer loyalty, grow its business and sell Endurance could be impaired.
Lordstown may be unable to adequately control the costs associated with its operations
Lordstown may be unable to adequately control the costs associated with its operations. Lordstown expects to incur significant costs related to procuring raw materials required to manufacture and assemble its vehicles. The prices for these raw materials fluctuate depending on factors beyond Lordstown’s control. Lordstown’s business also depends on the continued supply of battery cells for its vehicles. Lordstown is exposed to multiple risks relating to availability and pricing of quality lithium-ion battery cells.
Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for Lordstown’s raw materials or components would increase Lordstown’s operating costs, and could reduce Lordstown’s margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages, which would result in increased costs in raw materials to Lordstown or impact of prospects.
Lordstown depends upon key personnel and will need to hire and train additional personnel.
Lordstown’s success depends on the continuing services of key employees. Lordstown believes the depth and quality of the experience of its management team in the automotive and electric vehicles is a key to Lordstown’s ability to be successful. The loss of any of these individuals could have a material and adverse effect on Lordstown’s business operations. Additionally, the success of Lordstown’s operations will largely depend upon Lordstown’s ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that Lordstown will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for Lordstown. The challenge will be exacerbated for Lordstown as it attempts to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19. Lordstown’s inability to attract and retain key personnel may materially and adversely affect Lordstown’s business operations. Any failure by Lordstown’s management to effectively anticipate, implement, and manage the changes required to sustain Lordstown’s growth would have a material adverse effect on Lordstown’s business, financial condition, and results of operations.
Lordstown will also need to hire and train a significant number of hourly employees to engage in full-scale commercial manufacturing operations. This needs to be accomplished in a very short period of time in order for Lordstown to commence commercial production and sales in the second half of 2021 as targeted. There are various risks and challenges associated with hiring, training and managing a large workforce, and these risks and challenges will be exacerbated by the short period of time in which Lordstown intends to scale up its hourly workforce. Although the area surrounding the Lordstown Complex is home to a highly trained workforce with experience working in the Lordstown Complex and manufacturing vehicles, this workforce does not have experience with electric vehicle manufacturing and many jobs will require significant training. Furthermore, in the event employees hired by Lordstown seek to join or form a labor union, Lordstown could be subject to risks as it engages in and attempts to finalize negotiations with the union, including potential work slowdowns or stoppages, delays and increased costs. If Lordstown is unsuccessful in hiring and training a workforce in a timely and cost-effective manner, its business, financial condition and results of operations could be adversely affected.
We are highly dependent on the services of Stephen S. Burns, our Chief Executive Officer.
Lordstown is highly dependent on the services of Stephen S. Burns, its Chief Executive Officer, and is its largest stockholder. Mr. Burns is the founder of Lordstown and a significant influence and driver of Lordstown’s business plan. If Mr. Burns were to discontinue his service to Lordstown due to death, disability or any other reason, Lordstown would be significantly disadvantaged.

Lordstown faces intense competition, including that Lordstown may not be the first to market with an electric pickup truck. Many of Lordstown’s competitors have significantly greater financial or other resources, longer operating histories and greater name recognition than Lordstown does and one or more of these competitors could use their greater resources and/or name recognition to gain market share at Lordstown’s expense or could make it very difficult for Lordstown to establish significant market share.
Lordstown faces intense competition in its industry, which Lordstown may be unable to manage, including the risk that Lordstown may not be the first to market with an electric pickup truck. Established OEMs and new entrants to the industry have announced their intent to compete in the electric pickup truck market. In addition, established OEMs currently offer alternative fuel and hybrid medium-duty pickup trucks to the commercial fleet market. In the electric medium-duty pickup truck market in the United States, at least initially, Lordstown believes it will compete with few other manufacturers and will have fairly limited competition in the commercial fleet electric pickup truck category. However, if fleet operators begin transitioning to electric vehicles on a mass scale, which will be necessary for Lordstown to be successful, Lordstown expects that more competitors will enter the market and competition will become intense. Certain potential competitors, for example, have more significant financial resources, established market positions, long-standing relationships with customers and dealers who have more resources available to develop new products and introduce them into the marketplace than are currently available to Lordstown. As a result, Lordstown’s competitors may be able to compete more aggressively and sustain that competition over a longer period of time than Lordstown can. This expected competition places significant pressure on Lordstown’s ability to achieve its goals of completing the development of the Endurance, retooling of the Lordstown Complex and commencing commercial production and sales in the near term. If Lordstown is unable to do this successfully and leverage a “first mover” advantage to build strong customer relationships, Lordstown may not be able to compete successfully. This intense competitive environment may require Lordstown to make changes in its products, pricing, licensing, services, distribution, or marketing to develop a market position, any of which could have an adverse effect on Lordstown’s financial condition, results or prospects.
Lordstown’s electric vehicles will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than Lordstown’s vehicle technologies.
Lordstown’s target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, Lordstown’s competitors are working on developing technologies that may be introduced in Lordstown’s target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of Lordstown’s vehicles or make Lordstown’s vehicles uncompetitive or obsolete.
Lordstown may be unable to keep up with changes in electric vehicle technology as new entrants and existing, larger manufacturers enter the electric vehicle space.
The Endurance is being designed for use with, and is dependent upon, existing electric vehicle technology. As new companies and larger, existing vehicle manufacturers enter the electric vehicle space, Lordstown may lose any technological advantage it may have had in the marketplace and suffer a decline in its position in the market. As technologies change, Lordstown plans to upgrade or adapt its products to continue to provide products with the latest technology. However, Lordstown’s products may become obsolete or Lordstown’s research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology to effectively compete. As a result, Lordstown’s potential inability to adapt and develop the necessary technology may harm Lordstown’s competitive position.
Product liability or other claims could have a material adverse effect on Lordstown’s business.
The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of all vehicles, including electric vehicles. Although Lordstown has liability insurance policies in place, that insurance may be inadequate to cover all potential product claims. Any product recall or lawsuit seeking significant monetary damages either in excess of Lordstown’s coverage, or outside of Lordstown coverage, may have a material adverse effect on Lordstown’s business and financial condition. Lordstown may not be able to secure additional liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful product liability claim against Lordstown could require Lordstown to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about Lordstown’s products and business and inhibit or prevent commercialization of other future product candidates. Lordstown cannot provide assurance that such claims and/or recalls will not be made in the future.
The acquisition of the Lordstown Complex required Lordstown to accept all environmental responsibility for the real property.
The Asset Transfer Agreement between Lordstown and GM pursuant to which Lordstown acquired the Lordstown Complex required Lordstown to accept the condition of the real property in “as is — where is” condition, including accepting all environmental conditions. The Lordstown Complex and all of its facilities and real property present environmental risk, both known and unknown. Prior to entering into the Asset Transfer Agreement, GM completed an investigation and remediation project pursuant to an Administrative Order on Consent (AOC) under the U.S. Environmental Protection Agency’s (the “EPA”) Resource Conservation and Recovery Act (“RCRA”) Corrective Action Program. As part of the U.S. EPA’s approval of GM’s investigation and remediation project, GM placed an environmental covenant on the real property, which requires, among other things, (i) the maintenance of nominal financial assurance, (ii) limits the real property to commercial/industrial use, (iii) the prohibition of groundwater for potable use, (iv) the implementation of a dust control plan, and (v) and the maintenance of impermeable surfaces on certain areas of the real property. Lordstown assumed these responsibilities under the environmental covenant as a condition to the consummation of the transactions contemplated by the Asset Transfer Agreement. In addition, to further manage potential environmental risk, Lordstown has secured environmental liability insurance coverage as required under the Asset Transfer Agreement. Finally, to mitigate the risk associated with the Ohio EPA’s authority to require future remediation activities at the Lordstown Complex, related to historic environmental conditions, Lordstown has entered into an Administrative Order with the Ohio EPA wherein the Ohio EPA agreed to not pursue enforcement actions against Lordstown for historic environmental conditions at the site provided that Lordstown complies with the terms of the environmental covenant. Notwithstanding the efforts that Lordstown has taken to mitigate environmental risk, there is no assurance that there will be no claims, lawsuits, fines or penalties that may arise; however, the environmental insurance is available to address such claims that relate to site contamination. Lordstown’s assumption of environmental liabilities at the Lordstown Complex could expose Lordstown to potential costs and liabilities that could adversely impact Lordstown’s financial condition.
Regulatory requirements may have a negative effect upon Lordstown’s business.
All vehicles sold must comply with international, federal, and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Endurance will be subject to substantial regulation under federal, state, and local laws and standards. These regulations include those promulgated by the U.S. EPA, the National Highway Traffic Safety Administration (“NHTSA”), Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and various state boards, and compliance certification is required for each new model year. These laws and standards are subject to change from time to time and Lordstown could become subject to additional regulations in the future. In addition, federal, state, and local laws and industrial standards for electric vehicles are still developing. Compliance with these regulations could be challenging, burdensome, time consuming, and expensive. If compliance results in delays or substantial expenses, Lordstown’s business could be adversely affected.
Lordstown’s success may be dependent on Lordstown’s development and protection of intellectual property rights.
Lordstown relies on confidentiality and trade secret protections to protect its proprietary technology. All new developments by Lordstown will be owned by Lordstown. Lordstown’s success will, in part, depend on Lordstown’s ability to obtain patents and trademarks and protect its trade secrets and proprietary technology. Lordstown is currently maintaining its engineering under confidentiality agreements and other agreements to preserve Lordstown’s trade secrets and other proprietary technology. Lordstown has filed several trademark applications with the United States Patent and Trademark Office but has not finalized any as of this date. Although Lordstown has entered into confidentiality agreements with its employees and consultants and contractors, Lordstown’s agreements may not adequately protect Lordstown’s intellectual property, particularly with respect to conflicts of ownership relating to work product generated by Lordstown’s employees and consultants, and Lordstown cannot be certain that others will not gain access to its trade secrets and other proprietary technology. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Lordstown’s trade secrets.
Lordstown may be exposed to liability for infringing upon other companies’ intellectual property rights.
Lordstown’s success will, in part, depend on Lordstown’s ability to operate without infringing on others’ proprietary rights. Although Lordstown is starting with a new design and development and is relying on the licensed rights from Workhorse Group and Elaphe, and while Lordstown is not aware of any patents and trademarks which would cause Lordstown’s products or their use to infringe the rights of any third parties, Lordstown cannot be certain that infringement has not or will not occur. Lordstown could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.
The Endurance will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flames. If such events occur in the Endurance, Lordstown could face liability for damage or injury, adverse publicity and a potential safety recall, any of which could adversely affect Lordstown’s business, prospects, financial condition and operating results.
The battery packs in the Endurance will use lithium-ion cells, which have been used for years in laptop computers and cell phones. On rare occasions, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Lordstown could face liability for damage or injury, adverse publicity and a potential safety recall, any of which could adversely affect Lordstown’s business, prospects, financial condition and operating results. To limit any losses associated with such event, Lordstown will carry commercial general liability, commercial automobile liability and umbrella insurance, which may not be adequate to ensure against all losses.
Lordstown’s facility could be damaged or adversely affected as a result of disasters or other unpredictable events. Any prolonged disruption in the operations of Lordstown’s facility would adversely affect Lordstown’s business, prospects, financial condition and operating results.
Lordstown plans to engineer and assemble its electric vehicles at a single facility, the Lordstown Complex. Any prolonged disruption of the Lordstown Complex, whether due to technical, information systems, communication networks, strikes, accidents, weather conditions or other natural disaster, the COVID-19 pandemic or otherwise, whether short or long-term, would adversely affect Lordstown’s business, prospects, financial condition and operating results.
Lordstown may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate the Lordstown Complex.
Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities for the operation of the Lordstown Complex. While the Company has all permits necessary to perform its current plans and operations, Lordstown is in the process of applying for and securing the environmental, wastewater and land-use permits necessary for the commercial operation of the plant. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate the Lordstown Complex could adversely affect the ability of Lordstown to execute on its business plans and objective.
If Lordstown’s vehicles fail to perform as expected, Lordstown’s ability to develop, market and sell or lease its electric vehicles could be harmed.
If Lordstown’s vehicles were to contain defects in design and/or manufacture that cause them not to perform as expected or that require repair, Lordstown’s ability to develop, market and sell its vehicles could be harmed. For example, the operation of Lordstown’s vehicles is highly dependent on software that will require modification and updates over time. Software products are inherently complex and often contain defects and errors when first introduced. Lordstown currently has a limited frame of reference by which to evaluate the long-term quality, reliability and performance characteristics of its trucks, battery packs and other products. There can be no assurance that Lordstown will be able to detect and repair any defects in its products before commencing the sale of its vehicles. Any product defects or any other failure of Lordstown’s vehicles to perform as expected could harm Lordstown’s reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims or significant warranty and other expenses, and could have a material adverse impact on Lordstown’s business, financial condition, operating results and prospects. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be particularly significant to Lordstown.
Lordstown will not have a third-party retail product distribution network.
Third-party dealer networks are the traditional method of vehicle sales distribution. Because Lordstown plans to sell directly to commercial fleet managers, Lordstown will not have a traditional dealer product distribution network. Building an in-house sales and marketing function at Lordstown may be expensive and time consuming. If the lack of a traditional dealer product distribution network results in lost opportunities to generate sales, it could limit Lordstown’s ability to grow. If Lordstown’s use of an in-house sales and marketing team is not effective, Lordstown’s results of operations and financial conditions could be adversely affected.
Lordstown may face legal challenges in one or more states attempting to sell directly to customers that could adversely affect Lordstown’s costs.
Lordstown’s business plan includes the direct sale of vehicles to commercial fleet operators, and potentially, to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. Lordstown anticipates that it can become a licensed dealer in certain states.
Lordstown may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the agencies that Lordstown is acting in the capacity or a dealer without a license. In some states, regulators may restrict or prohibit Lordstown from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Because the laws vary from state to state, Lordstown’s distribution model must be carefully established and the sales and service process continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model will add to the cost of Lordstown’s business.
If Lordstown is unable to establish and maintain confidence in its long-term business prospects among commercial fleet operators, analysts and within its industry, then Lordstown’s financial condition, operating results and business prospects may suffer materially.
Commercial fleet operators may be less likely to purchase Lordstown’s products now if they are not convinced that Lordstown’s business will succeed or that Lordstown’s operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Lordstown if they are not convinced that Lordstown’s business will succeed. Accordingly, to build, maintain and grow Lordstown’s business, Lordstown must maintain confidence among commercial fleet operators, suppliers, analysts and other parties in Lordstown’s liquidity and long-term business prospects. Maintaining such confidence may be particularly complicated by certain factors, such as Lordstown’s limited operating history, unfamiliarity with Lordstown’s products, competition and uncertainty regarding the future of electric vehicles. Many of these factors are largely outside Lordstown’s control, and any negative perceptions about Lordstown’s long-term business prospects, even if exaggerated or unfounded, would likely harm Lordstown’s business and make it more difficult to raise additional capital in the future.

Lordstown may be compelled to undertake product recalls or take other actions, which could adversely affect Lordstown’s business, prospects, operating results, reputation and financial condition.
Any product recall in the future may result in adverse publicity, damage Lordstown’s reputation and adversely affect Lordstown’s business, prospects, operating results and financial condition. In the future, Lordstown may voluntarily or involuntarily, initiate a recall if any of Lordstown’s electric vehicles or its components (including Lordstown’s battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls, whether caused by systems or components engineered or manufactured by Lordstown or its suppliers, involve significant expense and diversion of management attention and other resources, which could adversely affect Lordstown’s brand image in its target market and Lordstown’s business, prospects, financial condition and operating results.
Insufficient warranty reserves to cover future warranty claims could adversely affect Lordstown’s business, prospects, financial condition and operating results.
Once Lordstown’s electric pickup trucks are in production, Lordstown will need to maintain warranty reserves to cover any warranty-related claims. If Lordstown’s warranty reserves are inadequate to cover such future warranty claims, Lordstown’s business, prospects, financial condition and operating results could be materially and adversely affected. Lordstown may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.
Lordstown intends to collect and process certain information about its customers and will be subject to various privacy and data protection laws.
Lordstown intends to collect and process certain information about its customers, in accordance with applicable law and its own privacy policies. Any failure by Lordstown to comply with its privacy policy or any federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against Lordstown, legal liability, fines, damages and other costs. A failure by any of Lordstown’s vendors or business partners to comply with contractual or legal obligations regarding the protection of information about Lordstown customers could carry similar consequences. Should Lordstown become subject to additional privacy or data protection laws, Lordstown may need to undertake compliance efforts that could carry a large cost. Although Lordstown takes steps to protect the security of Lordstown’s customers’ personal information, Lordstown may be required to expend significant resources to comply with data security incident notification requirements if a third party accesses or acquires the personal information of Lordstown’s customers without authorization or Lordstown otherwise experiences a data security incident or loss of customers’ personal information. A major breach of Lordstown’s network security and systems could have negative effects on Lordstown’s business and future prospects, including possible fines, penalties and damages, reduced demand for Lordstown’s vehicles, and harm to Lordstown’s reputation and brand. Such a breach could also compromise or lead to a loss of protection of Lordstown’s intellectual property or trade secrets.
There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for Lordstown’s electric vehicles, and there can be no assurance such systems will be successfully developed.
Lordstown vehicles will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies are inherently complex, and Lordstown will need to coordinate with its vendors and suppliers in order to reach production for its electric vehicles. Defects and errors may be revealed over time and Lordstown’s control over the performance of third-party services and systems may be limited. Thus, Lordstown’s potential inability to develop the necessary software and technology systems may harm its competitive position.
Lordstown is relying on third-party suppliers to develop a number of emerging technologies for use in its products, including lithium ion battery technology. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that Lordstown’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support its business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics

Lordstown anticipates in its business plan. As a result, Lordstown’s business plan could be significantly impacted and Lordstown may incur significant liabilities under warranty claims which could adversely affect its business, prospects, and results of operations.
Interruption or failure of, or unauthorized access to, Lordstown’s or the Endurance’s information technology and communications systems could adversely affect Lordstown’s operating results and reputation.
Lordstown is currently developing information technology and communications systems to assist Lordstown in the management of Lordstown’s business. The production of Lordstown’s vehicles will require the development, maintenance and improvement of information technology and communications systems in the United States, which will include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. The availability and effectiveness of operating Lordstown’s business will depend on these systems.
In addition, software, information technology and communications systems will be integral to the operation and functionality of the Endurance. The Endurance will be designed with built-in data connectivity to accept and install periodic remote updates to improve or update their functionality. Although these systems will be designed and tested for resiliency and security, they involve complex technologies and we cannot be certain they will be entirely free from vulnerabilities.
As a result, all of these systems may be vulnerable to damage or interruption from, among other things, data breaches, cyber-attacks, fire, natural disasters, power loss, telecommunications failures, computer viruses, and other attempts to harm Lordstown’s systems or the operation of Endurance vehicles. Lordstown cannot be certain that these systems or their required functionality will be effectively developed, implemented and maintained, and any disaster recovery planning cannot account for all eventualities. Any compromise of Lordstown’s proprietary information or the systems of Lordstown or the Endurance could adversely affect Lordstown’s reputation and could result in lengthy interruptions to Lordstown’s ability to operate its business and customers’ ability to operate the Endurance.
Lordstown may not succeed in establishing, maintaining and strengthening the Lordstown brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.
Lordstown’s business and prospects heavily depend on its ability to develop, maintain and strengthen the Lordstown brand. If Lordstown is not able to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Lordstown’s ability to develop, maintain and strengthen the Lordstown brand will depend heavily on the success of its marketing efforts. The automobile industry is intensely competitive, and Lordstown may not be successful in building, maintaining and strengthening its brand. Lordstown’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan, the European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than Lordstown does. If Lordstown does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.
Lordstown’s insurance strategy may not be adequate to protect Lordstown from all business risks.
In the ordinary course of business, Lordstown may be subject to losses resulting from products liability, accidents, acts of God and other claims against Lordstown, for which Lordstown may have no insurance coverage. While Lordstown currently carries commercial general liability, commercial automobile liability, excess liability, workers’ compensation, cyber security and directors’ and officers’ insurance policies, Lordstown may not maintain as much insurance coverage as other OEMs do, and in some cases, Lordstown may not maintain any at all. Additionally, the policies that Lordstown does have may include significant deductibles, and Lordstown cannot be certain that its insurance coverage will be sufficient to cover all future claims against Lordstown. A loss that is uninsured or exceeds policy limits may require Lordstown to pay substantial amounts, which could adversely affect Lordstown’s financial condition and operating results.

Lordstown is or may be subject to risks associated with strategic alliances or acquisitions.
Lordstown may from time to time consider entering into strategic alliances, including joint ventures, minority equity investments or other transactions with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
As a private company, Lordstown has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in Lordstown’s financial reporting, which could adversely affect Lordstown’s business.
As a private company, Lordstown has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, Lordstown has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, the Company will become subject to the SEC’s internal control over financial reporting requirements and will become subject to the auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, or otherwise loses its “emerging growth company” status. As a result, we expect that our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Company may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, Lordstown current controls and any new controls that it develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.
If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, Lordstown may not detect errors timely, its financial statements could be misstated, it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm Lordstown’s business and adversely affect the market price of our common stock.
Risks Related to DiamondPeak and the Business Combination
We and Lordstown will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on us and Lordstown. These uncertainties may impair the ability of Lordstown to retain and motivate key personnel and could cause third parties that deal with Lordstown to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our business following the Business Combination could be harmed.
Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations and profitability of DiamondPeak following the Business Combination.
Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts and expertise of certain key personnel, including the management team of Lordstown, particularly with respect to the expertise of the Lordstown management team in the electric vehicle industry. Although we expect key personnel to remain with the combined company following the Business Combination, and our obligation to consummate the Business Combination is conditioned upon the continued employment of certain Lordstown’s key employees pursuant to the Merger Agreement, there can be no assurance that they will do so. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations of the combined company. Furthermore, following the closing, certain of the key personnel of Lordstown may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.
Our Sponsor and certain officers and directors have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.
When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that our Sponsor and certain officers and directors have interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. For a more complete description of these interests, see section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed consolidated combined financial information for DiamondPeak following the Business Combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of DiamondPeak.”
The prospective financial information for Lordstown is based on various assumptions that may not prove to be correct.
Lordstown provided DiamondPeak with its internally prepared projections for the each of the years in the five year period ending December 31, 2024. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. These projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Further, prospective financial information does not reflect any impact of the proposed transaction and have not been updated since the date of preparation.
The projections reflect numerous assumptions including, among other things, assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Lordstown’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors” or matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements.” The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.
The financial projections for net revenue are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lordstown’s control. Since these projections covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the assumptions made in preparing any particular information will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Lordstown or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
The projections were requested by, and disclosed to, DiamondPeak for use as a component in its overall evaluation of Lordstown, and are included in this proxy statement because they were provided to the DiamondPeak board of directors for its evaluation of the business combination. Lordstown has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to DiamondPeak. None of DiamondPeak, Lordstown nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any DiamondPeak stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Lordstown will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The projections were prepared by, and are the responsibility of, Lordstown’s management. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of DiamondPeak, Lordstown or any of their independent auditors express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
Our Sponsor, our anchor investor, and certain of our directors and officers hold all of our founder shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.
Our Sponsor and our anchor investor currently hold all of our 7,000,000 founder shares, representing 20% of the total outstanding shares as of the date hereof. The founder shares will be worthless if we do not complete an initial business combination by March 4, 2021. In addition, our Sponsor and our anchor investor hold, collectively, all of the 5,066,667 private placement warrants. Our anchor investor and Mr. Hamamoto, our Chairman and Chief Executive Officer, also hold approximately 1,083,333 and 333,333 public warrants, respectively. Such private placement warrants and public warrants will also be worthless if we do not complete an initial business combination by March 4, 2021.
The founder shares are identical to the shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the Business Combination and to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our Charter, (a) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the timeframe set forth in our Charter, or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our business combination within the timeframe set forth in our Charter, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our business combination within such time period, (iii) the founder shares will automatically convert into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described in our Charter and (iv) are subject to registration rights.
The private placement warrants are identical to the warrants sold as part of the units in our Initial Public Offering except that, so long as they are held by our Sponsor, our anchor investor or their permitted transferees, (i) they will not be redeemable by us (except for a number of shares of Class A common stock), (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor and our anchor investor until 30 days after the completion of our initial business combination and (iii) they may be exercised by the holders on a cashless basis.
The personal and financial interests of our Sponsor and our officers and directors may have influenced their motivation in identifying and selecting the Lordstown, completing the Business Combination with Lordstown and influencing the operation of Lordstown following the Business Combination. For a more complete description of these interests, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Lordstown, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm, and Goldman Sachs & Co. LLC (“Goldman Sachs”), our financial advisor in connection with the Business Combination and the PIPE Investment did not execute agreements with us waiving such claims to the monies held in the Trust Account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.
While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Lordstown’s business, a request by Lordstown to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Lordstown’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for DiamondPeak and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.
For example, it is a condition to DiamondPeak’s obligation to close the Business Combination that Lordstown’s representations and warranties be true and correct as of the date of the Merger Agreement and the closing in all respects subject to the applicable materiality standard as set forth in the Merger Agreement. However, if our board of directors determines that any such breach is not material to the business of Lordstown, then the board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that DiamondPeak’s stockholders approve the Business Combination.
As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for our public warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, which will occur on the fifth anniversary of the completion of our initial business combination, and as such, the public warrants may expire worthless.
We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.
We have not registered the shares of Class A common stock issuable upon exercise of the warrants issued in our Initial Public Offering under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days following our initial business combination to have declared effective, a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants issued in our Initial Public Offering are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.
We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor, our anchor investor or their permitted transferees.
Because certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant, the units may be worth less than units of other blank check companies.
Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued. This is different from other companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.
Warrants will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued warrants to purchase an aggregate of 9,333,333 shares of Class A common stock as part of the units offered in our Initial Public Offering and, simultaneously with the closing of our Initial Public Offering, we issued private placement warrants to the Sponsor and our anchor investor to purchase an aggregate of 5,066,667 shares of Class A common stock. Each warrant issued is exercisable to purchase one whole share of Class A common stock at $11.50 per whole share. In addition, contemporaneously with the closing, we will issue the BGL Warrants, entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak, as determined immediately after giving effect to the Business Combination and the PIPE Investment. The BGL Warrants will be identical to public warrants other than certain terms specified in the BGL Letter Agreement. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — BGL Letter Agreement.” To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the then existing holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.
The private placement warrants are identical to the warrants sold as part of the units offered in our Initial Public Offering except that, so long as they are held by the Sponsor, our anchor investor or their permitted transferees, (i) they will not be redeemable by us (except for a number of shares of Class A common stock), (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor and our anchor investor until 30 days after the completion of our initial business combination and (iii) they may be exercised by the holders on a cashless basis.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock. After the Business Combination (and assuming no redemptions by our public stockholders of public shares), our Sponsor will own approximately 3.7% of our Class A common stock (or 4.9%, assuming a maximum redemption by our public stockholders of 27,000,000 public shares).
In connection with the closing of our Initial Public Offering, we entered into a registration rights agreement with our Sponsor and our anchor investor providing for registration rights to them with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the founder shares. Following the execution of the Merger Agreement, we entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL (collectively, the “Holders”), dated August 1, 2020 and to be effective as of the Effective Time, which will amend, restate and replace the registration rights agreement described above. Pursuant to the Registration Rights and Lockup Agreement, DiamondPeak is required to file a registration statement registering the resale of the Class A common stock (including those held as of the Effective Time or issuable upon future exercise of the private placement warrants or the BGL Warrants) and private placement warrants held by the Holders within 45 days following the closing.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
The Subscription Agreements include a jury trial waiver that could limit a PIPE Investor’s ability to bring or demand a jury trial in any claim or cause of action that it seeks to bring based upon or arising out of or related to the Subscription Agreements.
The Subscription Agreements contain a provision pursuant to which the parties waive their respective rights to a trial by jury in any claim or cause of action based upon, arising out of or related to the Subscription

Agreements. In addition the waiver applies to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of the Subscription Agreements or any provision of the Subscription Agreements. This jury trial waiver does not apply to subsequent secondary purchasers of the Class A common stock issued and sold pursuant to the Subscription Agreements nor does it apply to any other shareholders of DiamondPeak. Further, this jury trial waiver does not apply to the PIPE Investors in respect of any claim or cause of action that is not based upon, arising out of or related to the Subscription Agreements.
If we opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the Delaware, which govern our Subscription Agreements, and by a federal or state court in the State of Delaware, which has exclusive jurisdiction over matters arising under the Subscription Agreements.
In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our Subscription Agreements. Nevertheless, if this contractual pre-dispute jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreements with a jury trial. No condition, stipulation or provision of the Subscription Agreements serves as a waiver by any PIPE Investor or by us of compliance with the federal securities laws.
This waiver of jury trial provision may limit a PIPE Investor’s ability to bring or demand a jury trial in any claim or cause of action that it seeks to bring based upon, arising out of or related to the applicable Subscription Agreement, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the waiver of jury trial provision contained in the Subscription Agreements to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action, which could harm our business, operating results and financial condition.
Following the closing, our only significant asset will be our ownership of Lordstown, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A common stock.
Following the closing, we will have no direct operations and no significant assets other than our ownership of Lordstown. We will depend on Lordstown for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Class A common stock. Legal and contractual restrictions in agreements governing the indebtedness of Lordstown may limit our ability to obtain cash from Lordstown. The earnings from, or other available assets of, Lordstown may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A common stock.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination. Because the number of shares to be issued in the Merger Agreement will not be adjusted to reflect any changes in the market price of our Class A common stock, the market value of the Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the securities of Lordstown and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to Lordstown and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities following the Business Combination may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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success of our competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning DiamondPeak or the industries in which DiamondPeak operates in general;

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operating and stock price performance of other companies that investors deem comparable to DiamondPeak;

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our ability to complete the engineering of the Endurance, start production and bring it to market on the expected timeline and budget;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving DiamondPeak;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our Class A common stock available for public sale;

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major changes in our board or management;

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sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Trading of stock on a national securities exchange has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to DiamondPeak following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover DiamondPeak following the Business Combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover DiamondPeak following the Business Combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Stephen S. Burns will have significant influence over us after the closing.
Upon closing, Stephen S. Burns will beneficially own our Class A common stock representing approximately 27.7% of our outstanding voting power (or 35.5% assuming a maximum redemption by our public stockholders of 27,000,000 public shares). As long as Mr. Burns own or control a significant percentage of our outstanding voting power, he will have the ability to influence certain corporate actions requiring stockholder approval.
In addition, assuming the Director Election Proposal is approved, our board of directors following the closing will include, in addition to one director designated by DiamondPeak, one director designated by DiamondPeak in consultation with Mr. Burns and one director designated by Mr. Burns in consultation with DiamondPeak, six directors designated by Mr. Burns. See section entitled “Proposal Number 4 — The Director Election Proposal” for more information with respect to the nomination of individuals to our board of directors following the closing.
Provisions in the Proposed Charter may prevent or delay an acquisition of DiamondPeak following the closing, which could decrease the trading price of our Class A common stock, or otherwise may make it more difficult for certain provisions of the Proposed Charter to be amended.
The Proposed Charter contains provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the DiamondPeak board rather than to attempt a hostile takeover following the completion of the business combination. These provisions include:
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a board of directors that is divided into three classes with staggered terms;

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the right of our board of directors to issue preferred stock without stockholder approval;

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restrictions on the right of stockholders to remove directors without cause; and

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restrictions on the right of stockholders to call special meetings of stockholders.

These provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
There can be no assurance that our Class A common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the closing, or that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A common stock, units and public warrants are currently listed on Nasdaq. We intend to apply to continue to list our Class A common stock and public warrants on Nasdaq and it is a condition to

Lordstown’s obligations to complete the Business Combination that the shares of Class A common stock to be issued to Lordstown’s stockholders as Merger Consideration be approved for listing on Nasdaq, subject only to official notice of issuance. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists our Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and public warrants are currently listed on Nasdaq, they are covered securities. Although states are preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We, and the combined company will, qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following March 4, 2024, the fifth anniversary of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as measured on the last business day of our most recently completed second fiscal quarter, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of DiamondPeak Class A common stock.
There is some uncertainty regarding the federal income tax consequences to holders of DiamondPeak Class A common stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A common stock following the redemption, and if so, the total number of shares of DiamondPeak Class A common stock held by the holder both before and after the redemption relative to all shares of DiamondPeak Class A common stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in DiamondPeak or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Certain Federal Income Taxation Considerations.”
Our Proposed Charter designates state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or agents.
The Proposed Charter will provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware).
In addition, the Proposed Charter will provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States) shall be the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended), provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended), or any other claim for which the federal courts have exclusive jurisdiction.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Unlike some other blank check companies, DiamondPeak does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.
Unlike some other blank check companies, DiamondPeak does not have a specified maximum redemption threshold, except that we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ public shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our public stockholders have redeemed their shares.
However, the Merger Agreement provides that the obligation of Lordstown to consummate the Business Combination is subject to the Minimum Cash Condition, requiring DiamondPeak having cash on hand equal to or in excess of $300 million (without, for the avoidance of doubt, taking into account any transaction expenses), after the closing of the PIPE Investment (in respect of which investors have signed commitments of up to $500 million) and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of public shares. While DiamondPeak has entered into Subscription Agreements with respect to the PIPE Investment to raise up to $500 million in the aggregate, there can be no assurance that the PIPE Investors will perform their obligations thereunder. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the required amount of Minimum Cash Condition pursuant to the Merger Agreement exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If we are not able to complete an initial business combination by March 4, 2021, we will cease all operations except for the purpose of winding up and we will redeem our public shares and liquidate, in which case our public stockholders may only receive approximately $10.00 per share (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.
Our Charter provides that we must complete our initial business combination within 24 months from the closing of our Initial Public Offering, i.e., March 4, 2021. We may not be able to complete our initial business combination by such date. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If we have not completed our initial business combination by such date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per share price, payable in cash, equal to (a) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (b) the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders of DiamondPeak (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless.
For illustrative purposes, based on funds in the Trust Account of approximately $284.3 million on June 30, 2020, the estimated per share redemption price would be approximately $10.15.
Our Sponsor, officers, directors or advisors and their respective affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.
In connection with the stockholder vote to approve the Business Combination, our Sponsor, officers, directors or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per share pro rata portion of the Trust Account. None of the Sponsor or our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.
The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination which may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that the Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares for a pro rata portion of the Trust Account.
In order to exercise their redemption rights, holders of our public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent prior to 5:00 p.m. Eastern Time on            , 2020 (two business days before the special meeting) in accordance with the procedures described in the section entitled “Special Meeting of DiamondPeak Stockholders — Redemption Rights”. If a holder of public shares does not follow the procedures specified in this proxy statement for redemptions of its public shares, such public shares will not be redeemed for cash in connection with the closing.
DiamondPeak’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.
In analyzing the Business Combination, DiamondPeak’s board of directors conducted significant due diligence on Lordstown. For a complete discussion of the factors utilized by DiamondPeak’s board of directors in approving the Business Combination, see the section entitled “Proposal Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination.” DiamondPeak’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Lordstown’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination.
Notwithstanding the foregoing, DiamondPeak’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, DiamondPeak’s board of directors may be incorrect in its assessment of the Business Combination.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination, or any alternative business combination. Certain events following the consummation of an initial business combination, including the Business Combination, may cause an increase in DiamondPeak’s share price, and may result in a lower value realized now than a stockholder of DiamondPeak might realize in the future had the stockholder redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of our public shares after the consummation of an initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Our Sponsor and our officers and directors have agreed to vote in favor of the Business Combination Proposal, regardless of how our public stockholders vote.
Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal, and the Sponsor and our officers and directors have informed DiamondPeak that they intend to vote any shares of Class A common stock and Class B common stock owned by them in favor of all other Proposals. As of the record date, the Sponsor and our officers and directors own 20.5% of our issued and outstanding shares of Class A common stock and Class B common stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our Sponsor, officers and directors agreed to vote their shares of Class A common stock and Class B common stock owned by them in accordance with the majority of the votes cast by our public stockholders.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that the DiamondPeak Stockholder Approval is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under section titled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If DiamondPeak does not complete the Business Combination, it could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of DiamondPeak’s stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than pursuit of other potentially beneficial business combination opportunities.

We have incurred and will incur substantial transaction costs in connection with the Business Combination and following the closing, we will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.
We have incurred and expect to incur substantial costs in connection with consummating the Business Combination and operating as a public company following the closing. As part of the Business Combination, we are utilizing professional service firms for legal, accounting and financial advisory. Although we have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.
Following the closing, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that Lordstown does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities Lordstown has not done previously. For example, the combined company will be required to create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
Lordstown is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the closing, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Lordstown as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
We may need additional capital in the future, and it may not be available on acceptable terms, if at all.
Following the Business Combination, we may need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.
We may issue additional shares of common stock or preferred shares under an employee incentive plan after the closing, which would dilute the interest of our stockholders.
The Proposed Charter will increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan after the closing. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:
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may significantly dilute the equity interest of investors from the Initial Public Offering, who will not have preemption rights in respect of such an issuance;

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may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to our common stock;

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could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our units, Class A common stock or public warrants.

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Lordstown Option under the stock plans, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Lordstown Common Stock and will be converted into an option to purchase certain number of shares of Class A common stock as set forth in the Merger Agreement. See section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Structure and Consideration” for more information.
Lordstown’s management may not successfully or effectively manage its transition to a public company.
Lordstown’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. Lordstown may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Our stockholders will experience immediate dilution as a consequence of the issuance of Class A common stock to Lordstown Stockholders as consideration in the Business Combination and to the PIPE Investors in connection with the closing. Having a minority share position may reduce the influence that our current stockholders have on the management of DiamondPeak.
Based on the assumptions described under “Certain Defined Terms,” immediately after the closing, we expect that our public stockholders will own 23,750,000 shares of our Class A common stock, representing approximately 14.3% of the issued and outstanding Class A common stock. If our stockholders experience dilution, a further minority share position may reduce the influence that our current stockholders have on the combined company’s management. See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on DiamondPeak’s Ownership” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of DiamondPeak” for further information. Consequently, the ability of our current stockholders following the closing to influence our management through the election of directors will be substantially reduced.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of our Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of our Class A common stock
In connection with a stockholder approval of our initial business combination, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Our public stockholders’ inability to redeem the shares in excess of the 15% threshold will reduce their influence over our ability to complete our business combination and they could suffer a material loss on their investment in us if they sell such shares in open market transactions. Additionally, they will not receive redemption distributions with respect to the shares in excess of the 15% threshold if we complete our business combination. And as a result, they will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.
Our stockholders who wish to redeem their shares of Class A common stock in connection with the Business Combination must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights. If stockholders fail to comply with the requirements for redemption specified in this proxy statement, they will not be entitled to redeem their shares of the Class A common stock for a pro rata portion of the funds held in the Trust Account.
Stockholders who wish to redeem their shares of Class A common stock at a per share price, payable in cash, equal to (a) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (b) the number of then-outstanding public shares must, among other things, (i) submit a request in writing and (ii) tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DWAC system at least two business days prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. See the section entitled “Special Meeting of DiamondPeak Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
Because we have no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividends — Dividends.”
Litigation relating to the Business Combination could result in an injunction preventing the closing and/or substantial costs to DiamondPeak.
On August 31, 2020, an action captioned Di Donato v. DiamondPeak Holdings Corp., et al. was filed in the Supreme Court of the State of New York, County of New York, against DiamondPeak and DiamondPeak’s board of directors on behalf of a putative class of DiamondPeak stockholders. The Di Donato Complaint seeks, among other things, declarative relief, money damages and attorney’s and expert fees and expenses. DiamondPeak has evaluated the Di Donato Complaint to assess whether there is a reasonable possibility that a loss may be incurred and determined if accruals and related disclosures are appropriate. With respect to the Di Donato Complaint, DiamondPeak believes that the claims are without merit and does not believe that it is probable that a loss contingency exists. Further, DiamondPeak is unable to estimate the possible loss or range of loss, if any, associated with the claims, and, as a result, has not accrued any such losses. Additional lawsuits arising out of the Business Combination may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is completed may adversely affect Lordstown’s business, financial condition, results of operations and cash flows.
For more information, see section entitled “Proposal Number 1 — The Business Combination Proposal — Litigation Relating to the Business Combination.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
DiamondPeak is a blank check company whose purpose is to acquire, through a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses. DiamondPeak was incorporated in Delaware on November 13, 2018, as DiamondPeak Holdings Corp. On March 4, 2019, DiamondPeak consummated its Initial Public Offering. Upon the closing of the Initial Public Offering, of 25,000,000 of its units, DiamondPeak generated gross proceeds of $250,000,000 that were placed in a Trust Account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On March 4, 2019, simultaneously with the consummation of the Initial Public Offering, the Company completed the private sale of 4,666,667 private placement warrants at a purchase price of $1.50 per warrant to the Sponsor, and certain funds and accounts managed by our anchor investor generating gross proceeds of $7,000,000. On March 18, 2019, the Company sold an additional 3,000,000 units at $10.00 per unit and sold an additional 400,000 private placement warrants at $1.50 per private placement warrant, generating total gross proceeds of $30,600,000. Following such closing, an additional $30,000,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $280,000,000 ($10.00 per Unit) in aggregate deposited into the trust account. The Company has 24 months from the closing of the Initial Public Offering (by March 4, 2021) to complete an initial business combination.
Lordstown is an automotive start-up founded April 30, 2019 in Lordstown, Ohio for the purpose of developing the first electric full-size pickup truck and becoming an original equipment manufacturer (OEM) of electrically powered pick-up trucks and vehicles for fleet customers in pursuit of accelerating the sustainable future and set new standards in industry. Lordstown is currently in its initial design and testing phase and has yet to bring a completed product to market.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of DiamondPeak and the historical balance sheet of Lordstown on a pro forma basis as if the Business Combination and related Transactions, summarized below, had been consummated on June 30, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2019 and condensed combined statement of operations for the six months ended June 30, 2020, combine the historical statements of operations of DiamondPeak and Lordstown for such periods on a pro forma basis as if the Business Combination and related Transactions, summarized below, had been consummated on April 30, 2019, the beginning of the earliest period presented. The related Transactions that are given pro forma effect include:
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the reverse recapitalization between Merger Sub and Lordstown;

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the net proceeds from the issuance of Class A common stock in the PIPE Investment; and

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the issuance and conversion of Convertible Promissory Notes into Class A common stock.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of DiamondPeak was derived from the unaudited and audited financial statements of DiamondPeak as of and for the six months ended June 30, 2020, and for the year ended December 31, 2019, which are included elsewhere in this proxy statement. The historical financial information of Lordstown was derived from the unaudited and audited financial statements of Lordstown as of and for the six months ended June 30, 2020, and for the period ended December 31, 2019, which are included elsewhere in this proxy statement. This information should be read together with DiamondPeak’s and Lordstown’s unaudited and audited financial statements and related notes, the sections titled “DiamondPeak Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Lordstown Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Lordstown issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lordstown.
Lordstown has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:
•
Lordstown will have the largest single voting interest block in the post-combination company under the minimum redemption scenario while Lordstown will have a majority voting interest under a maximum redemption scenario;

•
Lordstown will have the ability to nominate the majority of the members of the board of directors following the closing;

•
Lordstown will hold executive management roles for the post-combination company and be responsible for the day-to-day operations;

•
The post-combination company will assume Lordstown’s name; and

•
The intended strategy of the post-combination entity will continue Lordstown’s current strategy of being a leader in electric vehicle design.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of DiamondPeak Class A common stock:
•
Assuming Minimum Redemptions:   This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their public shares for a pro rata portion of the funds in DiamondPeak’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 27.0 million of the Company’s public shares will exercise their redemption rights for their pro rata portion (approximately $10.15 per share) of the funds in the Company’s trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $274.2 million using a per share redemption price that was calculated as $284,335,009 in the trust account per the unaudited pro forma condensed combined balance sheet divided by 28 million DiamondPeak public shares as of June 30, 2020. DiamondPeak is required to keep $300.0 million of minimum cash to close the transaction. Additionally, this presentation also contemplates that the Sponsor and certain other “Insider” parties will forego their redemption rights pursuant to the Letter Agreement signed February 27, 2019.

Description of the Business Combination
The aggregate consideration for the Business Combination will be $788.7 million, payable in the form of shares of DiamondPeak Class A common stock.

The following summarizes the consideration in both the minimum redemption and maximum redemption scenarios:
Total shares and options transferred	78,867,856
Value per share(1)	$10.00
Total Share Consideration(2)	$788,678,560

(1)
Share Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of Common Stock at closing.

(2)
Total Share Consideration based on the Merger Agreement includes the base purchase price amount of $783.4 million as well as the aggregate exercise price of the Lordstown Options that have vested or will vest by January 1, 2021 of $5.3 million. This amount does not include rollover options scheduled to vest subsequent to January 1, 2021.

The following summarizes the pro forma shares of Class A common stock outstanding under the two redemption scenarios (in thousands):*
	Assuming Minimum Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Lordstown Shareholders	75,918	46.1%	75,883	55.0%
Convertible Promissory Notes	4,000	2.4%	4,000	2.9%
Total Lordstown Merger Shares	79,918	48.5%	79,883	57.9%
DiamondPeak Public Shares	28,000	17.0%	1,000	0.7%
DiamondPeak Founder Shares	7,000	4.2%	7,000	5.1%
Total DiamondPeak Shares	35,000	21.2%	8,000	5.8%
GM PIPE	7,500	4.5%	7,500	5.5%
PIPE	42,500	25.8%	42,500	30.8%
Total PIPE	50,000	30.3%	50,000	36.3%
Pro Forma Common Stock at June 30, 2020	164,918	100.0%	137,883	100.0%

*
Amounts and percentages exclude all Lordstown Options (including Lordstown Vested Options) as they will not be outstanding common stock at the time of closing

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and combined statement of operations for the period ended December 31, 2019 are based on the historical financial statements of the Company and Lordstown. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(in thousands)
					As of June 30, 2020			As of June 30, 2020
	As of June 30, 2020		Pro Forma Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Lordstown (Historical)	DiamondPeak (Historical)
ASSETS
Current assets:
Cash and cash equivalents	$455	$857	$21,596	A	$720,899	$(274,180)	N	$446,719
			284,335	B
			425,000	C
			(9,800)	D
			(35,200)	E
			38,406	F
			(4,750)	G
Accounts receivable	13	—	—		13	—		13
Prepaid expenses and other current assets	91	84	4,750	G	4,925	—		4,925
Total current assets	559	941	724,337		725,837	(274,180)		451,657
Non-current assets:
Cash and investments held in Trust Account	—	284,335	(284,335)	B	—	—		—
Property, plant and equipment	21,741	—	23,195	A	44,936	—		44,936
Intangible assets	11,111	—	—		11,111	—		11,111
Restricted cash	130	—	—		130	—		130
Total non-current assets	32,982	284,335	(261,140)		56,177	—		56,177
TOTAL ASSETS	33,541	285,276	463,197		782,014	(274,180)		507,834
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	5,616	25	—		5,641	—		5,641
Due to related party	5,938	—	(5,938)	A	—	—		—
Related party notes payable	24,271	—	(24,271)	A	—	—		—
Accrued and other current liabilities	255	405	(405)	E	255	—		255
Income taxes payable	—	143	—		143	—		143
Total current liabilities	36,080	573	(30,614)		6,039	—		6,039
Non-current liabilities:
Notes Payable	1,015	—	—		1,015	—		1,015
Convertible promissory notes	—	—	40,000	F	—	—		—
			(40,000)	H
Deferred underwriting commissions	—	9,800	(9,800)	D	—	—		—
Total non-current liabilities	1,015	9,800	(9,800)		1,015	—		1,015
Total liabilities	37,095	10,373	(40,414)		7,054	—		7,054

					As of June 30, 2020			As of June 30, 2020
	As of June 30, 2020		Pro Forma Adjustments (Assuming Minimum Redemption)		Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Lordstown (Historical)	DiamondPeak (Historical)
Commitment and Contingencies
Temporary equity:
Class A Common stock subject to possible redemption	—	269,903	(269,903)	I	—	—		—
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—	—		—
Class A common stock	—	—	4	C	16	(2)	N	14
			3	I
			8	J
			1	K
Class B common stock	—	1	(1)	K
Additional paid-in capital	26,658	1,794	75,000	A	821,211	(274,178)	N	545,989
			424,996	C		(1,044)	O
			(26,700)	E
			269,900	I
			(8)	J
			3,205	L
			40,000	H
			6,366	M
Retained earnings (deficit)	(30,212)	3,205	(8,095)	E	(46,267)	1,044	O	(45,223)
			(3,205)	L
			(6,366)	M
			(1,594)	F
Total stockholders’ equity (deficit)	(3,554)	5,000	773,514		774,960	(274,180)		500,780
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	33,541	285,276	463,197		782,014	(274,180)		507,834

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in thousands, except share and per share data)
						For the Six Months Ended June 30, 2020			For the Six Months Ended June 30, 2020
	For the Six Months Ended June 30, 2020		Pro Forma Adjustments (Assuming Minimum Redemption)			Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Lordstown (Historical)	DiamondPeak (Historical)
Revenue:
Revenue	$—	$—		$—		$—		$—	$—
Operating costs and expenses:
Selling, administrative and other	8,677	647		(60)	AA	9,264		—	9,264
Research and development	13,254	—		—		13,254		—	13,254
Total operating costs and expenses	21,931	647		(60)		22,518		—	22,518
Gain on sale of assets	2,346	—		—		2,346		—	2,346
Loss from operations	(19,585)	(647)		60		(20,172)		—	(20,172)
Other income (expense):
Other income (expense)	126	—		—		126		—	126
Interest expense	(362)	—		362	BB	—		—	—
Other income – Interest income on Trust Account	—	1,033		(1,033)	CC	—		—	—
Total other income (expense)	(236)	1,033		(671)		126		—	126
Net income (loss) before income tax provision	(19,821)	386		(611)		(20,046)		—	(20,046)
Income tax provision	—	196		(196)	DD	—		—	—
Net income (loss)	(19,821)	190		(415)		(20,046)		—	(20,046)
						Assuming Minimum Redemptions (Note 4)			Assuming Maximum Redemptions (Note 4)
Weighted Common shares outstanding – Class A		28,000,000				164,918,054			137,883,448
Basic and diluted net income (loss) per share – Class A		$0.03	$			$(0.12)	$		$(0.15)
Weighted Common shares outstanding – Class B		7,000,000				—			—
Basic and diluted net income (loss) per share – Class B		$(0.08)	$			$—	$		$—

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)
					For the Year ended December 31, 2019		For the Year ended December 31, 2019
	For the Year ended December 31, 2019		Pro Forma Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	Lordstown (Historical)	DiamondPeak (Historical)
Revenue:
Revenue	$—	$—	$—		$—	$—	$—
Operating costs and expenses:
General and administrative	4,526	619	(100)	AA	5,045	—	5,045
Research and development	5,865	—	—		5,856	—	5,865
Total operating costs and expenses	10,391	619	(100)		10,910	—	10,910
Loss from operations	(10,391)	(619)	100		(10,910)	—	(10,910)
Other income (expense):
Interest expense	—	—	—		—	—	—
Other income – Interest income on Trust Account	—	4,548	(4,548)	CC	—	—	—
Total other income (expense)	—	4,548	(4,548)		—	—	—
Net income (loss) before income tax provision	(10,391)	3,929	(4,448)		(10,910)	—	(10,910)
Income tax provision	—	913	(913)	DD	—	—	—
Net income (loss)	(10,391)	3,016	(3,535)		(10,910)	—	(10,910)
					Assuming Minimum Redemptions (Note 4)		Assuming Maximum Redemptions (Note 4)
Weighted Common shares outstanding – Class A		27,860,927			164,918,054		137,883,448
Basic and diluted net income (loss) per share – Class A		$0.12			$(0.07)		$(0.08)
Weighted Common shares outstanding – Class B		7,000,000			—		—
Basic and diluted net loss per share – Class B		$(0.06)			$—		$—

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DiamondPeak will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Lordstown issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of DiamondPeak will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lordstown.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 assumes that the Business Combination occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 present pro forma effect to the Business Combination as if it had been completed on April 30, 2019. These periods are presented on the basis of Lordstown as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
DiamondPeak’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the period ended June 30, 2020, included elsewhere in this proxy statement;

•
Lordstown’s unaudited condensed balance sheet as of June 30, 2020 and the related notes for the period ended June 30, 2020, included elsewhere in this proxy statement.

•
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•
DiamondPeak’s unaudited condensed statement of operations for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement; and

•
Lordstown’s unaudited condensed statement of operations for the six months ended June 30, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
DiamondPeak’s audited statement of operations for the twelve months ended December 31, 2019 and the related notes, included elsewhere in this proxy statement; and

•
Lordstown’s audited statement of operations for the period from April 30, 2019 to December 31, 2019 and the related notes, included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that DiamondPeak believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DiamondPeak believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of DiamondPeak and Lordstown.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. Lordstown and the Company have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the business combination occurred on April 30, 2019.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:
(A)
Represents proceeds and payment-in-kind contributions from the private placement offering with GM for 7.5 million shares of common stock. In exchange for the equity value of $75.0 million, GM will provide permits required to operate the Lordstown plant, with a value of approximately $23.2 million, as well as settlement of the $20.8 million note payable from Lordstown and related accrued interest, the $5.9 million owed to GM for reimbursable operating expenses, and the outstanding $3.5 million drawn upon the existing credit facility with GM. The remainder of the contribution will be in cash upon closing.

(B)
Reflects the reclassification of $284.3 million of marketable securities held in DiamondPeak’s Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(C)
Represents the net proceeds from the private placement of 42.5 million shares of common stock at $10.00 per share pursuant to the PIPE Financing.

(D)
Reflects the settlement of $9.8 million of deferred underwriters’ fees. The fees are expected to be paid at the closing out of the Trust Account.

(E)
Represents transaction costs of $35.2 million, in addition to the $9.8 million of deferred underwriting fees noted above, anticipated in consummating the Business Combination. Approximately $0.4 million of the amount was incurred or accrued for on the balance sheet as of June 30, 2020, and is reflected as a reduction against accrued and other current liabilities. Approximately $26.7 million of the amount relates to equity issuance, and is reflected as a reduction against proceeds in additional paid-in capital. The remaining amount of $8.1 million is reflected within retained earnings.

(F)
Represents the gross issuance of $40.0 million of Convertible Promissory Notes, which include proceeds received of $38.4 million and $1.6 million of offering expenses recorded to retained earnings. As of September 21, 2020, $32.4 million of gross proceeds of convertible debt has been closed with an additional $7.6 million expected to close by September 30, 2020.

(G)
Represents an upfront royalty payment to Workhorse Group in the amount of $4.8 million which is contingent upon the closing of the Merger and its related financing. The $4.8 million adjustment considers the future economic benefit of this payment through reduction of future royalties paid to Workhorse Group on completed sales.

(H)
Represents the conversion of Lordstown’s Convertible Promissory Notes upon the Business Combination being triggered, causing a conversion of the outstanding principal amount and any unpaid accrued interest into equity common stock securities. The Convertible Promissory Notes were issued in August 2020 and are expected to convert at the closing.

(I)
Reflects the reclassification of approximately $269.9 million of Class A common stock subject to possible redemption to permanent equity.

(J)
Represents recapitalization of Lordstown equity and issuance of 75.9 million of the post-combination company’s Class A common stock to Lordstown Stockholders as consideration for the reverse recapitalization.

(K)
Reflects the conversion of DiamondPeak’s Class B common stock held by the Company’s founders to Class A common stock. In connection with the Closing, all shares of Class B common stock will be converted into shares of Class A common stock.

(L)
Reflects the reclassification of DiamondPeak’s historical retained earnings.

(M)
Reflects the warrants issued to BGL in conjunction with the Business Combination for $6.3 million in the event of minimum redemptions. The value of these warrants is estimated using the market value of the warrants represented by the publicly traded price of DiamondPeak’s existing warrants (with which the terms for these BGL warrants are expected to be consistent) as of August 18, 2020.

(N)
Reflects the maximum redemption of 27.0 million DiamondPeak public shares for aggregate redemption payments of $274.2 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.15 per share. This adjustment is recorded after consideration of the $300.0 million minimum cash requirement.

(O)
Reflects the reduction in warrants issued to BGL in the event of maximum redemptions. The value of these warrants is estimated using the market value of the warrants represented by the publicly traded price of DiamondPeak’s existing warrants (with which the terms for these BGL warrants re expected to be consistent) as of August 18, 2020.

Adjustments to Unaudited Pro Forma Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2020 and year ended December 31, 2019 are as follows:
(AA)
Reflects elimination of administrative expenses incurred by DiamondPeak associated with a management and administrative agreement that will terminate in conjunction with the Business Combination.

(BB)
Reflects the elimination of historic interest expense on the related party notes payable.

(CC)
Reflects elimination of investment income on the trust account.

(DD)
Reflects elimination of income tax expense as a result of the elimination of income statement adjustments.

3.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since April 30, 2019. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
	For the Six Months Ended June 30, 2020		For the Year ended December 31, 2019
(in thousands, except per share data)	Assuming Minimum Redemption	Assuming Maximum Redemption	Assuming Minimum Redemption	Assuming Maximum Redemption
Pro forma net loss	$(20,046)	$(20,046)	$(10,910)	$(10,910)
Weighted average shares outstanding of Class A common stock	164,918,054	137,883,448	164,918,054	137,883,448
Net loss per share (Basic and Diluted) attributable to Class A common stockholders(1)	$(0.12)	$(0.15)	$(0.07)	$(0.08)

(1)
As the Company had a net loss on a pro forma combined basis, the BGL Warrants, rollover options, and outstanding warrants sold in the IPO and private placement had no impact to diluted net loss per share as they are considered anti-dilutive.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of DiamondPeak’s Class A common stock for the six months ended June 30, 2020 and for the year ended December 31, 2019:

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for DiamondPeak and Lordstown and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming Minimum Redemptions:   This presentation assumes that no public stockholders of the Company exercise redemption rights with respect to their public shares for a pro rata portion of the funds in DiamondPeak’s trust account.

•
Assuming Maximum Redemptions:   This presentation assumes that stockholders holding 27.0 million of the Company’s public shares will exercise their redemption rights for their pro rata portion (approximately $10.15 per share) of the funds in the Company’s trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $274.2 million using a per share redemption price that was calculated as $284,335,009 in the trust account per the unaudited pro forma condensed combined balance sheet divided by 28 million DiamondPeak public shares as of June 30, 2020. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, DiamondPeak will have a minimum of  $300.0 million in cash comprising (i) the cash held in the trust account after giving effect to DiamondPeak share redemptions and (ii) proceeds from the PIPE Investment. Additionally, this presentation also contemplates that the Sponsor and “Insiders” (as defined by the Letter Agreement) will forego their redemption rights pursuant to the “Letter Agreement,” signed February 27, 2019.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on April 30, 2019.
This information is only a summary and should be read together with the Summary Historical Financial Information summary included elsewhere in this proxy statement, and the historical financial statements of the Company and Lordstown and related notes. The unaudited pro forma combined per share information of the Company and Lordstown is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.
The unaudited pro forma combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of DiamondPeak and Lordstown would have been had the companies been combined during the periods presented.
			Combined Pro Forma
	DiamondPeak (Historical)	Lordstown (Historical)	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the six months ended June 30, 2020
Book Value per share(1)	$0.14	$(2.75)	$4.70	$3.63
Weighted average shares outstanding of Class A common stock – basic and diluted	28,000,000	1,293,660	164,918,054	137,883,448
Weighted average shares outstanding of Class B common stock – basic and diluted	7,000,000	—	—	—
Net income (loss) per share of Class A common stock – basic and diluted	$0.03	$(15.32)	$(0.12)	$(0.15)
Net loss per share of Class B common stock – basic and diluted	$(0.08)	$—	$—	$—

			Combined Pro Forma
	DiamondPeak (Historical)	Lordstown (Historical)	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the Year ended December 31, 2019
Book Value per share(1)	$0.14	$8.04	N/A(2)	N/A(2)
Weighted average shares outstanding of Class A common stock – basic and diluted	27,860,927	1,064,150	164,918,054	137,883,448
Weighted average shares outstanding of Class B common stock – basic and diluted	7,000,000	—	—	—
Net income (loss) per share of Class A common stock – basic and diluted	$0.12	$(9.76)	$(0.07)	$(0.08)
Net loss per share of Class B common stock – basic and diluted	$(0.06)	$—	$—	$—

(1)
Book value per share = (Total equity excluding preferred shares)/weighted average shares outstanding.

(2)
Pro Forma balance sheet for year ended December 31, 2019 not required and as such, no such calculation included in this table.

CAPITALIZATION
The following table sets forth:
•
the capitalization of DiamondPeak on an unaudited, historical basis as of June 30, 2020; and

•
the capitalization of DiamondPeak on a pro forma basis as of June 30, 2020, after giving effect to the Business Combination and assuming (i) that no shares of Class A common stock are redeemed and (ii) that approximately 27,000,000 shares of Class A common stock are redeemed.

For more information, please refer to the historical financial statements of DiamondPeak and Lordstown and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
	As of June 30, 2020
		Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
(In thousands)	DiamondPeak (Historical)
Cash	$857	$720,899	446,719
Marketable securities held in Trust Account	284,335	—	—
Debt
Total debt	—	—	—
Common stock subject to possible redemption	269,903	—	—
Stockholders’ Equity:
Class A common stock	—	16	14
Class B common stock	1	—	—
Additional paid in capital	1,794	821,211	545,989
Retained earnings (deficit)	3,205	(46,267)	(45,223)
Total stockholders’ equity	5,000	774,960	500,780
Total capitalization	$274,903	$782,014	507,834

SPECIAL MEETING OF DIAMONDPEAK STOCKHOLDERS
General
DiamondPeak is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on   , 2020, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about   , 2020. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.
Date, Time and Place
The special meeting will be held at 10:00 a.m, Eastern time, on October 22, 2020, via live webcast at https://web.lumiagm.com/288571647, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. The special meeting will be completely virtual.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on September 21, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of September 21, 2020, there were 35,000,000 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 28,000,000 were shares of Class A common stock and 7,000,000 were founder shares held by the Sponsor and our anchor investor.
Vote of the Sponsor, Directors and Officers of DiamondPeak
In connection with our Initial Public Offering, we entered into agreements with each of the Sponsor and our officers and directors pursuant to which each agreed to vote any shares of Class A common stock or Class B common stock owned by them “FOR” the approval of the Business Combination Proposal, and we expect them to vote “FOR” the approval of the Charter Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the 2020 Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal.
The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights and will be worthless if no business combination is effected by us by March 4, 2021. However, the Sponsor, our anchor investor and our officers and directors will be entitled to redemption rights upon our liquidation with respect to any shares of Class A common stock that they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of DiamondPeak stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.
Approval of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Election of

Directors Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted toward the number of shares of Class A common stock and Class B common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.
The closing is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting. Except for the 2020 Incentive Plan Proposal and the Adjournment Proposal, each Proposal is conditioned on the approval of each of the other Proposals. The approval of the 2020 Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement
Recommendation to DiamondPeak Stockholders
After careful consideration, the DiamondPeak’s board of directors recommends that DiamondPeak stockholders vote “FOR” each Proposal being submitted to a vote of the DiamondPeak stockholders at the special meeting.
For a description of DiamondPeak’s reasons for the approval of the Business Combination and the recommendation of the DiamondPeak’s board of directors, see the section entitled “Proposal Number 1 —  The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Voting Your Shares
Each share of Class A common stock and each share of Class B common stock that you own in your name entitles you to one vote on each of the Proposals. Your one or more proxy cards show the number of shares of Class A common stock and Class B common stock that you own. There are several ways to vote your shares of Class A common stock and Class B common stock:
•
You can vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A common stock or Class B common stock will be voted as recommended by the DiamondPeak board. DiamondPeak’s board of directors recommends voting “FOR” the Proposals.

•
You can attend the special meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A common stock or Class B common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A common stock or Class B common stock.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify DiamondPeak’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•
you may attend the special meeting, revoke your proxy, and vote virtually, as indicated above.

No Additional Matters May Be Presented at the Special Meeting
The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2020 Incentive Plan Proposal, and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Class A common stock or Class B common stock, you may call Mackenzie Partners Inc., our proxy solicitor, toll free at (800) 322-2885; banks and brokerage firms, please call collect at (212) 929-5500.
Redemption Rights
Under our Charter, any holders of our Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes), calculated as of two business days prior to the closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our Initial Public Offering, the exercise of the over-allotment option and the private placements of warrants to the Sponsor and our anchor investor (calculated as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2020 of approximately $284.3, the estimated per share redemption price would have been approximately $10.15.
In order to exercise your redemption rights, you must:
•
if you hold your shares of Class A common stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A common stock;

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prior to 5:00 p.m., Eastern Time, on October 20, 2020 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to American Stock Transfer & Trust Company, LLC, our transfer agent, to the attention of Relationship Management at 6201 15th Avenue, Brooklyn, NY 11219; and

•
deliver your shares of Class A common stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is DiamondPeak’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, DiamondPeak does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A common stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.
Holders of outstanding units of DiamondPeak must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to American Stock Transfer & Trust Company, LLC with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company, LLC. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit/withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. DiamondPeak cannot assure you that you will be able to sell your shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A common stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Class A common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata portion of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of DiamondPeak following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate a “business combination” (as defined in our Charter) by March 4, 2021, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to DiamondPeak stockholders in connection with the Business Combination.
Proxy Solicitation Costs
DiamondPeak is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. DiamondPeak will bear the cost of the solicitation.
DiamondPeak has engaged Mackenzie Partners, Inc., to assist in the solicitation of proxies for the special meeting. DiamondPeak has agreed to pay Mackenzie Partners a fee of $12,500 for its services plus the reimbursement of certain expenses. DiamondPeak will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A common stock and Class B common stock for their expenses in forwarding soliciting materials to beneficial owners of Class A common stock and Class B common stock and in obtaining voting instructions from those owners.
Proposals at the Special Meeting
At the Special Meeting, DiamondPeak’s stockholders will vote on the following Proposals:
1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination.

2.
The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to our Charter, to be effective upon the closing, which will include amendments to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to DiamondPeak’s Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing and (c) to approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. In addition, we will amend our Charter to change the name of the corporation to “Lordstown Motors Corp.”

3.
The Nasdaq Proposal — To consider and vote upon a proposal to approve, in connection with the Business Combination, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (b) up to 50,000,000 shares of Class A common stock concurrent with the closing to the PIPE Investors at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing, (c) a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof, and (e) the BGL Warrants.

4.
The Director Election Proposal — To consider and vote upon a proposal to elect, effective at the closing, nine directors to serve staggered terms on our board of directors as Class I, Class II and Class III directors, respectively.

5.
The 2020 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2020 Equity Incentive Plan and the material terms thereunder.

6.
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal or the 2020 Incentive Plan Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

PROPOSAL NUMBER 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby (the “Business Combination”). Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement, which are qualified by reference to the actual text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Class A common stock and Class B common stock that are voted at the special meeting, voting as a single class.
On August 1, 2020, DiamondPeak, Merger Sub and Lordstown entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the Merger as the surviving corporation and becoming a wholly-owned subsidiary of DiamondPeak, on the terms and subject to the conditions set forth in the Merger Agreement. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. See subsection entitled “— The Merger Agreement” for a summary of the material provisions of the Merger Agreement.
Background of the Business Combination
DiamondPeak is a blank check company formed under the laws of the State of Delaware on November 13, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Lordstown is the result of an extensive search for a potential business combination using the investing and operating experience of the DiamondPeak’s board of directors and management team. The following is a description of the background of the negotiations of the Merger Agreement, the Business Combination and related transactions.
On March 4, 2019, DiamondPeak consummated its Initial Public Offering of 25,000,000 units at a price of $10.00 per unit, generating gross proceeds of $250,000,000, with each unit consisting of one share of Class A common stock and one-third of one public warrant. Simultaneously with the closing of the Initial Public Offering, DiamondPeak consummated the sale of an aggregate of 4,666,667 private placement warrants to the Sponsor and the anchor investor at a price of $1.50 per warrant, generating gross proceeds of $7,000,000. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, DiamondPeak consummated the sale of an additional 3,000,000 units at a price of $10.00 per unit and the sale of an additional 400,000 private placement warrants at a price of $1.50 per warrant, generating total gross proceeds of $30,600,000. Among the private placement warrants, 4,460,000 warrants were purchased by our Sponsor and 606,667 warrants were purchased by our anchor investor.
Prior to the consummation of the Initial Public Offering, neither DiamondPeak nor anyone on its behalf had selected any business combination target or initiated any substantive discussions directly or indirectly, with respect to identifying any business combination target.
Following the consummation of the Initial Public Offering, we began an active search for business combination candidates. In the prospectus for the Initial Public Offering, we identified the following general criteria and guidelines that we believed would be important in evaluating acquisition opportunities, although we indicated that we may decide to enter our initial business combination with a target business that does not meet these criteria and guidelines. We intended to acquire companies or assets that we believed had the following attributes:
•
Competitive market position.   We intended to seek candidates that operated in one or more markets that exhibit strong or improving fundamentals. We intended to evaluate each market based on several factors, including competitive dynamics, demand drivers, barriers to entry and the potential for sustainable competitive advantages.
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Strong target management teams.   We intended to seek candidates who had strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow. We intended to spend significant time assessing a target company’s leadership and personnel and evaluating what we could do to augment and/or upgrade the team over time if needed.

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Opportunity to benefit from our management team’s expertise.    We intended to seek candidates whose performance could be enhanced by the skill sets provided by our management team, including operating and growing real estate businesses in both the public and private markets.

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At an inflection point.   We intended to seek candidates where we believed we could drive improved financial performance and where an acquisition may help facilitate growth. We believed that we were well-positioned to evaluate and improve a target company’s growth prospects and help them realize the opportunities to create shareholder value following the consummation of a business combination.

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Opportunity for operational improvements.   We intended to seek to identify businesses that we believed would benefit from our ability to drive improvements in the target company’s revenue-generating strategies, product or service offering, sales and marketing efforts, geographical presence and/or cost structure.

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Growth opportunities through capital investment.   We intended to seek candidates who would benefit from additional capital investment through a business combination. These opportunities may include increasing profitability through the recapitalization of existing financial obligations, capital investments in existing facilities or capital investment in new facilities or expansion opportunities.

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Opportunities for add-on acquisitions.   We intended to seek to acquire one or more businesses or assets that we could grow both organically and through acquisitions. In addition, we believed that our ability to source proprietary opportunities and execute such transactions would help the business we acquire grow through acquisition, and thus serve as a platform for further add-on acquisitions.

•
Appropriate valuations.   We intended to seek to be a disciplined and valuation-centric investor that would invest on terms that we believed provide significant upside potential with limited downside risk.

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the SEC on March 25, 2020, these criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management deemed relevant.
After the Initial Public Offering, DiamondPeak’s officers and directors commenced an active search for prospective businesses or assets to acquire in the initial business combination. As part of the search process, representatives of DiamondPeak contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with many possible target businesses in discussions with respect to potential business combinations. As part of that process, DiamondPeak considered nearly 200 potential business combination targets in a wide variety of industry sectors, engaged in discussions with representatives of over 100 potential business combination targets, conducted analysis and due diligence on a significant subset thereof, and exchanged drafts of letters of intent with seven alternative business combination targets. DiamondPeak entered into 38 non-disclosure or confidentiality agreements with potential business combination targets (including Lordstown). No non-disclosure, confidentiality or other agreement entered into with any potential business combination target imposed any “standstill” or similar restrictions that would restrict either the business combination target or DiamondPeak from proposing or pursuing a transaction. However, DiamondPeak ultimately determined to abandon each of the alternative acquisition opportunities either because the target pursued an alternative business combination or strategy or DiamondPeak concluded that the target business would not be a suitable acquisition for DiamondPeak.
On June 1, 2020, representatives of Goldman Sachs presented Lordstown as a potential business combination target to DiamondPeak. Additionally, Goldman Sachs was familiar with Lordstown as a result of an existing investment banking division relationship with Mr. Steven S. Burns, Lordstown’s Chief Executive Officer, that dated back to his time as CEO of Workhorse Group. Goldman Sachs raised the idea of a DiamondPeak and Lordstown business combination to Mr. Burns ahead of the June 3, 2020 introductory meeting between DiamondPeak and Lordstown.
From the date of its Initial Public Offering, DiamondPeak evaluated and discussed the potential engagement of multiple potential financial advisors, including Goldman Sachs, in connection with various possible business combination targets. Following the presentation of, and alongside DiamondPeak’s consideration of, Lordstown as a potential business combination target, DiamondPeak evaluated Goldman Sachs as financial advisor in connection with the Business Combination and the PIPE Investment. In early June, in connection with the potential engagement of Goldman Sachs, Goldman Sachs provided DiamondPeak with information regarding its relationships with Lordstown and Messrs. Hamamoto and Burns and Mark Walsh, partner and co-founder of Silverpeak.
Later that month, DiamondPeak selected Goldman Sachs to act as its financial advisor in relation to the business combination and PIPE Investment and confirmed such engagement in writing on July 12. DiamondPeak selected Goldman Sachs in light of Goldman Sachs’s extensive experience in M&A transactions generally and in the SPAC industry specifically, its experience representing companies in acquisitions, its experience in advising SPACs on private placements and its lack of material relationships in the last two years with Lordstown and Messrs. Hamamoto, Burns and Walsh.
On June 3, 2020, Mr. David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer, Mr. Burns, and representatives of Goldman Sachs held an introductory teleconference during which (i) preliminary plans were made to conduct due diligence in Ohio and California, (ii) Lordstown’s background, business profile, timing, partners and funding needs were discussed and (iii) Mr. Hamamoto provided a description of DiamondPeak and his own background.
On June 5, 2020, to facilitate further discussions about a potential business combination involving DiamondPeak and Lordstown, DiamondPeak and Lordstown executed a mutual non-disclosure agreement.
On June 7, 2020, Lordstown provided DiamondPeak and certain of its advisors with access to an electronic data room containing information relating to Lordstown for DiamondPeak’s due diligence review. DiamondPeak’s representatives and advisors commenced their extensive due diligence investigations of Lordstown, which continued through July 2020.
On June 8, 2020, Messrs. Hamamoto and Burns, along with representatives of Goldman Sachs, Lordstown’s advisors and members of Lordstown’s executive team traveled to California for the demonstration of a prototype of the Lordstown Endurance in Orange County, California. Discussions also took place as to Lordstown’s business plan, technology and the electric vehicle industry generally.
On June 9, 2020, Mr. Hamamoto visited Lordstown, Ohio, to tour the Lordstown Complex and further discuss the terms of a potential business combination with Lordstown’s management team.
On June 10, 2020, Mr. Hamamoto, along with other representatives from DiamondPeak and Goldman Sachs, held a teleconference with representatives from an existing investor to discuss a possible business combination between DiamondPeak and Lordstown. Mr. Burns subsequently joined the teleconference to give an initial overview of Lordstown’s business and respond to preliminary due diligence questions.
On June 12, 2020, DiamondPeak sent a draft letter of intent to Lordstown for discussion purposes. Later that day, Mr. Hamamoto held a teleconference with Ms. Jane Reiss, a member of Lordstown’s board of directors, during which Ms. Reiss provided feedback on the draft letter of intent.
During the weekend of June 12, 2020 and the start of the week of June 15, 2020, representatives of DiamondPeak and Lordstown continued to negotiate the terms of the letter of intent, including certain provisions pertaining to General Motors and the composition of the combined company’s board of directors. As part of these discussions, the representatives of DiamondPeak and Lordstown discussed the implied valuation of Lordstown in previous financings and the $750 million enterprise value implied by the financing round which Lordstown had been pursuing shortly prior to its engagement with DiamondPeak and the underlying rationale thereof.

On June 16, 2020, DiamondPeak and Lordstown executed a letter of intent (the “LOI”) setting forth terms for a potential business combination, which included an obligation of Lordstown to negotiate exclusively with DiamondPeak regarding a potential business combination for a period of 45 days. The LOI contemplated a business combination in which DiamondPeak would acquire Lordstown at an enterprise value in the range of $750 million to $950 million with the consideration to be paid in a combination of DiamondPeak common stock and up to $25 million in cash proceeds through a pro rata cash-stock election. The bottom of the valuation range reflected the valuation at which Lordstown had recently been pursuing a potential equity raise. The LOI also stated that $380 million of primary proceeds would be provided to the combined company. The LOI noted that DiamondPeak would finance the business combination with equity capital provided by DiamondPeak and investors participating in a private placement of DiamondPeak’s common stock. The LOI also included certain other provisions relating to restrictions on the sale of shares of common stock, a proposed marketing process and for a board of directors of the combined company to include at least two directors appointed by DiamondPeak and one director appointed by GM. The LOI was non-binding other than agreements in respect of the 45-day exclusivity, fees and expenses and confidentiality as set forth in the LOI.
On June 17, 2020 Mr. Hamamoto provided the DiamondPeak board of directors with an update as to the status of the potential business combination with Lordstown.
On June 19, 2020, representatives of DiamondPeak, Lordstown, Sullivan & Cromwell LLP, DiamondPeak’s outside legal counsel (“Sullivan & Cromwell”) and Baker & Hostetler LLP, Lordstown’s outside legal counsel (“BakerHostetler”), held a telephonic meeting to discuss process and timing of due diligence by DiamondPeak of Lordstown and the key structural aspects of the transaction agreements. Later that day, DiamondPeak also held discussions with its financial advisors regarding diligence and deal marketing matters.
On June 24, 2020, Mr. Hamamoto, other representatives of DiamondPeak and representatives of Goldman Sachs travelled to Lordstown, Ohio for further discussions with representatives of Lordstown regarding the progress of the Lordstown business, including the status of the Endurance operational prototype, production readiness of the Lordstown Complex and the unveiling of the Lordstown Endurance.
On June 25, 2020, Mr. Hamamoto, other representatives of DiamondPeak and representatives of Goldman Sachs, met with Mr. Burns and members of Lordstown’s executive team, in Lordstown, Ohio, where they were provided with an overview of Lordstown and its assets, business, financial condition and prospects for future growth. Following these presentations, Mr. Hamamoto, other representatives of DiamondPeak and representatives of Goldman Sachs then attended Lordstown’s public unveiling of the Lordstown Endurance.
Over the next several weeks, DiamondPeak and its representatives and advisors continued their extensive due diligence investigations on Lordstown, including a review of Lordstown’s material contracts and facility, and intellectual property, financial, tax, legal, real estate, environmental insurance and accounting due diligence.
On June 26, 2020, DiamondPeak engaged a leading technical consulting firm to assist DiamondPeak in the evaluation of Lordstown with respect to technical validation and comprehensive business plan assessment. As part of this diligence process, the technical consulting firm interviewed key members of Lordstown’s management team, conducted extensive investigations, and presented its assessments to DiamondPeak in a series of presentations and teleconferences over the following month.
During the week of July 1, 2020, representatives of DiamondPeak and its advisors held calls to discuss marketing documents, timeline and investor targeting for the proposed PIPE Investment.
On July 2, 2020 Mr. Hamamoto updated the DiamondPeak board of directors on the status of the business combination and discussed certain prospective participants in the PIPE Investment and continued to update the board regularly on the progress of each aspect of the transaction.
Beginning on July 7, 2020, DiamondPeak, Lordstown and their respective outside legal counsel began discussing the wall cross procedures to allow potential interested investors to consider participation in the proposed PIPE Investment in connection with the business combination.

On July 8, 2020, representatives of DiamondPeak, Lordstown, Sullivan & Cromwell and Goldman Sachs held a telephonic meeting to discuss certain due diligence matters, the contemplated PIPE Investment and investor marketing matters, as well as the timing and process of the proposed business combination.
On July 10, 2020, representatives of Sullivan & Cromwell sent an initial proposed draft of the Merger Agreement to BakerHostetler and Lordstown, substantially reflecting the terms of a potential business combination contemplated by the LOI executed between the two parties and other provisions that were the subject of later negotiation, including, among other things, the inclusion of certain closing conditions, indemnification provisions, customary representations and warranties of each of DiamondPeak and Lordstown and covenants of DiamondPeak and Lordstown applicable between the execution of the Merger Agreement and the closing. This draft also provided that to the extent Lordstown raised any capital under the then contemplated Convertible Promissory Notes, such capital would be converted into DiamondPeak equity on the same terms as any capital raised in the PIPE Investment.
On July 11, 2020, representatives of Sullivan & Cromwell also sent a revised letter of intent proposing an equity value for Lordstown of $740 million, reflecting the results of DiamondPeak’s due diligence, with the consideration to be paid entirely in DiamondPeak common stock, The elimination of a cash element to the merger consideration followed discussions between DiamondPeak and Lordstown regarding the importance of ensuring that the primary proceeds available to the combined company would be as large as possible and Lordstown’s understanding that the major stockholders of Lordstown each wanted to roll over their entire position into the combined company. The revised letter of intent also proposed extending the period of exclusivity for an additional 60 days from the date such revised letter of intent was executed and updated the primary proceeds available to Lordstown and equity capital to be raised in connection with the business combination.
During the course of the weekend of July 11 and 12, 2020, DiamondPeak, Lordstown and their respective advisors held additional telephone discussions on the terms of the LOI during which Mr. Burns proposed that the equity value of Lordstown should reflect the upper end of the $750 million to $950 million enterprise value range included in the LOI. After significant negotiation, Mr. Hamamoto proposed an equity value of $790 million to which Mr. Burns tentatively agreed, subject to review of the other terms of the proposed revised letter of intent.
On July 12, 2020, Mr. Hamamoto provided an update to the DiamondPeak board of directors as to the status of the potential business combination with Lordstown and the PIPE Investment.
On July 13, 2020, DiamondPeak and Lordstown signed a revised letter of intent (the “Revised LOI”), where the parties agreed on an equity value of $790 million, with the consideration to be paid entirely in DiamondPeak common stock and primary proceeds of $415 million to be available to Lordstown. Pursuant to the Revised LOI, DiamondPeak and Lordstown also agreed to extend the period of exclusivity for an additional 60 days from the date of the Revised LOI.
During the week of July 13, 2020, DiamondPeak’s advisors began to confidentially contact investors for the contemplated PIPE Investment.
Beginning on July 15, 2020, members of DiamondPeak management, along with representatives from Goldman Sachs, had telephone meeting with a certain selected group of wall-crossed investors to discuss the proposed PIPE Investment.
On July 15, 2020, DiamondPeak and its representatives delivered to investors who expressed an interest in participating in the PIPE Investment proposed drafts of the Subscription Agreement.
Over the next two weeks, DiamondPeak, potential investors and their respective advisors engaged in negotiations concerning the terms of the contemplated PIPE Investment, including the conditions to the closing and the registration rights granted to the investors pursuant to the proposed Subscription Agreements. During this period, representatives of DiamondPeak, Goldman Sachs and Sullivan & Cromwell discussed the potential to increase the size of the PIPE Investment from the originally anticipated size of $225 million.
During this period and through to the end of July, DiamondPeak, Lordstown and their respective advisors engaged in negotiations with certain stockholders of Lordstown concerning investor protections and rights held by such stockholders. Concurrently, DiamondPeak, Lordstown and their respective advisors also held various meetings by teleconference with representatives of GM with respect to arrangements relating to the Lordstown facility and how they would be impacted by the potential business combination.
On July 17, 2020, BakerHostetler sent a revised draft of the Merger Agreement to Sullivan & Cromwell. That draft proposed various changes, including (i) the loosening of certain interim operating covenants, (ii) the request for a Minimum Cash Condition or other mechanism to provide “financing certainty” which representatives of Baker Hostetler stated was to be equal in size to the aggregate of both the amounts held in DiamondPeak’s trust account and any amounts raised in the PIPE investment, (iii) a rejection of any indemnification rights in favor of DiamondPeak and (iv) revised proposals on the allocation of the cost of the BGL Warrants and employee options.
Over the next two weeks, DiamondPeak, Lordstown and DiamondPeak’s Sponsor and each of their representatives engaged in lengthy negotiations regarding the terms of the Merger Agreement and the other Transaction Documents, including the form of Support Agreement, the form of Registration Rights and Lockup Agreement and the Proposed Charter, and Sullivan & Cromwell and BakerHostetler exchanged proposed drafts of the aforementioned transaction agreements. One of the key terms in the Merger Agreement that was negotiated between the parties during this time was whether the execution and delivery of support agreements and written consents in support of the Merger Agreement from a certain percentage of Lordstown Stockholders would be a condition of DiamondPeak’s obligation to close.
On July 28, 2020, Mr. Burns proposed to Mr. Hamamoto that the board of directors of DiamondPeak should consist of nine directors, six of which would be appointed by Mr. Burns rather than seven directors, with four being appointed by Mr. Burns. Messrs. Burns and Hamamoto continued to discuss this matter over the following days along with various advisors.
On July 29, 2020, DiamondPeak’s board of directors held a meeting by teleconference to consider and discuss the terms of the business combination, the PIPE Investment and the related agreements. All members of DiamondPeak’s board of directors were present. Also in attendance were members of DiamondPeak’s management and representatives of the Sponsor, Sullivan & Cromwell and Goldman Sachs. DiamondPeak’s management and advisors reported on the results of their due diligence of Lordstown and actions taken to resolve or mitigate identified risks as well as the financial position of the Company. A representative of Sullivan & Cromwell reviewed with the directors their fiduciary duties under Delaware law generally and how those fiduciary duties applied in the context of considering the potential business combination.
On July 30, 2020, Sullivan and Cromwell sent a revised draft of the Merger Agreement to BakerHostetler and provided a revised draft of the form of Subscription Agreement to Goldman Sachs to be shared with investors who expressed an interest in participating in the PIPE Investment. The revised draft of the Merger Agreement provided that (i) the Minimum Cash Condition would not require DiamondPeak to have an amount of cash greater than the anticipated proceeds of the PIPE Investment at the closing, (ii) Mr. Burns would provide indemnification to DiamondPeak as to breaches of certain fundamental representations made by Lordstown, the breach of certain covenants of Lordstown and any claims asserted by securityholders of Lordstown with respect to the allocation or entitlement to a portion of the consideration paid in connection with the Transactions, (iii) Lordstown would bear the cost of all options that vested within the 2020 calendar year and reduce the purchase price by $6.6 million in respect of the BGL Warrants and (iv) that DiamondPeak’s obligation to close would be subject to the execution and delivery of support agreements and written consents by Lordstown Stockholders holding at least 95% of Lordstown Common Stock issued and outstanding as of August 1, 2020.
On July 30 and July 31, representatives of Sullivan & Cromwell negotiated final Subscription Agreements with the PIPE investors and their respective advisors, reflecting an aggregate PIPE Investment amount of $500 million, which was increased from its originally anticipated size of $225 million upon agreement by DiamondPeak and Lordstown. During this period, DiamondPeak, Lordstown and their respective advisors continued to finalize the Merger Agreement, including the addition of covenants to reflect the arrangements entered into with GM and an agreement that the size and composition of DiamondPeak’s board would be as proposed by Mr. Burns on July 28, 2020.
On July 31, 2020, DiamondPeak’s board of directors held a meeting by teleconference to consider and discuss the terms of the transactions contemplated by the Merger Agreement and the related agreements.

All members of DiamondPeak’s board of directors were present. Also in attendance were members of DiamondPeak’s management, representatives of the Sponsor, Sullivan & Cromwell and Goldman Sachs. At the meeting, members of DiamondPeak’s board of directors discussed among themselves and Goldman Sachs the strategic and financial rationale of consummating the Business Combination, including the factors described in the section titled “Proposal Number 1 — The Business Combination Proposal — DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination.” Representatives of Sullivan & Cromwell reviewed with DiamondPeak’s board of directors the terms of the Merger Agreement and the other transaction agreements. DiamondPeak’s board of directors also considered the interests of the Sponsor and certain of its directors and officers in the Business Combination, as described in “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” Following discussion among the members of DiamondPeak’s board of directors and its advisors, DiamondPeak’s board of directors voted unanimously to approve and declare advisable the Merger Agreement and the Transaction Documents, and the transactions contemplated thereof, including the adoption of the Proposed Charter and the Business Combination on the terms and subject to the conditions set forth in the Merger Agreement and the issuance of shares of Class A common stock required pursuant to the Transaction Documents; direct the Merger Agreement and Transaction Documents be submitted to the DiamondPeak stockholders for their approval; and recommend that the DiamondPeak stockholders vote in favor of (i) approving and adopting the Merger Agreement, the Transaction Documents and the consummation of the transactions thereto, (ii) approving the issuance of shares of Class A common stock required pursuant to the Transaction Documents, (iii) approving and adopting the Proposed Charter on the terms and subject to the conditions set forth in the Merger Agreement, (iv) electing members of the board of directors in accordance with the terms of the Merger Agreement, (v) adjourning a special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing proposals and (vi) the other proposals set forth in this proxy statement and any other matters presented at the special meeting.
Later that evening, representatives of DiamondPeak and Lordstown agreed that the Minimum Cash Condition to the Merger Agreement would require DiamondPeak to have cash on hand equal to or in excess of $300 million (without taking into account any transaction expenses).
On August 1, the parties to the Merger Agreement, the Subscription Agreements and other related transaction agreements executed such agreements.
Prior to the market open on August 3, 2020, DiamondPeak and Lordstown issued a joint press release announcing the execution of the Merger Agreement and the Subscription Agreements.
The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.
Recommendation of the Board of Directors
At a special meeting held on July 31, 2020, the DiamondPeak board of directors unanimously:
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approved and declared advisable the Merger Agreement and the Transaction Documents and the transactions contemplated thereof, including the adoption of the Proposed Charter and the Business Combination on the terms and subject to the conditions set forth in the Merger Agreement and the issuances of shares of Class A common stock required pursuant to the Transaction Documents;

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directed the Merger Agreement and Transaction Documents be submitted to the DiamondPeak stockholders for their approval; and

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recommended that the DiamondPeak stockholders vote in favor of (i) approving and adopting the Merger Agreement, the Transaction Documents and the consummation of the transactions thereto, (ii) approving the issuance of shares of Class A common stock required pursuant to the Transaction Documents, (iii) approving and adopting the Proposed Charter on the terms and subject to the conditions set forth in the Merger Agreement, (iv) electing members of the board of directors in accordance with the terms of the Merger Agreement, (v) adjourning a special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing proposals and (vi) the other proposals set forth in this proxy statement and any other matters presented at the special meeting.

ACCORDINGLY, THE DIAMONDPEAK BOARD OF DIRECTORS HAS APPROVED AND DECLARED IT TO BE ADVISABLE, AND IN THE BEST INTERESTS OF, DIAMONDPEAK AND ITS STOCKHOLDERS TO APPROVE THE MERGER AGREEMENT, THE TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS THERETO, INCLUDING THE BUSINESS COMBINATION ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT DIAMONDPEAK’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AND “FOR” THE PROPOSAL TO ADOPT THE CHARTER AMENDMENT.
DiamondPeak’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “Background of the Business Combination” above, DiamondPeak’s board of directors, in evaluating the Business Combination, consulted with DiamondPeak’s management and its advisors in reaching its decision to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. In making this decision, DiamondPeak’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, DiamondPeak’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of DiamondPeak’s board of directors may have given different weight to different factors. This explanation of the reasons for the approval by DiamondPeak’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, DiamondPeak’s board of directors reviewed the results of the due diligence conducted by DiamondPeak’s management, and their advisors, which included:
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review of Lordstown’s material contracts and facility, and intellectual property, financial, tax, legal, real estate, environmental insurance and accounting due diligence;

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meetings and calls with the management team and advisors of Lordstown regarding operations and forecasts;

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consultations with Lordstown’s management and legal and financial advisors and technical consultants;

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site visits to Lordstown’s factory in Ohio;

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discussions with Lordstown’s customers, suppliers and industry partners;

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Lordstown’s audited and unaudited financial statements;

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financial review and analysis of Lordstown and the Business Combination;

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financial projections prepared by Lordstown’s management team;

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study of analyst reports and market trends in the electric vehicle and pick-up truck industries;

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analysis on comparable target companies; and

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research on comparable transactions.

In approving the Business Combination, DiamondPeak’s board of directors determined not to obtain a fairness opinion. The officers and directors of DiamondPeak have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Goldman Sachs and their technical consultant, enabled them to make the necessary analyses and determinations regarding the Business Combination. Goldman Sachs did not prepare or provide any fairness opinion, but prepared and provided the analysis with respect to the market valuation of comparable companies as set forth in “Market Valuation of Comparable Companies” below.
DiamondPeak’s board of directors considered a number of factors pertaining to the Business Combination including, but not limited to, the following:

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Competitive and Innovative Design.   DiamondPeak’s board of directors considered Lordstown’s use of in-hub motor technology and other design features and their potential to decrease maintenance costs and total cost of ownership. In addition, DiamondPeak’s board of directors considered the fact that the Lordstown Endurance is a full-sized pickup truck may make it more attractive to the commercial fleet market than other potential competitors;

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Focus on a Target Market.   DiamondPeak’s board of directors considered Lordstown’s focus on the commercial fleet market with a competitively priced vehicle and the potential for Lordstown to achieve large order volumes in that sector with a smaller sales network than would be required in the customer retail market;

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Facility Ownership.   Lordstown is believed to be one of the first electric vehicle manufacturers to acquire a near production-ready plant. DiamondPeak’s board of directors considered the advantages that ownership of a production facility, once retooled for electric vehicle manufacture and production ready, may have on Lordstown’s ability to come to market;

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Strategic Partnership with GM and Other Key Industry Partners.   DiamondPeak’s board of directors considered Lordstown’s relationship with GM, including GM’s $75 million strategic investment in Lordstown and the access GM provides Lordstown to its supply network. In addition, DiamondPeak’s board of directors considered Lordstown’s various other commercial relationships with key industry partners. DiamondPeak’s management and board of directors believe these ongoing relationships may provide Lordstown with an advantage as it builds out its supply chain and servicing offerings;

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Shift to Zero Emission Vehicles.   DiamondPeak’s board of directors considered the secular trends in electric vehicles. Electric Vehicles are projected to grow at a 30% CAGR to 2030 and electric vehicle penetration is expected to reach 60% of vehicles sold in the U.S. by 2040;

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Market Valuation of Comparable Companies.   The public trading market valuations of electric vehicle manufacturers which DiamondPeak considers comparable (Fisker, Hyliion and Nikola) imply expected 2023 enterprise value/EBITDA multiples of 5.8x, 12.2x, not meaningful, respectively, and 2024 enterprise value/EBITDA multiples of 1.3x, 4.3x and 49.4x, respectively (in all cases in this paragraph based on market data as of July 31, 2020 and applying the trading prices of $12.32 of Spartan Energy Acquisition Corp. and $19.33 of Tortoise Acquisition Corp. for Fisker and Hyliion respectively, being the counterparties to their previously announced business combinations). The public trading market valuations for that same group also imply expected 2023 enterprise value/sales multiples of 0.8x, 2.6x and 7.4x, and expected 2024 enterprise value/sales multiples of 0.2x, 1.2x and 3.3x, respectively. The public trading market valuation of comparable established OEMs (consisting of Tesla, Paccar, Cummins, Navistar and Allison Transmissions), have expected 2021 enterprise value/EBITDA multiples of 44.5x, 11.8x, 11.5x, 8.3x and 8.2x, respectively, and enterprise value/sales multiples of 7.8x, 3.0x, 1.6x, 1.3x and 0.6x, respectively (in all cases in this paragraph based on publicly available market data as of July 31, 2020). The DiamondPeak board of directors believes that these multiples compare favorably to Lordstown’s expected enterprise value/EBITDA multiples of 3.2x and 1.6x in 2023 and 2024, respectively, and expected enterprise value/sales multiples of 0.3x and 0.2x in 2023 and 2024, respectively;

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Due Diligence.   The results of DiamondPeak’s due diligence investigation of Lordstown conducted by DiamondPeak’s management team and its financial, technical and legal advisors;

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Proven Management Team.   DiamondPeak’s board of directors believe that Lordstown has an experienced management team with a proven ability to design, develop and commercially produce electric vehicles. Lordstown’s executive team includes former executives and engineers that have extensive experience at leading automobile companies, including electric vehicle focused automobile companies;

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Regulatory and Government Support.   DiamondPeak’s board of directors considered Lordstown’s potential to leverage support from federal, state and local governments through tax incentives to purchasers and other grants and loans directly to Lordstown along with various states adopting zero emissions vehicle standards which could increase the long-term demand for electric vehicles;

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Terms of the Merger Agreement.   DiamondPeak’s board of directors reviewed the financial and other terms of the Merger Agreement and determined that it was reasonable and the product of arm’s-length negotiations between the parties. In making this evauluation of the terms of the Merger Agreement DiamondPeak’s board of directors considered; (i) the fact that the Merger Agreement provides for the indemnification of DiamondPeak by Stephen S. Burns, Lordstown’s Chief Executive Officer, with respect to (a) Lordstown’s fundamental representations and warranties, (b) Lordstown’s performance of its covenants and obligations under the Merger Agreement prior to the closing and (c) certain claims asserted by Lordstown securityholders, (ii) that the DiamondPeak board of directors may change its recommendation to DiamondPeak’s stockholders and (iii) that the Merger Agreement requires certain key Lordstown’s contracts and employment relationships to remain in place as a condition to the closing;
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Stockholder Approval.   DiamondPeak’s board of directors considered the fact that, in connection with the Business Combination, DiamondPeak stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of our Charter; and

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Other Alternatives.   DiamondPeak’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to DiamondPeak, that the Business Combination represents the best potential business combination for DiamondPeak and the most attractive opportunity for DiamondPeak based upon the process utilized to evaluate and assess other potential business combination targets. DiamondPeak’s board of directors believes that such process has not presented a better alternative.

In the course of its deliberations, DiamondPeak’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including the following:
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The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame;

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Lordstown’s status as a pre-revenue company and the risks associated with executing on its business plan, including without limitation the risk that Lordstown’s indicative customer demand is non-binding and subject to inherent risks, including Lordstown’s ability to convert pre-orders into binding orders and the ability of Lordstown’s customers to cancel or delay their pre-orders without penalty;

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The risk that the closing might not occur in a timely manner or that the closing might not occur at all, despite the companies’ efforts, including by reason of a failure to obtain the DiamondPeak Stockholder Approval or as a result of litigation challenging the Business Combination;

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The risk that a significant number of our stockholders elect to redeem their shares prior to the closing, pursuant to our Charter, which may potentially make the Business Combination more difficult to complete and would reduce the amount of cash available to the combined company to accelerate its business plan following the closing;

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The risk that DiamondPeak’s stockholders will hold a minority position in the combined company;

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The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

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The risk that DiamondPeak did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination; and

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Various other risk factors associated with Lordstown’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, DiamondPeak’s board of directors considered that some officers and directors of DiamondPeak may have interests in the Business Combination as individuals that may be different than, or in addition to, or conflict with, the interests of DiamondPeak’s stockholders. DiamondPeak’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the DiamondPeak board, the Business Combination. For more information, see the subsection entitled “— Interests of Certain Persons in the Business Combination.”

DiamondPeak’s board of directors concluded that the potential benefits that it expects DiamondPeak and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, DiamondPeak’s board of directors, based on its consideration of the specific factors listed above, unanimously approved and declared advisable the Merger Agreement and the Transaction Documents and the transactions contemplated thereof, including the adoption of the Proposed Charter and the Business Combination on the terms and subject to the conditions set forth in the Merger Agreement and the issuances of shares of Class A common stock required pursuant to the Transaction Documents; and directed the Merger Agreement and Transaction Documents be submitted to the DiamondPeak stockholders for their approval.
The above discussion of the material factors considered by DiamondPeak’s board of directors is not intended to be exhaustive but sets forth the principal factors considered by DiamondPeak’s board of directors.
Unaudited Prospective Financial Information
Lordstown provided DiamondPeak with its internally prepared projections for the each of the years in the five year period ending December 31, 2024. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. These projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Further, prospective financial information does not reflect any impact of the proposed transaction and have not been updated since the date of preparation.
The projections reflect numerous assumptions including, among other things, assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Lordstown’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors” or matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements.” The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.
The financial projections for net revenue are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lordstown’s control. Since these projections covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the assumptions made in preparing any particular information will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Lordstown or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.
The projections were requested by, and disclosed to, DiamondPeak for use as a component in its overall evaluation of Lordstown, and are included in this proxy statement because they were provided to the DiamondPeak board of directors for its evaluation of the business combination. Lordstown has not warranted as to the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to DiamondPeak. None of DiamondPeak, Lordstown nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any DiamondPeak stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Lordstown will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The projections were prepared by, and are the responsibility of, Lordstown’s management. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of DiamondPeak, Lordstown or any of their independent auditors express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
The following table summarizes the unaudited results and financial forecasts provided to DiamondPeak by Lordstown:
Key Financial Metrics
($ in millions)	2020E	2021E	2022E	2023E	2024E
Total Units Sold	0	2,200	31,600	65,000	107,000
Revenue	$0	$118	$1,690	$3,476	$5,776
% Growth	—	—	1336.4%	105.7%	66.2%
Cost of Goods Sold	—	$(203)	$(1,551)	$(2,877)	$(4,701)
Gross Profit	$0	$(85)	$139	$599	$1,076
% Margin	NM	NM	8.2%	17.2%	18.6%
EBITDA	$(64)	$(155)	$10	$298	$600
% Margin	NM	NM	0.6%	8.6%	10.4%
CapEx	$(90)	$(45)	$(40)	$(40)	$(20)
% Sales	NM	38.3%	2.4%	1.2%	0.3%
This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lordstown”, as well as the audited financial statements of Lordstown included elsewhere in this proxy statement.
Satisfaction of 80% Test
It is a requirement under our Charter and Nasdaq Listing Rules that our initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination.
As of the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $284.0 million and $274.2 million, excluding approximately $9.8 million of deferred underwriting commissions and taxes payable on interest earned on the Trust Account. After giving effect to such exclusion, 80% thereof represents approximately $219.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, our board of directors considered an enterprise value of Lordstown as of July 31, 2020 of approximately $965 million.
In determining whether the enterprise value described above represents the fair market value of Lordstown, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Lordstown was the result of an arm’s length negotiation with the Lordstown Stockholders. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.
Interests of Certain Persons in the Business Combination
In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, DiamondPeak’s Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:
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the fact that the Sponsor paid an aggregate of approximately $6,690,000 for an aggregate of 4,460,000 private placement warrants that would expire worthless if an initial business combination is not consummated by March 4, 2021;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of Class A common stock held by them in connection with the completion of an initial business combination, which shares had an aggregate market value of approximately $21,610,000 based on the closing price of the Class A common stock of $21.60 on Nasdaq on October 7, 2020;

•
the fact that the Sponsor and our officers and directors have agreed not to redeem any founder shares held by them in connection with the completion of an initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $133,711,875 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson, our independent directors, will each be entitled to receive, upon completion of an initial business combination, 88,357 founder shares from our Sponsor, which would be valued in the aggregate at approximately $5,728,184 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

•
the fact that our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by March 4, 2021;

•
that fact that, in order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to DiamondPeak if and to the extent any claims by a third party for services rendered or products sold to DiamondPeak, or a prospective target business with which DiamondPeak has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under DiamondPeak’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•
the anticipated continuation of David Hamamoto as a director of DiamondPeak following the closing of the Business Combination;

•
the fact that Dechomai Asset Trust, a donor-advised fund which was funded by David Hamamoto, agreed to participate in the PIPE investment and purchase $5,000,000 of Class A common stock in the aggregate at $10 per share on the terms set forth in the Subscription Agreements;

•
the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and such arrangement will terminate upon the closing;

•
the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by March 4, 2021;

•
the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares they own if an initial business combination is not completed by March 4, 2021;

•
the fact that we are a party to a registration rights agreement with the Sponsor, which provides for registration rights to such parties;

•
the fact that no compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations); and

•
the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the business combination.

Potential Purchases of Public Shares
In connection with the stockholder vote to approve the Business Combination, the Sponsor or our officers, directors or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per share pro rata portion of the Trust Account. None of the Sponsor or our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or our officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.
The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination . This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Total Shares to Be Issued in the Business Combination
It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of DiamondPeak will be as follows:
	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	23,750,000	14.4%
The Sponsor	6,187,500	3.8%
Our anchor investor(2)	5,062,500	3.1%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,000,000	*
Lordstown Stockholders(1)	75,918,054	46.0%
Convertible Promissory Noteholders	4,000,000	2.4%
PIPE Investors(2)	50,000,000	30.3%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the exercise of the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the ownership set forth above will be different. For example, if we assume that all outstanding 5,066,667 private placement warrants held by the Sponsor and our anchor investor, all outstanding 9,333,333 public warrants and all of the outstanding BGL Warrants were exercised following the closing, then the ownership of our Class A common stock would be as follows:
	Number of shares of Class A common stock(1)	% of all shares of Class A common stock
DiamondPeak Public Stockholders	31,666,666	17.2%
The Sponsor	10,647,500	5.8%
Our anchor investor(2)	6,752,500	3.7%
David Hamamoto, DiamondPeak’s Chairman and Chief Executive Officer(3)	1,333,333	*
Lordstown Stockholders(1)	75,918,054	41.3%
Convertible Promissory Noteholders	4,000,000	2.2%
PIPE Investors(2)	50,000,000	27.2%

*
Less than 1%

(1)
Excludes 2,949,802 shares of our Class A common stock issuable upon the exercise of the options into which the Lordstown Vested Options convert pursuant to the Business Combination.

(2)
Includes 1,000,000 shares of our Class A common stock that are to be issued pursuant to the PIPE Investment.

(3)
Excludes securities owned by the Sponsor that may be deemed to be beneficially owned by Mr. Hamamoto.

The warrants will become exercisable 30 days after the completion of an initial business combination and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation.

The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement.
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on DiamondPeak’s Ownership” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of DiamondPeak” for more information with respect to ownership of DiamondPeak following the closing.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination.
Sources of Funds(1)		Uses
(in millions)
Cash in DiamondPeak Trust Account(2)	$284.3	Cash to Balance Sheet	$679.3
Proceeds of the PIPE Investment (excluding GM PIPE Proceeds)	425	Deal Expenses	45
GM PIPE Proceeds(3)	75	PIK for GM(3)	60
Total Cash Sources	$784.3	Total Cash Uses	$784.3

(1)
This table does not take into account of the impact of 14,400,000 outstanding warrants, the BGL Warrants, any employee options and the Convertible Promissory Notes.

(2)
Includes approximately $9.8 million in deferred underwriting commissions payable to the underwriters of our Initial Public Offering or another FINRA member and taxes payable on the income earned on the Trust Account, and assumes no redemptions of public shares.

(3)
GM PIPE Proceeds includes an estimated $60 million of PIK contributions and a $15 million cash payment from GM, is calculated above assuming the existing credit facility with GM is fully drawn at $10 million at closing. The amount of the cash payment at closing will be adjusted based on the outstanding balance on an existing credit facility and note owed to GM.

Board of Directors of DiamondPeak Following the Business Combination
Pursuant to the Merger Agreement, upon the closing, we will expand the size of our board of directors from five to nine and our board of directors will initially consist of: Stephen S. Burns, Keith Feldman, David T. Hamamoto, Jane Reiss, Dale Spencer, Michael Gates, Mick Kowitz, Angela Strand and Martin Rucidlo. All the directors except for Mr. Burns will be independent under applicable Nasdaq rules. For more information, see the section entitled “Management Following the Business Combination.”

Name; Headquarters
The name of DiamondPeak after the business combination will be named “Lordstown Motors Corp.” and our headquarters will be located at 2300 Hallock Young Road, Lordstown, OH 44481.
Redemption Rights
Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2020, this would have amounted to approximately $10.15 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A common stock for cash and will no longer own shares of DiamondPeak. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein.
Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares included in the units sold in our Initial Public Offering, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the business combination. Each redemption of shares of Class A common stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $284.3 million as of June 30, 2020. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of an initial business combination. See the section entitled “Special Meeting of DiamondPeak Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
There are no appraisal rights available to our stockholders in connection with the Business Combination.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization for which Lordstown has been determined to be the accounting acquirer based on the following predominate factors:
•
Lordstown will have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company will have nine members, and Lordstown will have the ability to nominate seven members of the Board;

•
Lordstown’s former management will make up the vast majority of the management of the post-combination company;

•
Steven S. Burns, CEO of Lordstown, will hold the largest minority voting interest in the post-combination company;

•
The post-combination company will assume Lordstown’s name.

As the Business Combination will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with U.S. GAAP. Under this method of accounting, DiamondPeak will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Lordstown issuing stock for the net assets of DiamondPeak, accompanied by a recapitalization. The net assets of DiamondPeak will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Lordstown.

Regulatory Matters
To complete the Business Combination, DiamondPeak and Lordstown Stockholders must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents DiamondPeak and Lordstown Stockholders from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.
On August 21, 2020, DiamondPeak and Stephen S. Burns each filed Premerger Notification and Reports Form under the HSR Act in respect of DiamondPeak’s acquisition of Lordstown and Mr. Burns’ acquisition of an ownership interest in DiamondPeak as a result of the Business Combination. On September 4, 2020, both DiamondPeak and Mr. Burns received notification of early termination of the applicable waiting period under the HSR Act.
The Merger Agreement
This subsection of the proxy statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
Structure and Consideration
On August 1, 2020, DiamondPeak, Merger Sub and Lordstown entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the merger as the surviving corporation and becoming a wholly-owned subsidiary of DiamondPeak, on the terms and subject to the conditions set forth in the Merger Agreement. The merger will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger.
Pursuant to the Merger Agreement, at the Effective Time, by virtue of the merger and without any action on the part of the parties or any holder of Lordstown Common Stock, (i) each share of Lordstown Common Stock issued and outstanding at the Effective Time (other than shares of Lordstown Common Stock that are held by dissenting stockholders or Non-Accredited Investors) will be converted into, and become exchangeable for the number of shares of Class A common stock equal to the quotient obtained by dividing (A) the Purchase Price (as defined below) by (B) $10.00 by (C) the Fully Diluted Share Number (as defined below) (such number of shares of Class A common stock derived in clause (i), the “Stock Merger Consideration”), and (ii) each share of Lordstown Common Stock that is held by Non-Accredited Investors will be converted into, and become exchangeable for, the right to receive an amount in cash in dollars equal to the quotient obtained by dividing (A) the Purchase Price by (B) the Fully Diluted Share Number (such amount of cash derived in clause (ii), the “Cash Merger Consideration”). The Cash Merger Consideration or Stock Merger Consideration that a Stockholder will be entitled to receive pursuant to the Merger Agreement is referred to as the “Merger Consideration”. Notwithstanding the foregoing, in the event that DiamondPeak, in its sole discretion, determines that any Lordstown Stockholder is an Accredited Investor despite such holder’s failure to deliver an investor questionnaire, then DiamondPeak may elect to treat such holder as an Accredited Investor for all purposes under the Merger Agreement. For purposes of the Merger Agreement, “Purchase Price” means the sum of (a) $783,400,000 plus (b) the aggregate exercise price of all Lordstown Options included in the calculation of Fully Diluted Share Number; and “Fully Diluted Share Number” means the sum of (a) the number of shares of Lordstown Common Stock issued and outstanding immediately before the closing, plus (b) the number of shares of Lordstown Common Stock subject to outstanding Lordstown Options which are vested as of the Effective Time or which vest on or before January 1, 2021.
By virtue of the merger and without any action on the part of the parties or any holder of any capital stock of Lordstown, all of the shares of Lordstown Common Stock (other than dissenting shares) will represent the right to receive the Merger Consideration pursuant to the Merger Agreement, will cease to be outstanding, will be cancelled and will cease to exist as of the Effective Time, and each certificate formerly representing any of the shares of Lordstown Common Stock will thereafter represent only the right to receive the Merger Consideration pursuant to the Merger Agreement. Under the Merger Agreement, Lordstown represented that to its knowledge, each Lordstown Stockholder is an “Accredited Investor” (as defined under Regulation D promulgated under the Securities Act), which we expect to be true and accurate. As a result, we expect no significant amount of Cash Merger Consideration will be paid by DiamondPeak to any Lordstown Stockholders. As a result, at the closing, all or substantially all of the Lordstown Common Stock will be exchanged for shares of Class A common stock pursuant to the Merger Agreement.
At the Effective Time, each outstanding Lordstown Option under the stock plans, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Lordstown Common Stock and will be converted into an option to purchase a number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Lordstown Common Stock subject to such Lordstown Option immediately prior to the Effective Time and (y) the Merger Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Lordstown Common Stock of such Lordstown Option immediately prior to the Effective Time divided by (B) the Merger Consideration; provided, however, that the exercise price and the number of shares of Class A common stock purchasable pursuant to the Lordstown Options will be determined in a manner consistent with avoiding adverse taxation under Section 409A of the Internal Revenue Code of 1986 (the “Code”). Except as specifically provided in the Merger Agreement, following the Effective Time, each Lordstown Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Lordstown Option immediately prior to the Effective Time.
Pursuant to our Charter, upon the closing, each outstanding share of Class B common stock will convert into one share of Class A common stock. Upon the closing, each Convertible Promissory Note will be automatically converted, in accordance with the terms thereof, into shares of Class A common stock at a price of $10.00 per share, resulting in an issuance of up to 4,000,000 shares of Class A common stock in the aggregate.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties and closing conditions are qualified by a “material” or “material adverse effect” standard.
Pursuant to the Merger Agreement, a “Material Adverse Effect” means: any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or taken together with any other change, circumstance, condition, development, effect, event, occurrence or state of facts is, or would reasonably be expected to be, materially adverse to (x) the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of Lordstown, whether known or unknown or on a short- or long-term basis or (y) the ability of Lordstown to consummate the Transactions; provided, however, none of the following will be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur: (a) changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or political, regulatory or business conditions in the geographic markets in which Lordstown has operations or its products or services are sold; (b) changes, developments, circumstances, facts or effects that are the result of factors generally affecting the electric-powered automobile industry; (c) any loss of, or adverse change to the relationship Lordstown with its customers or suppliers, if and to the extent Lordstown establishes with reasonable evidence that such loss or adverse change was directly and proximately caused by the entry into, announcement, pendency or performance of the Merger Agreement and the Transactions ((provided that this clause (c) will be disregarded for purposes of determining compliance with Lordstown’s representations and warranties with respect to there being no conflicts with Lordstown’s organizational documents, certain contracts and applicable laws as set forth in the Merger Agreement as a result of the consummation of the Transactions); (d) changes in applicable accounting standards, including GAAP or in any law of general applicability, or in the authoritative interpretation by a governmental entity thereof, after the date of the Merger Agreement; (e) any failure by Lordstown to meet any internal or public projections forecasts, estimates, milestones or financial or operating predictions of revenues, earnings, cash flow or cash position; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur; (f) any change, development or effect resulting from acts of war (whether or not declared), sabotage, civil unrest or terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of an epidemic or a pandemic (including COVID-19); (g) any actions taken or not taken by Lordstown pursuant to the Merger Agreement or with DiamondPeak’s prior written consent (except for any obligation to operate in the ordinary course of business or similar obligation); (h) any action not taken by Lordstown pursuant to the Merger Agreement or with DiamondPeak’s prior written consent or at DiamondPeak’s written request, provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts will be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur if it disproportionately and adversely affects Lordstown relative to other companies within the electric-powered automobile industry.
Conditions to the Closing of the Business Combination
Conditions to Each Party’s Obligations
The obligations of each of Lordstown, DiamondPeak and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver at or prior to the closing of the following conditions:
•
the expiration or early termination of the waiting period (or any extension thereof) under the HSR Act;

•
the absence of any court, arbitrator, mediator or other governmental entity having enacted, enforced, entered, issued or promulgated any order or law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following

•
their consummation, and no action brought by any governmental entity challenging or seeking

•
to restrain or prohibit the consummation of the Transactions may be pending; and

•
receipt of the DiamondPeak Stockholder Approval.

Additional Conditions to Lordstown’s Obligations
The obligation of Lordstown to consummate the Business Combination is also subject to the satisfaction or waiver in writing by Lordstown at or prior to the closing of the following conditions:
•
the representations and warranties of DiamondPeak with respect to organization, good standing and qualification, capital structure, authority and approval and brokers and finders must be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);
•
the other representations and warranties of DiamondPeak and any certificates delivered pursuant to the Merger Agreement must be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the date of the Merger Agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of DiamondPeak to consummate the Business Combination;

•
DiamondPeak must have performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

•
the shares of Class A common stock to be issued as the Merger Consideration must have been approved for listing on the Nasdaq, subject only to official notice of issuance;

•
Lordstown must have received from DiamondPeak a customary officer’s certificate at the closing, certifying as to the satisfaction of the four preceding closing conditions; and

•
as of the closing, after the closing of the PIPE Investment and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of public shares, DiamondPeak must have cash on hand equal to or in excess of $300 million (without, for the avoidance of doubt, taking into account any transaction expenses) (such condition, the “Minimum Cash Condition”).

Additional Conditions to DiamondPeak’s Obligations
The obligation of DiamondPeak to consummate the Business Combination is also subject to the satisfaction or waiver in writing by DiamondPeak at or prior to the closing of the following conditions:
•
the representations and warranties made by Lordstown in with respect to organization, good standing and qualification, capital structure, authority and approval and brokers and finders must be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•
the other representations and warranties of Lordstown and any certificates delivered pursuant to the Merger Agreement must be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the date of the Merger Agreement and as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•
Lordstown must have performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date, other than with respect to certain covenants made by Lordstown with respect to conducting of business during the period between signing and closing (the “interim period”), which must be performed and complied with in all respects;

•
no Material Adverse Effect has occurred since the date of the Merger Agreement;

•
Lordstown will have provided copies of customary payoff letters in connection with the repayment of transaction expenses from certain payees;

•
certain key contracts of Lordstown must be in full force and effect, no breach or violation of, or default under, any such key contracts by Lordstown or any of its subsidiaries has occurred, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Lordstown or any of its subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and no counterparty thereto has delivered notice of intent to terminate such key contract;
•
DiamondPeak must have received from Lordstown a customary officer’s certificate at the closing, certifying as to the satisfaction of the five preceding closing conditions;

•
all Transaction Documents must have been executed and remain in full force and effect;

•
certain agreements to which Lordstown is a party must be terminated and be of no further force or effect as of the Effective Time;

•
the continued employment of certain Lordstown key employees; and

•
Support Agreements must have been executed and delivered by at least 95% of the holders of the Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement and certified by the chief executive officer of Lordstown.

Representations and Warranties
The Merger Agreement contains customary representations and warranties made by the parties thereto. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects.
In the Merger Agreement, Lordstown makes representations and warranties relating to: organization, good standing and qualification; capital structure; authority and approval; governmental filings; no violations; certain contracts; financial statements; absence of certain changes; no undisclosed liabilities; litigation; employee benefits; labor matters; compliance with laws; licenses; material contracts; real property; environmental matters; taxes; intellectual property; insurance; suppliers; related party transactions; brokers and finders; information supplied for inclusion in this proxy statement; anti-corruption and sanctions; and Accredited Investors.
In the Merger Agreement, DiamondPeak makes representations and warranties relating to: organization, good standing and qualification; capital structure; authority and approval; governmental filings; no violations; certain contracts; SEC reports, financial statements and internal controls; absence of certain changes; litigation and liabilities; the Trust Account; the PIPE Investment; valid issuance; investment intent; brokers and finders; information supplied for inclusion in this proxy statement; taxes; and investigation and reliance.
Conduct of Business Pending the Merger
Lordstown agreed that, subject to limited exceptions (including as expressly required or permitted by the terms of the Merger Agreement or any Transaction Document or as required by applicable law or to comply with COVID-19 measures), during the interim period, unless DiamondPeak has otherwise requested or approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), the business of Lordstown will be conducted in the ordinary course of business in all material respects consistent with past practice and Lordstown will use its reasonable best efforts to preserve its business organization substantially intact and maintain existing relations with customers, suppliers, licensors, creditors, employees and governmental entities.
In addition to the general covenants above, Lordstown agreed that, subject to limited exceptions (including as expressly required or permitted by the terms of the Merger Agreement or any Transaction Document or as required by applicable law or to comply with COVID-19 measures) and unless DiamondPeak has otherwise requested or approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), during the interim period, it will not:
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adopt any change in its organizational documents;

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merge or consolidate with any other person, except for any such transactions among wholly-owned subsidiaries of Lordstown, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

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acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $1,000,000, or acquire any business or person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to contracts to which Lordstown is a party that are in effect as of the date of the Merger Agreement;

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other than pursuant to contracts to which Lordstown is a party that are in effect as of the date of the Merger Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;

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issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Lordstown, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock; provided, that the exercise or settlement of Lordstown options or convertible notes or debt outstanding as of the date of the Merger Agreement in accordance with their terms and in the ordinary course of business consistent with past practice, and the issuance of Lordstown’s capital stock as contemplated by the Confirmatory Agreements (as defined and described below), will not require DiamondPeak’s approval;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

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declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

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create or incur any lien material to Lordstown other than permitted liens incurred in the ordinary course of business consistent with past practice;

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make any loans, advances, guarantees or capital contributions to or investments in any person (other than Lordstown or any direct or indirect wholly-owned subsidiary of Lordstown);

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Lordstown, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $1,000,000 in the aggregate;

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fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;

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enter into any contract that would have been a material contract (as defined and specified in the Merger Agreement) had it been entered into prior to the date of the Merger Agreement;

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amend, modify, fail to renew or terminate certain material contracts;

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other than in the ordinary course of business, consistent with past practice, amend, modify, cancel, or waive any debts or claims held by it or waive any rights;

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make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

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settle any action against Lordstown, with exceptions for monetary settlements below specified amounts;

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file any amended material tax return, make any material tax election or settle or compromise any material income tax liability;

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except as required pursuant to the terms of any benefit plan in effect as of the date the Merger Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, except for (1) employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice, and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any benefit plan or any arrangement that would have been a benefit plan had it been entered into prior to the Merger Agreement (except as necessary in order to consummate the Transactions, or health and welfare plan renewals occurring in the ordinary course of business consistent with past practice), (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, or (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee or (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $200,000;
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become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

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fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by Lordstown;

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fail to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity;

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take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of Lordstown;

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file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

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take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions to closing not being satisfied; or

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form any subsidiary; or

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agree, authorize or commit to do any of the foregoing.

In addition, Lordstown also agrees to take all actions to prevent a GM Springing Event from occurring and to promptly (and in any case within two business days) provide DiamondPeak a copy of any notice received by it pursuant to the Omnibus Agreement.
The Merger Agreement provides that nothing contained therein is intended to give DiamondPeak or Merger Sub, directly or indirectly, the right to control or direct any of Lordstown’s operations prior to the closing date.
DiamondPeak agreed that, subject to limited exceptions (including as expressly required or permitted by the terms of the Merger Agreement or any Transaction Document or as required by applicable laws ), unless Lordstown has otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), during the interim period, the business of it and Merger Sub will be conducted in the ordinary course in all material respects consistent with past practice and it and Merger Sub will have no other activity.
In addition to the general covenants above, DiamondPeak agreed that, subject to limited exceptions (including as expressly required by the terms of the Merger Agreement), unless Lordstown has otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed) during the interim period, DiamondPeak will not and will not permit Merger Sub to:
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adopt any change in their organizational documents, amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned subsidiary to DiamondPeak or to any other direct or indirect wholly-owned subsidiary of DiamondPeak) or repurchase or redeem any Class A common stock or Class B common stock, other than in connection with the redemption of Class A common stock in connection with the Business Combination or the PIPE Investment;

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issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of DiamondPeak or Merger Sub (other than the issuance of shares by a wholly-owned subsidiary of DiamondPeak to DiamondPeak or another wholly owned subsidiary of DiamondPeak), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, other than in connection with the redemption of Class A common stock in connection with the Business Combination or the PIPE Investment;

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reclassify, recapitalize, exchange, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than in connection with the redemption of Class A common stock in connection with the Business Combination or PIPE Investment;

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enter into, or permit any of the assets owned or used by it to become bound by, any contract, other than as expressly required in connection with the Transactions;

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make any loans, advances, guarantees or capital contributions to or investments in any person (other than Lordstown or any direct or indirect wholly-owned subsidiary of Lordstown);

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make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

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file any amended material tax return, make any material tax election or settle or compromise any material income tax liability:

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take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of DiamondPeak or Merger Sub;

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take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions to closing not being satisfied;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, as applicable, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice or (ii) a loan from the Sponsor or an affiliate thereof or certain of DiamondPeak’s officers and directors to finance DiamondPeak’s transaction costs in connection with the transactions contemplated by the Merger Agreement, or

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agree, authorize or commit to do any of the foregoing.

Additional Agreements
Proxy Statement
DiamondPeak agreed to prepare and file with the SEC this proxy statement relating to the special meeting as promptly as reasonably practicable after the date of the Merger Agreement. Further, DiamondPeak and Lordstown each agreed to use their commercially reasonable efforts to respond promptly to comments from the SEC and resolve any such comments as promptly as reasonably practicable after such filing, to promptly thereafter mail the proxy statement to the stockholders of DiamondPeak.
DiamondPeak Stockholders’ Meeting; Lordstown Stockholders’ Support Agreements
DiamondPeak agreed to use its reasonable best efforts to take, in accordance with applicable law, Nasdaq Listing Rules and its organizational documents, all action necessary to convene the special meeting as promptly as reasonably practicable after the SEC advises it has no further comments on this proxy statement and will schedule such meeting for a date that is no more than 35 days after this proxy statement is mailed to stockholders of DiamondPeak to (i) consider and vote upon the approval of the Proposals and to cause such vote to be taken and (ii) provide stockholders of DiamondPeak with the opportunity to redeem their shares of Class A common stock. DiamondPeak’s board of directors will recommend that stockholders of DiamondPeak approve the Proposals (the “DiamondPeak Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Proposals, DiamondPeak’s board of directors may fail to make, amend, change, withdraw, modify, withhold or qualify the DiamondPeak Board Recommendation (any such action, a “Change in Recommendation”), if DiamondPeak’s board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable law.
Lordstown agreed that, promptly following the execution of the Merger Agreement, it will seek and use its reasonable best efforts to obtain (a) as promptly as practicable, and in any event, within the Stockholder Support Delivery Period, Support Agreements from the Key Lordstown Stockholders (the “Initial Stockholder Consent”), and (b) as promptly as practicable, Support Agreements from Lordstown Stockholders holding at least 95% of Lordstown Common Stock issued and outstanding as of the date of Merger Agreement, for the purposes of, among other things, adopting the Merger Agreement and approving the Merger. Lordstown obtained the Initial Stockholder Consent the same day of execution of the Merger Agreement. As of the date of this proxy statement, Lordstown has obtained Support Agreements from Lordstown Stockholders holding approximately 93% of Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement.
Financing Cooperation
Prior to the earlier of the closing and the termination of the Merger Agreement in accordance with its terms, Lordstown will cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment as may be reasonably requested by DiamondPeak.
Exclusivity
Lordstown agreed that from the date of the Merger Agreement and until the earlier of the closing or termination of the Merger Agreement, it will not take, and will cause its affiliates not to take, nor permit any of their representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than DiamondPeak) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of Lordstown’s equity securities or any merger, sale of substantial assets or similar transaction involving any of Lordstown, other than certain permitted issuances of equity securities under the Merger Agreement and assets sold in the ordinary course of business. Lordstown will, and agreed to cause its affiliates and any of their representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person (other than DiamondPeak and its affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing.
DiamondPeak agreed that from the date of the Merger Agreement and until the earlier of the closing or termination of the Merger Agreement, it will not take, and will cause its affiliates and their respective representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Lordstown and/or any of its affiliates) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any business combination. DiamondPeak will, and agreed to cause its affiliates and their respective representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person (other than Lordstown and its affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to, among other things:
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DiamondPeak making disbursements from the Trust Account and effecting the redemption of Class A common stock;

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conversion of the Convertible Promissory Note into shares of Class A common stock;

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issuance of the BGL Warrants according to certain subscription agreement and registration and lockup agreement to be entered between DiamondPeak and BGL in connection with the Business Combination (see subsection entitled”— Related Agreements” below for more information);

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cooperation regarding any filings required under the HSR Act;

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Lordstown and DiamondPeak using reasonable best efforts to consummate the Business Combination and DiamondPeak using commercially reasonable best efforts to consummate the PIPE Investment;

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Lordstown and DiamondPeak providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

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certain employee benefit matters;

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director and officer indemnification; and

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public announcement relating the Business Combination.

Survival of Representations, Warranties, Covenants and Other Obligations
Each representation, warranty, covenant and other obligation contained in the Merger Agreement will survive the closing, but only to the extent, and until the applicable survival date, specified in the Merger Agreement, upon which time it will terminate; provided, that if a claim with respect to such representation, warranty, covenant and other obligation is made prior to such survival date, then such survival date will be extended, and such provision will survive, but only with respect to such claim and only until the final determination thereof, upon which time such provision will terminate:
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the survival date applicable to Lordstown’s fundamental representations and warranties, which means the representations and warranties with respect to organization, good standing and qualification; capital structure; authority and approval; and brokers and finders will be the third anniversary of the closing date;

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the representations and warranties relating to no other DiamondPeak representations or warranties and no other Lordstown representations or warranties will survive the closing indefinitely;

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all other representations and warranties contained in the Merger Agreement will not survive the closing date; and

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provisions with respect to survival and indemnification (as described below) and certain miscellaneous provisions contained in the Merger Agreement will survive the closing indefinitely.

The survival date applicable to the covenants and agreements contained in the Merger Agreement will be (i) with respect to covenants and agreements that require performance in full prior to the closing, the closing date, and (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance with the terms of the Merger Agreement.
Indemnification
The Merger Agreement contains certain indemnification obligations of Stephen S. Burns, who agreed to indemnify, defend, hold harmless and reimburse each of DiamondPeak, Merger Sub and their affiliates and representatives, respective successors and permitted assigns (the “Indemnified Parties”) from and against all losses imposed on, incurred or suffered by or asserted against any Indemnified Party as a result of (i) breaches of Lordstown’s representations and warranties concerning its organization, good standing and qualification, its capital structure; the sufficiency of the authority and approvals necessary to enter into the Merger Agreement and related actions, and the absence of brokers or finders other than BGL; (ii) the failure of Lordstown to fully perform any covenant or obligation contained in the Merger Agreement prior to the closing; and (iii) claims asserted by securityholders of Lordstown with respect to the allocation or entitlement to a portion of the consideration paid in connection with the Transactions.
Mr. Burns will transfer to DiamondPeak the amount of any loss for which he is liable pursuant to the indemnification provisions in the Merger Agreement in the form of such number of outstanding shares of Class A common stock held by Mr. Burns then subject to the lock-up restrictions in the Registration Rights and Lockup Agreement (such shares, the “Lockup Shares”), with the number of such Lockup Shares calculated by reference to the thirty day trailing volume-weighted average share price per share of Class A common stock as of the date of the submission of the notice of claim pursuant to the Merger Agreement. See the subsection entitled “— Related Agreements — Registration Rights and Lockup Agreement” below for more information with respect to such lock-up restrictions.
However, Mr. Burns will not have any liability pursuant to the indemnification provisions in the Merger Agreement to the extent that the aggregate amount of such losses exceeds (i) prior to the second anniversary of the closing, the then-outstanding number of Lockup Shares and (ii) following the second anniversary of the closing, the number of Lockup Shares outstanding immediately prior to the second anniversary of closing.
Exclusive Remedies and No Rights Against Nonparties
Following the closing, no party may assert against any other party any claim, cause of action, right or remedy, or any action, relating to the Merger Agreement, the Transactions or any document or instrument delivered in connection therewith, other than (i) indemnification claims pursuant to the Merger Agreement as described above, (ii) claims that a party committed common law fraud under Delaware law in making any representation or warranty contained in the Merger Agreement, and (iii) claims pursuant to the terms of any Transaction Document. Following the closing, the claims and remedies specified in clauses (i) through (iii) of the previous sentence will constitute the parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all losses or other claims relating to or arising out of the Merger Agreement, the Transactions and any document or instrument delivered in connection therewith, and will supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the closing, each party will irrevocably waive and discharges, and releases each other party, to the fullest extent permitted under applicable law, from, all other claims, causes of action and actions relating thereto.
In addition to the above, the terms and conditions of the Merger Agreement may only be enforced against, and any action, right or remedy that may be based upon, arise out of or relate to the Merger Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of the Merger Agreement, may only be made against the persons that are expressly identified as parties in their capacities as parties to the Merger Agreement, and no party will at any time assert against any person (other than a party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or affiliate or representative of another party, any claim, cause of action, right or remedy, or any action, relating to the Merger Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection therewith.
Termination
The Merger Agreement may be terminated at any time prior to the closing:
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by written agreement of DiamondPeak and Lordstown;

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by either DiamondPeak or Lordstown, by giving written notice of such termination to the other party, if:

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the closing has not occurred on or prior to February 1, 2021 (the “Outside Date”); provided, that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributes to the failure of the closing to have occurred on or prior to the Outside Date;
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any order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions becomes final and non-appealable; provided, that such right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations under the Merger Agreement, including with respect to regulatory filings and approvals, in any manner that proximately contributes to such order becoming final and non-appealable; or

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the DiamondPeak Stockholder Approval is not obtained at the special meeting or at any adjournment or postponement of the special meeting.

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by Lordstown, if DiamondPeak has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, or any of its representations and warranties has become untrue after the date of the Merger Agreement, which breach or failure to perform or be true: (i) would give rise to the failure of a mutual closing condition or a condition of Lordstown’s obligations to consummate the Business Combination, and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty days after written notice thereof is given by Lordstown to DiamondPeak and (B) the Outside Date; provided, that Lordstown will not have such right to terminate the Merger Agreement if Lordstown is then in material breach of any of its representations, warranties, covenants or other agreements such that it would give rise to the failure of a mutual closing condition or a condition of DiamondPeak’s obligations to consummate the Business Combination;

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by DiamondPeak if Lordstown has breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, or any of its representations and warranties has become untrue after the date of the Merger Agreement, which breach or failure to perform or be true (i) would give rise to the failure of a mutual closing condition or a condition of DiamondPeak’s obligations to consummate the Business Combination, respectively and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty days after written notice thereof is given by DiamondPeak to Lordstown and (B) the Outside Date; provided, that DiamondPeak will not have such termination right if DiamondPeak is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a mutual closing condition or a condition of Lordstown’s obligations to consummate the Business Combination; or

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by Lordstown if DiamondPeak has made a Change in Recommendation (as defined in the Merger Agreement and described herein).

In addition, DiamondPeak had the right to terminate the Merger Agreement at any time prior to the closing if the Initial Stockholder Consent had not been obtained and certified by the chief executive officer of Lordstown within the Stockholder Support Delivery Period. Lordstown obtained the Initial Stockholder Consent on August 1, 2020 and subsequently delivered such certification, and DiamondPeak is therefore no longer entitled to such termination right.
Effect of Termination
In the event of termination of the Merger Agreement, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or of any of its representatives or affiliates); provided, however, that (a) no such termination will relieve any party of any liability or damages to the other party resulting from any willful and material breach of the Merger Agreement and (b) the provisions in clause (a), certain miscellaneous provisions and the Mutual Non-Disclosure Agreement, dated as of June 5, 2020, between DiamondPeak and Lordstown will survive the termination of the Merger Agreement.
None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement.

Expenses
Except as otherwise provided in the Merger Agreement and the Transaction Documents and whether or not the transactions contemplated by the Merger Agreement and the Transaction Documents are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.
Amendments
Any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both DiamondPeak and Lordstown, or in the case of a waiver, by the party granting the waiver.
Governing Law; Dispute Resolution
The Merger Agreement is governed in accordance with the laws of the State of Delaware.
Each party agreed that it will bring any action in respect of any claim based upon, arising out of or relating to the Merger Agreement or any Transaction Document or the transactions contemplated by the Merger Agreement or any Transaction Document exclusively in the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware.
Closing of the Business Combination
The closing will take place at 9.00 a.m. (New York Time), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 (or, if mutually agreed by DiamondPeak and Lordstown, by means of a virtual closing through electronic exchange of signatures), on the fifth business day following the satisfaction or, to the extent permitted by applicable law, waiver of the last condition to the closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions) or at such other time and place as DiamondPeak and Lordstown mutually agree.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements include:
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the Subscription Agreements, a copy of the form of which is attached to this proxy statement as Annex B

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the Support Agreements, a copy of the form of which is attached to this proxy statement as Annex C;

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the Registration Rights and Lockup Agreement, a copy of the form of which is attached to this proxy statement as Annex D;

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the Proposed Charter, a copy of the form of which is attached to this proxy statement as Annex E.

The descriptions below are qualified by reference to the actual text of these agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Subscription Agreements
In connection with its entry into the Merger Agreement, DiamondPeak entered into separate Subscription Agreements, each dated as of August 1, 2020, with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), pursuant to which, among other things, DiamondPeak agreed to issue and sell in a private placement up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of up to $500,000,000 (the “PIPE Investment”).

The applicable purchase price under the Subscription Agreements is payable in cash with respect to each of the PIPE Investors except that the purchase price payable by GM will consist of certain in-kind contribution, which is expected to be $60 million, and a cash payment in an amount equal to the difference between the purchase price applicable GM and the value of such in-kind consideration, which is expected to be $15 million. Other than the foregoing, the terms of the Subscription Agreement entered between DiamondPeak and GM is substantially identical to the terms of other Subscription Agreements.
The PIPE Investment is expected to close immediately prior to the closing. The proceeds from the PIPE Investment will be used to raise additional capital for use by the combined company following the closing and to satisfy one of the conditions to the closing. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent closing of the Business Combination.
Pursuant to the Subscription Agreements, DiamondPeak agreed that, within 45 calendar days after the closing date, DiamondPeak will file with the SEC (at DiamondPeak’s sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the resale of the shares of Class A common stock issued thereunder, and DiamondPeak will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to customary limitations as set forth therein.
The Subscription Agreements also contain customary representations and warranties of DiamondPeak and the PIPE Investors.
The Subscription Agreements contain a provision pursuant to which the parties waive their respective rights to a trial by jury in any claim or cause of action based upon, arising out of or related to the Subscription Agreements. In addition the waiver applies to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of the Subscription Agreements or any provision of the Subscription Agreements. This jury trial waiver does not apply to subsequent secondary purchasers of the Class A common stock issued and sold pursuant to the Subscription Agreements nor does it apply to any other shareholders of DiamondPeak. Further, this jury trial waiver does not apply to the PIPE Investors in respect of any claim or cause of action that is not based upon, arising out of or related to the Subscription Agreements..
If we opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the Delaware, which govern our Subscription Agreements, and by a federal or state court in the State of Delaware, which has exclusive jurisdiction over matters arising under the Subscription Agreements.
In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our Subscription Agreements. Nevertheless, if this contractual pre-dispute jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreements with a jury trial. No condition, stipulation or provision of the Subscription Agreements serves as a waiver by any PIPE Investor or by us of compliance with the federal securities laws.
This waiver of jury trial provision may limit a PIPE Investor’s ability to bring or demand a jury trial in any claim or cause of action that it seeks to bring based upon, arising out of or related to the applicable Subscription Agreement, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the waiver of jury trial provision contained in the Subscription Agreements to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action, which could harm our business, operating results and financial condition.

The Subscription Agreements will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time the Merger Agreement is terminated in accordance with its terms, (ii) upon mutual written agreement of the parties, (iii) the transactions contemplated by the Subscription Agreement are not consummated on the closing date as a result of any failure to satisfy or waive any conditions to closing as set forth in the Subscription Agreement, and (iv) if the Business Combination is not consummated by April 1, 2021.
The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Support Agreements
In connection with the execution of the Merger Agreement, the Key Lordstown Stockholders entered into separate Support Agreements and provided written consents in the form attached thereto, each dated August 1, 2020, pursuant to which each of such Key Lordstown Stockholders agreed, among other things, to vote all of the shares of Lordstown Common Stock held by them of any proposal for Lordstown Stockholders to adopt the Merger Agreement and approving any other matters necessary for closing of the transactions contemplated by the Merger Agreement. Additionally, the Key Lordstown Stockholders have agreed to, among other things, (i) subject to certain exceptions, refrain from transferring any of the shares of Lordstown Common Stock held by them within a period of time agreed upon by the parties and (ii) waive any appraisal rights (including under Section 262 of the DGCL) with respect to the merger and any rights to dissent with respect to the merger.
Under the Merger Agreement, the obligation of DiamondPeak to consummate the Business Combination is subject to Support Agreements being executed and delivered by Lordstown Stockholders holding at least 95% of the Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement and certified by the chief executive officer of Lordstown. As of the date of this proxy statement, Lordstown has obtained Support Agreements from Lordstown Stockholders holding approximately 93% of Lordstown Common Stock issued and outstanding as of the date of the Merger Agreement
Registration Rights and Lockup Agreement
Following the execution of the Merger Agreement, DiamondPeak entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL (collectively, the “Holders”), dated August 1, 2020 and to be effective as of the Effective Time, pursuant to which DiamondPeak will have certain obligations to file a registration statement registering the resale of the Class A common stock (including those held as of the Effective Time or issuable upon future exercise of the private placement warrants or the BGL Warrants) and the private placement warrants held by the Holders (the “Registrable Securities”). The Registration Rights and Lockup Agreement will amend, restate and replace the registration rights agreement entered into by DiamondPeak with our Sponsor and our anchor investor on February 27, 2019.
Pursuant to the Registration Rights and Lockup Agreement, DiamondPeak is required, within 45 days after the closing, to file a registration statement registering the resale of the Registrable Securities. DiamondPeak is obligated to facilitate or participate in no more than two underwritten offerings for any Holder (and no more than four underwritten offerings for all Holders in the aggregate), and the reasonably expected aggregate gross proceeds from the each such underwritten offering must be at least $75 million.
In addition, the Registration Rights and Lockup Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. DiamondPeak will bear the expenses incurred in connection with the filing of any such registration statements.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing. subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
Our Sponsor may transfer shares of Class A common stock owned by it prior to one year following the closing if the volume weighted average share price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least 20 out of 30 consecutive trading days, with such 30 consecutive trading days commencing not earlier than 150 days after the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement.
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
Proposed Charter
Pursuant to the terms of the Merger Agreement, upon the closing DiamondPeak will amend and restate the Charter to (a) increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of the Class A common stock and 10,000,000 shares of the Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex E to this proxy statement. See section entitled “Proposal Number 2 — The Charter Proposal” for more information.
BGL Letter Agreement
On July 24, 2020, Lordstown entered into an engagement agreement with BGL (the “BGL Letter Agreement”) pursuant to which BGL was engaged to serve as a financial advisor to Lordstown in connection with the Business Combination and other related transactions. Among other things, Lordstown agreed that contemporaneously with the closing, DiamondPeak will issue the BGL Warrants, entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak, as determined immediately after giving effect to the Business Combination and the PIPE Investment.
The BGL Warrants will have an exercise price per share equal to the price per share offered to the PIPE Investors under the Subscription Agreements (or, in case the PIPE Investment is not consummated, equal to the volume weighted average trading price of Class A common stock for the five consecutive trading days prior to the closing) and will be exercisable from the date that is 30 days after the closing until the third anniversary of the issuance date. The BGL Warrants and shares of Class A common stock issuable pursuant to the BGL Warrants will be subject to the applicable lockup restrictions contained in the Registration Rights and Lockup Agreement, as described above. Other than the terms set forth in the BGL Letter Agreement as described above and any changes that are reasonably necessary given the nature of the BGL Warrants, the BGL Warrants will be subject to the same terms and conditions as public warrants. For more information regarding the redeemable warrants issued by DiamondPeak, see the section entitled “Description of Securities — Redeemable Warrants.”
Notwithstanding any rights that DiamondPeak has to redeem, exchange or force an exercise of the BGL Warrants, DiamondPeak will agree only to exercise any such rights over any BGL Warrants to the extent that the shares of Class A common stock that are issuable upon BGL’s exercise of the BGL Warrants (i) are the not subject to lockup restrictions and (ii) either (a) are then subject to an effective registration statement covering the resale of such shares by BGL (and such registration statement is then available for such resale) or (b) may then be sold by BGL pursuant to Rule 144.
Prior to the closing, DiamondPeak and BGL intend to enter into a customary subscription agreement with respect to the BGL Warrants, which will provide BGL with customary registration rights with respect to the shares of Class A common stock issuable upon exercise of the BGL Warrants.
Omnibus Agreement
On August 1, 2020, Lordstown, GM and DiamondPeak entered into an omnibus agreement (the “Omnibus Agreement”) pursuant to which the parties agreed upon the treatment of certain arrangements between GM and Lordstown during the pendency of the Business Combination and upon the closing. Pursuant to the Omnibus Agreement, GM agreed that its repurchase option with respect to the Lordstown Complex will terminate upon the closing. GM further agreed that such repurchase option will not be exercisable by GM prior to the closing or the termination of the Merger Agreement unless (i) Lordstown is in material breach of an agreement with GM and (ii) Lordstown has not cured such breach within 30 days of receiving notice of the same, at which point GM will have the option, but not the obligation, to exercise such right (the satisfaction of the two foregoing conditions, a “GM Springing Event”). GM also agreed to terminate various investment related rights upon the closing.
Confirmatory Agreements
Various Lordstown Stockholders (the “Confirmatory Holders”) are the beneficiaries of anti-dilution protections pursuant to agreements between such Confirmatory Holders and Lordstown. Lordstown has entered into agreements (the “Confirmatory Agreements”) with substantially all such Confirmatory Holders, with such agreements providing (i) for the issuance of additional Lordstown Common Stock to the Confirmatory Holders prior to the closing in full satisfaction of their anti-dilution protections and (ii) that such protections terminate upon the closing. The total amount of Merger Consideration payable to the Lordstown Stockholders is fixed at 78,867,856 shares of our Class A common stock and will not be altered or adjusted in any respect by such anti-dilution protections or the Confirmatory Agreements.
Litigation Relating to the Business Combination
On August 31, 2020, an action captioned Di Donato v. DiamondPeak Holdings Corp., et al. was filed in the Supreme Court of the State of New York, County of New York, against DiamondPeak and DiamondPeak's board of directors on behalf of a putative class of DiamondPeak stockholders (the “Di Donato Complaint”). The complaint alleges generally that members of DiamondPeak's board of directors breached their fiduciary duties in approving the Merger Agreement and challenges the adequacy or completeness of the initial version of the proxy statement filed on August 24, 2020. The Di Donato Complaint seeks, among other things, declarative relief, money damages and attorney's and expert fees and expenses. The Di Donato Complaint does not specify the amount of money damages and attorney’s and expert fees and expenses sought. No defendant has yet been served with the complaint in this action. DiamondPeak believes that this lawsuit was filed in violation of the exclusive forum provision in its Charter requiring any action asserting a claim of this sort to be filed in the state or federal courts in Delaware, and DiamondPeak believes that the claims otherwise lack merit. FASB ASC Topic 450, Contingencies, requires that DiamondPeak accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. DiamondPeak accrues loss contingencies based upon a range of possible outcomes. If no amount within this range is a better estimate than any other, then DiamondPeak accrues the minimum amount. DiamondPeak has evaluated the Di Donato Complaint to assess whether there is a reasonable possibility that a loss may be incurred and determined if accruals and related disclosures are appropriate. With respect to the Di Donato Complaint, DiamondPeak believes that the claims are without merit and does not believe that it is probable that a loss contingency exists. Further, DiamondPeak is unable to estimate the possible loss or range of loss, if any, associated with the claims, and, as a result, has not accrued any such losses.
Additional lawsuits arising out of the Business Combination or related transactions may be filed in the future. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. DiamondPeak believes that the pending Di Donato Complaint is without merit and DiamondPeak intends to defend vigorously against it. DiamondPeak and Lordstown also intend to defend vigorously against any other future lawsuits challenging the Business Combination.
Vote Required for Approval
The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting.
The Business Combination Proposal is conditioned on the approval of the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal.
This Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or in person at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the Business Combination Proposal.
The Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Business Combination Proposal, and the Sponsor, our directors and officers have informed DiamondPeak that they intend to vote any shares of Class A common stock and Class B common stock owned by them in favor of all other Proposals. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own (i) 1,000,000 shares of Class A common stock and (ii) 6,187,500 shares of the Class B common stock, representing approximately 20.5% of DiamondPeak’s outstanding shares of capital stock.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DiamondPeak and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 2 — THE CHARTER PROPOSAL
Overview
Pursuant to the terms of the Merger Agreement, upon the closing, DiamondPeak will amend and restate the Charter in the form set forth in Annex E (as so amended and restated, the “Proposed Charter”). Assuming the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal are approved, DiamondPeak stockholders are also being asked to approve an amendment and restatement of the Charter.
The Proposed Charter contains a number of interrelated provisions. The following is a summary of the key changes effected by the Proposed Charter relative to the Charter. You should also carefully read the full text of the Proposed Charter, which is attached as Annex E to this proxy statement. The following summary description of provisions of the Proposed Charter is qualified by reference to the attached full text of the Proposed Charter.
By approving the Charter Proposal, DiamondPeak stockholders will also be approving the Proposed Charter in its entirety.
Approval of an increase in the number of authorized shares
The Proposed Charter will increase the number of authorized shares of DiamondPeak’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 312,000,000 shares, consisting of (i) 300,000,000 shares of Class A common stock and (ii) 12,000,000 shares of preferred stock.
The increase in the number of authorized shares is intended to provide adequate authorized share capital to (i) accommodate (a) the issuance of 50,000,000 shares of Class A common stock concurrent with the closing the issuance to the PIPE Investors in the PIPE Investment, (b) the issuance in the aggregate of 78,867,856 shares of Class A common stock to Lordstown Stockholders and, upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (c) the issuance of a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) the issuance of up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof and (e) the potential issuance of a number of Class A common stock upon the future conversion of outstanding private placement warrants, public warrants and the BGL Warrants into shares of our Class A common stock and (ii) to provide flexibility for future issuances of capital stock if determined by DiamondPeak’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Approval of amendments to eliminate certain provisions in the Charter relating to DiamondPeak’s Class B common stock, the initial business combination and other matters relating to DiamondPeak’s status as a blank check company that will no longer be applicable to us following the closing
The Proposed Charter will eliminate provisions covering the following matters which relate to DiamondPeak’s status as a blank check company and will no longer be applicable to DiamondPeak following the closing:
•
Class B common stock;

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the initial business combination;

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the Trust Account;

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redemption rights with respect to Class A common stock;

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share issuances prior to the consummation of the initial business combination;

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transactions with other blank check companies;

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the minimum value of the target in the initial business combination; and

•
the corporate opportunity doctrine prior to the consummation of an initial business combination.

The Proposed Charter will also change the name of the corporation to “Lordstown Motors Corp.”
DiamondPeak’s board of directors believes such changes are appropriate to eliminate obsolete language that will serve no purpose following the closing.
Approval of amendments to the exclusive forum provision
The Proposed Charter will amend the exclusive forum provision to provide that, among other administrative or clarifying revisions, unless DiamondPeak consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder will be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States), provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware.
Also, the Proposed Charter will designate that, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on behalf of DiamondPeak; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of DiamondPeak to DiamondPeak or DiamondPeak’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware), unless DiamondPeak consents in writing to the selection of an alternative forum.
DiamondPeak’s board of directors believes the amended exclusive forum provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies.
This choice of forum provision, however, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Approval of amendments to the limitation of director liability provision
The Proposed Charter will make clarifying amendments to the limitation of director liability provision and provide that a director of DiamondPeak shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effectiveness of the Proposed Charter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of DiamondPeak shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
DiamondPeak's board of directors believes the amended limitation of director liability provision is appropriate to provide customary benefits to the directors of the Company consistent with Delaware law.

Vote Required for Approval
The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting.
The Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal.
The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have the same effect as a vote “AGAINST” this proposal.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DIAMONDPEAK STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DiamondPeak and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

COMPARISON OF STOCKHOLDER RIGHTS BEFORE AND AFTER PROPOSED CHARTER AMENDMENT
Following the closing, your rights as a DiamondPeak stockholder will be governed by the DGCL, the Proposed Charter and DiamondPeak’s bylaws. The following is a summary of the material differences of the rights of DiamondPeak’s stockholders prior to and following the amendment and restatement of DiamondPeak’s certificate of incorporation in connection with the completion of the Business Combination pursuant to the terms of the Merger Agreement, but does not purport to be a complete description of these differences. These differences may be determined in full by reference to the DGCL, the Proposed Charter and DiamondPeak’s bylaws. The Proposed Charter and DiamondPeak’s bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find Additional Information.”
Charter of DiamondPeak in effect prior to the completion of the Business Combination	Proposed Charter of DiamondPeak as amended and restated in connection with the completion of the Business Combination
COMPANY NAME
DiamondPeak Holdings Corp.	Lordstown Motors Corp. (“Lordstown”)
AUTHORIZED CAPITAL STOCK
DiamondPeak is authorized to issue (a) 110,000,000 shares of common stock including (i) 100,000,000 shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.	Lordstown is authorized to issue 312,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of common stock and (ii) 12,000,000 shares of preferred stock.
CLASS B COMMON STOCK
Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis automatically upon the closing, subject to certain adjustments set forth in the Charter.	In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock pursuant to the terms of the Charter. Upon the closing, the number of authorized shares of Class B common stock will be reduced to zero.
Voting. Generally, each holder of Class B common stock is entitled to one vote per share, voting together with the holders of Class A common stock as a single class.
Dividends. Holders of Class B common stock are entitled to receive dividends and other distributions when and if declared thereon by the DiamondPeak board on an equal per share basis together with the holders of Class A common stock.
Liquidation. Holders of Class B common stock are entitled to receive all the remaining assets of DiamondPeak available for distribution to its stockholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of DiamondPeak, ratably in proportion to the number of shares of Class A common stock on an as converted basis held by them, together with the holders of Class A common stock.

Charter of DiamondPeak in effect prior to the completion of the Business Combination	Proposed Charter of DiamondPeak as amended and restated in connection with the completion of the Business Combination
BUSINESS COMBINATION REQUIREMENTS
The Charter contained a number of provisions related to DiamondPeak’s initial business combination and the redemption rights of DiamondPeak’s stockholders in connection with the initial business combination.	The Proposed Charter does not address the initial business combination, which shall have been completed at the time the Proposed Charter is effected, and does not provide for any further redemption rights of DiamondPeak’s stockholders.
EXCLUSIVE FORUM
The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by DiamondPeak’s stockholders (except certain types of actions, including actions arising under the Securities Act), unless DiamondPeak consents in writing to the selection of an alternative forum.
The Proposed Charter designates that, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on behalf of DiamondPeak; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of DiamondPeak to DiamondPeak or DiamondPeak’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware), unless DiamondPeak consents in writing to the selection of an alternative forum.
Notwithstanding the foregoing, the Proposed Charter provides that, to the fullest extent permitted by law, the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States) will be the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder, provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware.

Charter of DiamondPeak in effect prior to the completion of the Business Combination	Proposed Charter of DiamondPeak as amended and restated in connection with the completion of the Business Combination
LIMITATION OF DIRECTOR LIABILITY
The Charter provides that a DiamondPeak director shall not be personally liable to DiamondPeak or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to DiamondPeak or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.	The Proposed Charter provides that a DiamondPeak director shall not be personally liable to DiamondPeak or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effectiveness of the Proposed Charter to authorize the further elimination or limitation of the liability of directors, then the liability of DiamondPeak directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

PROPOSAL NUMBER 3 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance of (a) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (b) up to 50,000,000 shares of Class A common stock concurrent with the closing to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of up to $500,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing, (c) the issuance of a number of shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of our Charter, (d) the issuance of up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof, and (e) the BGL Warrants.
For more information, see the full text of the Merger Agreement and the Subscription Agreements, copies of which are attached to this proxy statement as Annexes A and B, respectively. The discussion herein is qualified in its entirety by reference to such documents.
Why DiamondPeak Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), it has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, DiamondPeak will issue shares of Class A common stock to Lordstown Stockholders, to the PIPE Investors and upon the conversion of Class B common stock and the Convertible Promissory Notes, and will issue the BGL Warrants, in the aggregate, in excess of the applicable thresholds.
Stockholder approval of the Nasdaq Proposal is also a condition to the closing in the Merger Agreement.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, at the closing, we will issue (i) up to an aggregate of 78,867,856 shares of Class A common stock to (i) Lordstown Stockholders at the closing and (ii) upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, (ii) up to an aggregate of 50,000,000 shares of Class A common stock to the PIPE Investors, (iii) 7,000,000 shares of Class A common stock upon the conversion of Class B common stock in accordance with the terms of the Charter, (iv) up to 4,000,000 shares of Class A common stock upon the conversion of the Convertible Promissory Notes in accordance with the terms thereof, and (v) the BGL Warrants. The issuance of such shares would result in significant dilution to DiamondPeak stockholders, and result in the DiamondPeak stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of DiamondPeak.
Vote Required for Approval
The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting.
The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal and the Adjournment Proposal.
Approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have no effect on the outcome of the vote on the Nasdaq Proposal.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DiamondPeak and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 4 — THE DIRECTOR ELECTION PROPOSAL
Overview
Pursuant to the Charter, DiamondPeak’s board of directors is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. There is no cumulative voting with respect to the election of directors.
Pursuant to the Merger Agreement, at the closing, we will expand the size of our board of directors from five directors to nine directors, divided into three classes, Class I, Class II and Class III. Pursuant to the Merger Agreement, the board was to consist of five directors nominated by Stephen S. Burns, one director nominated by GM, one director nominated by DiamondPeak in consultation with Stephen S. Burns, and one director nominated by DiamondPeak. GM has informed DiamondPeak that it does not intend to nominate a director. As a result, the parties have agreed that Stephen S. Burns will nominate that director in consultation with DiamondPeak. All of the directors except for Mr. Burns will be independent under applicable Nasdaq Listing Rules.
Our board of directors has nominated Jane Reiss, Dale Spencer and Mick Kowitz to serve as Class I directors, Michael Gates, Angela Strand and Martin Rucidlo to serve as Class II directors and David T. Hamamoto, Keith Feldman and Stephen S. Burns to serve as Class III directors, in each case for election to be effective at the closing. If for any reason the closing does not occur, (i) no person elected as a director at the special meeting will become a member of our board of directors, and (ii) our current directors, or any of their respective successors appointed prior to the special meeting, will continue in office without change to the classes of our board of directors in which they currently serve or the terms for which they previously have been elected or appointed. We have been informed by, Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson and Mark A. Walsh of their intention to resign from our board of directors, effective upon the closing.
Information regarding each nominee is set forth in the section entitled “Management Following the Business Combination.”
Vote Required for Approval
The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting.
The Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Adjournment Proposal.
Approval of the Director Election Proposal requires the affirmative vote of holders of a plurality of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. This means that the nine director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have no effect on the outcome of the vote of on the Director Election Proposal. Cumulative voting is not permitted in the election of directors.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DiamondPeak and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 5 — THE 2020 INCENTIVE PLAN PROPOSAL
Overview
In this Proposal Number 5, we are requesting stockholders approve and adopt the 2020 Equity Incentive Plan (the “Plan”) and the material terms thereunder, which we expect our board of directors to approve, subject to stockholder approval. The total number of shares of common stock reserved for issuance under the Plan will not exceed the sum of (x) 13,000,000 and (y) the number of shares underlying awards that were initially granted under the 2019 Plan and will be converted into awards under the Plan upon the consummation of Business Combination. If stockholders approve this Proposal Number 5, the Plan will become effective upon the consummation of the Business Combination. If the Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The Plan is described in more detail below. A copy of the Plan, substantially in the form expected to be approved by the board of directors/substantially in the form approved by the board of directors, is attached to this proxy statement as Annex F.
We anticipate that the Plan will provide for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and performance units and performance shares intended to attract, retain, incentivize and reward employees, directors or consultants and align the interests of Plan participants with those of our stockholders. The following description of the Plan is based on the form we anticipate will be adopted, but since the Plan has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the final Plan once adopted.
Reasons for the Approval of the Equity Incentive Plan Proposal
Shareholder approval of the Plan is necessary in order for us to (1) meet the shareholder approval requirements of The Nasdaq Stock Market and (2) grant incentive stock units (“ISOs”) thereunder. Specifically, approval of the Plan will constitute approval of the material terms of the Plan pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.
Material Terms of the Plan
Administration.   The Plan will be administered by the Board, the Compensation Committee of the Board or another committee. Different committees are able to administer the Plan with respect to different groups of employees, directors or consultants. The Administrator will have the authority to determine (i) the fair market value of awards, (ii) select to whom awards may be granted, (iii) determine the number of shares of common stock to be covered by awards, (iv) approve the form of award agreements, (iv) determine the terms and conditions applicable to awards, (vii) construe and interpret the terms of the Plan and awards, (viii) prescribe, amend and rescind rules and regulations relating to the Plan, (ix) modify or amend awards, (x) allow Plan participants to satisfy withholding tax obligations, (xi) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award and (xi) make all other determinations deemed necessary or advisable for administering the Plan. The Administrator is not able, however, to effect any repricing of an option or stock appreciation right.
Eligibility.   Under the Plan, employees and consultants of the Company, a parent or a subsidiary, as well as any director on the Board, are eligible to receive awards. There are currently approximately 100 Lordstown employees that would be eligible to receive awards upon consummation of the Business Combination and all of our eight anticipated non-employee directors will be eligible to participate in the Plan.
Number of Shares.   Subject to any adjustment (as described below), we anticipate that the number of our common shares available for delivery pursuant to awards granted under the Plan will not exceed the sum of (x) 13,000,000 and (y) the number of shares underlying awards that were initially granted under the 2019 Plan and will be converted into awards under the Plan upon the consummation of Business Combination. Shares subject to awards under the Plan that expire or become unexercisable without having been exercised in full or are forfeited to or repurchased due to failure to vest or be earned will be available for future grant under the Plan. Shares that are actually issued under the Plan, used to pay the exercise price of an award or used to satisfy tax holding obligations will not become available for future grant under the Plan. In addition, shares repurchased with the proceeds of the exercise prices for any options may not be reissued under the Plan. To the extent an award under the Plan is paid in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Plan. Any shares in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction will not reduce the number of shares available for issuance under the Plan.
The maximum aggregate number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such director during such fiscal year in respect of the director’s service as a member of the Board during such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).
The Plan will have a term of ten (10) years from the date it is approved by our stockholders and no further awards may be granted under the Plan after that date.
Stock Options.   A stock option, or option, is a right to purchase shares of common stock, at a certain exercise price, in the future. The Administrator may grant incentive stock options (“ISOs”) (within the meaning of Section 422 of the Code), which have certain tax advantages for recipients, or nonstatutory stock options (“NSOs”) pursuant to an award agreement, which specifies the terms and conditions of the award. No option will have a term that exceeds ten years (or five years in the case of ISO granted to a 10% stockholder). The maximum aggregate number of shares that may be issued as ISOs is 13,000,000. The Administrator determines the exercise price for a stock option, provided that the exercise price of an ISO will not be less than 100% of the fair market value per share on the date of grant (or 110% of the fair market value if granted to a 10% stockholder) and the exercise price of a NSO will be not less than 100% of the fair market value per share on the date of grant. When an option is granted, the Administrator also determines the vesting period and exercise date of the option.
Acceptable forms and methods of payment of the exercise price are determined by the Administrator. For an ISO, the Administrator will determine the acceptable form of consideration at the time of grant. Consideration may consist of (1) cash; (2) check; (3) other shares, subject to certain conditions; (4) consideration under a broker-assisted (or other) cashless exercise program implemented by the Company; (5) by net exercise; (6) such other consideration and method of payment for the issuance of shares permitted by applicable law; or (7) any combination of the foregoing methods.
If an option holder’s service with the Company is terminated, the holder may exercise any vested options within the period specified in the award agreement (but not later than the expiration of the option’s term). If no time is specified in the award agreement, vested options will remain exercisable for three months following participant’s termination, unless termination is for death or disability (as defined in the Plan) in which case the option remains exercisable for 12 months. Any unvested options will be forfeited unless the Administrator provides otherwise.
Restricted Stock.   A restricted stock grant is an award of common stock that vests over a period of time and, during such time, is subject to transfer limitations and other restrictions imposed by the Administrator, in its discretion. The Administrator will specify terms and conditions in the award agreement and, unless the Administrator determines otherwise, the Company as escrow agent will hold the shares until any restrictions have lapsed and the shares will be released from escrow as soon as practicable or at such other time as the Administrator determines. The Administrator has the discretion to reduce, waive, or accelerate any restrictions. Except as otherwise determined by the Administrator, during the restriction period, a participant will have rights as a stockholder, including the right to vote the common stock subject to the award. During the restriction period, a participant will be entitled to receive all dividends thereon, however, all such dividends will be subject to the same restrictions as the underlying shares and if such shares are forfeited, the dividends will also be forfeited. Any shares that do not vest will revert to the Company.
Restricted Stock Units.   A restricted stock unit (“RSU”) is a notional share that entitles the holder to receive shares of stock, cash or a combination thereof, as determined by the Administrator, at some future date following the vesting of the restricted stock unit. When the applicable vesting criteria are met, the holder of the restricted stock unit will receive a payout as determined by the Administrator. The Administrator may reduce, waive or accelerate any vesting criteria. Any unearned shares are forfeited to the Company.

Stock Appreciation Rights.   A stock appreciation right (“SAR”) is an award that, upon exercise, entitles its holder to receive the excess of the fair value of our common stock on the exercise date over the grant price established for the stock appreciation right on the date of grant. Such excess will be paid in cash, in shares of equivalent value, or in some combination thereof as determined by the Administrator. The Administrator will have discretion to determine the terms and conditions of any stock appreciation right but the grant price of any stock appreciation right may not be less than the fair market value of our common stock on the date of grant.
Performance Units and Performance Shares.   A performance unit or performance share award is a right to receive all or part of an award granted under the Plan based upon performance conditions specified by the Administrator. The Administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other determined by the Administrator in its discretion. The Administrator will also determine the period over which certain specified company or individual goals or objectives must be met. After the applicable performance period has ended, a holder of a performance unit or performance share award will be entitled to receive a payout of the number of performance units or performance shares earned over the performance period, to the extent to which the corresponding performance objectives or other vesting provisions have been achieved. A performance unit or share award may be paid in cash, common stock, other awards or a combination of the two, in the discretion of the Administrator.
Substitute Awards.   Substitute awards may be granted under the Plan in substitution for similar awards, which are assumed as a result of a merger, acquisition or similar transaction entered into by the Company, a parent or any of its subsidiaries.
Changes to Capital Structure.   In the event of any extraordinary dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange, the Administrator, in order to prevent the diminution or enlargement of the benefits intended to be made available under the Plan, will adjust the number and class of shares and equitably and proportionally adjust performance objectives applicable to any outstanding performance-based awards.
Transactions or Change of Control.   In the event of a merger, consolidation or similar transaction directly or indirectly involving the Company (including a change in control (as defined in the Plan)), the Administrator will determine treatment of each outstanding award, including providing for (i) an award to be assumed or substituted, (ii) an award to terminate in exchange for equal cash or property or replaced with other rights or property, (iii) modification of the terms of an award, (iv) the satisfaction of performance conditions at target, maximum or actual performance or performance conditions to continue, (v) that for a period of at least 20 days prior to the transaction, any options or stock appreciation rights be exercisable and, if not exercised, terminate or (vi) any combination of the foregoing. The Administrator is not obligated to treat all awards similarly.
If a participant is terminated without cause (as defined in the Plan) or resigns for good reason (as defined in the Plan), in either case, on or within two (2) years after a change in control then (i) each award granted prior to the change in control will become fully vested and (ii) any common stock deliverable pursuant to restricted stock units will be delivered promptly (but no later than fifteen (15) days) following such participant’s termination of employment).
Transferability.   Unless the Administration provides otherwise, no award granted under the Plan may be transferred in any manner, except by will or the laws of descent and distribution.
Amendment and Termination.   The Board may amend, alter, suspend or terminate the Plan, as long as the no-repricing provision is not amended. The Company will obtain stockholder approval of any amendment as necessary and desirable to comply with applicable law and the requirements of any stock exchange or quotation system on which the shares are listed. No amendment, alteration, suspension or termination may materially affect the rights of any participant without the participant’s consent.
Forfeiture.   Certain participants and awards held by such participants may be subject to a Company clawback policy or other forfeiture, return or reimbursement provisions arising under applicable laws.

Federal Income Tax Aspects Relating to Awards Under the Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a participant’s death or federal employment taxes. The tax consequences of awards under the Plan depend upon the type of award. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options.   In general, a holder of an ISO realizes no taxable income upon the grant or, if the applicable holding period is met, exercise of an ISO. The exercise of an ISO, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the holder (and a deduction for us) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the holder does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.
Nonstatutory Stock Options.   In general, in the case of a NSO, the holder has no taxable income at the time of grant but realizes income in connection with exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.
Restricted Stock.   Unless a holder of restricted stock makes an election to accelerate recognition of the income to the date of grant as described below, the holder will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the holder will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time. If the holder files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the holder will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the holder paid for the common stock, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the holder at capital gains rates. If, however, the restricted stock award is later forfeited, the holder will not be able to recover the tax previously paid pursuant to his or her Section 83(b) election.
Restricted Stock Units.   A holder of a RSU does not recognize income, and we will not be allowed a tax deduction, at the time a RSU is granted. When the RSUs vest and are settled for cash or stock, the holder generally will be required to recognize as ordinary income an amount equal to the fair market value of the shares on the date of vesting. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.
Stock Appreciation Rights.   Generally, a holder of a SAR will realize ordinary income upon the receipt of payment to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We generally will be entitled to a corresponding tax deduction equal to the amount includible in the holder’s income.
Section 409A of the Code.   Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the

Code. To the extent determined necessary and appropriate by the Administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
No awards will be made under the Plan until after it has been approved by our stockholders. Because all awards under the Plan are within the discretion of the Administrator (as constituted following the Business Combination), neither the number nor the type of future awards under the Plan to be received by or allocated to particular participants or groups of participants is presently determinable.
Vote Required for Approval
The 2020 Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal.
Approval of the 2020 Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have no effect on the outcome of the vote on the 2020 Incentive Plan Proposal.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DiamondPeak and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 6 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal or the Director Election Proposal.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by DiamondPeak stockholders, the board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal and the Director Election Proposal.
Vote Required for Approval
The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal at the special meeting.
The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.
Approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have no effect on the outcome of the vote on the Adjournment Proposal.
Recommendation of the Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of DiamondPeak’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of DiamondPeak and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

BUSINESS OF DIAMONDPEAK
Overview
We are a blank check company formed under the laws of the State of Delaware on November 13, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Our Sponsor, DiamondPeak Sponsor LLC, is a joint venture between an entity controlled by David T. Hamamoto and an entity controlled by the principals of Silverpeak. Our management team is led by Mr. Hamamoto, our Chief Executive Officer and Chairman. Mr. Hamamoto is the founder of Diamond Head Partners, LLC, which he established in 2017.
Silverpeak
Led by its partners Kaushik Amin, Brett Bossung and Mark Walsh, Silverpeak is an alternative investment management firm focused on creating long-term value for investors in three specific sectors: real estate, energy and credit. Today, the sector-focused platform includes more than 100 employees — based primarily in New York and Atlanta — who have invested, as of December 31, 2019, in over $20 billion in gross asset value since the firm’s founding in 2010.
Business Strategy
Our business strategy is to utilize our management team’s existing investment identification and evaluation platforms to identify, acquire and, after our initial business combination, implement an operating strategy with a view of creating value for our shareholders through growth, operational improvements, capital infusion or future acquisitions. Our focus on value creation is driven by a disciplined investment strategy supported by a fundamental approach. This includes comprehensive due diligence, thoughtful underwriting and deep strategic analysis, resulting in a thorough evaluation of each investment opportunity. Mr. Hamamoto and Silverpeak have leveraged their longstanding relationships, network of industry connections and their ability to uncover unique opportunities and support them with market expertise.
Initial Public Offering
The registration statement for our Initial Public Offering was declared effective on February 27, 2019. On March 4, 2019, we consummated the Initial Public Offering of 25,000,000 units at $10.00 per unit, generating gross proceeds of $250,000,000.
Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,666,667 warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor and our anchor investor, generating gross proceeds of $7,000,000.
Following the closing of the Initial Public Offering on March 4, 2019, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the private placement warrants was placed in a Trust Account to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the Trust Account, as described below.
On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, we sold an additional 3,000,000 units at $10.00 per unit and sold an additional 400,000 private placement warrants at $1.50 per private placement warrant, generating total gross proceeds of $30,600,000. Among the private placement warrants, 4,460,000 warrants were purchased by our Sponsor and 606,667 warrants were purchased by our anchor investor. Following such closing, an additional $30,000,000 of net proceeds ($10.00 per unit) was deposited in the Trust Account, resulting in $280,000,000 ($10.00 per Unit) in aggregate deposited into the Trust Account.

Transaction costs amounted to $15,930,162, consisting of $5,600,000 of underwriting fees, $9,800,000 of deferred underwriting fees and $530,162 of other offering costs. As of June 30, 2020, cash of $857,071 was held outside of the Trust Account and is available for working capital purposes.
Initial Business Combination
Nasdaq rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent accounting firm with respect to the satisfaction of such criteria.
As of the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $284.0 million and $274.2 million, excluding approximately $9.8 million of deferred underwriting commissions and taxes payable on interest earned on the Trust Account. After giving effect to such exclusion, 80% thereof represents approximately $219.4 million. In reaching its conclusion that the Business Combination meets the 80% asset test, our board of directors considered an enterprise value of Lordstown as of July 31, 2020 of approximately $965 million.
In determining whether the enterprise value described above represents the fair market value of Lordstown, our board of directors considered all of the factors described above in section entitled “Proposal Number 1 — The Business Combination Proposal” and the fact that the purchase price for Lordstown was the result of an arm’s length negotiation with Lordstown Stockholders. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.
Redemption Rights for Holders of Public Shares
As discussed above, we are providing our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account as of June 30, 2020 is approximately $10.15 per public share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. Public stockholders may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the public shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the public shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete an initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.
Submission of Business Combination to a Stockholder Vote
The special meeting of DiamondPeak stockholders to which this proxy statement relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, DiamondPeak’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the Initial Public Offering in favor of approving the Business Combination.
Permitted Purchases of Our Securities
In connection with the stockholder vote to approve the Business Combination, the Sponsor or our officers, directors or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of the Sponsor or our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Our Sponsor, officers, directors or their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination.
Redemption of Public Shares and Liquidation if No Initial Business Combination
Our Charter provides that we will have only 24 months from the closing of our Initial Public Offering, or until March 4, 2021, to complete our initial business combination. If we are unable to complete our initial business combination by March 4, 2021, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares subject to lawfully available funds therefor, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders of DiamondPeak (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 4, 2021.
Our Sponsor, officers, directors and our anchor investor have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by March 4, 2021. However, if our Sponsor, officers, directors or our anchor investor acquire public shares after our Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by March 4, 2021. For discussion of any such transactions please refer to the section entitled “Certain Relationships and Related Party Transactions.”
Our Sponsor, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our Charter that would modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by March 4, 2021, unless we provide our public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by (ii) the number of then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our public shares.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $$857,071 of proceeds held outside the Trust Account (as of June 30, 2020), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm will not execute agreements with us waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, there is no assurance that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per public share.
We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have access to approximately $857,071 of proceeds from our Initial Public Offering held outside the Trust Account (as of June 30, 2020) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by March 4, 2021 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by March 4, 2021, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by March 4, 2021, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders of DiamondPeak (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following March 4, 2021 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.
Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by March 4, 2021, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by March 4, 2021 or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.
Employees
We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers of DiamondPeak
Our officers and directors are as follows:
Name	Age	Position
David T. Hamamoto	60	Chairman and Chief Executive Officer
Kyriakos Mihalitsis	40	Chief Financial Officer
Mark A. Walsh	60	Director
Andrew C. Richardson	53	Director
Steven R. Hash	55	Director
Judith A. Hannaway	67	Director
David T. Hamamoto, our Chairman and Chief Executive Officer since inception, is the Founder of Diamond Head Partners, LLC which he established in 2017. Previously, he served as Executive Vice Chairman of Colony NorthStar (now Colony Capital (NYSE:CLNY)), a real estate and investment management firm, from January 2017 through January 2018. The NorthStar companies, which he founded, were sold to Colony Capital in January 2017. Prior to the sale, Mr. Hamamoto was Executive Chairman of NorthStar Asset Management Group (NYSE:NSAM) (“NSAM”) since 2015, having previously served as its Chairman and Chief Executive Officer from 2014 until 2015. Mr. Hamamoto was the Chairman of the board of directors of NorthStar Realty Finance Corp. (NYSE:NRF)(“NRF”), a real estate investment trust, from 2007 to January 2017 and served as one of its directors from 2003 to January 2017. Mr. Hamamoto previously served as NRF’s Chief Executive Officer from 2004 until 2015 and President from 2004 until 2011. Mr. Hamamoto was Chairman of the board of directors of NorthStar Realty Europe Corp. from 2015 to January 2017. In 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NorthStar Realty Finance, for which he served as Co-Chief Executive Officer until 2004. Prior to NorthStar, Mr. Hamamoto was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is well qualified to serve as a director due to his experience as a public company chairman, CEO and director and due to his extensive investment and operational experience.
Kyriakos Mihalitsis, our Chief Financial Officer since inception, is a Managing Director in the finance group at Silverpeak. Mr. Mihalitsis has been with Silverpeak since its inception in 2010, having previously been employed by its predecessor, Lehman Brothers Real Estate Partners. Prior to joining Lehman Brothers in 2006, Mr. Mihalitsis was a Manager at EisnerAmper LLC, a full service advisory and accounting firm, where he was responsible for performing and overseeing audits and consulting engagements for both public and private companies, including hedge funds and private equity funds. Mr. Mihalitsis received his B.B.A in Accounting from Baruch College. Mr. Mihalitsis is a Certified Public Accountant and Chartered Financial Analyst.
Mark A. Walsh, one of our Directors since inception, is a partner and co-founder of the Silverpeak family of companies, an alternative investment management firm with expertise in the real estate, energy and credit sectors. He is responsible for Silverpeak’s strategic initiatives and origination activities, and also serves as non-Executive Chairman of Argentic Investment Management, Silverpeak’s commercial real estate lending platform. Before founding Silverpeak in 2010, Mr. Walsh headed Lehman Brothers’ Global Real Estate Group and served as Global Co-Head of Lehman Brothers Real Estate Private Equity. During his 20 years at Lehman Brothers, the firm became a leading debt and equity investment platform both domestically and globally. Prior to joining Lehman Brothers, Mr. Walsh was a lawyer where he represented financial institutions in all aspects of commercial mortgage loan origination, workouts and secondary market transactions. Mr. Walsh is also a Founding Member of the Ziman Center for Real Estate at UCLA’s Anderson School of Management. Mr. Walsh earned his B.A. from the College of the Holy Cross and a J.D. from Fordham Law School. He is well qualified to serve as a director due to his extensive investment and operational experience.

Andrew C. Richardson, one of our Directors, is currently non-executive Chairman of Alpine Income Property Trust, Inc. (NYSE: PINE), a REIT focused on the net lease sector, and is also chair of its audit committee. From May 2019 to August 2020 he served as the Chief Operating Officer of Waypoint Real Estate Investments, a private real estate investment firm focused on the U.S. rental housing sector. Previously, Mr. Richardson served as the Chief Financial Officer and President of Land and Development of iStar, Inc. (NYSE: STAR), a real estate investor and developer, and as Chief Financial Officer of Safehold Inc. (NYSE: SAFE), a company focused on ground lease acquisition, management and capitalization from March 2018 to May 2019. Prior to joining iStar and Safehold Inc., Mr. Richardson was the Chief Financial Officer of The Howard Hughes Corporation (NYSE: HHC) from 2011 to 2016, one of the premier master planned community and large-scale mixed use commercial developers in the U.S. Prior to HHC, from 2006 to 2011 Mr. Richardson served as the Chief Financial Officer and Treasurer of NorthStar Realty Finance Corp., a publicly traded commercial real estate finance company focused on investment in real estate loans, fixed income securities and net-leased real estate properties. Before joining NorthStar, from 2000 to 2006, Mr. Richardson was an Executive Vice President with iStar Financial Inc. Mr. Richardson also served in various capacities at Salomon Smith Barney, including Vice President in the real estate investment-banking group focused on mergers and acquisitions and raising capital for public and private companies. Early in his career, Mr. Richardson was a Certified Public Accountant with Ernst & Young LLP. He holds a B.B.A. in Business from the University of Notre Dame and an M.B.A. from the University of Chicago Booth School of Business. He is well qualified to serve as a director due to his extensive investment, financial, public company and operational experience.
Steven R. Hash, one of our Directors, is the former President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics, and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. He has served as a director of Alexandria Real Estate Equities, Inc. (NYSE: ARE) since 2013 (and is currently lead director), as a director of The Macerich Company (NYSE: MAC) since 2015 (is currently non-executive chairman) and as the lead director of The Nuveen Global Cities REIT, Inc., a non-traded REIT, since 2018. Mr. Hash received a B.A. in Business Administration from Loyola University and a M.B.A. from the Stern School of Business at New York University. He is well qualified to serve as a director due to his extensive investment, public company and financial experience.
Judith A. Hannaway, one of our Directors, currently acts as a consultant to various financial institutions. Prior to this, until 2004, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway has served as an independent director of Fortress Transportation & Infrastructure LLC since 2018, and previously served as the lead independent director of NorthStar Realty Europe Corp. (NYSE: NRE) from 2015 to 2019, NorthStar Realty Finance Corp. (NYSE: NRF) from 2004 to 2017 and NorthStar Asset Management Group Inc. (NYSE: NSAM) from 2014 to 2017. Additionally Ms. Hannaway served as chairperson of the independent committee of NRE, negotiating and overseeing its sale and assimilation into AXA in 2019. Ms. Hannaway holds a Bachelor of Arts from Newton College of the Sacred Heart and a Master of Business Administration from Simmons College Graduate Program in Management. She is well qualified to serve as a director due to her extensive investment, financial and public company experience.
Number and Terms of Office of Officers and Directors
We currently have five directors. Our board of directors has been divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Hash and Ms. Hannaway, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Richardson, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Hamamoto and Walsh, will expire at the third annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq Listing Rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Richardson and Hash and Ms. Hannaway are “independent directors” as defined under Nasdaq Listing Rules and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our officers or directors has received any cash compensation for services rendered to us. Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson, our independent directors, will each be entitled to receive, upon completion of an initital business combination, 88,357 founder shares from our Sponsor. Commencing on February 27, 2019, we have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Our Sponsor, officers and directors are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence of suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. We note that some named executive officers have economic interests in the Sponsor. For more information about the interests of the Sponsor and our officers, and directors in the Business Combination, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. For a discussion of our executive compensation arrangements after the closing, see the section entitled “Management Following the Business Combination.”
Committees of the Board of Directors
Our board of directors currently has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the board of directors. Messrs. Richardson, Hash and Ms. Hannaway currently serve as members of our audit committee. Under Nasdaq Listing Rules and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. Richardson, Hash and Ms. Hannaway meet the independent director standard under Nasdaq Listing Rules and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Richardson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the board of directors. Messrs. Richardson and Hash currently serve as members of our compensation committee. Under Nasdaq Listing Rules and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. Richardson and Hash meet the independent director standard under Nasdaq Listing Rules applicable to members of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to our Sponsor of $10,000 per month, until March 4, 2021, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
Our Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Meetings
Since inception, our board of directors has held three meetings, our audit committee has held seven meetings and our compensation committee has not held any meetings. All directors are encouraged to attend all meetings of the board of directors and meetings of any committee to which they are assigned.
Director Nominations
We do not currently have a standing nominating committee. In accordance with of Nasdaq Rule 5605(e)(2), a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Conflicts of Interest
Although we do not believe any conflict currently exists between us and Silverpeak, Silverpeak or its affiliates may compete with us for acquisition opportunities. If such entities decide to pursue an opportunity, we may be precluded from procuring such opportunity. In addition, investment ideas generated within Silverpeak may be suitable for both us and for a Silverpeak affiliate and may be directed to such entity rather than to us. Neither Silverpeak nor members of our management team who are also employed by Silverpeak has any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member specifically in his or her capacity as an officer of the company. Silverpeak and/or our management, in their capacities as employees of Silverpeak or in their other endeavors, may be required to present potential business combinations to future Silverpeak affiliates or third parties, before they present such opportunities to us.
Notwithstanding the foregoing, we may, at our option, pursue an acquisition opportunity jointly with one or more entities affiliated with Silverpeak (an “Affiliated Joint Acquisition”). Any such parties may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such parties a class of equity or equity-linked securities.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers would materially undermine our ability to complete our initial business combination.
Our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by March 4, 2021.
Potential investors should also be aware of the following other potential conflicts of interest:
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the fact that the Sponsor paid an aggregate of approximately $6,690,000 for an aggregate of 4,460,000 private placement warrants that would expire worthless if an initial business combination is not consummated by March 4, 2021;

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the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of Class A common stock held by them in connection with the completion of an initial business combination, which shares had an aggregate market value of approximately $21,610,000 based on the closing price of the Class A common stock of $21.61 on Nasdaq on October 7, 2020;

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the fact that the Sponsor and our officers and directors have agreed not to redeem any founder shares held by them in connection with the completion of an initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $133,711,875 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

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the fact that Judith A. Hannaway, Steven R. Hash, Andrew C. Richardson, our independent directors, will each be entitled to receive, upon completion of an initial business combination, 88,357 founder shares from our Sponsor, which would be valued in the aggregate at approximately $5,728,184 based on the closing price of our Class A common stock of $21.61 on Nasdaq on October 7, 2020;

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the fact that our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by March 4, 2021;

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that fact that, in order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to DiamondPeak if and to the extent any claims by a third party for services rendered or products sold to DiamondPeak, or a prospective target business with which DiamondPeak has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, except with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under DiamondPeak’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

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the anticipated continuation of David Hamamoto as a director of DiamondPeak following the closing of the Business Combination;

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the fact that Dechomai Asset Trust, a donor-advised fund which was funded by David Hamamoto, agreed to participate in the PIPE investment and purchase $5,000,000 of Class A common stock in the aggregate at $10 per share on the terms set forth in the Subscription Agreements;

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the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support and such arrangement will terminate upon the closing;

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the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by March 4, 2021;

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the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares they own if an initial business combination is not completed by March 4, 2021;

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the fact that we are a party to a registration rights agreement with the Sponsor, which provides for registration rights to such parties;

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the fact that no compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations); and

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the fact that we will continue to provide indemnification and insurance coverage to our directors and officers following the closing of the business combination.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

We have not obtained an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that the Business Combination is fair to our company from a financial point of view.
We are submitting the Business Combination to our public stockholders for a vote. Our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the Initial Public Offering in favor of approving the Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
Our Charter provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our current officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our current bylaws permits us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions. We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Properties
We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 40 W 57th Street, 29th Floor, New York, New York 10019 and our telephone number is (212) 716-2000. The cost for this space is included in the $10,000 per-month aggregate fee our sponsor charges us for general and administrative services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.
Legal Proceedings
To the knowledge of our management, there is no litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property, other than the Di Donato Complaint. For more information regarding the Di Donato Complaint, see section entitled “Proposal Number 1 — The Business Combination Proposal — Litigation Relating to the Business Combination.”
Periodic Reporting and Financial Information
Our units, Class A common stock and warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accounting firm. DiamondPeak has filed with the SEC its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, March 31,

2020, September 30, 2019, June 30, 2019 and March 31, 2019 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Availability of Documents
We have filed a copy of our form of Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to the registration statement filed in connection with our Initial Public Offering. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Audit Fees
The following is a summary of fees paid or to be paid to WithumSmith+Brown, PC, or Withum, our independent registered public accounting firm, for services rendered.
Audit Fees.   Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees incurred for professional services rendered by Withum for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2019 and for the period from November 13, 2018 (inception) through December 31, 2018 totaled $67,465 and $27,500, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.
Audit-Related Fees.   Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Withum for consultations concerning financial accounting and reporting standards during the year ended December 31, 2019 and during the period from November 13, 2018 (inception) through December 31, 2018.
Tax Fees.   We did not pay Withum for tax planning and tax advice during the year ended December 31, 2019 and during the period from November 13, 2018 (inception) through December 31, 2018.
All Other Fees.   We did not pay Withum for other services during the year ended December 31, 2019 and during the period from November 13, 2018 (inception) through December 31, 2018.
Pre-Approval Policy.   Our audit committee was formed upon the consummation of our Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DIAMONDPEAK
The following discussion and analysis should be read in conjunction with the financial statements and related notes of DiamondPeak included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement. DiamondPeak and Lordstown assume no obligation to update any of these forward-looking statements.
Overview
We are a blank check company formed under the laws of the State of Delaware on November 13, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to complete our business combination using cash from the proceeds from our initial public offering, the exercise of over-allotment option and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.
On August 1, 2020, DiamondPeak, Merger Sub and Lordstown entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Lordstown, with Lordstown surviving the Merger as the surviving corporation and becoming a wholly owned subsidiary of DiamondPeak, on the terms and subject to the conditions set forth in the Merger Agreement. For more information about the transactions contemplated in the Merger Agreement, see the section entitled “Proposal Number 1 — Business Combination Proposal.”
If we are unable to complete an initial business combination by March 4, 2021, we will be required to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to (a) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by (b) the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders of DiamondPeak (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fails to complete an initial business combination by March 4, 2021.
Results of Operations for the Three Months Ended June 30, 2020
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2020 were organizational activities, and those necessary to prepare for our Initial Public Offering, described below and subsequent to our Initial Public Offering, we have been focused on identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in our Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the three months ended June 30, 2020, we had a net loss of $383,243, which consisted of general and administrative expenses of $484,621 and a provision for income taxes of $13,664, offset by interest earned on marketable securities held in the Trust Account of $115,042.

For the six months ended June 30, 2020, we had net income of $190,339, which consisted of interest earned on marketable securities held in the Trust Account of $1,033,199, offset by general and administrative expenses of $646,883 and a provision for income taxes of $195,977.
For the three months ended June 30, 2019, we had net income of $1,102,755, which consisted of interest earned on marketable securities held in the Trust Account of $1,577,282, offset by general and administrative expenses of $153,798 and a provision for income taxes of $320,729.
For the six months ended June 30, 2019, we had net income of $1,365,651, which consisted of interest earned on marketable securities held in the Trust Account of $2,008,496, offset by general and administrative expenses of $242,061 and a provision for income taxes of $400,784.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Liquidity and Capital Resources
Until the consummation of the Initial Public Offering, DiamondPeak’s only source of liquidity was an initial purchase of Class B common stock by the Sponsor and our anchor investor and loans from our Sponsor.
On March 4, 2019, we consummated our Initial Public Offering of 25,000,000 units at a price of $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of our Initial Public Offering, we consummated the sale of an aggregate of 4,666,667 private placement warrants to our Sponsor and our anchor investor at a price of $1.50 per warrant, generating gross proceeds of $7,000,000.
On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, we consummated the sale of an additional 3,000,000 units and the sale of an additional 400,000 private placement warrants, generating total gross proceeds of $30,600,000.
Following our Initial Public Offering, the partial exercise of the over-allotment option and the sale of the private placement warrants, a total of $280,000,000 was placed in our Trust Account. We incurred $15,930,162 in transaction costs, including $5,600,000 of underwriting fees, $9,800,000 of deferred underwriting fees and $530,162 of other costs in connection with our Initial Public Offering and the sale of the private placement warrants.
For the six months ended June 30, 2020, net cash used in operating activities was $493,027. Net income of $190,399 was impacted by interest earned on marketable securities of $1,033,199. Changes in operating assets and liabilities provided $349,833 of cash from operating activities.
For the six months ended June 30, 2019, net cash used in operating activities was $654,841. Net income of $1,365,651 was offset by interest earned on marketable securities of $2,008,496. Changes in operating assets and liabilities used $11,996 of cash from operating activities.
At June 30, 2020 and December 31, 2019, we had cash and marketable securities held in our Trust Account of $284,335,009 and $283,581,860, respectively. We intend to use substantially all of the funds held in our Trust Account, including any amounts representing interest earned on the Trust Account (less amounts released to us for franchise and income taxes payable and deferred underwriting commissions) to complete our initial business combination. Interest income earned on the balance in the Trust Account may be available to us to pay taxes. Through June 30, 2020 and December 31, 2019, we have withdrawn $1,246,050 and $966,000, respectively, of interest earned on the Trust Account to pay franchise and income taxes, of which $280,050 and $364,000 were withdrawn during the six months ended June 30, 2020 and 2019, respectively. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.
At June 30, 2020 and December 31, 2019, we had cash of $857,071 and $1,070,048, respectively, held outside of our Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.50 per warrant at the option of the lender.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with our initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate our Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Going Concern
In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after March 4, 2021.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2020 and December 31, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to DiamondPeak. We began incurring these fees on March 1, 2019 and will continue to incur these fees on a monthly basis until the earlier of the completion of an initial business combination and DiamondPeak’s liquidation.
The underwriters of our Initial Public Offering are entitled to a deferred fee of $0.35 per Unit, or $9,800,000 in the aggregate, which will become payable to the underwriters or another FINRA member from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement. A portion of the deferred fees may be paid to third parties who did not participate in our Initial Public Offering (but who are members of FINRA)

that assist us in consummating our initial business combination. The election to make such payments to third parties will be solely at the discretion of our management team, and such third parties will be selected by the management team in its sole and absolute discretion; provided, that no single third party (together with its affiliates) may be paid an amount in excess of the portion of the aggregate deferred underwriting commission paid to the underwriter unless the parties otherwise agree.
Critical Accounting Policy
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures about Market Risk
The net proceeds of our Initial Public Offering and the sale of the private placement warrants held in the Trust Account are invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Related Party Transactions
Founder Shares
In November 2018, our Sponsor acquired 7,187,500 founder shares for an aggregate purchase price of $25,000. Prior to the initial investment in DiamondPeak of $25,000 by our Sponsor, DiamondPeak had no assets, tangible or intangible. In February 2019, our Sponsor forfeited 812,500 founder shares and our anchor investor purchased 812,500 founder shares for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. Up to 937,500 founder shares were subject to forfeiture by our Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 187,500 founder shares were forfeited and 750,000 founder shares are no longer subject to forfeiture. The founder shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
With certain limited exceptions, the founder shares will not be transferable, assignable by our Sponsor or our anchor investor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of our Initial Public Offering, our Sponsor and our anchor investor purchased an aggregate of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $7,000,000. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, we sold an additional 400,000 private placement warrants to our Sponsor and our anchor investor, at a price of $1.50 per private placement warrant, generating additional gross proceeds of $600,000. Among the private placement warrants, 4,460,000 warrants were purchased by our Sponsor and 606,667 warrants were purchased by our anchor investor. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share. The private placement warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A common stock issuable upon exercise of such warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
As more fully discussed in the section entitled “Business of DiamondPeak — Conflicts of Interest”, if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, including Silverpeak, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Although we are a portfolio investment of SP SPAC Sponsor LLC (and our Sponsor is a vehicle formed in part by Silverpeak to effect a portfolio investment), our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us.
If we do not complete our initial business combination by March 4, 2021, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. The private placement warrants and the Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants.
Officer and Director Compensation and Reimbursement
No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Related Party Loans Related to Initial Public Offering
Our Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses related to our Initial Public Offering. This loan was non-interest bearing, unsecured and is payable on the earlier of March 31, 2019 or the completion of our initial public offering. The borrowings outstanding under such loan of $223,470 were repaid upon the consummation of our Initial Public Offering on March 4, 2019.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
With certain limited exceptions, the private placement warrants, the warrants that may be issued upon conversion of working capital loans and the Class A common stock underlying such warrants, will not be transferable, assignable or salable by our Sponsor or our anchor investor (as applicable) or their permitted transferees until 30 days after the completion of our initial business combination.
Consulting and Management Fees
After consummation of our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Administrative Support Agreement
We have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the year ended December 31, 2019, we incurred $100,000 in fees for these services. For the six months ended June 30, 2020 and 2019, DiamondPeak incurred $60,000 and $40,000, respectively, in fees for these services. As of June 30, 2020 and December 31, 2019, all such fees were paid and no such fees were included in accounts payable and accrued expenses in the accompanying condensed balance sheets.
Registration Rights Agreement
Pursuant to a registration rights agreement entered into on February 27, 2019, the holders of founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights requiring us to register such securities for resale (in the case of the founder shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.
Following the execution of the Merger Agreement, we entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL, dated August 1, 2020 and to be effective as of the Effective Time, which will amend, restate and replace the registration rights agreement described above. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
Other Transactions and Relationships
Our Chairman and Chief Executive Officer purchased $10,000,000 of units in our Initial Public Offering.
Our anchor investor purchased $32,500,000 of units in our Initial Public Offering. Further, our anchor investor has agreed with us that, if it does not own 3,250,000 public shares, at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of our initial business combination, it will transfer to our Sponsor a portion of the 812,500 founder shares it purchased prior to our initial public offering on a pro rata basis; provided, however, our anchor investor will not be obligated to transfer to our Sponsor any founder shares to the extent that its remaining number of founder shares would be less than 203,125. There can be no assurance that what amount of equity our anchor investor will retain, if any, upon the consummation of our initial business combination. In the event that our anchor investor purchases additional units and votes them in favor of our initial business combination, it is possible that no votes from other public stockholders would be required to approve our initial business combination, depending on the number of shares that are present at the meeting to approve such transaction. As a result of the founder shares and private placement warrants that our anchor investor may hold, it may have different interests with respect to a vote on an initial business combination than other public stockholders.
Our anchor investor has entered into a Subscription Agreement in connection with the the PIPE Investment pursuant to which it has agreeed to purchase 1,000,000 shares worth of Class A common stock at the time of the closing of the PIPE Investment at a price of $10.00 per share.
Related Party Transaction Policy
Prior to the consummation of our Initial Public Offering, we have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of ethics that we have adopted is filed as an exhibit to the registration statement filed in connection with our Initial Public Offering.
For details regarding our existing related party policy, see the section entitled “Certain Relationships And Related Party Transactions — Existing Related Party Policy.”

BUSINESS OF LORDSTOWN
Overview
Lordstown is an automotive company founded for the purpose of developing and manufacturing light duty electric trucks targeted for sale to fleet customers. Located in Lordstown, Ohio, Lordstown’s facility spans 6.2 million square feet and is in a near-production-ready state. Since inception, Lordstown has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. Lordstown has built an operational prototype and publicly introduced the Endurance in June 2020 and expects to complete the production of additional engineering and pre-production vehicles during the remainder of 2020 and early 2021. These vehicles will be used to test, validate and finalize the engineering and certifications before full-scale production begins. Lordstown is targeting commencement of commercial production of the Endurance and initial sales in the second half of 2021.
Lordstown’s Strengths and Strategy
Lordstown’s key strengths and strategy include the following:
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Highly experienced and proven team.   Lordstown’s senior executive team has over 180 years of collective experience in the automotive and electric vehicle areas from prominent automotive OEMs. The team’s collective experiences include established electric vehicle production, design-to-scaled production development, and traditional OEM processes. This team possesses a deliberate, calculated vision to design, develop and produce commercial electric vehicle platforms and to lead Lordstown towards commercial production and sales growth. Lordstown’s founder and Chief Executive Officer, Stephen S. Burns, is the former founder and Chief Executive Officer of Workhorse Group, where he led the development of the W-15, a plug-in hybrid prototype pickup truck. After 12 years at Workhorse Group, Mr. Burns left in February 2019 to found Lordstown and pursue the opportunity to develop an all-electric pickup truck specifically targeted at the commercial fleet market.

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Near-production-ready plant to build electric vehicles and strategic location.   The Lordstown Complex is a former GM assembly plant that is in a near-production-ready state, with manufacturing lines and equipment already in place. Lordstown benefits from the industry leading machinery and equipment in the Lordstown Complex that has been serviced and maintained using best practices. Consequently, the Lordstown Complex provides Lordstown with a modern manufacturing complex with a recent history of producing a high volume of conventional vehicles. It is strategically located in Lordstown, Ohio, in close proximity to the major interstate highway between Cleveland, Ohio, and Pittsburgh, Pennsylvania. Lordstown, Ohio, and the surrounding area is home to a highly trained workforce with experience working in the Lordstown Complex and manufacturing vehicles. Lordstown believes that the Lordstown Complex and its location provide advantages from both a time and cost perspective as it aims to commence production in 2021.

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The Endurance has a unique and efficient design with proven technology.   The technology and engineering developed by Lordstown to date have led to an operational prototype vehicle that is being tested to meet commercial fleets’ performance standards. The design of the Endurance features in-wheel hub motors, which eliminate the need for many parts found in both traditional and existing electric vehicles. As a result, Lordstown believes that the Endurance will have among the fewest moving parts of any highway-capable production vehicle ever produced. Lordstown believes this design will also improve performance, range, and safety while meaningfully reducing total cost of ownership due to lower operating and maintenance costs. As a result, Lordstown expects the total cost of ownership of the Endurance to be significantly lower than comparable internal combustion engine vehicles.

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Significant Opportunity Exists in the Commercial Fleet Market.   Lordstown believes it is the only light duty electric truck OEM focusing primarily on commercial fleets and expects to offer fleet operators the first commercially available full-size electric pickup truck. By being a first mover and focusing the Endurance’s design on the particular needs of this market, Lordstown’s goal is to build strong customer relationships with fleet operators and to capture a significant market opportunity as the broad trend of vehicle electrification continues. Within this trend, Lordstown believes that fleet operators, in particular, will be drawn to the lower total cost of ownership of electric vehicles as opposed to the higher initial purchase price, which has been a factor limiting the pace of consumer adoption of electric vehicles. Lordstown also believes that fleet usage, which in many cases may involve multiple shorter trips within range of a central base, rather than long-distance travel, can reduce the range anxiety that has also been a limiting factor in electric vehicle adoption. As a result, Lordstown expects strong demand for safe, reliable electric vehicles with a significantly reduced total cost of ownership and believes the Endurance has an opportunity to achieve a leadership position in this market.
Industry and Competition
The electric-vehicle industry has grown rapidly over the past ten years. Lordstown believes this growth will continue into the future, as increased offerings, technological developments, reduced costs and additional charging infrastructure are expected to drive broader adoption. In addition, Lordstown expects countries around the world to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles which may include offering financial incentives to promote the use of electric vehicles and major automotive manufacturers that have committed to electrification as part of their long-term plans.
Lordstown’s target market is the commercial fleet market, which is defined as commercial and governmental organizations with three or more vehicles. This market is represented by companies such as logistics companies, service providers, utilities, airlines and airport operators, telecommunication companies, and insurance companies, as well as small- to mid-sized companies with less than ten vehicles in their fleets. Government entities, states, and municipalities are another segment of the market that Lordstown believes will participate in the transition to electric vehicles and represent potential customers.
The commercial fleet market presents a large potential market with strong demand for vehicles. The U.S. full-sized fleet pickup truck market is estimated to be a $65 billion industry, and Lordstown believes that there is significant opportunity to gain a share of this market by offering electric vehicles. Lordstown believes that commercial demand for electric trucks will be driven by the potential for lower total cost of ownership in comparison to the cost of ownership associated with traditional gasoline and diesel internal combustion engine pickup trucks. In addition, the specific use cases for electric trucks by fleet operators, which often involve multiple shorter trips, can alleviate the range anxiety that has been a limiting factor in electric vehicle adoption to date. By effectively marketing to commercial fleet operators, Lordstown believes it has the potential to secure significant and recurring purchases for its electric vehicles.
Although competition within the broader electric vehicle and pickup market is intense, Lordstown believes that its focus on fleet customers will limit direct competition, at least initially. While established OEMs and new entrants to the industry have announced plans to develop electric pickup trucks, most of these potential competitors are expected to focus on the consumer market as their point of entry into the market. In such cases, the vehicles produced may focus more on attributes that provide for mass consumer appeal, which can be either costly or limit the functionality required by the fleet market. By comparison, Lordstown is focusing on the specific needs of commercial fleets with the development and production of the Endurance and expects to have significantly less direct competition in this market at the outset.
Lordstown’s Product
Lordstown’s flagship vehicle will be the Endurance. The Endurance will be comprised of three main components: (1) the frame and body; (2) four electric in-wheel hub motors; and (3) the battery pack. The design of the Endurance body will follow the same design principles that have made pickup trucks ideal for the fleet market, while its chassis will be designed for safety, efficiency and flexibility. Lordstown’s use of in-wheel hub motors, together with the Endurance’s proprietary software, is expected lead to better traction and handling, making it an ideal vehicle for fleet operators. The Endurance will have a unique design with the use of electric in-wheel hub motors and a proprietary battery configuration. With this design, Lordstown believes that the Endurance will have among the fewest moving parts of any highway-capable production vehicle ever produced and will have a total cost of ownership that is significantly lower than comparable pickup trucks that are currently commercially available.

Based on its estimated specifications, Lordstown expects the Endurance to have a 0-60 miles per hour acceleration time of 5.5 seconds, a towing capacity of 7,500 pounds, a curb weight of 4,200 pounds and a total gross vehicle weight of 7,300 pounds — making it competitive with comparable internal combustion engine vehicles. Lordstown believes it will be able to achieve a 5-star safety rating for the Endurance and has conducted software-based simulated crash testing that supports this belief.
Lordstown expects to introduce the Endurance at a base retail price of $52,500, which would result in a net cost to the buyer of $45,000 if the currently available U.S. federal tax credit of $7,500 for the purchase of alternative fuel vehicles remains in effect.
While Lordstown believes the initial purchase price for the Endurance will be competitive with the purchase prices for comparable internal combustion engine and diesel-fueled pickup trucks, Lordstown believes that many consumers, especially in the commercial fleet market, consider the total cost of ownership of a vehicle to be more important than the initial purchase price of a vehicle. Lordstown expects the total cost of ownership of the Endurance to be significantly lower than the total cost of ownership of internal combustion engine and diesel-fueled pickup trucks due to lower operating and maintenance costs.
In regards to operating costs, Lordstown estimates that the Endurance will have 500% better fuel economy than competing internal combustion engine pickups. This is based on management estimates of 75 miles per gallon equivalent (“MPGe”) for the Endurance, compared to approximately 15 miles per gallon for competing internal combustion engine pickups. Management’s estimate of 75 MPGe for the Endurance is the result of Lordstown’s simulations based on the Endurance’s propulsion power requirements for its planned weight and other specifications, as well as modeled requirements for supporting systems. As a result of these simulations, management estimates the Endurance will utilize 0.45 kWh per mile. This would be equivalent to approximately 75 MPGe based on the estimated energy equivalence of one gallon of gasoline to 33.7 kWh of electricity, per the U.S. EPA’s MPGe methodology.
In regards to maintenance costs, Lordstown believes that the capabilities of electric vehicles generally and in particular the low number of parts that will be included in the Endurance will lead to lower maintenance costs. By incorporating in-wheel hub motors, the Endurance will not include many parts that are included in internal combustion engine vehicles, such as a drivetrain, gears, prop shaft, half shafts, differentials, universal joints, transmissions, transfer case and engine valves. This will significantly reduce the need for routine maintenance and eliminate the need to service parts and materials for internal combustion engines, such as spark plugs, oil, oil filters, lubricants and transmission fluid, as well as eliminating the potential replacement associated with those components. In addition, the Endurance’s brake pads and rotors are expected to last longer than those in internal combustion engine pickup trucks, due to regenerative braking from the hub motors on all four wheels, representing another maintenance cost saving.
Based on these assumptions, over a five-year ownership period, Lordstown estimates that the average total cost of ownership of the Endurance will be significantly less than the average total cost of ownership of a comparable internal combustion engine pickup truck. Management believes that both energy costs (at current U.S. electricity and gasoline prices) and maintenance costs can be reduced by more than 50% compared to costs for competing internal combustion engine pickups during the five-year ownership period, resulting in total cost of ownership that can be more than 25% less than that for competing internal combustion engine pickups based on these and the other factors described above.
Frame and Body
Lordstown has designed the Endurance to have similar functionality and a comparable look and feel to other commercially available pickup trucks, which Lordstown expects to appeal to commercial fleet customers seeking a familiar design and style. The absence of a traditional internal combustion engine and drivetrain has allowed Lordstown to focus its design of the frame around the cabin to better protect the occupants and the batteries. By using existing and proven design concepts, Lordstown hopes to reduce engineering costs and minimize issues in meeting safety and technical requirements and in obtaining necessary certifications.
The Endurance body is designed to be fully compatible with existing third-party parts, upfitting options and accessories. This design is expected to enable Lordstown to take advantage of an agreement it has entered into with GM that provides Lordstown access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels. Lordstown expects that this arrangement will reduce the time that it will take to build out its supply chain and bring the Endurance to market and reduce its tooling and development costs.
Electric In-Wheel Hub Motors
The Endurance will have four electric in-wheel hub motors. Lordstown has entered into a licensing agreement with Elaphe Propulsion Technologies Ltd. (“Elaphe”) to produce and manufacture the hub motors at the Lordstown Complex. As Lordstown retools the Lordstown Complex and ramps up production, Elaphe will initially manufacture its Model L-1500 in-wheel hub motors for Lordstown. As part of the retooling of the Lordstown Complex, Lordstown intends to develop its own manufacturing line for the in-wheel hub motors, and upon completion, Lordstown expects to manufacture the in-wheel hub motors at the Lordstown Complex under license from Elaphe. Lordstown believes the hub motors will provide efficiency, reliability and design flexibility and offer a number of advantages over traditional internal combustion engines. For example, in-wheel hub motors place the entire propulsion system within the wheels, providing a significant amount of design flexibility for the remainder of the vehicle. In-wheel hub motors also eliminate the need for many parts found on both traditional and hybrid vehicles, including a drivetrain, gears, axles, differentials, universal joints, transmissions, oil, oil filters, spark plugs, and engine valves, which will reduce the number of moving parts in the Endurance compared to other traditional, hybrid and electric vehicles available today and is expected to drive lower maintenance costs.
By integrating its software system with the hub motors, Lordstown aims to effectively have a motor and mind in each wheel of the Endurance, providing favorable four-wheel drive traction, control and efficiency when compared to other pickup trucks currently available to commercial fleets. The use of in-wheel hub motors and the absence of a traditional internal combustion engine creates a large front crush zone, enhancing the safety of the vehicle and enabling the Endurance to have a “frunk” (a small trunk located at the front of the cab).
The motors will be equipped with a regenerative braking mechanism that captures and stores power generated by deceleration of the vehicle. Many of the systems that will enable the use of in-wheel hub motors, such as the software that will interact and direct each of the four motors, as well as the independent front suspension, are proprietary to Lordstown.
Battery Pack
The Endurance will be powered by battery packs in a configuration that Lordstown believes will be unique. The battery packs will be completely encased in the chassis, which is intended to better protect the batteries and enhance durability and safety. Further, the location of the battery packs in the Endurance’s floor results in a low center of gravity, which is intended to give the vehicle a strong, yet lightweight frame with advanced handling capabilities. Lordstown expects that its all-electric and all-wheel drive vehicles will result in an approximately 250-mile battery range and the equivalent of 75 miles per gallon fuel consumption due to the size and number of battery cells that can be placed in the Endurance. If achieved, we believe this range would make the Endurance highly suitable for most commercial fleet vehicles and should significantly reduce range anxiety.
Lordstown has purchased units of the Samsung 21700 battery cell for use in engineering and pre-production vehicles and has demonstrated successful use of this cell in Lordstown-designed and built prototype battery packs, which will ultimately be used in production vehicles. Lordstown is in active, late-stage negotiations for a long-term supply contract with Samsung, as well as other major battery cell manufacturers to ensure a cost competitive, diverse supply chain for this critically important commodity.
Facility
The Lordstown Complex is a 785-acre manufacturing facility which Lordstown acquired on November 7, 2019. See “Key Agreements, Partnerships and Technology” below for additional information about the acquisition and related agreements.
The Lordstown Complex is comprised of four main facilities in one location, in addition to multiple support buildings: (1) General Assembly, (2) a Body Shop, (3) Stamping, and (4) a Paint Shop. The Lordstown

Complex has approximately 6.2 million square feet of manufacturing space and significant production capacity that Lordstown believes will be more than sufficient to support its targeted ramp up over the next several years and provide ample capacity for further growth thereafter. Lordstown also has solar panels on site, which generate approximately 2.2 megawatts of energy. The Lordstown Complex is in near-production-ready condition with modern robotics, painting, assembly and stamping equipment and requires a retooling investment of approximately $120 million in order to commence full production of the Endurance.
Retooling the Lordstown Complex
Lordstown expects that retooling the Lordstown Complex will cost approximately $120 million, with such costs expected to be allocated among various areas of the Lordstown Complex as set forth in the below table.
Estimated Retooling Costs
Stamping	$3,000,000
Body Shop	$32,000,000
Paint	$16,000,000
Battery Packing	$27,000,000
Hub Motor Manufacturing	$23,000,000
General Assembly	$14,000,000
Facility Infrastructure, Material Handling and Spare Parts	$5,000,000
Total retooling costs	$120,000,000
As part of these retooling efforts, Lordstown will purchase and install new machines, tooling, fixtures and quality and testing equipment, make additional investments in software, control and other information technology systems, modify conveyor and robotics systems, convert the existing paint line from dry powder to a “wet on wet” process and create new hub motor and battery packing assembly lines.
Lordstown expects to complete the retooling by early 2021 in order to enable commercial production of the Endurance to commence in the second half of 2021.
Strategic Location in Lordstown, Ohio
The Lordstown Complex is strategically located in Lordstown, Ohio, in close proximity to I-80, the major interstate highway between Cleveland, Ohio and Pittsburgh, Pennsylvania. Lordstown, Ohio, and the surrounding area is home to a highly trained workforce experienced in working in the Lordstown Complex and manufacturing vehicles.
With its convenient and central location, Lordstown envisions transforming Lordstown, Ohio, and the surrounding Mahoning Valley into “Voltage Valley,” an epicenter for electric vehicle production in the United States with multiple suppliers and other industry participants establishing operations in and around the area.
Key Agreements, Partnerships and Technology
GM
Lordstown has entered into several agreements with GM and its affiliates related to the acquisition and operation of the Lordstown Complex and other matters.
With respect to the Lordstown Complex, these agreements include, among others, (1) an asset transfer agreement (as amended, the “Asset Transfer Agreement”), pursuant to which Lordstown acquired the Lordstown Complex on November 7, 2019 for a deferred purchase price of $20.0 million, and (2) an operating agreement (the “Operating Agreement”) whereby GM agreed to pay, and Lordstown agreed to reimburse GM for, all of the operating expenses of the Lordstown Complex from November 2019 through February 2020.

On May 28, 2020, GM agreed to lend Lordstown up to $10.0 million pursuant to a Convertible Promissory Note (the “GM Convertible Note”). As of June 30, 2020, approximately $3.5 million is outstanding under the GM Convertible Note.
On August 1, 2020, GM entered into a Subscription Agreement (the “GM Subscription Agreement”) with DiamondPeak pursuant to which it subscribed to purchase 7,500,000 shares of Class A common stock of DiamondPeak for a subscription price of $75.0 million immediately prior to the Effective Time of the Business Combination. The $75.0 million subscription price will be paid in part with certain in-kind contributions, including satisfaction of the $20.0 million deferred purchase price of the Lordstown Complex, satisfaction of the operating expenses incurred, goodwill for other support GM provided to Lordstown, and satisfaction of the GM Convertible Note, to the extent any amount is outstanding thereunder at the closing.
Also on August 1, 2020, Lordstown, GM and DiamondPeak entered into the Omnibus Agreement pursuant to which the parties agreed upon the treatment of certain arrangements between GM and Lordstown during the pendency of the Business Combination and upon the closing. Pursuant to the Omnibus Agreement, GM agreed that its repurchase option with respect to the Lordstown Complex will terminate upon the closing. GM further agreed that such repurchase option will not be exercisable by GM prior to the closing or the termination of the Merger Agreement unless (i) Lordstown is in material breach of an agreement with GM and (ii) Lordstown has not cured such breach within 30 days of receiving notice of the same, at which point GM will have the option, but not the obligation, to exercise such right (the satisfaction of the two foregoing conditions, a “GM Springing Event”). GM also agreed to terminate various investment related rights upon the closing.
In addition, the GM Convertible Note will terminate on the later of (i) the date all outstanding borrowings and accrued interest under the note have been repaid, or (ii) the earlier of (a) the Effective Time of the Business Combination (when it will be repaid or satisfied by in-kind payment under the GM Subscription Agreement) or (b) October 31, 2020.
As described above, Lordstown has also entered into an agreement with GM that provides it with access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels.
Pursuant to the Merger Agreement, GM had the right to nominate one member of DiamondPeak’s board of directors following the closing. GM has informed DiamondPeak that it does not intend to exercise that right.
Elaphe Propulsion Technologies Ltd.
As noted above, Lordstown has partnered with Elaphe to produce its hub motors. Lordstown entered into a license agreement with Elaphe, pursuant to which Elaphe granted Lordstown a perpetual license to manufacture the Elaphe Model L-1500 Endurance Motor for use in the United States, Canada and Mexico in exchange for a license fee calculated on a per motor basis. Elaphe is required to obtain Lordstown’s consent before it is permitted to market, sell or otherwise distribute the L-1500 hub motor, any replacement for it or a hub motor for a pickup truck replacing the Endurance within the United States, Canada and Mexico, the Elaphe Model L-1500 Endurance Motor for Lordstown’s Endurance or Lordstown’s substitute model pickup truck, or any replacement or substitute Elaphe design hub motor product for Lordstown’s Endurance or Lordstown’s substitute model pickup truck. Lordstown also entered into a facilities and support agreement with Elaphe, and as Lordstown transitions manufacturing operations to the Lordstown Complex, Elaphe will provide consultation services to Lordstown for manufacturing processes, vendor relations and product support relationships and on-site support for the manufacturing line set-up, testing and final operations.
Workhorse Group
Lordstown licenses certain Workhorse Group intellectual property and technology that was used in the design of Workhorse Group’s W-15 pursuant to an intellectual property license agreement (the “IPLA”). In connection with obtaining this license, in addition to agreeing to pay license fees based on the first 200,000 vehicle sales, Lordstown issued Workhorse Group 10% of Lordstown’s outstanding common stock. See the section entitled “Management’s Discussion and Analysis of Financial Condition of Lordstown”.
Other Partners
As production of the Endurance ramps up, Lordstown intends to partner with key service providers to enable Lordstown to serve fleet operators and other customers efficiently and effectively for aftermarket parts and service and charging infrastructure. Lordstown is in discussions with major service providers that could provide access to their nationwide networks of service centers. Lordstown’s management believes that most fleet operators use service agreements with third-party service providers to maintain and repair their fleets and provide aftermarket parts, and that an arrangement with a national service provider would be attractive to fleet customers considering purchasing the Endurance. Lordstown is also evaluating partnerships with electric vehicle charging station providers to provide Endurance purchasers with access to their networks. As fleet operators also typically bring their vehicles back to a central location each day, vehicle charging infrastructure can also be installed at those locations.
Research and Development
Lordstown estimates approximately $90 million in additional research and development expenses to complete the design and engineering, testing and certification of the Endurance and commence commercial production and sales. These activities are expected to relate primarily to continued research and development as Lordstown produces, tests and validates engineering and pre-production vehicles, integrates third-party components, develops its proprietary software and systems, completes cabin design work and prepares for commercial production. Lordstown expects that most of these activities will be completed at the Lordstown Complex by its employees and intends to hire additional research and development personnel in the near term. However, Lordstown has utilized third party design and engineering firms for certain development activities to date and may continue to do so as it continues to ramp up.
Sourcing
The Endurance’s bill of materials is expected to consist of approximately 2,000 components with its ten most expensive components representing almost 90% of the anticipated cost of the Endurance. As discussed above, Lordstown has an agreement with Elaphe to license and provide manufacturing services with respect to its in-wheel hub motors and is in late-stage negotiations with Samsung and other major battery cell providers, representing two of the Endurance’s most critical components. Lordstown also expects that its agreement with GM that provides access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels, together with the flexible and compatible design of the Endurance, will offer significant benefits as Lordstown builds out and finalizes its supply chain. Lordstown’s management expects to substantially complete sourcing for the Endurance in the second half of 2020.
Lordstown believes it will be able to obtain adequate sources of supply for the equipment, components and raw materials necessary to manufacture and sell the Endurance in accordance with its plans. However, as Lordstown and the broader electric vehicle industry grow in the future, there is no guarantee that battery cell manufacturers will be able and willing to continue to grow their capacity to meet increased demand. In addition, although Lordstown believes that there are adequate sources of supply of the key raw materials that will be included in the Endurance and its components, such as steel, aluminum, copper, neodymium, nickel and cobalt, prices of these materials can be volatile and an increased demand for certain materials, whether due to electric vehicle growth or other factors, or reduced supply for certain materials, whether due to trade restrictions or other factors, may increase our costs to obtain the materials or components and impact our profitability.
Intellectual Property
Intellectual property is important to Lordstown’s business. Lordstown intends to establish and protect the intellectual property and proprietary technology that it develops through a combination of trademarks, patents, trade secrets and know-how. Lordstown has filed several trademark applications with the United States Patent and Trademark Office, but as of this date no trademarks have issued.

Lordstown expects to develop additional intellectual property and proprietary technology as the Endurance’s engineering and validation activities proceed. Technologies that Lordstown has and intends to invest in and develop include engineering software, powertrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As Lordstown develops its technology, it will continue to assess whether additional trademark or patent applications or other intellectual property registrations are appropriate. Lordstown also seeks to protect its intellectual property and proprietary technology, including trade secrets and know-how, through limited access, confidentiality and other contractual agreements.
In addition to its owned intellectual property, Lordstown licenses key technologies under its agreements with Elaphe and Workhorse Group. With respect to Elaphe, the perpetual license allows Lordstown to manufacture the Model L-1500 Endurance Motor for use in the United States, Canada and Mexico with certain exclusivity rights in exchange for a license fee calculated on a per motor basis. With respect to Workhorse Group, the perpetual non-exclusive license relates primarily to technologies and intellectual property that had been developed for Workhorse Group’s W-15 electric pickup truck, and includes patents directed toward vehicle chassis assembly, vehicle header and drive module and telematics, as well as related trade secrets know-how. See “— Key Agreements, Partnerships and Technology” above for more information.
Lordstown cannot be certain that it will be able to adequately develop and protect its intellectual property rights, or that other companies will not claim that Lordstown is infringing upon their intellectual property rights. See “Risk Factors-Risks Related to Lordstown’s Business Operations and Industry.”
Sales and Marketing
Lordstown plans to focus most of its efforts on direct sales to commercial fleet operators, rather than through third-party dealerships like most automotive OEMs. The direct sales channel is managed by Lordstown’s Vice President of Sales.
Lordstown is in discussions with certain specialty up-fitting and leasing firms that would assist Lordstown in developing a leasing program that would allow the Endurance to become part of third-party fleet management programs. Lordstown has been in discussions with several automotive leasing firms throughout the country, and Lordstown believes these discussions will increase as Lordstown progresses on its business plan development. These firms own and manage vehicles that are leased to third parties for their use in their fleet operations. Lordstown currently is negotiating an agreement with a third-party data and analytics firm to conduct a residual value study that is required by most leasing firms as part of their evaluation.
Pre-Orders
To date, Lordstown has received pre-orders primarily from fleet operators to purchase over 38,000 Endurance vehicles. These pre-orders are not binding and did not require any deposit, so there can be no assurance that Lordstown will successfully convert them into binding orders or sales. It is possible that a significant number of customers who submitted pre-orders may cancel or delay their pre-orders. However, if Lordstown was able to convert these pre-orders into binding orders, they would represent sufficient demand to cover production into 2023 based on management's planned production timeline.
Employees
As of the date hereof, Lordstown has approximately 100 employees, substantially all of which are salaried. Lordstown anticipates significant employee growth in the near term as it prepares for full production of the Endurance and expects to employ up to over 2,000 hourly employees when its facility is fully staffed and in full production.
Governmental Regulation and Support
Lordstown operates in an industry that is subject to extensive vehicle safety and testing and environmental regulations, some of which evolve over time as new technologies are introduced to the market. Government regulations regarding the manufacture, sale and implementation of products and systems similar to Lordstown’s electric vehicles are subject to future change. Lordstown cannot predict what effect, if any, such changes will have upon its business. Violations of these regulations may result in substantial civil and criminal fines, penalties, orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses. In addition to the domestic regulations and standards discussed below, Lordstown expects to comply with Canadian standards and believes these standards are substantially similar to the domestic standards. Based on its initial business plan, Lordstown does not expect to be subject to regulatory requirements outside of the U.S. and Canada.
Vehicle Safety and Testing Regulation
Lordstown’s vehicles will be subject to, and must comply with, many regulations established by NHTSA, including applicable U.S. federal motor vehicle safety standards (“FMVSS”). As an OEM, Lordstown must self-certify that its vehicles meet or otherwise are exempt from all applicable FMVSS and the NHTSA bumper standard before a vehicle can be imported into or sold in the United States. There are many FMVSS that will apply to Lordstown’s vehicles, including crashworthiness and crash avoidance requirements and electric vehicle requirements (i.e., limitations on electrolyte spillage, battery retention, and avoidance of electric shock after certain crash tests). Lordstown expects that its vehicles will meet or otherwise be exempt from all applicable FMVSS. Additionally, there are regulatory changes being considered for several FMVSS, and though Lordstown expects to comply with such FMVSS, there is no assurance of compliance until the final regulation changes have been enacted.
In addition to FMVSS, Lordstown must comply with other NHTSA requirements and other federal laws and regulations administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, recalls, and owner’s manual requirements. Lordstown also must comply with the Automobile Information and Disclosure Act, which requires OEMs to disclose certain information regarding the OEM’s suggested retail price, optional equipment and pricing. Further, this law allows inclusion of fuel economy ratings, as determined by the U.S. EPA, and crash test ratings, as determined by NHTSA, if such tests are conducted.
Battery Safety and Testing Regulations
Our battery packs must conform to mandatory regulations governing the transport of “dangerous goods,” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the PHMSA These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped (e.g., by ocean vessel, rail, truck or air).
Environmental Credits
In connection with the delivery and placement into service of Lordstown’s zero-emission vehicles (“ZEV”) vehicles, under the U.S. EPA’s and California’s Greenhouse Gas (“GHG”) rules standards and the U.S. DOT’s Corporate Average Fuel Economy (“CAFÉ”) standards for mobile sources, and under California’s ZEV standard, Lordstown will earn tradable credits that can be sold to other OEMs. Like the United States, California also has its own a GHG emissions standard that seeks to reduce GHGs over time. Other U.S. states, including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont, have adopted some or all of California’s standards. Lordstown intends to take advantage of these regimes by registering and selling GHG, CAFÉ, and ZEV credits. In addition, Lordstown has entered into an emissions credit agreement, to be effective as of the closing, pursuant to which, subject to the terms thereof, from Lordstown’s start of regular production of vehicles through the completion of its third full model year, the counterparty will have the option to purchase such emissions credits and emissions credits from any other U.S. state, country or jurisdiction generated by vehicles produced by Lordstown not otherwise required by Lordstown to comply with emissions regulations at a purchase price equal to 75% of the fair market value thereof.

Environmental Regulations
Lordstown is subject to extensive environmental laws and regulations, including, among others, water use, and discharge air emissions, use of chemicals and recycled materials, energy sources, storage, handling, treatment, transportation and disposal of hazardous materials, the protection of the environment, natural resources and endangered species and the remediation of environmental contamination. Lordstown is required to obtain and comply with the terms and conditions of environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial civil and criminal fines, penalties, the suspension or loss of such permits, and possibly orders to cease the non-compliant operations.
The U.S. Clean Air Act requires that Lordstown obtain a Certificate of Conformity from the EPA for its vehicles prior to entry into commerce in all 50-states. In addition, Lordstown must obtain an Executive Order from the California Air Resources Board (“CARB”) in order to sell vehicles in California and those states that have adopted its standards.
As part of the acquisition of the Lordstown Complex, Lordstown was required to accept the plant and all property in “as is — where is” condition, including environmental responsibilities. Prior to entering into the Asset Transfer Agreement, GM completed an investigation and remediation program pursuant to an Administrative Order on Consent (AOC) under the U.S. EPA’s RCRA Corrective Action Program. Upon the U.S. EPA’s approval of GM’s investigation and remediation program, GM placed an environmental covenant on the real property, which requires, among other things, (i) the maintenance of nominal financial assurance, (ii) limits to the real property to commercial/industrial use, (iii) the prohibition of groundwater for potable use, (iv) the implementation of a dust control plan, and (v) and the maintenance of impermeable surfaces on certain areas of the real property. Lordstown assumed these responsibilities under the environmental covenant as a condition to the consummation of the transactions contemplated by the Asset Transfer Agreement. Lordstown has retained the same environmental consultant used by GM to develop and implement the investigation and remediation effort that ultimately led to the U.S. EPA’s approval. This consultant has intimate familiarity with the Lordstown Complex and has allowed Lordstown to develop quickly a thorough understanding of the comprehensive nature of the environmental response actions taken by GM and to implement steps to ensure ongoing compliance with the environmental covenant on the real property. To further manage potential environmental risk, Lordstown has obtained an environmental liability policy providing certain coverages up to the amount of $25,000,000 as required under the Asset Transfer Agreement. In addition, to mitigate the risk associated with the Ohio EPA’s authority to require future remediation activities at the Lordstown Complex related to historic environmental conditions, in April 2020 Lordstown entered into an Administrative Order wherein the Ohio EPA agreed to not pursue enforcement actions against Lordstown for historical environmental conditions provided that Lordstown complies with the terms of the environmental covenant.
Government Support
Lordstown believes that its operations at the Lordstown Complex and its business plan can have a meaningful beneficial effect in a region that has seen significant job losses and adverse economic effects. Lordstown’s management expects to continue to engage in discussions with local, state and federal officials about these benefits and will explore the availability of appropriate grant, loan and tax incentives.
Lordstown expects to pursue a loan from the U.S. Department of Energy’s ATVM direct loan program. Established in 2007, ATVM supports the development of fuel-efficient, advanced technology vehicles in the United States. The program provides loans to automotive or component manufacturers for establishing manufacturing facilities in the United States that produce fuel-efficient vehicles. Lordstown has also been actively engaging with JobsOhio about potential grants.
Legal Proceedings
From time to time, Lordstown may become involved in legal proceedings arising in the ordinary course of business. Lordstown is currently not a party to any legal proceedings the outcome of which, if determined adversely to Lordstown, would individually or in the aggregate have a material adverse effect on its business, financial condition, or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LORDSTOWN
The following discussion and analysis provides information that Lordstown’s management believes is relevant to an assessment and understanding of Lordstown’s results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Information of Lordstown” and the audited financial statements and related notes for the period of April 30, 2019 to December 31, 2019, and the unaudited interim financial statements and related notes for the six months ended June 30, 2020 that are included elsewhere in this proxy statement. The discussion and analysis should also be read together with the pro forma financial information for the period from April 30, 2019 through December 31, 2019 and for the six months ended June 30, 2020. See “Unaudited Pro Forma Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement. Unless the context otherwise requires, references in this “Lordstown Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Lordstown” refer to the business and operations of Lordstown Motors Corp. and its subsidiaries prior to the Business Combination and to Lordstown, following the consummation of the Business Combination.
Overview
Lordstown is an automotive start-up company founded in April 2019 for the purpose of developing and manufacturing the first electric full-size pickup truck targeted for sale to fleet customers. Located in Lordstown, Ohio, Lordstown’s facility spans 6.2 million square feet and is in a near-production-ready state.
Since inception, Lordstown has been developing its flagship vehicle, the Endurance, an electric full-size pickup truck. Lordstown has built an operational prototype and publicly introduced the Endurance in June 2020 and expects to complete the production of additional engineering and pre-production vehicles during the remainder of 2020 and early 2021. Lordstown is targeting commencement of commercial production and initial sales in in the second half of 2021.
Lordstown’s goal is to achieve a leadership position as an OEM vehicle supplier to the commercial fleet industry. Lordstown intends to do so by focusing on the following strengths:
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a highly experienced and proven senior management team led by founder and CEO, Mr. Steve Burns, with over 180 years of collective experience in the automotive and electric vehicle areas from prominent OEMs;

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the near-production-ready, strategically located Lordstown Complex, which Lordstown believes offers significant advantages in terms of the time and cost necessary to reach full-scale commercial production;

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the unique and efficient design of the Endurance incorporating advanced technology and engineering, including the use of in-wheel hub motors resulting in what Lordstown believes will be among the fewest moving parts of any highway-capable production vehicle ever produced; and

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a safe, reliable and efficient vehicle, designed for and targeted to the needs of the fleet market, that Lordstown believes will offer a significantly reduced total cost of ownership as compared to currently available alternatives.

Within the broader trend of vehicle electrification, by targeting the sizable fleet market and focusing on its particular needs, Lordstown aims to obtain a “first mover” advantage, build strong customer relationships and capitalize on a significant market opportunity.
The Business Combination
Lordstown entered into a Business Combination Agreement (the “Business Combination Agreement”) with DiamondPeak Holdings Corp. (“DiamondPeak”) on August 1, 2020. Pursuant to the Business Combination Agreement, and assuming a favorable vote of DiamondPeak’s stockholders, Merger Sub, a newly formed wholly-owned subsidiary of DiamondPeak, will be merged with and into Lordstown. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease, Lordstown will survive and become a wholly-owned subsidiary of DiamondPeak.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Lordstown will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Lordstown’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, DiamondPeak will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Lordstown’s balance sheet at June 30, 2020) of between approximately $436 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $710 million, assuming minimum shareholder redemptions, and in each case including $446 million in gross proceeds from the private investment in public equity (“PIPE”) by DiamondPeak. Total transaction costs are estimated at approximately $45 million. See “Unaudited Pro Forma Condensed Combined Financial Information.” In connection with the Business Combination, Lordstown intends to settle the outstanding principal and accrued but unpaid interest due on its outstanding existing credit facility with GM, which amounted to approximately $3.5 million as of June 30, 2020.
The Business Combination Agreement calls for holders of Lordstown common stock that are not accredited investors (as defined in the Business Combination Agreement) will be paid in cash for such shares. Lordstown has represented that to its knowledge, each Lordstown Stockholder is an accredited investor (as defined under Regulation D promulgated under the Securities Act), which Lordstown expects to be true and accurate. As a result, Lordstown expects that no significant amount of Cash Merger Consideration, as defined, will be paid by DiamondPeak to any Lordstown Stockholders and that, at the closing, all or substantially all of the Lordstown Stockholders will receive shares of Class A common stock pursuant to the Business Combination Agreement.
As a consequence of the Business Combination, the combined company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The combined company expects to incur additional annual expenses as a public company that Lordstown did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Trends, Opportunities, and Uncertainties
Lordstown is a pre-commercial company and believes its future performance and success depend to a substantial extent on its ability to capitalize on the following opportunities, which in turn are subject to significant risks and challenges, including those discussed below and in the section of this proxy statement titled “Risk Factors.”
Commercialization and Supplier Relationships
Lordstown has achieved several key milestones on its path to commencing commercial production and sales, which in turn depend on Lordstown’s ability to meet the following objectives:
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Completion of Engineering and Design of Endurance and Ramp Up for Production:   Lordstown has made significant progress in the engineering and design of the Endurance, and is currently in the equipment installation and testing phase of its manufacturing facility, which is expected to be operational and ready for pre-production runs in late 2020, with commercial production and initial deliveries targeted for the second half of 2021.

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In order to reach its initial production and sales goals, Lordstown plans to undertake the following actions:

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Lordstown will continue and ramp up research and development activities to complete the engineering and design of the Endurance, which remains pending the identification and integration of all components into the vehicle, completion of testing and certification.

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Lordstown will make an approximately $120 million investment, funded with proceeds from the Business Combination, to retool its Lordstown Complex to ready it for full-scale commercial production of the Endurance. This will include investments in tooling and other equipment and other modifications to the facility in order to produce electric vehicles. These actions include assembly of lines for battery packing and manufacturing in-wheel hub motors.

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Strategic Relationships.   Lordstown will continue to build out its supply network. Lordstown has an agreement with Elaphe to license and provide manufacturing services with respect to its in-wheel hub motors and is in late-stage negotiations with major battery cell providers, representing two of the Endurance’s most critical components. Lordstown also expects that its arrangement with GM that provides access to certain non-customer-facing GM parts, including airbags, steering columns and steering wheels, together with the flexible and compatible design of the Endurance, will offer significant benefits as Lordstown builds out and finalizes its supply chain. Lordstown’s management expects to substantially complete sourcing for the Endurance by the end of 2020.

Lordstown further aims to partner with key service providers to enable Lordstown to serve fleet operators and other customers efficiently and effectively for aftermarket parts and service and charging infrastructure. Lordstown’s management believes that most fleet operators use service agreements with third-party service providers to maintain and repair their fleets and provide aftermarket parts, and that an arrangement with a national service provider would be attractive to fleet customers considering purchasing the Endurance.
Lordstown is also evaluating partnerships with electric vehicle charging station providers to provide Endurance purchasers with access to their networks. As fleet operators also typically bring their vehicles back to a central location each day, vehicle charging infrastructure can also be installed at those locations. To the extent Lordstown’s suppliers experience any delays in providing Lordstown with or developing necessary components, Lordstown could experience delays in commencing production.
Lordstown’s business model leverages existing parts and processes, which it plans to acquire through strategic relationships with GM and other industry leaders. Given these factors, Lordstown believes it has a clear path to be the first to market.
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Growing Sales.   If Lordstown is able to complete the foregoing actions consistent with expectations, Lordstown anticipates it will be able to commence full production in 2021 with a target of 2,200 vehicles produced and sold in the year. Lordstown currently has pre-orders primarily from fleet operators to purchase over 38,000 vehicles. Although these pre-orders are nonbinding and did not require any deposit, Lordstown believes they demonstrate clear demand that will lead to binding orders once the Endurance is complete and potential customers are able to see firsthand the value that it offers. As described in the Business Combination section above, Lordstown also expects to ramp up its sales and marketing efforts following the Business Combination, which have been limited to date.

Market Trends and Competition
The U.S. full-sized fleet pickup truck is a $65 billion industry. Lordstown anticipates robust demand for the Endurance, based on its unique and efficient design and the growing acceptance of and demand for EVs as a substitute for gasoline-fueled vehicles. Within the EV space, Lordstown will narrow its focus on targeting the commercial fleet EV market. While the EV market is highly competitive, Lordstown believes that many of the other EV startups are moving into the higher luxury priced segments. Lordstown believes it will provide a more cost efficient EV compared to other pickup trucks available today to commercial fleet operators and other business and industrial customers, after factoring in the fuel and maintenance savings, proving a significantly improved total cost of ownership to the consumer. To expand market share and attract customers from competitors, Lordstown must continue to innovate and convert successful research and development efforts into differentiated products. Lordstown plans to focus on electric light duty trucks within the commercial fleet market. The fleet market is highly attractive as it allows Lordstown to avoid complex retail sales networks and potentially achieve large order volumes through fleet sales. There is great opportunity in this space given that fleet usage, which in many cases may involve multiple shorter trips within range of a central base, rather than long-distance travel, can reduce the range anxiety that has also been a limiting factor in electric vehicle adoption.

Lordstown plans to begin shipping the vehicle by the end of 2021, and vehicles are expected to start at a base price of $52,500. The expected base price is subject to change as Lordstown continues to build out its supply chain and finalize its production cost structure.
Lordstown faces competition in the industry and may not be the first to market with an electric pickup truck. In the electric medium-duty pickup truck market in the United States, at least initially, Lordstown will compete with several other manufacturers, though it expects to initially have fairly limited competition in the commercial fleet electric pickup truck category. However, if fleet operators begin transitioning to electric vehicles on a mass scale, which will be necessary for Lordstown to be successful, Lordstown expects that more competitors will enter the market and competition will become intense. Certain potential competitors have greater financial resources, established market positions, long-standing relationships with customers and dealers who have more resources available to develop new products and introduce them into the marketplace than are currently available to Lordstown.
Production and Design
Lordstown acquired a near production-ready manufacturing plant from GM in November 2019 (as discussed in “Overview”) with approximately 6.2 million square feet of manufacturing space, which Lordstown intends to fully outfit for full-scale commercial production as described above. The plant has significant production capacity that Lordstown believes will be more than sufficient to support its targeted ramp up over the next several years and provide ample capacity for further growth thereafter.
Lordstown currently anticipates commencing production of the Endurance in the second half of 2021. Lordstown believes it can leverage proven components and innovative technology to offer the first full-size electric pickup truck commercially available to fleet customers. The Endurance is expected to have roughly five times better mileage equivalent and significantly lower maintenance costs compared to internal combustion engines (“ICE”) pickup trucks. Additionally, the propriety hub motor technology is unique in the market and provides a robust, safe, and stable ride. The Endurance has a simple design consisting of only four drivetrain parts (one on each wheel) as compared to thousands of drivetrain parts for a comparable ICE model. However, widespread access to EV charging stations in not yet available in the U.S., which could pose a risk to Lordstown’s business if such access is not expanded, and its future expansion is largely outside of Lordstown’s control.
Regulatory Landscape
Lordstown operates in an industry that is subject to and benefits from environmental regulations, which have generally become more stringent over time, particularly across developed markets. The Endurance will be subject to substantial regulation under federal, state, and local laws and standards. These laws and standards are still developing and are subject to change from time to time; therefore, Lordstown could become subject to additional regulations in the future. Compliance with these regulations could be challenging, burdensome, time consuming, and expensive and Lordstown’s business could be adversely affected if compliance results in delays or substantial expenses. Regulations in target markets include economic incentives to purchasers of EVs, tax credits for EV manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions ratings.
Impact of COVID-19
During 2020, an outbreak of a novel strain of coronavirus (COVID-19) has disrupted supply chains and affected production and sales across a range of industries and has led to a global decrease in vehicle sales in markets around the world. While the impact to Lordstown’s financial performance is unpredictable, the COVID-19 crisis may cause a decrease in demand for Lordstown’s vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from Lordstown’s efforts to mitigate the effects of COVID-19, delays in Lordstown’s schedule to full commercial production of the Endurance and disruptions to Lordstown’s supply chain, among other negative effects.
The pandemic has resulted in government authorities implementing certain measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. If, as a result of these measures, Lordstown has to limit the number of employees and contractors at the Lordstown Complex at a given time, it could cause a delay in retooling efforts or in the production schedule of the Endurance.
Further, Lordstown’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If Lordstown’s workforce is unable to work effectively, due to illness, quarantines, government actions, or other restrictions in connection with COVID-19, operations will be adversely affected. Lordstown’s planned operations at a single facility, the Lordstown Complex, concentrate these risks.
The extent of the impact of COVID-19 on Lordstown’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. Impact on Lordstown’s employees and vendors cannot be predicted, and the extent to which COVID-19 may impact Lordstown’s financial condition or results of operations is uncertain at this time.
Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Currently, we conduct business through one operating segment. All long-lived assets are maintained, and all losses are attributable to, the United States of America. The financial statements have been prepared assuming that Lordstown will continue as a going concern. See Note “Liquidity and going concern” in the accompanying financial statements for further details.
Comparability of Financial Information
Lordstown was formed on April 30, 2019 and did not commence operations until July 1, 2019. As a result, it has a very limited operating history from inception and no prior period comparable information is available to be presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lordstown”.
Components of Results of Operations
Net Sales
Lordstown has not begun commercial operations and currently does not generate any revenue. Once Lordstown commences production and commercialization of vehicles, it is expected that the majority of Lordstown’s revenue will be initially derived from direct sales of electric pickup trucks.
Operating Expenses
Lordstown’s operating expenses have been limited to date and are not indicative of the type or amount of expenses expected to be incurred in the future. Following the Business Combination, Lordstown expects expenses to increase in the near term as the engineering and design of the Endurance are completed, the Lordstown Complex is retooled and prepared for commercial production, additional personnel are hired, commercial marketing efforts commence, and public company costs are incurred. These increases are likely to occur in advance of corresponding revenue generation. As production and sales commence and Lordstown grows its business, it will also incur costs of goods sold, license fees and will begin recording depreciation and amortization expense.
Selling and Administrative Expense
Selling, administrative and other costs to date have consisted primarily of employee expense, legal and professional, travel and entertainment, rent, insurance, marketing, freight, utilities, taxes and other. Lordstown intends to incur significant additional operating and general and administrative expenses as it begins production, specifically related to the hiring of a highly skilled workforce and to build the Endurance.

Research and Development Expense
Research and development costs to date have consisted primarily of personnel costs for engineering and research, prototyping costs and contract and professional services. Lordstown intends to incur significant additional research and development costs as it begins production, specifically related to product development, validation, and certification.
Income Taxes
Lordstown’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, changes in deferred tax assets and liabilities, and changes in the tax law. Lordstown maintains a valuation allowance against the full value of U.S. and state deferred tax assets because management believes the recoverability of the tax assets is uncertain.
Results of Operations for the six months ended June 30, 2020
Six months ended June 30, 2020
Net sales	$—
Operating expenses
Selling and administrative expenses	8,677,026
Research and development expenses	13,254,225
Total operating expenses	21,931,251
Gain on sale of assets	2,345,996
Loss from operations	(19,585,255)
Other income	125,946
Interest expense	(362,018)
Loss before income taxes	(19,821,327)
Income tax expense	—
Net loss	$(19,821,327)
Selling and Administrative Expense
For the six months ended June 30, 2020, selling, administration and other expenses was approximately $8.7 million as Lordstown ramped up development and organizational activities.
Research and Development Expense
For the six months ended June 30, 2020, research and development expenses was approximately $13.3 million as Lordstown continued design and development work on the Endurance.
Gain on sale of assets
During the six months ended June 30, 2020, Lordstown received approximately $2.3 million in connection with the sale of equipment it determined was not necessary for production. As the equipment was acquired for consideration below fair value from GM in November 2019, Lordstown recorded a gain on the sale of equipment as the sale price exceeded its relative fair value.

Results of Operations for the period April 30, 2019 to December 31, 2019
The following table sets forth Lordstown’s historical operating results for the period indicated:
For the Period April 30, 2019 (Inception) to December 31, 2019
Net sales	$—
Operating expenses:
Selling and administrative expenses	4,525,745
Research and development expenses	5,864,769
Total operating expenses	10,390,514
Loss from operations	(10,390,514)
Loss before income taxes	(10,390,514)
Income tax expense	—
Net loss	(10,390,514)
Net loss can vary from period to period as a result of various factors, including the level of research and development activities, payroll and other selling and administrative activities, and gains or losses on sale of assets. Lordstown was founded in April 2019 but did not commence operations until July 2019, and as a result, no comparative period information is presented.
Selling and Administrative Expense
From inception through December 31, 2019, selling, administrative and other expenses were approximately $4.5 million and consisted primarily of employee expense, legal and professional, travel and entertainment, rent, insurance, marketing, freight, utilities, taxes and other.
Research and Development Expense
From inception through December 31, 2019, research and development expenses were approximately $5.9 million and consisted primarily of personnel costs for engineering and research, prototyping costs and contract and professional services.
Financial Condition, Liquidity, and Capital Resources
Debt
As of June 30, 2020, Lordstown had $25.3 million in outstanding debt, all of which it expects to repay or to be converted into equity upon the consummation of the Business Combination.
On November 7, 2019, Lordstown issued to GM a Note Payable (the “Note Payable”) in the principal amount of $20 million. The Note Payable began bearing interest on February 1, 2020, at a rate of 7.0% per year. Interest from November 7, 2019 through January 31, 2020 was imputed at a rate of 5%. Lordstown intends to satisfy the obligations of this Note Payable as the result of an in-kind contribution in connection with the close of the Business Combination.
On April 17, 2020, Lordstown entered into a Promissory Note with The Huntington National Bank, which provides for a loan in the amount of $1.0 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum.
On May 28, 2020, Lordstown entered into a Convertible Promissory Note (the “GM Convertible Note”) with GM that provides additional financing to Lordstown of up to $10 million. As of June 30, 2020, the outstanding balance on the note was $3.5 million. Any amounts outstanding under the GM Convertible Note, if not repaid prior to the close of the Business Combination, would be satisfied through an in-kind contribution in connection with the close of the Business Combination.

On August 10, 2020, Lordstown entered into a Placement Agency Agreement with Maxim Group, LLC (“Maxim”). Pursuant to the terms of the agreement, Lordstown issued Convertible Promissory Notes to a series of investors for aggregate proceeds of $24.7 million. On September 9, 2020 and September 18, 2020, Lordstown issued additional Convertible Promissory Notes for aggregate proceeds of $5 million and $2.6 million respectively. The Company expects to issue an additional $7,644,000 of additional Convertible Promissory Notes prior to September 30, 2020. These Convertible Promissory Notes are expected to convert to equity in conjunction with the terms of the Business Combination. See Note 13 to the audited financial statements included elsewhere in this proxy statement for more information about these Convertible Promissory Notes.
Cash Flows
The following table provides a summary of Lordstown’s cash flow data for the period indicated:
	Six months ended June 30, 2020	For the Period April 30, 2019 to December 31, 2019
Net cash used by operating activities	$(13,644,708)	$(5,201,521)
Net cash provided by (used by) investing activities	$1,193,175	$(133,263)
Net cash provided by financing activities	$10,877,152	$7,494,001
Lordstown was founded in April 2019 but did not commence operations until July 2019, and as a result, no comparative period information is presented.
Net Cash Used by Operating Activities
From inception through December 31, 2019, net cash used by operating activities was $5.2 million. Net loss of $10.4 million was offset by $4.9 million of accounts payable and accrued expense at year-end and, to a lesser extent, non-cash stock compensation expense.
For the six months ended June 30, 2020, net cash used by operating activities was $13.6 million. Net loss of $19.8 million and net gain on the disposal of equipment of $2.3 million was offset mainly by $7.0 million of accounts payable and accrued liabilities and due to related party.
Net Cash Provided by (Used by) Investing Activities
From inception through December 31, 2019, cash flows used in investing activities consisted of approximately $0.1 million in purchases of capital assets. As noted above, Lordstown acquired the Lordstown Complex and all related equipment in exchange for a note payable of $20.0 million.
For the six months ended June 30, 2020, cash provided by investing activities relates to a gain on the sale of equipment amounting to $2.4 million, offset by purchases of additional equipment from GM of $1.2 million.
Net Cash Provided by Financing Activities
From inception through December 31, 2019, cash flows from financing activities consisted of $7.5 million generated from the issuance of common stock.
For the six months ended June 30, 2020, cash flows from financing activities consisted of $6.4 million generated from sale of common stock, $1.0 million from the Paycheck Protection Program, and $3.5 million from the General Motors convertible promissory note mentioned above.
Lordstown’s Funding Since Inception
In November 2019, Lordstown acquired the Lordstown Complex from GM for purchase price of $20.0 million, in exchange for the Note Payable, as described under “Debt” above. In connection with the asset acquisition, Lordstown also licensed certain intellectual property from Workhorse Group related to its W-15 electric pickup truck platform and related technology pursuant to the Intellectual Property License Agreement (“IPLA”). Lordstown acquired this Intellectual Property in exchange for 10% of Lordstown’s outstanding shares of common stock. Further, under the terms of a subsequent agreement with Workhorse Group entered into concurrent with the Merger Agreement, Lordstown is required to pay Workhorse Group up front royalties of $4.75 million. This payment is contingent on the closing of the Business Combination. While the agreement is not recorded as an obligation as of June 30, 2020, the upfront royalty payment has been reflected in the Unaudited Pro Forma Financial Information. The upfront royalty payment represents an advance on royalties due on 1% of the gross sales price of the first 200,000 vehicles sold, but only to the extent that the aggregate amount of such royalty fees exceed the amount paid upfront.
Lordstown also issued the GM Convertible Note to GM as described above under “Debt,” providing for up to a principal amount of $10.0 million and pursuant to which Lordstown has a right to request advances of up to $1.5 million per month until September 1, 2020, with an additional $4.0 million capacity to draw as circumstances require and as may be approved by General Motors.
In addition, Lordstown received a forgivable loan of approximately $1.0 million from under the Paycheck Protection Program (the “PPP loan”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The entire PPP Loan amount is for qualifying expenses and Lordstown intends to and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.
To date, Lordstown has raised approximately $13.9 million through sales of common stock.
Requirements and Resources
Lordstown estimates the following cash requirements over the approximately twelve month period from the date of the Business Combination in order to complete the design and engineering of the Endurance, retooling of the Lordstown Complex, and preparations to enter commercial production and ramp up sales efforts:
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approximately $120 million of capital expenditures for retooling the Lordstown Complex and other investments to complete the Endurance and its supply chain;

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approximately $90 million for research and development to complete the design and engineering of the Endurance and complete testing, validation and certification; and

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approximately $130 million in operating and general and administrative expense as Lordstown hires a skilled workforce to build the Endurance and otherwise support commercial production and sales.

Lordstown believes the proceeds of the Business Combination will provide sufficient funds to support these activities and that, if successful, Lordstown may be able to achieve positive operating cash flow without additional external funding. However, there are significant uncertainties as to Lordstown’s ability to do so. Additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to excessive redemptions or the PIPE Investment being consummated for less than the full committed amount, delays in anticipated schedule to complete the design of the Endurance or retooling of the Lordstown Complex, among other factors. Our budget projections may be subject to cost overruns for reasons outside of our control and we may experience slower sales growth than anticipated, which would pose a risk to our achieving cash flow positivity.
If Lordstown were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing, Lordstown believes that its strong, debt-free balance sheet following the transaction would enable the combined company to access financing on reasonable terms. However, there can be no assurance that such financing would be available to Lordstown on favorable terms or at all. In addition to traditional sources of equity and debt capital, Lordstown could pursue governmental support. For example, Lordstown expects to pursue a loan from the U.S. Department of Energy’s ATVM direct loan program. Established in 2007, ATVM supports the development of fuel-efficient, advanced technology vehicles in the United States. The program provides loans to automotive or component manufacturers for establishing manufacturing facilities in the United States that produce fuel-efficient vehicles. Lordstown has also been actively engaging with JobsOhio about potential grants.

Contractual Obligations and Commitments
The following table summarizes Lordstown’s contractual obligations and other commitments for cash expenditures as of June 30, 2020:
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years
Contractual Obligations
Related party notes payable	$24,271,244	$24,271,244	$—	$—	$—
Operating leases	$7,000	$7,000	$—	$—	$—
Total	$24,278,244	$24,278,244	$—	$—	$—
Additionally, refer to “Debt” section above for a discussion of Convertible Promissory Notes issued by Lordstown for the six months ended June 30, 2020.
Off-Balance Sheet Arrangements
Lordstown did not have during the periods presented, and does not currently have, any off-balance sheet arrangements, as defined under SEC rules.
Critical Accounting Policies and Estimates
Lordstown’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the preparation of these financial statements, Lordstown is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Lordstown considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the financial statements. These estimates are based on Lordstown’s historical experience and on various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Actual results may differ from these estimates under different assumptions or conditions. Lordstown believes that the accounting policies discussed below are critical to understanding Lordstown’s performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Stock-based compensation
Lordstown has adopted ASC 718, Accounting for Stock-Based Compensation (ASC 718), which establishes a fair value-based method of accounting for stock-based compensation plans. In accordance with ASC Topic 718, the cost of stock-based awards issued to employees and non-employees over the awards’ is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model, which incorporates assumptions regarding the expected volatility, expected option life and risk-free interest rate. The expected volatility was estimated by management as 50% based on results from public companies in the industry. The expected term of the awards granted was assumed to be the contract life of the option as determined in the specific arrangement. The risk-free rate of return was based on market yields in effect on the date of each grant for United States Treasury debt securities with a maturity equal to the expected term of the award.
The resulting amount is charged to expense on the straight-line basis over the period in which Lordstown expects to receive the benefit, which is generally the vesting period. Further, pursuant to ASU 2016-09 — Compensation — Stock Compensation (Topic 718), Lordstown has elected to account for forfeitures as they occur.

The options are time-based and vest over the defined period in each individual grant agreement. The date at which the options are exercisable is defined in each agreement. The Board establishes the exercise price of the shares subject to an option at the time of the grant, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The fair value of the shares is determined by the Board of Directors on the date of grants. Stock options generally have a contractual life of 10 years. The estimates currently used by the Board will not be necessary to determine the fair value of new awards once the underlying shares begin trading.
Lordstown recognizes compensation expense for the shares equal to the fair value of the option at the time of grant. The expense is recognized on a straight-line basis over the vesting period of the awards.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
Lordstown accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Lordstown recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Lordstown recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
DiamondPeak is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Lordstown expects to remain an emerging growth company at least through the end of the 2020 fiscal year and Lordstown expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Lordstown’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Related Party Transactions
On November 7, 2019, Lordstown entered into an Asset Transfer Agreement, inclusive of an Operating Agreement, along with a separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, Lordstown issued GM a Note Payable in the principal amount of $20 million. In addition to the Note Payable, the terms of the Operating Agreement between Lordstown and GM state that all expenses associated with the real property shall be paid by GM and subsequently reimbursed by Lordstown.

On May 28, 2020, Lordstown entered into a Convertible Promissory Note with GM that provides a financing option to the Company of up to $10 million. See Note 5 to the unaudited interim financial statements included elsewhere in this proxy statement for more information about these Convertible Promissory Notes.
On November 7, 2019, Lordstown entered into a transaction with Workhorse Group for the purpose of obtaining certain intellectual property. Lordstown acquired this Intellectual Property in exchange for 10% of Lordstown’s outstanding shares of common stock. In connection with the Intellectual Property License Agreement (the “IPLA”), Lordstown is required to pay Workhorse Group an advance of royalties. See the “Lordstown Funding Since Inception” section above.
In conjunction with the consummation of the Business Combination, Lordstown has reached a subscription agreement with GM to provide $75 million of PIPE financing in exchange for Class A common stock in the combined company. In exchange for its shares of Class A common stock, GM is expected to provide approximately $23 million in permits associated with the Lordstown Complex, as well as settlement of the $20 million Note Payable due to GM, settlement of approximately $5.9 million due to GM for reimbursable operating costs pursuant to the terms of the Operating Agreement (as described above), and settlement of the outstanding amounts drawn on their Convertible Promissory Note. The remaining contribution expected to be made by GM will be in cash to reach the $75 million of PIPE financing, with the final cash payout dependent upon the outstanding amount drawn at the time of the closing.
Recent Accounting Pronouncements
See Note 2 to the audited financial statements included elsewhere in this proxy statement for more information about recent accounting pronouncements, the timing of their adoption, and management’s assessment, to the extent they have made one, of their potential impact on Lordstown’s financial condition and results of operations.

CERTAIN FEDERAL INCOME TAXATION CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax consequences to holders of our Class A common stock that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and is applicable only to holders who purchased our Class A common stock in the IPO.
The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination and that are associated with the holding or redemption of our Class A common stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws or any U.S. federal laws not related to the income tax are not discussed, nor does this discussion address any unearned income Medicare contribution tax consequences or any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect individuals to which this section applies and could affect the accuracy of the statements herein. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
This discussion does not address all U.S. federal income tax consequences relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to individuals subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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holders of Class B common stock;

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persons subject to the alternative minimum tax;

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real estate investment trusts;

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regulated investment companies;

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persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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persons who elect the mark-to-market method of accounting;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations and other flow-through entities (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

The tax treatment of partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes and partners therein will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (and other entities or arrangements treated as partnerships for U.S. federal income tax purposes) and investors therein should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Certain Considerations Related to a Redemption of Class A Common Stock
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Class A common stock and/or warrants, as applicable, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Class A Common Stock.   In the event that a U.S. holder’s Class A common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of DiamondPeak Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of common stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder by attribution from certain related persons and/or as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock will be treated as a sale of the Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would include Class A common stock which could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A common stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A common stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of our Class A common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS ruled that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Gain or Loss on Redemption Treated as a Sale of Class A Common Stock.   If the redemption qualifies as a sale of Class A common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders are eligible to be taxed at reduced rates.
The deductibility of capital losses is subject to limitations.
The amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A common stock, any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of Class A common stock, a U.S. holder will be treated as receiving a distribution. Such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.
Dividends we pay to a U.S. holder that is a taxable corporation will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding.   In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Redemption of Class A Common Stock.   The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A common stock pursuant to the redemption provisions described in the section entitled “Special Meeting of DiamondPeak Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A common stock, as described under “— U.S. Holders — Redemption of Class A common stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Class A Common Stock” and “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.
Gain on Redemption Treated as a Sale of Class A Common Stock.   A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our Class A common stock unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•
our Class A common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. holder owns or owned more than 5% of our Class A common stock during the Non-U.S. holder’s holding period for the Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock (we would be treated as a buyer with respect to a redemption of Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of Class A common stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on a properly completed and executed IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding.   Payments of dividends (including constructive dividends received pursuant to a redemption of our Class A common stock) on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W- 8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A common stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Following the consummation of the Business Combination, the business and affairs of the Company will be managed by or under the direction of the board of directors. The Merger Agreement provides that, following the closing, the size of our board of directors will be expanded from five directors to nine directors Our board of directors will consist of (i) six directors nominated by Stephen S. Burns, (ii) one director nominated by Stephen S. Burns in consultation with DiamondPeak, (iii) one director nominated by DiamondPeak in consultation with Stephen S. Burns and (iv) one director nominated by DiamondPeak. DiamondPeak and Lordstown are currently evaluating potential director nominees, but expects that the directors and officers of the Company upon consummation of the Business Combination will include the following:
Name	Age	Position
Executive Officers
Stephen S. Burns	61	Chief Executive Officer, Director
John LaFleur	59	Chief Operating Officer
Julio Rodriguez	61	Chief Financial Officer
Rich Schmidt	53	Chief Production Officer
Caimin Flannery	74	Vice President of Business Development
John Vo	47	Vice President of Propulsion
Darren Post	60	Vice President of Engineering
Thomas V. Canepa	60	General Counsel and Corporate Secretary
Non-Employee Directors
David T. Hamamoto(3)	60	Director
Keith Feldman(1)	44	Director
Jane Reiss(1)	59	Director
Dale Spencer(2)	62	Director
Michael Gates(3)	60	Director
Mick Kowitz(2)	53	Director
Angela Strand(2)(3)		Director
Martin J. Rucidlo(1)	63	Director

(1)
Expected to be member of the audit committee, effective upon the consummation of the Business Combination.

(2)
Expected to be member of the compensation committee, effective upon the consummation of the Business Combination.

(3)
Expected to be member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers
Stephen S. Burns.   Upon the consummation of the Business Combination, Mr. Burns will serve as Chief Executive Officer and a director. Mr. Burns is Lordstown’s founder and has served as a director on the board of directors of Lordstown and as Lordstown’s Chief Executive Officer since inception. Mr. Burns is the founder and former Chief Executive Officer of Workhorse Group. Mr. Burns was appointed as Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of Workhorse Group on December 28, 2009 and left Workhorse Group in February 2019. Prior to Workhorse Group, Mr. Burns founded and several start-up mobile technology services businesses.
John LaFleur.   Upon the consummation of the Business Combination, Mr. LaFleur will serve as Chief Operating Officer. Mr. LaFleur has served as Lordstown’s Chief Operating Officer since September 2019. Mr. LaFleur has over 25 years of experience in design, engineering, and business development in the automotive, retail and product manufacturing industries. Mr. LaFleur has held multiple executive positions including Senior Manager of Eastern Wire Products, General Manager of Kessebohmer USA, and was most recently Vice President of Vehicle Program at Workhorse Group from June 2016 to June 2019, where he helped develop and launch products in Workhorse Group’s “Last Mile Delivery and Fleet” vehicle segment. Mr. LaFleur holds a Bachelor of Science degree in Industrial Design from the University of Cincinnati.
Julio Rodriguez.   Upon the consummation of the Business Combination, Mr. Rodriguez will serve as Chief Financial Officer. Mr. Rodriguez has served as Lordstown’s Chief Financial Officer since September 2019 and has over 30 years of experience in financial and operational leadership roles within various industries, including the automotive industry. Most recently, he served in several executive roles for Workhorse Group from August 2013 to August 2019. Prior to Workhorse Group, Mr. Rodriguez served in executive roles with Genuine Parts Company (“GPC”), including Director Process Improvement for GPC corporate, and Vice President Finance & Corporate Secretary for Johnson Industries, a subsidiary of GPC. Prior to GPC, Mr. Rodriguez served as Director of International Finance for Federal Mogul, an OEM manufacturer of automotive systems. Mr. Rodriguez started his career in public accounting with Arthur Andersen and holds a Bachelor of Science degree in Accounting and Business Administration.
Rich Schmidt.   Upon the consummation of the Business Combination, Mr. Schmidt will serve as Chief Production Officer. Mr. Schmidt has served as Lordstown’s Chief Production Officer since October 2019 and has over 30 years of automotive industry expertise, including experiences at Toyota and Nissan as a Manager in the company’s Plant, Body and Plastics Engineering divisions; Hyundai as Senior Manager of Paint; Volkswagen as Senior Manager of Paint Engineering; and Tesla Motors as Director of Manufacturing, where he oversaw the company’s Paint, Plastics, and Coatings divisions, as well as general assembly, body, high pressure die cast and special projects. Mr. Schmidt has served as a Senior Automotive Consultant for the North American Fiat Chrysler Automotive Plants from July 2017 to July 2019. In that role, Mr. Schmidt provided training to manufacturing teams and worked to improve the Fiat Chrysler Automotive Plants’ quality, productivity and cost.
Caimin Flannery.   Upon the consummation of the Business Combination, Mr. Flannery will serve as Senior Vice President of Business Development. Mr. Flannery has served as Lordstown’s Vice President of Business Development since October 2019. Mr. Flannery has a long-standing working relationship with Mr. Burns and was actively involved in the acquisition of Workhorse Custom Chassis LLC from Navistar in March 2013. In addition, Mr. Flannery served as Chief Operating Officer of AMP Holding Inc. from 2014 to 2015 during the company’s transition from AMP Electric Vehicles to Workhorse. Group. Mr. Flannery also has advised a number of U.S. and international firms regarding strategic initiatives and growth in the healthcare, agricultural, chemical and consumer products industries. Mr. Flannery, through Caimin Flannery & Associates, has also provided strategic advising to Workhorse Group for short periods of time in 2016 and 2017. Mr. Flannery has a well-versed appreciation for and knowledge of the extensive market potential for electric vehicle technologies, including experience and strategic relationships in international markets, particularly in the automotive and related sectors. He has been educated in Europe and the United States and is fluent in multiple languages.
John Vo.   Upon the consummation of the Business Combination, Mr. Vo will serve as Vice President of Propulsion. Mr. Vo has served as Lordstown’s Director of Propulsion since February 2020 and is responsible for leading all battery and drive unit operations. Prior to joining Lordstown, Mr. Vo served as COO of Aikar Technology from January 2019 to February 2020 and CEO of Portable Power Innovations from August 2017 to December 2018. As one of the first employees of Tesla, Mr. Vo served as Director of Engineering and ultimately as Tesla’s Head of Global Manufacturing from 2011 to 2017. Mr. Vo has extensive experience in the semiconductor and aerospace industries, holding positions at Honeywell Aerospace, MiaSole and Cypress Semiconductors. Mr. Vo holds advanced engineering degrees from the University of Minnesota.
Darren Post.   Upon the consummation of the Business Combination, Mr. Post will serve as Vice President of Engineering. Mr. Post has served as Lordstowns Chief Engineer since November 2019. Prior to joining Lordstown, Mr. Post was Chief Engineer and Vice President at Karma Automotive, a start-up OEM that designs and produces plug-in hybrid luxury cars, from January 2016 to November 2019, where he launched two range extended electric vehicle luxury cars successfully into the U.S. marketplace. Prior to

Karma Automotive, he was Chief Executive Officer and Executive Vice President Product Development for ALTe Technologies, an electric vehicle powertrain start-up company focused on electric vehicle and hybrid powertrains for commercial vehicles, buses and fleets for the U.S. and Chinese markets. Mr. Post also worked 32 years at GM and Delphi Automotive in product development, manufacturing and program management leadership positions. While at GM, Mr. Post led five major new vehicle programs from concept to launch and into production. Mr. Post holds a Bachelor of Science in Industrial Engineering from Kettering University and a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, with a concentration in Operations Management and a special certificate in Management Science.
Thomas V. Canepa. Upon the consummation of the Business Combination, Mr. Canepa will serve as General Counsel and Corporate Secretary. Mr. Canepa has served as Lordstown’s General Counsel and Corporate Secretary since October 2019, and represented Mr. Burns and Lordstown during the start-up and negotiations with GM and Workhorse Group. Mr. Canepa has over 30 years of experience in corporate and entity formation, corporate and real estate transactions, start-up ventures, finance, joint ventures, mergers, acquisitions and client divestitures. Mr. Canepa has served as counsel to numerous clients in the fields of real estate, intellectual property and technology development, healthcare, sports, media and entertainment, energy, environment, transportation, and agriculture. Mr. Canepa served as counsel to several of Mr. Burns’ prior companies. Previously, Mr. Canepa served as General Counsel of Pitchfork Media, which was acquired by Conde Nast. Mr. Canepa holds a Bachelor of Arts from the University of Wisconsin in Madison and a Juris Doctor from The John Marshall Law School in Chicago.
Non-Employee Directors
David T. Hamamoto. Mr. Hamamoto has served as Chairman and Chief Executive Officer of DiamondPeak from inception and is the Founder of Diamond Head Partners, LLC which he established in 2017. Previously, he served as Executive Vice Chairman of Colony NorthStar (now Colony Capital, Inc. (NYSE:CLNY)), a real estate and investment management firm, from January 2017 through January 2018. The NorthStar companies, which he founded, were sold to Colony Capital in January 2017. Prior to the sale, Mr. Hamamoto was Executive Chairman of NorthStar Asset Management Group (NYSE:NSAM) (“NSAM”) since 2015, having previously served as its Chairman and Chief Executive Officer from 2014 until 2015. Mr. Hamamoto was the Chairman of the board of directors of NorthStar Realty Finance Corp. (NYSE:NRF)(“NRF”), a real estate investment trust, from 2007 to January 2017 and served as one of its directors from 2003 to January 2017. Mr. Hamamoto previously served as NRF’s Chief Executive Officer from 2004 until 2015 and President from 2004 until 2011. Mr. Hamamoto was Chairman of the board of directors of NorthStar Realty Europe Corp. from 2015 to January 2017. In 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to NorthStar Realty Finance, for which he served as Co-Chief Executive Officer until 2004. Prior to NorthStar, Mr. Hamamoto was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. During Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is well qualified to serve as a director due to his experience as a public company chairman, CEO and director and due to his extensive investment and operational experience.
Keith Feldman. Mr. Feldman served as the Chief Financial Officer and Treasurer of NorthStar Realty Europe Corp. (NYSE: NRE), a NYSE listed REIT focused on European commercial real estate properties from May 2017, through the acquisition by AXA Investment Managers- Real Assets, in September 2019. Mr. Feldman served as a managing director of Colony Capital, Inc., from January 2017 to October 2019 and served as a managing director of NorthStar Asset Management Group Inc., a predecessor company of Colony Capital, Inc. from July 2014 to January 2017, as a managing director of NorthStar Realty Finance Corp. from January 2014 to July 2014 and as a director of NorthStar Realty Finance Corp. from January 2012 to December 2013. In each of these roles, Mr. Feldman’s responsibilities included capital markets, corporate finance, and investor relations. Earlier in his career, Mr. Feldman held various financial positions at NorthStar Realty Finance Corp., Goldman Sachs, J.P. Morgan Chase and KPMG LLP. Mr. Feldman received a Bachelor of Science in accounting from Binghamton University. Mr. Feldman is a CFA charterholder and a CPA. He is well qualified to serve as a director due to his experience with the operations and mangement, financial reporting and auditing of public companies in addition to operational expertise.

Jane Reiss.   Ms. Reiss has served on Lordstown’s board of directors since February 2020. Ms. Reiss is a leading member of New York City’s advertising and marketing industry. Recently, Ms. Reiss served as Chief Marketing Officer and Chief Brand Experience Officer of Grey, one of the world’s largest global advertising networks. Prior to joining Grey, Ms. Reiss served in the Administration of Mayor Michael Bloomberg as Chief Marketing Officer of the City of New York. Ms. Reiss worked with a variety of international companies while leading marketing and partnerships at NYC & Company, the official marketing, tourism and partnership organization for the City of New York. Before joining NYC & Company, Ms. Reiss served as Managing Director & Partner at Margeotes Fertitta, where she specialized in leading retail-driven businesses. Ms. Reiss is well qualified to serve as a director due to her extensive marketing experience and varied experience in the public and private sector.
Dale Spencer.   Mr. Spencer has served on Lordstown’s board of directors since February 2020. Mr. Spencer is the former Vice President of Automotive Maintenance and Engineering at United Parcel Service (UPS). As Vice President, Mr. Spencer led one of the largest and most dynamic fleets in North America with responsibilities for fleet duty cycles, maintenance and innovation. Mr. Spencer formerly served as a technical advisor on the Board of Directors of the North American Council for Freight Efficiency. He also serves as a consultant with multiple companies throughout the automotive industry. Mr. Spencer is well qualified to serve as a director due to his extensive experience with fleet operators and consulting experience through the automative industry.
Michael Gates.   Mr. Gates has served as the founder and owner of Gridiron Development, a real estate construction and development firm in Mason, Ohio, since January 1994. Mr. Gates also previously founded and served as President of Broome Paving from January 1988 to January 1998, and as V.P. of Sales of Performance Site from January 1998 to January 2004. Mr. Gates received a Bachelor of Business Administration from the University of Cincinnati. Mr. Gates is well qualified to serve as a director due to his experience founding, building and managing businesses in real estate, construction and development.
Mick Kowitz.   Mr. Kowitz has served as the President and Chief Executive Officer of ClinMunications LLC, a leading artificial intelligence communications provider serving the largest hospitals, since November 2017. Prior to that, Mr. Kowitz was the Chief Technology Officer and a director of ClinGenuity LLC, a company that developed automation solutions for clinical trial reporting. Mr. Kowtiz has over 30 years of experience in software development and innovation of new technologies related to artificial intelligence, speech recognition, natural language processing and engineering experience. Mr. Kowitz has served as a board of director on several companies and has founded and co-founded several companies that were successfully sold to private equity groups or become public companies for over $500 million. Mr. Kowitz is well qualified to serve as a director due to his experience in software development and innovation of new technologies.
Angela Strand.   From 2016 to 2020, Angel Strand served as a director of Integrity Applications (“Integrity”). During her time at Integrity, Ms. Strand served as Vice Chairperson of the board of directors, as chairperson of the nominating and corporate governance and compensation committees and as a member of the audit committee. Ms. Strand was a founder and senior executive of Chanje, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK) from 2016 to 2017, and a founder of In-Charge, an electric vehicle infrastructure solutions provider. Ms. Strand is also a named inventor with seven issued patents. From 2017 to 2018, Ms. Strand served as Vice President of Workhorse Group Inc.; from 2011 to 2015, Ms. Strand served as the chief marketing officer and head of business development and government affairs for Smith Electric Vehicles. Ms. Strand has also served in various executive roles at medical device, biotech and digital health firms including Proteus Digital Health (acquired by Otsuka Pharmaceutical); Aerogen (acquired by Nektar Therapeutics, NASDAQ:NKTR), Novacept (acquired by Cytyc, NASDAQ: CYTC, now NASDAQ: HOLX) and FemRx (acquired by Johnson & Johnson, NYSE: JNJ). Currently, Ms. Strand is an advisor for various companies and serves as the Founder/Managing Director of Strand Strategy. Ms. Strand holds a B.Sc. in Communications and an MBA in Marketing from the University of Tennessee. She is well qualified to serve as a director due to her board experience and her experience in the electric vehicle industry.
Martin J. Rucidlo.   Martin J. Rucidlo has served as Xerion Advanced Battery Corp.'s (“Xerion”) EVP of Operations since 2017. Prior to joining Xerion, Mr. Rucidlo worked at Workhorse Group Inc. from 2010 to 2017, serving as VP of Manufacturing and later, as President. Mr. Rucidlo also has extensive experience in technical sales and marketing management. From 1996 to 2010, Mr. Rucidlo has worked in sales and marketing management at the vice president or director level for start-ups and mid-sized corporations. Mr. Rucidlo holds a B.S.I.E. in Industrial and Business Systems Engineering from Pennsylvania State University. He is well qualified to serve as a director due to his experience in manufacturing, including in the automotive industry.
Board Composition
The Company’s board following the Business Combination will consist of nine members. Mr. Burns will serve as Chairperson. The primary responsibilities of the board will be to provide oversight, strategic guidance, counseling, and direction to management.
The board will be divided into the following three classes:
•
Class I, which the Company anticipates will consist of Jane Reiss, Dale Spencer and Mick Kowitz, whose terms will expire at the first annual meeting of the stockholders of the Company following the consummation of the Business Combination;

•
Class II, which the Company anticipates will consist of Michael Gates, Angela Strand and Martin J. Rucidlo, whose terms will expire at the second annual meeting of the stockholders of the Company following the consummation of the Business Combination; and

•
Class III, which the Company anticipates will consist of David Hamamoto, Keith Feldman and Stephen S. Burns, whose terms will expire at the third annual meeting of the stockholders of the Company following the consummation of the Business Combination.

In accordance with Proposed Charter, each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
The Proposed Charter provides that any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then- outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.
Director Independence
Upon the consummation of the Business Combination, the board is expected to determine that each of the directors (other than Mr. Burns) qualify as independent directors, as defined under Nasdaq Listing Rules, and the board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Listing Rules relating to director independence requirements. In addition, the Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Role of the Board in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of the board will be informed oversight of the Company’s risk management process. The board expects to administer this oversight function directly through the board as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board will be responsible for monitoring and assessing strategic risk exposure and the audit committee will have the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also will monitor compliance with legal and regulatory requirements. The compensation committee also will assess and monitor whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees
Upon the consummation of the Business Combination, the Company will establish an audit committee, a compensation committee, and a nominating and corporate governance committee and will adopt a charter for each of these committees, which will comply with the applicable requirements of the Nasdaq Listing Rules. After the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Company’s website.
Audit Committee
Upon the consummation of the Business Combination, the Company expects that the audit committee will consist of Keith Feldman, Jane Reiss and Martin Rucidlo. The board is expected to determine that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. The board will ensure that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at such determination, the board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Keith Feldman will serve as the chair of the audit committee. The board is expected to determine that Keith Feldman qualifies as an audit committee financial expert within the meaning of SEC regulations and all members meet the financial sophistication requirements of the Nasdaq Listing Rules. Both the Company’s independent registered public accounting firm and management periodically will meet privately with the audit committee.
The functions of this committee will include, among other things:
•
evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;

•
reviewing the Company’s financial reporting processes and disclosure controls;

•
reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;

•
reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures, including the effectiveness of the Company’s internal audit function;

•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;

•
obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•
monitoring the rotation of the Company’s independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;

•
reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Company’s independent auditors and management;

•
reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of the Company’s financial controls and critical accounting policies;

•
reviewing with management and the Company’s auditors any earnings announcements and other public announcements regarding material developments;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or other matters;

•
preparing the report that the SEC requires in the Company’s annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Company’s code of ethics;

•
reviewing the Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•
reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board.

•
The composition and function of the audit committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Compensation Committee
The Companys compensation committee is expected to consist of Mick Kowitz, Dale Spencer and Angela Strand. Angela Strand is expected to serve as the chair of the compensation committee. The board is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. The functions of the committee will include, among other things:
•
reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•
reviewing and approving the compensation and other terms of employment of the Company’s executive officers;

•
reviewing and approving performance goals and objectives relevant to the compensation of the Company’s executive officers and assessing their performance against these goals and objectives;

•
making recommendations to the board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

•
reviewing and making recommendations to the board regarding the type and amount of compensation to be paid or awarded to non-employee board members;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•
administering equity incentive plans, to the extent such authority is delegated by the board;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for executive officers;

•
reviewing with management the Company’s disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•
preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement; and

•
reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board.

The composition and function of the compensation committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.

Nominating and Corporate Governance Committee
The Company’s nominating and corporate governance committee is expected to consist of David Hamamoto, Michael Gates and Angela Strand. The board is expected to determine that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq. David Hamamoto is expected to serve as the chair of the nominating and corporate governance committee. The functions of this committee will include, among other things:
•
identifying, reviewing and making recommendations of candidates to serve on the board;

•
evaluating the performance of the board, committees of the board and individual directors and determining whether continued service on the board is appropriate;

•
evaluating nominations by stockholders of candidates for election to the board;

•
evaluating the current size, composition and organization of the board and its committees and making recommendations to the board for approvals;

•
developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

•
reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

•
reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

The composition and function of the nominating and corporate governance committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations.
Compensation Committee Interlocks and Insider Participation
None of the intended members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s anticipated executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Propsoed Charter provides that the Company will, in certain situations, indemnify its directors and officers to the fullest extent permitted by law. Any indemnitee is also entitled, subject to certain limitations, reimbursement of expenses (including attorney’s fees) incurred by such indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.
The Company will maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The

Company believes the indemnification provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Company will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of employees, executive officers and directors. After the consummation of the Business Combination, the Code of Conduct will be available on the investor relations portion of the Company’s website at www.lordstownmotors.com. Information contained on or accessible through this website is not a part of this proxy statement, and the inclusion of this website address in this proxy statement is an inactive textual reference only. The nominating and corporate governance committee of the Company’s board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

LORDSTOWN’S EXECUTIVE COMPENSATION
This section provides an overview of Lordstown’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2019, Lordstown’s named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Stephen S. Burns, Chief Executive Officer

•
Julio Rodriguez, Chief Financial Officer

•
John LeFleur, Chief Operating Officer

Lordstown’s compensation and benefits programs have been designed to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving common goals.
Lordstown believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Lordstown’s current compensation programs reflect its startup origins and consist primarily of base salary and stock option awards. Following the Business Combination, as the Company’s needs evolve, the Company intends to continue to evaluate its philosophy and modify its compensation and benefits programs as necessary to continue to achieve the Company’s goals.
Lordstown’s board of directors has historically determined the compensation for Lordstown’s named executive officers.
Summary Compensation Table
The following table sets forth information concerning the compensation of the Named Executive Officers for the year ended December 31, 2019.
Name and Principal Position	Year	Salary ($)	Option Awards (l)	Total ($)
Stephen S. Burns Chief Executive Officer	2019	99,113	—	99,113
Julio Rodriguez Chief Financial Officer	2019	70,588	763,834	834,422
John LaFleur Chief Operating Officer	2019	57,447	763,834	821,281

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Narrative Disclosure to Summary Compensation Table
For 2019, the compensation program for Lordstown’s named executive officers consisted of base salary and long-term incentive compensation delivered in the form of stock option awards.
Base Salary
Base salary for each of our NEOs was determined at the time they entered their employment agreements. Salaries were set at a level commensurate with the NEO’s duties and authorities, contributions, prior experience and sustained performance, and also accounted for the fact that as a start-up with limited funds, a significant portion of total compensation would initially be in the form of stock options for NEOs, other than Mr. Burns.

Cash Bonus
Lordstown does not have any arrangements with its NEOs providing for annual cash bonus awards, and none of the NEOs received cash bonuses in 2019.
Stock Option Awards
Stock options were granted to Lordstown’s NEOs under the Lordstown Motors Corps. 2019 Incentive Compensation Plan (the “2019 Plan”), In November 2019, Lordstown’s board of directors granted Messrs. Rodriguez and LaFleur stock options, one third of which were vested upon grant and one third of which would vest on each of the first and second anniversary of the grant date. Mr. Burns did not receive an option award due to his significant equity ownership as founder of Lordstown.
The conditions and terms agreed to in consideration of an option award include non-competition and non-solicitation covenants that last until the second anniversary of the date the NEO no longer owns any options or shares.
Lordstown 2019 Incentive Compensation Plan
The 2019 Plan, which was approved by Lordstown’s board of directors on September 1, 2019 and amended on February 14, 2020, and any equity-based awards granted thereunder are administered by Lordstown’s board of directors. 100,000 shares of Lordstown’s common stock were reserved for issuance under the 2019 Plan.
The 2019 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to recipients under Section 422 of the Code, and non-qualified stock options. Such awards may be granted to Lordstown’s employees, directors and consultants. Options under the 2019 Plan are granted at a price not less than the fair market value on the date of grant and generally become exercisable between the date of grant and two years after the date of grant. Options generally expire ten years from the date of grant. Lordstown’s board of directors has the power to amend, suspend or terminate the 2019 Plan at any time.
Benefits and Perquisites
Lordstown provides benefits to its Named Executive Officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account; and a tax-qualified Section 40l(k) plan for which only a safe harbor matching contribution is provided. Lordstown does not maintain any executive-specific benefit or perquisite programs.
Agreements with Lordstown’s Named Executive Officers and Potential Payments Upon Termination or Change of Control
Lordstown has entered into employment agreements with its named executive officers. Details of the employment agreements are outlined below.
Agreement with Stephen S. Burns
On November 1, 2019, Stephen S. Burns entered into an employment agreement with Lordstown to serve as Chief Executive Officer. Mr. Burn’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Burn’s base salary is $250,000. Under Mr. Burns’ employment agreement, if his employment is terminated by Lordstown without “cause” or by Mr. Burns for “good reason” during the period commencing on or after the date that the Company enters into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is twelve (12) months following the change of control, Mr. Burns is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to twelve (12) months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested stock options or equity awards and twelve (12) months of continued

health insurance coverage. If Mr. Burns’ employment is terminated by the Company other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Pursuant to his employment agreement, Mr. Burns is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.
Agreement with Julio Rodriguez
On September 1, 2019, Julio Rodriguez entered into an employment agreement with Lordstown to serve as Chief Financial Officer. Mr. Rodriguez’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Rodriguez’s initial base salary is $250,000 per year. Under his employment agreement, Mr. Rodriguez received stock options pursuant to the Lordstown 2019 Plan for 1% of Lordstown’s outstanding common stock on a fully diluted basis, and was entitled to receive additional stock options to enable him to maintain that percentage upon certain subsequent capital raises by Lordstown (the “Anti-Dilution Provision”). Mr. Rodriguez’s employment agreement also provided him the right to participate in any deferred cash bonus plan established by Lordstown to reflect the increase in the fair market value of Lordstown’s common stock between the date of the issuance of Mr. Rodriguez’s initial stock options and the date that Lordstown granted to Mr. Rodriguez any such additional stock options (the “Deferred Cash Bonus Provision”). In connection with the Business Combination, on August 1, 2020, Mr. Rodriguez’s employment agreement was amended to provide that, on the day immediately preceding the date of the Business Combination, the Anti-Dilution Provision and the Deferred Cash Bonus Provision will terminate, and Mr. Rodriguez will not be entitled to receive or be issued any stock options or deferred cash bonus awards pursuant to Anti-Dilution Provision and the Deferred Cash Bonus Provision, respectively, unless the Business Combination is terminated. Under Mr. Rodriguez’s employment agreement, if his employment is terminated by Lordstown without “cause” or by Mr. Rodriguez for “good reason” during the period commencing on or after the date that the Company enters into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is twelve (12) months following the change of control, Mr. Rodriguez is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to twelve (12) months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested stock options or equity awards and twelve (12) months of continued health insurance coverage. If Mr. Rodriguez’s employment is terminated by the Company other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Under the amendment to his employment agreement, Mr. Rodriguez acknowledged that the Business Combination will not be a change of control. Pursuant to his employment agreement, Mr. Rodriguez is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.
Agreement with John LaFleur
On September 1, 2019, John LaFleur entered into an employment agreement with Lordstown to serve as Chief Operating Officer. Mr. LaFleur’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. LaFleur’s initial base salary is $250,000 per year. Under his employment agreement, Mr. LaFleur received stock options pursuant to the Lordstown 2019 Plan for 1% of Lordstown’s outstanding common stock on a fully diluted basis, and was entitled to receive additional stock options to enable him to maintain that percentage upon certain subsequent capital raises by Lordstown (the “Anti-Dilution Provision”). Mr. LaFleur’s employment agreement also provided him the right to participate in any deferred cash bonus plan established by Lordstown to reflect the increase in the fair market value of Lordstown’s common stock between the date of the issuance of Mr. LaFleur’s initial stock options and the date that Lordstown granted to Mr. LaFleur any such additional stock options (the “Deferred Cash Bonus Provision”). In connection with the Business Combination, on August 1, 2020, Mr. LaFleur’s employment agreement was amended to provide that, on the day immediately preceding the date of the Business Combination, the Anti-Dilution Provision and the Deferred Cash Bonus Provision will terminate, and Mr. LaFleur will not be entitled to receive or be issued any stock options or deferred cash bonus awards pursuant to Anti-Dilution Provision and the Deferred Cash Bonus Provision, respectively, unless the Business Combination is terminated. Under Mr. LaFleur’s employment agreement, if his employment is terminated by Lordstown without “cause” or by Mr. LaFleur for “good reason” during the period commencing on or after the date that the Company enters into a definitive agreement that results in a change of control (provided that the change of control actually occurs) and ending on the date which is twelve (12) months following the change of control, Mr. LaFleur is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to twelve (12) months of base salary, any actual bonus earned but unpaid as of the date of termination, a prorated target bonus for the year of termination, accelerated vesting of all outstanding and unvested stock options or equity awards and twelve (12) months of continued health insurance coverage. If Mr. LaFleur’s employment is terminated by the Company other than for cause in the absence of a change in control, he will receive, subject to his execution and non-revocation of a general release of claims, his base salary for a period of six months. Under the amendment to his employment agreement, Mr. LaFleur acknowledged that the Business Combination will not be a change of control. Pursuant to his employment agreement, Mr. LaFleur is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.
Stock Options Granted to Messrs. Rodriguez and LaFleur
The stock option award agreements governing the stock options granted to Messrs. Rodriguez and LaFleur in November 2019 provide that such stock options will vest in full upon a change in control. In February 2020, each of Messrs. Rodriguez and LaFleur were granted additional stock options under the 2019 Plan that vest as follows: 34% of the outstanding stock options were vested on grant, one-third vest on each of November 1, 2020 and November 1, 2021 and will also vest in full upon a change in control. The Business Combination will not be a change in control under the 2019 Plan.
Retirement Benefits
Lordstown provides a tax-qualified Section 401(k) plan for all employees, including the NEOs. The Section 401(k) plan provides for safe harbor matching contributions for participants’ elective contributions to the 401(k) plan and for discretionary profit sharing contributions to participates who satisfy the eligibility requirements under the Section 401(k) Plan. Lordstown does not provide to employees, including its NEOs, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
Outstanding Equity Awards at 2019 Year End
The following table presents information regarding outstanding equity awards held by Lordstown’s named executive officers as of December 31, 2019.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Stephen S. Burns	—	—	—	—	—
Julio Rodriguez	11/1/19(1)	4,750.62	9,280.62	100.00	10/31/29
John LaFleur	11/1/19(1)	4,750.62	9,280.62	100.00	10/31/29

(1)
One-third of the option vested upon the grant date. One-third of the option vests on the first anniversary of the grant date and one-third of the option vests on the second anniversary of the grant date, in each case, subject to the NEO’s continued employment through such vesting date.

Post-Business Combination Executive Compensation
Following the consummation of the Business Combination, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the Compensation Committee.
Equity Compensation
It is anticipated that equity-based compensation will be an important foundation in executive compensation packages following the consummation of the Business Combination to maintain a strong link between executive incentives and the creation of stockholder value. Formal guidelines for the allocations of equity-based compensation have not yet been determined, but it is expected that the 2020 Equity Incentive Plan described in Proposal Number 5 will be an important element of the new compensation arrangements for both executive officers and directors.
Director Compensation
In 2019, no director received cash, equity or other non-equity compensation for service on Lordstown’s board of directors. In February 2020, in consideration of their service on Lordstown’s board of directors, Dale Spencer and Jane Reiss were each granted 2,500 stock options under the 2019 Plan that vest as follows: 20% of the outstanding stock options were vested on grant, 40% vest on each of February 14, 2021 and February 14, 2022. Lordstown’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Lordstown is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Company intends to develop a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Company.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to DiamondPeak regarding (i) the actual beneficial ownership of our common stock as of the record date and (ii) the expected beneficial ownership of our common stock immediately following the closing and the PIPE Investment, assuming that no public shares of DiamondPeak are redeemed, and alternatively that 27,000,000 shares of Class A common stock are redeemed, in each case, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of DiamondPeak following the closing; and

•
all current executive officers and directors of DiamondPeak, as a group, and all executive officers and directors of DiamondPeak following the closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to our Charter, each share of Class A common stock and each share of Class B common stock entitles the holder to one vote per share. The table below represents beneficial ownership of our common stock, composed of Class A common stock and Class B common stock (which shares, upon the closing, will be automatically converted into shares of Class A common stock on a one-for-one basis, subject to certain adjustment, in accordance with the Charter).
The beneficial ownership of our common stock prior to consummation of the Business Combination is based on an aggregate of 35,000,000 shares of our common stock issued and outstanding as of the record date, of which 28,000,000 shares were Class A common stock and 7,000,000 shares were Class B common stock.
The expected beneficial ownership of our common stock immediately following consummation of the Business Combination, assuming no redemptions of Class A common stock in connection with the consummation of the Business Combination, is based upon the assumptions set forth under “Certain Defined Terms,” resulting in an aggregate of 164,918,054 shares of Class A common stock and options exercisable for 2,949,802 shares of Class A common stock being outstanding upon the closing.
The expected beneficial ownership of our common stock immediately following consummation of the Business Combination, assuming maximum redemptions of 27,000,000 shares of Class A common stock in connection with the consummation of the Business Combination, is based upon the assumptions set forth under “Certain Defined Terms” other than the assumption of such maximum redemption of 27,000,000 shares of Class A common stock, resulting in an aggregate of 137,883,448 shares of Class A common stock and options exercisable for 2,984,408 shares of Class A common stock being outstanding upon the closing.
The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any securities (or options to acquire securities) under the 2020 Equity Incentive plan. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all our securities, as applicable, beneficially owned by them.

	Prior to the Business Combination				After the Business Combination
	Class A Common Stock		Class B Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class(1)	Number of Shares(2)	% of Class	Number of Shares	%	Number of Shares	%
Directors and Executive Officers Prior to the Business Combination
David T. Hamamoto(3)	1,000,000	4%	6,187,500.00	88.4%	11,980,833	7.1%	12,543,333	8.8%
Mark A. Walsh(4)	—	—	6,187,500.00	88.4%	10,647,500	6.3%	11,210,000	7.9%
Andrew Richardson(5)	—	—	—	—	88,357	0.1%	88,357	0.1%
Steven R. Hash(5)	—	—	—	—	88,357	0.1%	88,357	0.1%
Judith A. Hannaway(5)	—	—	—	—	88,357	0.1%	88,357	0.1%
Kyriakos Mihalitsis	—		—	—	—	0.0%	—	0.0%
All executive officers and directors prior to the Business Combination, as a group (6 individuals)	1,000,000	—	6,187,500.00	88.4%	11,980,833	7.1%	12,543,333	8.8%
Other Five Percent Holders Prior to the Business Combination
DiamondPeak Sponsor LLC(6)	—	—	6,187,500.00	88.4%	10,647,500	6.3%	11,210,000	7.9%
BlackRock, Inc.(7)	3,250,000	12%	812,500.00	11.6%	6,752,500	4.1%	2,940,000	2.1%
UBS O’Connor LLC(8)	2,150,000	8%	—	—	6,650,000	3.9%	4,500,000	3.2%
RP Investment Advisors LP(9)	1,950,000	7%	—	—	1,950,000	1.2%	—	0.0%
Deutsche Bank AG(10)	1,699,999	6%	—	—	2,244,533	1.4%	544,534	0.4%
Millennium Management LLC(11)	1,643,799	6%	—	—	5,643,799	3.3%	4,000,000	2.8%
Directors and Executive Officers following the Business Combination
Stephen S. Burns(12)	—	—	—	—	46,355,891	28.1%	49,793,751	36.1%
David T. Hamamoto(3)	1,000,000	4%	6,187,500.00	88.4%	11,980,833	7.1%	12,543,333	8.8%
John LaFleur(13)	—	—	—	—	524,790	0.3%	530,947	0.4%
Julio Rodriquez(13)	—	—	—	—	524,790	0.3%	530,947	0.4%
Jane Reiss(14)	—	—	—	—	27,941	0.0%	28,269	0.0%
Dale Spencer(14)	—	—	—	—	27,941	0.0%	28,269	0.0%
Keith Feldman	—	—	—	—	—	0.0%	—	0.0%
Michael Gates	—	—	—	—	—	0.0%	—	0.0%
Mick Kowitz(18)	—	—	—	—	10,000	0.0%	10,000	0.0%
Angelga Strand	—	—	—	—	—	0.0%	—	0.0%
Martin J. Rucidlo(19)	—	—	—	—	7,500	0.0%	7,500	0.0%
All Directors and Executive Officers following the Business Combination, as a group (11 individuals)				—	60,979,529	35.4%	68,740,688	46.1%
Other Five Percent Holders Following the Business Combination
Workhorse Group Inc.(15)	—	—	—	—	16,475,313	9.99%	13,774,556	9.99%
Fidelity(16)	—	—	—	—	11,012,516	6.7%	11,012,516	8.0%
DiamondPeak Sponsor LLC(6)	—	—	6,187,500.00	88.4%	10,647,500	6.3%	11,210,000	7.9%
GM(17)	—	—	—	—	7,500,000	4.5%	7,500,000	5.4%

(1)
Prior to the closing, the Class A common stock and Class B common stock vote together as a single class, except as required by law or our Charter.

(2)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o DiamondPeak Holdings Corp., 40 W 57th Street, 29th Floor, New York, New York 10019. Interests shown consist solely of founder shares, classified as shares of Class B common stock, which will be automatically converted into shares of Class A common stock at the closing on a one-for-one basis, in accordance with our Charter. The percentage was calculated based on 7,000,000 outstanding shares of Class B common stock.

(3)
Number of shares held after the Business Combination includes 4,793,333 shares of Class A common stock underlying private placement warrants and public warrants that will become exercisable 30 days after the closing. 6,187,500 shares of Class B common stock held prior to the Business Combination consist of shares of Class B common stock held by DiamondPeak Sponsor LLC for which David T. Hamamoto may be deemed to be a beneficial owner. These shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis, in accordance with our Charter. In addition, the Hamamoto Family Gift Fund, which was funded by Mr. Hamamoto and as to which Mr. Hamamoto disclaims beneficial ownership, will own 500,000 shares of Class A common stock following the closing of the PIPE Investment.

(4)
Number of shares held after the Business Combination includes 4,460,000 shares of Class A common stock underlying private placement warrants that will become exercisable 30 days after the closing. 6,187,500 shares of Class B common stock held prior to the Business Combination consist of shares of Class B common stock held by DiamondPeak Sponsor LLC for which Mark A.Walsh may be deemed to be a beneficial owner. These shares of Class B common stock will be automatically converted into shares of Class A common stock on a one-for-one basis, in accordance with the Charter.

(5)
Messrs. Richardson and Hash and Ms. Hannaway are each entitled to receive, upon completion of an initial business combination, 88,357 shares of Class A common stock which are currently held by our Sponsor.

(6)
Number of shares held after the Business Combination includes 4,460,000 shares of Class A common stock underlying private placement warrants that will become exercisable 30 days after the closing. Our Sponsor is the record holder of the shares reported herein. DHP SPAC Sponsor LLC, an affiliate of David T. Hamamoto, our Chairman and Chief Executive Officer, and SP SPAC Sponsor LLC, an affiliate of Silverpeak and one of our directors, Mark A. Walsh, each control 50% of our Sponsor and as a result each has voting and investment discretion with respect to the common stock held by our Sponsor. Each may thus be deemed to have beneficial ownership of the common stock held directly by our Sponsor. Certain of our officers and directors are members of our Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(7)
Shares beneficially owned are based on a Schedule 13G/A filed with the SEC on February 10, 2020, 3,250,000 shares of Class A common stock are held by BlackRock, Inc. BlackRock, Inc. also holds founder shares, classified as shares of Class B common stock, which will be automatically converted into shares of Class A common stock at the closing on a one-for-one basis, in accordance with our Charter. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities.On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055. Number of shares held after the Business Combination includes 1,690,000 shares of Class A common stock underlying private placement warrants and public warrants that will become exercisable 30 days after the closing.

(8)
Shares beneficially owned are based on a Schedule 13G filed with the SEC on February 13, 2020. Such shares are held by UBS O’Connor LLC, which serves as the investment manager to (i) Nineteen77

Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS O’Connor LLC exercises voting and investment power over the shares of Class A common stock held for the account of GLEA and OGMA, and may be deemed to have beneficial ownership of these shares of Class A common stock. The business address of such holder is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.
(9)
Shares beneficially owned are based on a Schedule 13G/A filed with the SEC on February 14, 2020. Such shares are held by RP Debt Opportunities Fund Ltd. and RP Select Opportunities Master Fund Ltd. (the “Funds”), which are managed by RP Investment Advisors LP. RP Investment Advisors LP is the investment advisor of, and may be deemed to beneficially own securities owned by, RP Debt Opportunities Fund Ltd. and RP Select Opportunities Master Fund Ltd. The business address of such holder is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3. Number of shares held after the Business Combination includes 566,666 shares of Class A common stock underlying public warrants that will become exercisable 30 days after the closing.

(10)
Shares beneficially owned are based on a Schedule 13G filed with the SEC on February 13, 2020. Number of shares held after the Business Combination includes 544,534 shares of Class A common stock underlying public warrants that will become exercisable 30 days after the closing. Deutsche Bank AG holds 1,699,999 Class A common stock and 544,534 public warrants and has the sole power to dispose or to direct the disposition of these securities. The business address of such holder is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany. Number of shares held after the Business Combination includes 544,534 shares of Class A common stock underlying public warrants that will become exercisable 30 days after the closing.

(11)
Shares beneficially owned are based on a Schedule 13G/A filed with the SEC on January 10, 2020. Integrated Core Strategies(US) LLC (“Integrated Core Strategies”), beneficially owned 1,200,000 shares of Class A common stock. Riverview Group LLC (“Riverview Group”), beneficially owned 443,799 shares of Class A common stock, which collectively with Integrated Core Strategies, represented 1,643,799 shares of Class A common stock. Millennium Management LLC (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. The business address of Millennium Management and is Millennium Group Management is 666 Fifth Avenue, New York, New York 10103. Number of shares held after the Business Combination includes 1,200,000 shares of Class A common stock underlying public warrants that will become exercisable 30 days after the closing.

(12)
Following the closing, Stephen S. Burns will beneficially own 46,355,891 shares of Class A common stock, which will represent 28.1% of all outstanding Class A common stock, assuming no redemptions, or 49,793,751 shares of Class A common stock, which will represent 36.1% of all outstanding Class A common stock, assuming maximum redemption. The address of Stephen S. Burns is 2300 HallockYoung Road, Lordstown, Ohio 44481.

(13)
Includes 524,790 shares of Class A common stock underlying options into which the Lordstown Vested Options convert, assuming no redemptions, that may become exercisable within 60 days of closing, and 530,947 shares of Class A common stock underlying options into which the Lordstown Vested Options convert, assuming maximum redemption, that may become exercisable within 60 days of the closing. The principal business address of such stockholder is 2300 HallockYoung Road, Lordstown, Ohio 44481.

(14)
Includes 27,941 shares of Class A common stock underlying options into which the Lordstown Vested Options convert, assuming no redemptions, that may become exercisable within 60 days of closing, and 28,269 shares of Class A common stock underlying options into which the Lordstown Vested Options convert, assuming maximum redemption, that may become exercisable within 60 days of the closing. The principal business address of such stockholder is 2300 HallockYoung Road, Lordstown, Ohio 44481.

(15)
Following the closing, Workhorse Group Inc. will own 16,475,313 shares of Class A common stock, which will represent 9.99% of all outstanding Class A common stock, assuming no redemptions, or 13,774,556 shares of Class A common stock, which will represent 9.99% of all outstanding Class A common stock, assuming maximum redemption. The principal business address of Workhorse Group Inc. is 100 Commerce Drive, Loveland, OH 45140.

(16)
Following the closing (a) Mag & Co fbo Fidelity Select Portfolios: Select Automotive Portfolio will own 12,513 shares of Class A common stock; (b) Mag & Co fbo Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund will own 512,936 shares of Class A common stock; (c) Powhatan & Co LLC fbo Fidelity Mt Vernon Street Trust: Fidelity Growth Company Fund will own 2,232,387 shares of Class A common stock; (d) Mag & Co fbo Fidelity Growth Company Commingled Pool will own 2,028,480 shares of Class A common stock; (e) Powhatan & Co LLC fbo Fidelity Mt Vernon Street Trust: Fidelity Growth K6 Fund will own 226,198 shares of ClassAcommon stock; (f)MGardiner & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund will own 3,573,266 shares of Class A common stock; (g) Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool will own 131,792 shares of Class A common stock; (h) Booth & Co fbo Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund will own 5,676 shares of Class A common stock; (i) Booth & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund will own 366,333 shares of Class A common stock; (j) THISBE & Co: FBO Fidelity Blue Chip Growth Institutional Trust will own 12,008 shares of Class A common stock; (k) WAVECHART + CO fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund will own 575,965 shares of Class A common stock; (l) FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool will own 334,961 shares of Class A common stock; (m) Mag & Co fbo Fidelity Advisors Series I: Fidelity Advisor Growth Opportunities Fund will own 828,055 shares of ClassAcommon stock; (n) Booth&Co LLC fbo Variable Insurance Products Fund III: Growth Opportunities Portfolio will own 130,761 shares of Class A common stock; and (o) WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund will own 41,185 shares of Class A common stock. The primary business address of these entities is 245 Summer St., Boston MA 02210.

(17)
Following the closing, GM EV Holdings LLC, an affiliate of General Motors LLC will beneficially own 7,500,000 shares of Class A common stock, which will represent 4.5% of all outstanding Class A common stock, assuming no redemptions, or 5.4% of all outstanding Class A common stock, assuming maximum redemption. The principal business address of GM is 300 GM Renaissance Center, Detroit MI 48265.

(18)
Following the closing, due to the conversion of the Convertible Promissory Notes, Mick Kowitz will beneficially own 10,000 shares of Class A common stock. The address of Mick Kowitz is 2300 Hallock Young Road, Lordstown, Ohio 44481.

(19)
Following the closing, due to the conversion of the Convertible Promissory Notes, Martin Rucidlo will beneficially own 7,500 shares of Class A common stock. The address of Martin Rucidlo is 2300 Hallock Young Road, Lordstown, Ohio 44481.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of our securities following the Business Combination. The Proposed Charter is described in “Proposal Number 2 — The Charter Proposal” and the full text of the Proposed Charter is attached as Annex E to this proxy statement.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 312,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of 300,000,000 shares of Class A common stock and 12,000,000 shares of preferred stock. The outstanding shares of our Class A common stock and Class B common stock are, and the shares of Class A common stock to be issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable.
Pursuant to the Charter, the authorized capital stock of DiamondPeak consists of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of the record date for the special meeting, there were 35,000,000 outstanding shares of DiamondPeak common stock, of which 28,000,000 were Class A common stock and 7,000,000 were Class B common stock, and there were no shares of preferred stock outstanding. After giving effect to the Business Combination, we will have approximately 164,918,054 shares of Class A common stock outstanding and 2,949,802 shares which will be issuable upon the exercise Lordstown Vested Options which will convert into options to receive 2,949,802 shares of our Class A common Stock (assuming no redemptions).
Class A common stock following the Business Combination
The Proposed Charter provides for one class of common stock, the Class A common stock. In connection with the Business Combination and pursuant to the Merger Agreement, up to an aggregate of 78,867,856 shares of Class A common stock will be issued (i) to the Lordstown Stockholders at the closing and (ii) to the Lordstown Vested Optionholders upon the exercise of the options into which the Lordstown Vested Options convert, in each case in connection with the Business Combination, the holders of the Convertible Promissory Notes will be issued up to 4,000,000 shares of Class A common stock and the PIPE Investors will be issued 50,000,000 shares of Class A common stock. At the closing, shares of the issued and outstanding Class B common stock will be automatically convertible into shares of Class A common stock on a one-for-one basis in accordance with the Charter. The Class A common stock will have the rights, powers and privileges provided for in the Proposed Charter. A summary of such rights, powers and privileges is provided herein.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action, and will at all times vote together as one class on all matters properly submitted to a vote of the stockholders. Holders of Class A common stock will be entitled to one vote per share on matters to be voted on by stockholders.
Election of Directors
Our Charter provides, and the Proposed Charter will provide that our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. The term of the initial Class I directors will expire at the first annual meeting of the stockholders of the Company following the effectiveness of the Proposed Charter; the term of the initial Class II directors will expire at the second annual meeting of the stockholders of the Company following the effectiveness of the Proposed Charter; and the term of the initial Class III directors will expire at the third annual meeting of the stockholders of the Company following the effectiveness of the Proposed Charter. There is no cumulative voting with respect to the election of directors.

Dividends
Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Liquidation, Dissolution and Winding Up
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, holders of the Class A common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Class A common stock.
Common Stock Prior to the Business Combination
We are providing our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination. Shares of Class B common stock do not have redemption rights.
We will consummate the Business Combination only if a majority of the outstanding shares of Class A common stock and Class B common stock voted at the special meeting are voted in favor of the Business Combination. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of our public stockholders vote, or indicate their intention to vote, against the Business Combination.
Our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased after our Initial Public Offering in favor of the Business Combination. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.
For purposes of seeking approval of the majority of our issued and outstanding common stock, failure to vote by proxy or in person at the special meeting, or an abstention from voting or a broker non-vote, will have no effect on the outcome of the vote on the Business Combination Proposal once a quorum is obtained.

Pursuant to our Charter, if we are unable to complete our initial business combination by March 4, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by March 4, 2021. Our Sponsor, officers, directors and our anchor investor have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by March 4, 2021. However, if our Sponsor, officers, directors or our anchor investor acquire public shares after our Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by March 4, 2021.
The Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. However, we are not restricting our stockholders’ ability to vote all of their shares (including such public shares in excess of the 15% threshold) for or against the Business Combination. Our stockholders’ inability to redeem such public shares in excess of the 15% threshold will reduce their influence over our ability to complete the Business Combination, and such stockholders could suffer a material loss in their investment if they sell such shares on the open market. And, as a result, such stockholders will continue to hold that number of public shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.
In the event of a liquidation, dissolution or winding up of DiamondPeak after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. There are no sinking fund provisions applicable to our common stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their public shares for cash equal to their pro rata portion of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial business combination, subject to the limitations described herein.
Units
Each unit consists of one whole share of Class A common stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Preferred Stock
Our Charter provides, and the Proposed Charter will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
DiamondPeak has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the closing.
Founder Shares
The founder shares are identical to the shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the Business Combination (B) and to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our Charter, (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the timeframe set forth in our Charter, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our business combination within the timeframe set forth in our Charter, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein and (iv) are subject to registration rights. If we submit our business combination to our public stockholders for a vote, our sponsor, officers and directors have agreed to vote any founder shares held by them and any public shares purchased in favor of our initial business combination. Permitted transferees of the founder shares held by our Sponsor, officers and directors or our anchor investor would be subject to the same restrictions applicable to our Sponsor, officers and directors or our anchor investor, respectively.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in our initial public offering and related to the closing of the business combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of our initial public offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination), unless such adjustment is waived by the holders of our Class B common stock. Holders of founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with or related to our Sponsor or our anchor investor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Class B Common Stock Consent Right
For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then-outstanding, voting separately as a single class, amend, alter or repeal any provision of our Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.
Redeemable Warrants
There are currently 14,400,000 warrants outstanding in the aggregate to purchase shares of our Class A common stock, consisting of 9,333,333 public warrants and 5,066,667 private placement warrants held by our Sponsor and our anchor investor. Contemporaneously with the closing, DiamondPeak will issue the BGL Warrants, being redeemable warrants entitling BGL to purchase, in the aggregate, 1% of the issued and outstanding common stock of DiamondPeak, as determinedimmediately after giving effect to the Business Combination and the PIPE Investment.
Each whole warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days following our initial business combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part; at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Shares of Class A Common Stock
Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:
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in whole and not in part;

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at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

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upon a minimum of 30 days’ prior written notice of redemption;

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if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

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if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding public warrants, as described above; and

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if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the warrants) and about to expire.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for shares of Class A common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants for Cash.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on a Black-Scholes option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for shares of Class A common stock, and therefore have certainty as to (1) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (2) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants for shares of Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the warrants for shares of Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of shares of Class A common stock). If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when Class A common stock trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If we call the warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management elects this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not elect this option, our sponsor, our anchor investor and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation, to modify the substance or timing of our obligation to redeem 100% of our Class A common stock if we do not complete our initial business combination within the timeframe set forth in our amended and restated certificate of incorporation, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any founder shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers, directors, our anchor investor and other persons or entities affiliated with or related to our Sponsor or our anchor investor, each of which will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by our Sponsor, our anchor investor or their permitted transferees (except for a number of shares of Class A common stock). Otherwise, the private placement warrants have terms and provisions that are identical to the public warrants sold as part of the units in our Initial Public Offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants. If we do not complete our initial business combination by March 4, 2021, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, our Charter, Bylaws and the Proposed Charter
Special Meetings of Stockholders
Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the board of directors. Stockholders may not call special meetings.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein.
Our bylaws specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. These provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or make nominations for directors at our annual meeting of stockholders.

Exclusive Forum for Certain Lawsuits
The Proposed Charter will provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware). Notwithstanding the foregoing, the Proposed Charter will provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provision in the Proposed Charter.
Although we believe the forum provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Section 203 of the Delaware General Corporation Law
We are , and will continue to be following the Business Combination, subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

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A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Unissued Stock
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Limitation on Liability and Indemnification of Directors and Officers
Our Charter provides, and the Proposed Charter will provide, that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides, and the Proposed Charter will provide, that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may in the future be amended. The Proposed Charter also provides that if the DGCL is amended after its effectiveness to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of DiamondPeak for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of DiamondPeak for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•
1% of the total number of shares of DiamondPeak common stock then-outstanding (as of the date of this proxy statement, DiamondPeak has 35,000,000 shares of common stock outstanding); or

•
the average weekly reported trading volume of DiamondPeak common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.
Following the closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
As of the date of this proxy statement, there are 35,000,000 shares of our Class A common stock and Class B common stock outstanding in the aggregate. Of these shares, the 28,000,000 shares sold in the Initial Public Offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 7,000,000 shares of Class B common stock owned collectively by the Sponsor and our anchor investor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement, there are a total of 14,400,000 warrants outstanding to purchase shares of Class A common stock. Each warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. 9,333,333 of these warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 9,333,333 shares of our Class A common stock that may be issued upon the exercise of the public warrants.
Registration Rights
Following the execution of the Merger Agreement, DiamondPeak entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL (collectively, the “Holders”), dated August 1, 2020 and to be effective as of the Effective Time, pursuant to which DiamondPeak will have certain obligations to file a registration statement registering the resale of the Class A common stock (including those held as of the Effective Time or issuable upon future exercise of the private placement warrants or the BGL Warrants) and the private placement warrants held by the Holders (the “Registrable Securities”). The Registration Rights and Lockup Agreement will amend, restate and replace the registration rights agreement entered into by DiamondPeak with our Sponsor and our anchor investor on February 27, 2019.
Pursuant to the Registration Rights and Lockup Agreement, DiamondPeak is required, within 45 days after consummation of the Business Combination, to file a registration statement registering the resale of the Registrable Securities. DiamondPeak is obligated to facilitate or participate in no more than two underwritten offerings for any Holder (and no more than four underwritten offerings for all Holders in the aggregate), and the reasonably expected aggregate gross proceeds from the each such underwritten offering must be at least $75 million.
In addition, the Registration Rights and Lockup Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. DiamondPeak will bear the expenses incurred in connection with the filing of any such registration statements.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group or BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing, assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement—Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
The PIPE Investors have also been granted registration rights with respect to the shares of Class A common stock that will be issued in the PIPE Investment. Pursuant to the Subscription Agreements, DiamondPeak agreed that, within 45 calendar days after the closing date, DiamondPeak will file with the SEC (at DiamondPeak’s sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the resale of the shares of Class A common stock issued thereunder, and DiamondPeak will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to customary limitations as set forth therein.
Quotation of Securities
We intend to apply to continue the listing of our Class A common stock and public warrants on Nasdaq under the symbols “RIDE” and “RIDEW,” respectively, upon the closing. Our application has not yet been approved. See section entitled “Risk Factors — There can be no assurance that our Class A common stock will be approved for listing on Nasdaq following the closing, or if approved, that we will be able to comply with the continued listing standards of Nasdaq” for more information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DiamondPeak Related Party Transactions
Founder Shares
In November 2018, our Sponsor acquired 7,187,500 founder shares for an aggregate purchase price of $25,000. Prior to the initial investment in DiamondPeak of $25,000 by our Sponsor, DiamondPeak had no assets, tangible or intangible. In February 2019, our Sponsor forfeited 812,500 founder shares and our anchor investor purchased 812,500 founder shares for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. Up to 937,500 founder shares were subject to forfeiture by our Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 187,500 founder shares were forfeited and 750,000 founder shares are no longer subject to forfeiture. The founder shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
With certain limited exceptions, the founder shares will not be transferable, assignable by our Sponsor or our anchor investor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of our Initial Public Offering, our Sponsor and our anchor investor purchased an aggregate of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $7,000,000. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, we sold an additional 400,000 private placement warrants to our Sponsor and our anchor investor, at a price of $1.50 per private placement warrant, generating additional gross proceeds of $600,000. Among the private placement warrants, 4,460,000 warrants were purchased by our Sponsor and 606,667 warrants were purchased by our anchor investor. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share. The private placement warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A common stock issuable upon exercise of such warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
As more fully discussed in the section entitled “Business of DiamondPeak — Conflicts of Interest,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, including Silverpeak, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Although we are a portfolio investment of SP SPAC Sponsor LLC (and our Sponsor is a vehicle formed in part by Silverpeak to effect a portfolio investment), our officers and directors currently have certain relevant fiduciary duties or contractual obligations to other entities that may take priority over their duties to us.
If we do not complete our initial business combination by March 4, 2021, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless.
The private placement warrants and the Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants.
Officer and Director Compensation and Reimbursement
No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Related Party Loans Related to Initial Public Offering
Our Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses related to our Initial Public Offering. This loan was non-interest bearing, unsecured and is payable on the earlier of March 31, 2019 or the completion of our Initial Public Offering. The borrowings outstanding under such loan of $223,470 were repaid upon the consummation of our Initial Public Offering on March 4, 2019.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
With certain limited exceptions, the private placement warrants, the warrants that may be issued upon conversion of working capital loans and the Class A common stock underlying such warrants will not be transferable, assignable or salable by our Sponsor or our anchor investor (as applicable) or their permitted transferees until 30 days after the completion of our initial business combination.
Consulting and Management Fees
After consummation of our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Administrative Support Agreement
We have agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the year ended December 31, 2019, we incurred $100,000 in fees for these services. For the six months ended June 30, 2020 and 2019, DiamondPeak incurred $60,000 and $40,000, respectively, in fees for these services. As of June 30, 2020 and December 31, 2019, all such fees were paid and no such fees were included in accounts payable and accrued expenses in the accompanying condensed balance sheets.
Existing Registration Rights Agreement
Pursuant to a registration rights agreement entered into on February 27, 2019, the holders of founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights requiring us to register such securities for resale (in the case of the founder shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.
Registration Rights and Lockup Agreement
Following the execution of the Merger Agreement, DiamondPeak entered into the Registration Rights and Lockup Agreement with our Sponsor, our anchor investor, GM, Stephen S. Burns, Workhorse Group and BGL, dated August 1, 2020 and to be effective as of the Effective Time, pursuant to which DiamondPeak will have certain obligations to file a registration statement registering the resale of the Registrable Securities. The Registration Rights and Lockup Agreement will amend, restate and replace the registration rights agreement entered into by DiamondPeak with our Sponsor and our anchor investor on February 27, 2019 as described above.
Pursuant to the Registration Rights and Lockup Agreement, DiamondPeak is required, within 45 days after consummation of the Business Combination, to file a registration statement registering the resale of the Registrable Securities. DiamondPeak is obligated to facilitate or participate in no more than two underwritten offerings for any Holder (and no more than four underwritten offerings for all Holders in the aggregate), and the reasonably expected aggregate gross proceeds from the each such underwritten offering must be at least $75 million.
In addition, the Registration Rights and Lockup Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. DiamondPeak will bear the expenses incurred in connection with the filing of any such registration statements.
The Registration Rights and Lockup Agreement provides that certain securities of DiamondPeak held by certain of the Holders are to be locked-up as follows: (i) any shares of Class A common stock held by the Sponsor will be locked-up for one year following the closing, subject to certain exceptions based on the trading price of DiamondPeak’s Class A Common Stock, (ii) any shares of Class A common stock held by GM, Workhorse Group and BGL (which shares will account for 13.9% of all Class A common stock outstanding following the closing assuming the full exercise of the public warrants, the private placement warrants and the BGL Warrants) will be locked-up for six months following the closing, (iii) any shares of Class A common stock held by Stephen S. Burns will be locked-up for one year following the closing, and 50% of the shares of Class A common stock held by Stephen S. Burns as of the date of the Registration Rights and Lockup Agreement will be locked-up for two years following the closing.
In addition, Stephen S. Burns agreed not to transfer any shares of Class A common stock held by him if, immediately following such transfer, the shares owned by him would be fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by DiamondPeak pursuant to the Merger Agreement. For additional information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement—Indemnification.”
The lock-up restrictions provided in the Registration Rights and Lockup Agreement will not apply to our anchor investor, which will remain subject to the lockup provisions set forth in the subscription agreements entered by it with DiamondPeak in connection with the Initial Public Offering. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Registration Rights and Lockup Agreement.”
Other Transactions and Relationships
Our Chairman and Chief Executive Officer purchased $10,000,000 of units in our Initial Public Offering.
Our anchor investor purchased $32,500,000 of units in our Initial Public Offering. Further, our anchor investor has agreed with us that, if it does not own 3,250,000 public shares, at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of our initial business combination, it will transfer to our Sponsor a portion of the 812,500 founder shares it purchased prior to our initial public offering on a pro rata basis; provided, however, that our anchor investor will not be obligated to transfer to our Sponsor any founder shares to the extent that its remaining number of founder shares would be less than 203,125. There can be no assurance that what amount of equity our anchor investor will retain, if any, upon the consummation of our initial business combination. In the event that our anchor investor purchases additional units and votes them in favor of our initial business combination, it is possible that no votes from other public stockholders would be required to approve our initial business combination, depending on the number of shares that are present at the meeting to approve such transaction. As a result of the founder shares and private placement warrants that our anchor investor may hold, it may have different interests with respect to a vote on an initial business combination than other public stockholders.
Existing DiamondPeak Related Party Transaction Policy
We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
Prior to the consummation of our Initial Public Offering, we have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company. A form of the code of ethics that we have adopted is filed as an exhibit to the registration statement filed in connection with our Initial Public Offering.
In addition, our audit committee, pursuant to a written charter that we adopted upon the consummation of our Initial Public Offering, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that we have adopted upon the consummation of our initial public offering is filed as an exhibit to the registration statement filed in connection with our initial public offering. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our Company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made to our sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination. However, the following payments will be made to our sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of our initial public offering held in the trust account prior to the completion of our initial business combination:
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payment to our Sponsor of $10,000 per month, until March 4, 2021, for office space, utilities and secretarial and administrative support;

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reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•
repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender.

Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.
Lordstown’s Relationships and Related Party Transactions
For details regarding certain Lordstown’s relationships and related party transactions, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lordstown — Related Party Transactions.”
Related Party Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that our board of directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s board of directors;

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any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that, following the closing, we will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

MARKET PRICE AND DIVIDENDS
Market Price
DiamondPeak’s Class A common stock and warrants, which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on Nasdaq under the symbols “DPHC” and “DPHCW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant, and are listed on Nasdaq under the symbol “DPHCU.” The Class A common stock and warrants underlying our units began trading separately on Nasdaq on April 15, 2019. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in our registration statement. Only whole warrants are exercisable and only whole warrants will trade. The warrants will expire on the fifth anniversary of the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Prior to February 28, 2019, there was no established public trading market for our securities.
The following table shows, for the periods indicated, the high and low closing prices of DiamondPeak’s units, Class A common stock, and warrants as reported by Nasdaq as at the close of trading on each day within the relevant period.
	Units		Class A common stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
December 31(1)	28.27	24.25	24.97	21.58	10.18	8.10
September 30	35.74	10.76	31.40	10.24	13.05	2.11
June 30	11.0	10.00	10.30	9.85	1.76	.50
March 31	10.65	9.71	10.40	9.50	1.20	.25
2019
December 31	10.25	10.18	9.95	9.90	.88	.64
September 30	10.20	10.05	10.08	10.01	.85	.68
June 30(2)	10.10	10.00	9.81	9.71	1.05	.75
March 31(3)	10.02	9.87	N/A	N/A	N/A	N/A

(1)
Until October 7, 2020.

(2)
Reflects the high and low closing prices of DiamondPeak’s Class A common stock and warrants beginning as of April 15, 2019, the first day that Class A common stock and warrants underlying the units began trading separately.

(3)
Reflects the high and low closing prices of DiamondPeak’s units beginning as of February 28, 2019, the first day that the units began trading on Nasdaq.

Holders
As of September 21, 2020, there was one holder of record of our units, one holder of record of our Class A common stock and one holder of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividends
We have not paid any cash dividends on our Class A common stock or Class B common stock to date and do not intend to pay cash dividends prior to the closing. Any decision to declare and pay dividends following the closing in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.
Lordstown
Price Range of Lordstown securities
Historical market price information regarding Lordstown is not provided because there is no public market for Lordstown’s securities.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We expect that representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to the appropriate questions.
HOUSEHOLDING INFORMATION
Unless DiamondPeak has received contrary instructions, DiamondPeak may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of DiamondPeak’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of DiamondPeak’s disclosure documents, the stockholders should follow these instructions:
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if the shares are registered in the name of the stockholder, the stockholder should contact DiamondPeak at its offices at DiamondPeak Holdings Corp., 40 W 57th Street, 29th Floor, New York, New York 10019 to inform DiamondPeak of his or her request; or

•
if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS
DiamondPeak’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
FUTURE STOCKHOLDER PROPOSALS
We currently anticipate that the 2021 annual meeting of stockholders will be held no later than November 21, 2021. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by us at our offices at 2300 Hallock Young Road, Lordstown, OH 44481, Attention: Secretary, a reasonable time before we begin to print and mail our 2021 annual meeting proxy materials in order to be considered for inclusion in our proxy materials for the 2021 annual meeting.
Our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at 2300 Hallock Young Road, Lordstown, OH 44481 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), which we anticipate will be the case for the 2021 annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in our bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
DiamondPeak files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DiamondPeak’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov..

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact DiamondPeak’s proxy solicitation agent at the following address and telephone number:
Mackenzie Partners
1407 Broadway, 27th Floor
New York, NY 10018
Telephone: (800) 322-2885
(banks and brokers call collect at: (212) 929-5500)
Email: proxy@mackenziepartners.com
If you are a DiamondPeak stockholder and would like to request documents, please do so by            , 2020, in order to receive them before the special meeting. If you request any documents from DiamondPeak, DiamondPeak will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement relating to DiamondPeak and its subsidiaries has been supplied by DiamondPeak, and all information related to Lordstown and Lordstown Stockholders has been supplied by Lordstown. Information provided by either DiamondPeak or Lordstown does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of DiamondPeak for the special meeting. DiamondPeak has not authorized anyone to give any information or make any representation about the Business Combination, DiamondPeak or Lordstown that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
DiamondPeak Holdings Corp.
For the six months ended June 30, 2020
Unaudited Financial Statements
Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Statements of Operations for the three and six months ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Equity for the three and six months ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Financial Statements	F-6
For the Year Ended December 31, 2019 and For the Period from November 13, 2018 (Inception) through December 31, 2018
Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheets as of December 31, 2019 and December 31, 2018	F-20
Statements of Operations for the year ended December 31, 2019 and for the period from November 13, 2018 (Inception) through December 31, 2018	F-21
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2019 and for the period from November 13, 2018 (Inception) through December 31, 2018	F-22
Statements of Cash Flows for the Year ended December 31, 2019 and for the period from November 13, 2018 (Inception) through December 31, 2018	F-23
Notes to Financial Statements	F-24
Lordstown Motors Corp.
For the six months ended June 30, 2020
Unaudited Financial Statements
Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-36
Statements of Operations for the six months ended June 30, 2020 and April 30, 2019 to June 30, 2019 (unaudited)	F-37
Statements of Stockholders’ (Deficit) Equity for the six months ended June 30, 2020 and April 30, 2019 to June 30, 2019 (unaudited)	F-38
Statements of Cash Flows for the six months ended June 30, 2020 and April 30, 2019 to June 30, 2019 (unaudited)	F-39
Notes to Financial Statements (unaudited)	F-40
For the Period From April 30, 2019 through December 31, 2019
Financial Statements
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheet as of December 31, 2019	F-49
Statement of Operations for the period from April 30, 2019 through December 31, 2019	F-50
Statement of Stockholders’ Equity for the period from April 30, 2019 through December 31, 2019	F-51
Statement of Cash Flows for the period from April 30, 2019 through December 31, 2019	F-52
Notes to Financial Statements	F-53

CONDENSED FINANCIAL STATEMENTS
DIAMONDPEAK HOLDINGS CORP.
CONDENSED BALANCE SHEETS
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$857,071	$1,070,048
Prepaid income taxes	—	52,949
Prepaid expenses	83,750	97,125
Total Current Assets	940,821	1,220,122
Marketable securities held in Trust Account	284,335,009	283,581,860
Total Assets	$285,275,830	$284,801,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$430,248	$289,767
Income taxes payable	143,028	—
Total Current Liabilities	573,276	289,767
Deferred underwriting fee payable	9,800,000	9,800,000
Total Liabilities	10,373,276	10,089,767
Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 26,990,255 and 26,971,221 shares at $10.00 per share at June 30, 2020 and December 31, 2019, respectively	269,902,550	269,712,210
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,009,745 and 1,028,779 shares issued and outstanding (excluding 26,990,255 and 26,971,221 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	101	103
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,000,000 shares issued and outstanding at June 30, 2020 and December 31, 2019	700	700
Additional paid-in capital	1,794,313	1,984,651
Retained earnings	3,204,890	3,014,551
Total Stockholders’ Equity	5,000,004	5,000,005
Total Liabilities and Stockholders’ Equity	$285,275,830	$284,801,982
The accompanying notes are an integral part of the unaudited condensed financial statements.

DIAMONDPEAK HOLDINGS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
General and administrative expenses	$484,621	$153,798	$646,883	$242,061
Loss from operations	(484,621)	(153,798)	(646,883)	(242,061)
Other income:
Interest earned on marketable securities held in Trust Account	115,042	1,577,282	1,033,199	2,008,496
(Loss) income before provision for income taxes	(369,579)	1,423,484	386,316	1,766,435
Provision for income taxes	(13,664)	(320,729)	(195,977)	(400,784)
Net (loss) income	$(383,243)	$1,102,755	$190,339	$1,365,651
Weighted average shares outstanding of Class A redeemable common stock	28,000,000	28,000,000	28,000,000	27,644,068
Basic and diluted net income per share, Class A	$0.00	$0.04	$0.03	$0.05
Weighted average shares outstanding of Class B non-redeemable common stock	7,000,000	7,000,000	7,000,000	7,000,000
Basic and diluted net loss per share, Class B	$(0.06)	$(0.01)	$(0.08)	$(0.02)
The accompanying notes are an integral part of the unaudited condensed financial statements.

DIAMONDPEAK HOLDINGS CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
THREE AND SIX MONTHS ENDED JUNE 30, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,028,779	$103	7,000,000	$700	$1,984,651	$3,014,551	$5,000,005
Change in value of common stock subject to possible redemption	(57,358)	(6)	—	—	(573,574)	—	(573,580)
Net income	—	—	—	—	—	573,582	573,582
Balance – March 31, 2020 (unaudited)	971,421	97	7,000,000	700	$1,411,077	3,588,133	5,000,007
Change in value of common stock subject to possible redemption	38,324	4	—	—	383,236	—	383,240
Net loss	—	—	—	—	—	(383,243)	(383,243)
Balance – June 30, 2020 (unaudited)	1,009,745	$101	7,000,000	$700	$1,794,313	$3,204,890	$5,000,004

THREE AND SIX MONTHS ENDED JUNE 30, 2019
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit) Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019(1)	—	$—	7,187,500	$719	$24,281	$(1,650)	$23,350
Sale of 28,000,000 Units, net of underwriting discounts and offering costs	28,000,000	2,800	—	—	264,067,038	—	264,069,838
Sale of 5,066,667 Private Placement Warrants	—	—	—	—	7,600,000	—	7,600,000
Forfeiture of 812,500 shares of Class B common stock by Sponsor	—	—	(812,500)	(81)	81	—	—
Issuance of Class B common stock to Anchor Investor	—	—	812,500	81	2,745	—	2,826
Forfeiture of 187,500 shares of Class B common stock by Sponsor	—	—	(187,500)	(19)	19	—	—
Common stock subject to possible redemption	(26,695,890)	(2,670)	—	—	(266,956,230)	—	(266,958,900)
Net income	—	—	—	—	—	262,896	262,896
Balance – March 31, 2019 (unaudited)	1,304,110	$130	7,000,000	$700	$4,737,934	$261,246	$5,000,010
Change in value of common stock subject to possible redemption	(110,276)	(11)	—	—	(1,102,749)	—	(1,102,760)
Net income	—	—	—	—	—	1,102,755	1,102,755
Balance – June 30, 2019 (unaudited)	1,193,834	$119	7,000,000	$700	$3,635,185	$1,364,001	$5,000,005

(1)
This number included up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On March 18, 2019, the underwriters elected to partially exercise their over-allotment option and, as a result, 187,500 shares were forfeited (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

DIAMONDPEAK HOLDINGS CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net income	$190,339	$1,365,651
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in the Trust Account	(1,033,199)	(2,008,496)
Changes in operating assets and liabilities:
Prepaid income taxes	52,949	—
Prepaid expenses	13,375	(166,250)
Accounts payable and accrued expenses	140,481	117,470
Income taxes payable	143,028	36,784
Net cash used in operating activities	(493,027)	(654,841)
Cash Flows from Investing Activities:
Cash invested in Trust Account	—	(280,000,000)
Cash withdrawn from Trust Account to pay franchise taxes and income taxes	280,050	364,000
Net cash provided by (used in) investing activities	280,050	(279,636,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock	—	2,826
Proceeds from sale of Units, net of underwriting fee paid	—	274,400,000
Proceeds from sale of Private Placement Warrants	—	7,600,000
Proceeds from promissory note – related party	—	185,970
Repayment of promissory note – related party	—	(223,470)
Payment of offering costs	—	(487,662)
Net cash provided by financing activities	—	281,477,664
Net Change in Cash	(212,977)	1,186,823
Cash – Beginning of period	1,070,048	20,000
Cash – End of period	$857,071	$1,206,823
Supplementary cash flow information:
Cash paid for income taxes	$—	$364,000
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$266,693,780
Change in value of common stock subject to possible redemption	$190,340	$1,367,880
Deferred underwriting fee payable	$—	$9,800,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
DiamondPeak Holdings Corp. (the “Company”) was incorporated in Delaware on November 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2020, the Company had not commenced any operations. All activity through June 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and its efforts to identify a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the investment of the net proceeds derived from the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants.
The registration statement for the Company’s Initial Public Offering was declared effective on February 27, 2019. On March 4, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, DiamondPeak Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”; and together with the Sponsor, the “initial stockholders”), generating gross proceeds of $7,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on March 4, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 3,000,000 Units at $10.00 per Unit and sold an additional 400,000 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total gross proceeds of $30,600,000. Following such closing, an additional $30,000,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $280,000,000 ($10.00 per Unit) in aggregate deposited into the Trust Account.
Transaction costs amounted to $15,930,162, consisting of $5,600,000 of underwriting fees, $9,800,000 of deferred underwriting fees and $530,162 of other offering costs. In addition, as of June 30, 2020, cash of $857,071 was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the exercise of the over-allotment option and the sale of Private

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until March 4, 2021 to complete a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors (except for the independent registered public accounting firm), service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 25, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 4, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Marketable Securities Held in Trust Account
At June 30, 2020 and December 31, 2019, the assets held in the Trust Account were invested in money market funds.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2020 and December 31, 2019, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $15,930,162 were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities within the condensed financial statements and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $203,000 and $88,000, respectively, which had a full valuation allowance recorded against it of approximately $203,000 and $88,000, respectively.

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
The Company’s currently taxable income primarily consists of interest income earned on the funds in the Trust Account. The Company’s general and administrative costs (net of applicable franchise taxes) are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2020, the Company recorded income tax expense of approximately $14,000 and $196,000, respectively, primarily related to interest income earned on the Trust Account. During the three and six months ended June 30, 2019, the Company recorded income tax expense of approximately $321,000 and $401,000, respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rates for the three and six months ended June 30, 2020 were approximately (3.7)% and 50.7%, and for the three and six months ended June 30, 2019 were approximately 22.5% and 22.7%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,400,000 shares of Class A common stock in the aggregate.
The Company’s condensed statements of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $115,042 and $1,033,199 for the three and six months ended June 30, 2020, respectively, net of applicable franchise and income taxes of $63,664 and $295,977 for the three and six months ended June 30, 2020, respectively, by the weighted average number of Class A redeemable common stock outstanding of 28,000,000 shares for the three and six months ended June 30, 2020. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $1,577,282 and $2,008,496 for the three and six months ended June 30, 2019, respectively, net of applicable franchise and income taxes of $370,729 and $500,784 for the three and six months ended June 30, 2019, respectively, by the weighted average number of Class A redeemable common stock outstanding of 28,000,000 shares and 27,644,068 shares for the three and six months ended June 30, 2020 and 2019, respectively. Net income (loss) per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing net income (loss), adjusted for income attributable to Class A redeemable common stock of $51,378 and $737,222 for the three and six months ended June 30, 2020 and $1,206,553 and $1,507,712 for the three and six months ended June 30, 2019, respectively, by the weighted average number of shares of Class B non-redeemable common stock outstanding of 7,000,000 shares for each of the three and six months ended June 30, 2020 and 2019. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 28,000,000 Units, inclusive of 3,000,000 Units sold to the underwriters on March 18, 2019 upon the underwriters’ election to partially exercise their over-allotment option at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Anchor Investor purchased an aggregate of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,000,000. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 400,000 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering and the exercise of the over-allotment option held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On November 13, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In February 2019, the Sponsor forfeited 812,500 Founder Shares and the Anchor Investor purchased 812,500 Founder Shares for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to partially exercise their over-allotment option, 187,500 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On November 13, 2018, Company issued the Sponsor a promissory note, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $223,470 were repaid upon the consummation of the Initial Public Offering on March 4, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. There are no outstanding Working Capital Loan balances as of June 30, 2020 and December 31, 2019.
Administrative Support Agreement
The Company entered into an agreement, commencing on the February 27, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. For each of the three months ended June 30, 2020 and 2019, the Company incurred $30,000 in fees for these services. For the six months ended June 30, 2020 and 2019, the Company incurred $60,000 and $40,000, of which $10,000 of such fees are included in accounts payable and accrued expenses in the accompanying condensed balance sheet as of June 30, 2019, respectively, in fees for these services. As of June 30, 2020 and December 31,

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
2019, all such fees were paid and no such fees were included in accounts payable and accrued expenses in the accompanying condensed balance sheets.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the coronavirus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 27, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On March 18, 2019, the underwriters elected to partially exercise their over-allotment option to purchase 3,000,000 Units at a purchase price of $10.00 per Unit.
In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,600,000. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,800,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. A portion of the deferred fees may be paid to third parties who did not participate in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating its Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion; provided, that no single third party (together with its affiliates) may be paid an amount in excess of the portion of the aggregate deferred underwriting commission paid to the underwriter unless the parties otherwise agree.
NOTE 7.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,009,745 and 1,028,779 shares of Class A common stock issued and outstanding, excluding 29,990,255 and 26,971,221 shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 7,000,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A common stock) as the Company’s outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$284,335,009	$283,581,860

DIAMONDPEAK HOLDINGS CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On August 1, 2020, the Company, entered into an agreement and plan of merger (the “Merger Agreement”) with Lordstown Motors Corp., a Delaware corporation (“LMC”) and DPL Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into LMC with LMC surviving the merger (the “Merger”). Upon consummation of the Merger, LMC will become a wholly owned subsidiary of the Company.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.0001 per share, of LMC (“LMC Common Stock”) issued and outstanding at the effective time shall be converted into, and become exchangeable for the number of shares of Class A common stock of the Company equal to the quotient obtained by dividing (A) the Purchase Price (as defined in the Merger Agreement) by (B) $10.00 by (C) the Fully Diluted Share Number (as defined in the Merger Agreement) (such number of shares of the Company’s Class A common stock, the “Stock Merger Consideration”) (except for (i) holders of LMC Common Stock that are not accredited investors, who will receive an amount per share in cash equal to the Stock Merger Consideration multiplied by $10.00 and (ii) holders of Dissenting Shares (as defined in the Merger Agreement), who shall, by virtue of the Merger and without any action on the part of the holder of such Dissenting Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.14 of the Merger Agreement). Additionally, each outstanding option to purchase shares of LMC Common Stock will be converted into an option to purchase shares of the Company’s Class A common stock.
The Merger will be consummated subject to the deliverables and provisions as further described in the Merger Agreement. For additional information about LMC, the Merger Agreement and the Merger, see the Form 8-K filed by the Company on August 3, 2020.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of
Directors of DiamondPeak Holdings Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of DiamondPeak Holdings Corp. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2019 and the period from November 13, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from November 13, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company does not complete a business combination by March 4, 2021 then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2018.
New York, New York
March 25, 2020

DIAMONDPEAK HOLDINGS CORP.
BALANCE SHEETS
	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$1,070,048	$20,000
Prepaid income taxes	52,949	—
Prepaid expenses	97,125	—
Total Current Assets	1,220,122	20,000
Deferred offering costs	—	100,000
Marketable securities held in Trust Account	283,581,860	—
Total Assets	$284,801,982	$120,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$289,767	$1,650
Accrued offering costs	—	57,500
Promissory note – related party	—	37,500
Total Current Liabilities	289,767	96,650
Deferred underwriting fee payable	9,800,000	—
Total Liabilities	10,089,767	96,650
Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 26,971,221 shares at $10.00 per share	269,712,210	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,028,779 and no shares issued and outstanding (excluding 26,971,221 and no shares subject to possible redemption) at December 31, 2019 and 2018, respectively	103	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 7,000,000 and 7,187,500 shares issued and outstanding at December 31, 2019 and 2018, respectively	700	719
Additional paid-in capital	1,984,651	24,281
Retained earnings (accumulated deficit)	3,014,551	(1,650)
Total Stockholders’ Equity	5,000,005	23,350
Total Liabilities and Stockholders’ Equity	$284,801,982	$120,000
The accompanying notes are an integral part of the financial statements.

DIAMONDPEAK HOLDINGS CORP.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	For the Period from November 13, 2018 (Inception) Through December 31, 2018
General and administrative expenses	$618,608	$1,650
Loss from operations	(618,608)	(1,650)
Other income:
Interest earned on marketable securities held in Trust Account	4,547,860	—
Income (loss) before provision for income taxes	3,929,252	(1,650)
Provision for income taxes	(913,051)	—
Net income (loss)	$3,016,201	$(1,650)
Weighted average shares outstanding of Class A redeemable common stock	27,860,927	—
Basic and diluted net income per share, Class A	$0.12	$—
Weighted average shares outstanding of Class B non-redeemable common stock	7,000,000	6,250,000
Basic and diluted net loss per share, Class B	$(0.06)	$(0.00)
The accompanying notes are an integral part of the financial statements.

DIAMONDPEAK HOLDINGS CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – November 13, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(1,650)	(1,650)
Balance – December 31, 2018	—	—	7,187,500	719	24,281	(1,650)	23,350
Sale of 28,000,000 Units, net of underwriting discounts and offering costs	28,000,000	2,800	—	—	264,067,038	—	264,069,838
Sale of 5,066,667 Private Placement Warrants	—	—	—	—	7,600,000	—	7,600,000
Forfeiture of 812,500 shares of Class B common stock by Sponsor	—	—	(812,500)	(81)	81	—	—
Issuance of Class B common stock to Anchor Investor	—	—	812,500	81	2,745	—	2,826
Forfeiture of 187,500 shares of Class B common stock by Sponsor	—	—	(187,500)	(19)	19	—	—
Common stock subject to possible redemption	(26,971,221)	(2,697)	—	—	(269,709,513)	—	(269,712,210)
Net income	—	—	—	—	—	3,016,201	3,016,201
Balance – December 31, 2019	1,028,779	$103	7,000,000	$700	$1,984,651	$3,014,551	$5,000,005

(1)
This number included up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On March 18, 2019, the underwriters elected to partially exercise their over-allotment option and, as a result, 187,500 shares were forfeited (see Note 5).

The accompanying notes are an integral part of the financial statements.

DIAMONDPEAK HOLDINGS CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	For the Period from November 13, 2018 (Inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$3,016,201	$(1,650)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in the Trust Account	(4,547,860)	—
Changes in operating assets and liabilities:
Prepaid income taxes	(52,949)	—
Prepaid expenses	(97,125)	—
Accounts payable and accrued expenses	288,117	1,650
Net cash used in operating activities	(1,393,616)	—
Cash Flows from Investing Activities:
Cash invested in Trust Account	(280,000,000)	—
Cash withdrawn from Trust Account to pay income taxes	966,000	—
Net cash used in investing activities	(279,034,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock	2,826	25,000
Proceeds from sale of Units, net of underwriting fee paid	274,400,000	—
Proceeds from sale of Private Placement Warrants	7,600,000	—
Proceeds from promissory note – related party	185,970	—
Repayment of promissory note – related party	(223,470)	—
Payment of offering costs	(487,662)	(5,000)
Net cash provided by financing activities	281,477,664	20,000
Net Change in Cash	1,050,048	20,000
Cash – Beginning of period	20,000	—
Cash – End of period	$1,070,048	$20,000
Supplementary cash flow information:
Cash paid for income taxes	$966,000	$—
Non-cash investing and financing activities:
Value of common stock subject to possible redemption	$269,712,210	$—
Deferred underwriting fee payable	$9,800,000	$—
Offering costs included in accrued offering costs	$—	$57,500
Payment of offering costs through promissory note	$—	$37,500
The accompanying notes are an integral part of the financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
DiamondPeak Holdings Corp. (the “Company”) was incorporated in Delaware on November 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the real estate sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from November 13, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and its efforts to identify a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the investment of the net proceeds derived from the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Placement Warrants.
The registration statement for the Company’s Initial Public Offering was declared effective on February 27, 2019. On March 4, 2019, the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Company’s sponsor, DiamondPeak Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”; and together with the Sponsor, the “initial stockholders”), generating gross proceeds of $7,000,000, which is described in Note 4.
Following the closing of the Initial Public Offering on March 4, 2019, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 3,000,000 Units at $10.00 per Unit and sold an additional 400,000 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total gross proceeds of $30,600,000. Following such closing, an additional $30,000,000 of net proceeds ($10.00 per Unit) was deposited in the Trust Account, resulting in $280,000,000 ($10.00 per Unit) in aggregate deposited into the Trust Account.
Transaction costs amounted to $15,930,162, consisting of $5,600,000 of underwriting fees, $9,800,000 of deferred underwriting fees and $530,162 of other offering costs. In addition, as of December 31, 2019, cash of $1,070,048 was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the exercise of the over-allotment option and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until March 4, 2021 to complete a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors (except for the independent registered public accounting firm), service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 4, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Marketable Securities Held in Trust Account
At December 31, 2019, the assets held in the Trust Account were invested in money market funds.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $15,930,162 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 14,400,000 shares of Class A common stock in the aggregate.
The Company’s statements of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account of $4,547,860, net of applicable franchise and income taxes of $1,113,101 for the year ended December 31, 2019, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income, adjusted for income attributable to Class A redeemable common stock of $3,434,759, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
In July 2017, The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480)

and Derivatives and Hedging (Topic 815): Part I. Accounting for Certain Financial Instruments with Down Round Features; Part II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Also, entities must adjust their basic Earnings Per Share (“EPS”) calculation for the effect of the down round provision when triggered (that is, when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature). That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. An entity will also recognize the effect of the trigger within equity. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this guidance during the quarter ended March 31, 2019. The adoption of this guidance enabled the Company to record the warrants as equity instruments and is not expected to have a material impact on the Company’s financial position, results of operations, cash flows or disclosures moving forward until a trigger event occurs. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update are not expected to have an impact on the Company.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 28,000,000 Units, inclusive of 3,000,000 Units sold to the underwriters on March 18, 2019 upon the underwriters’ election to partially exercise their over-allotment option at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Anchor Investor purchased an aggregate of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,000,000. On March 18, 2019, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 400,000 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering and the exercise of the over-allotment option held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On November 13, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In February 2019, the Sponsor forfeited 812,500 Founder Shares and the Anchor Investor purchased 812,500 Founder Shares for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to partially exercise their over-allotment option, 187,500 Founder Shares were forfeited and 750,000 Founder Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On November 13, 2018, Company issued the Sponsor a promissory note, pursuant to which the Sponsor agreed to loan the Company up to an aggregate of $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $223,470 were repaid upon the consummation of the Initial Public Offering on March 4, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. There are no outstanding Working Capital Loan balances as of December 31, 2019.
Administrative Support Agreement
The Company entered into an agreement, commencing on the February 27, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. For the year ended December 31, 2019, the Company incurred $100,000 in fees for these services.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 27, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working

Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On March 18, 2019, the underwriters elected to partially exercise their over-allotment option to purchase 3,000,000 Units at a purchase price of $10.00 per Unit.
In connection with the closing of the Initial Public Offering and the over-allotment option, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,600,000. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,800,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. A portion of the deferred fees may be paid to third parties who did not participate in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating its Business Combination. The election to make such payments to third parties will be solely at the discretion of the Company’s management team, and such third parties will be selected by the management team in their sole and absolute discretion; provided, that no single third party (together with its affiliates) may be paid an amount in excess of the portion of the aggregate deferred underwriting commission paid to the underwriter unless the parties otherwise agree.
NOTE 7.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,028,779 and no shares of Class A common stock issued and outstanding, excluding 26,971,221 and no shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 7,000,000, and 7,187,500 shares of Class B common stock issued and outstanding, respectively.
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A common stock) as the Company’s outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable for cash so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8.   INCOME TAX
The Company’s deferred tax assets (liabilities) at December 31, 2018 and the provision for income taxes for the period from November 13, 2018 (inception) through December 31, 2018 was deemed to be de minimis.

The Company’s net deferred tax assets at December 31, 2019 are as follows:
December 31, 2019
Deferred tax asset
Organizational and start-up costs	$87,897
Total deferred tax asset	87,897
Valuation allowance	(87,897)
Deferred tax asset, net of valuation allowance	$—
The income tax provision consists of the following:
December 31, 2019
Federal
Current	$913,051
Deferred	(87,897)
State
Current	—
Deferred	—
Change in valuation allowance	87,897
Income tax provision	$913,051
As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the change in the valuation allowance was $87,897.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	2.2%
Income tax provision	23.2%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 9.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account — U.S. Treasury Securities Money Market Fund	1	$283,581,860
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lordstown Motors Corp.
Balance Sheets
	(Unaudited) As of June 30, 2020	As of December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$454,827	$2,159,217
Accounts receivable	12,500	—
Prepaid expenses and other current assets	91,238	—
Total current assets	$558,565	$2,159,217
Property, plant and equipment	21,741,328	20,275,729
Intangible assets	11,111,100	11,111,100
Restricted cash	130,009	—
TOTAL ASSETS	$33,541,002	$33,546,046
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$5,616,032	$1,801,655
Accrued and other current liabilities	254,857	414,719
Due to related party	5,938,455	2,630,907
Related party notes payable	24,271,244	20,142,466
Total current liabilities	$36,080,588	$24,989,747
Note payable	1,014,652	—
Total liabilities	$37,095,240	$24,989,747
COMMITMENTS AND CONTINGENCIES (NOTE 11)
Stockholders’ equity
Common stock, $0.0001 par value, 10,000,000 shares authorized; 1,305,982 and 1,221,853 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	128	122
Additional paid in capital	26,657,475	18,946,691
Accumulated deficit	(30,211,841)	(10,390,514)
Total stockholders’ (deficit) equity	(3,554,238)	8,556,299
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$33,541,002	$33,546,046
The accompanying notes are an integral part of these unaudited financial statements.

Lordstown Motors Corp.
Statements of Operations
(unaudited)
	Six months ended June 30, 2020	For the period from April 30, 2019 to June 30, 2019
Net sales	$—	$—
Operating expenses
Selling and administrative expenses	8,677,026	—
Research and development expenses	13,254,225	—
Total operating expenses	21,931,251	—
Gain on sale of assets	2,345,996
Loss from operations	(19,585,255)	—
Other income (expense)
Other income	125,946
Interest expense	(362,018)	—
Loss before income taxes	(19,821,327)	—
Income tax expense	—	—
Net loss	$(19,821,327)	$—
Loss per share attributable to common shareholders
Basic & Diluted	(15.32)	—
Weighted average number of common shares outstanding
Basic & Diluted	1,293,660	—
The accompanying notes are an integral part of these unaudited financial statements.

Lordstown Motors Corp.
Statements of Stockholder’s (Deficit) Equity
(unaudited)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2019	1,221,853	$122	$18,946,691	$(10,390,514)	$8,556,299
Issuance of common stock	84,129	6	6,396,493	—	6,396,499
Stock compensation	—	—	1,314,291	—	1,314,291
Net loss	—	—	—	(19,821,327)	(19,821,327)
Balance at June 30, 2020	1,305,982	$128	$26,657,475	$(30,211,841)	$(3,554,238)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Inception at April 30, 2019	—	—	—	—	—
Issuance of common stock	—	—	—	—	—
Stock compensation	—	—	—	—	—
Net loss	—	—	—	—	—
Balance at June 30, 2019	—	—	—	—	—
The accompanying notes are an integral part of these unaudited financial statements.

Lordstown Motors Corp.
Statements of Cash Flows
(unaudited)
	Six months ended June 30, 2020	For the period from April 30, 2019 to June 30, 2019
Cash flows from operating activities
Net loss	$(19,821,327)	$—
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation	1,314,291	—
Interest expense	350,000
Gain on disposal of fixed assets	(2,345,996)
Changes in assets and liabilities:
Accounts receivables	(12,500)	—
Prepaid expenses	(91,238)	—
Accounts payable, Accrued liabilities, and Due to related party	6,962,062	—
Net cash used by operating activities	(13,644,708)	—
Cash flows from investing activities
Purchases of capital assets	(1,202,821)	—
Sale of capital assets	2,395,996	—
Net cash provided by investing activities	1,193,175	—
Cash flows from financing activities
Notes payable	1,014,652	—
Related party notes payable	3,466,000
Issuance of common stock	6,396,500	—
Net cash provided by financing activities	10,877,152	—
Net decrease in cash and cash equivalents and restricted cash	(1,574,381)	—
Cash and cash equivalents and restricted cash at beginning of period	2,159,217	—
Cash and cash equivalents and restricted cash at end of period	$584,836	$—
The accompanying notes are an integral part of these unaudited financial statements.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Lordstown Motors Corp. (“LMC” or the “Company”) is an automotive start-up founded April 30, 2019 in Lordstown, Ohio for the purpose of developing the first electric full-size pickup truck. The Company was founded by Chief Executive Officer Steve Burns with the goal of becoming an original equipment manufacturer (OEM) of electrically powered pickup trucks and vehicles for fleet customers in pursuit of accelerating the sustainable future and set new standards in the industry. In connection with the formation, the Company entered into a stock purchase agreement with Steve Burns, who contributed cash in exchange for 1,000,000 common shares. The Company is in its initial design and testing phase related to its production of the Endurance pickup truck and has yet to bring a completed product to market.
The Company subsequently entered into a common stock subscription agreement whereby the Company issued 131,000 shares to Workhorse Group, Inc. (“Workhorse”), in exchange for the right to use certain intellectual property in vehicle production. The Company has since raised additional capital through Series A issuances during 2019. On November 7, 2019, the Company entered into an Asset Transfer Agreement and separate Mortgage Agreement (collectively, the “Agreements”) with General Motors LLC (“GM”) in which the Company acquired certain real and personal property in Lordstown, Ohio. Pursuant to the Agreements, a Note Payable was issued in the principal amount of $20,000,000, secured by the real property as described in Note 4.
Going Concern, Liquidity, and Capital resources
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through August 2021. Since inception, the Company has incurred cumulative losses of $30,211,841 as of June 30, 2020. As of June 30, 2020, the Company had $454,827 in cash and cash equivalents. The Company expects to continue to incur significant operating losses for the foreseeable future.
In order to proceed with the Company’s business plan, the Company will need to raise substantial additional funds through one or more of the following: issuance of additional debt, equity or both. Until such time, if ever, the Company can generate revenue sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate its product development activities or future commercialization efforts. As described in Note 13, although additional funding has already been secured through the Maxim 3 Convertible Promissory Notes, which closed in August 2020, there can be no assurance that the Company will be able to obtain the needed financing on acceptable terms to fund its cash flow requirements.
As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.
The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Financial Statements and related disclosures have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial

Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).
Comparability
Management notes that while the Company was incorporated in April 2019, activities did not commence until July 2019 upon Mr. Burns first capital contribution funded to the entity in exchange for common shares. As such, comparable information within the unaudited Statements of Operations, Statements of Cash Flows and Statements of Stockholders’ Equity as of and for the period from April 30, 2019 to June 30, 2019 has been presented with no activity. These unaudited interim financial statements should be read in conjunction with the financial statements and the related notes included in the Company’s annual financial statements for the for the period beginning April 30, 2019 through December 31, 2019.
Use of estimates in financial statement preparation
The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Unaudited interim financial statements
The accompanying interim Balance Sheets as of June 30, 2020, the interim Statements of Operations, Statements of Stockholders’ Equity, and the Statements of Cash Flows for the six months ended June 30, 2020 and for the period from April 30, 2019 to June 30, 2019 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2020 and its results of operations and cash flows for the six months ended June 30, 2020 and for the period from April 30, 2019 to June 30, 2019. The financial data and the other financial information disclosed in the notes to these financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.
During the period ended June 30, 2020, an outbreak of a novel strain of coronavirus (COVID-19) has disrupted supply chains and affected production and sales across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. COVID-19 disrupted development work on the preparation of the Company’s Lordstown facility to produce the Endurance during the six months ended June 30, 2020. While development work on the facility was delayed by a number of months, long-term impact on the Company’s employees and vendors cannot be predicted, and the extent to which COVID-19 may impact the Company’s financial condition or results of operations is uncertain at this time.
Recent accounting pronouncements
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private NFPs and public NFPs that have not yet issued (or made available for issuance) financial statements reflecting the new standard. These new leasing standards are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 extends the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 amendments are effective for the Company beginning January 1, 2020 and interim periods within fiscal years beginning after December 15, 2020.The Company is currently evaluating the effect of the adoption of this guidance on the financial statements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.
NOTE 3 — FAIR VALUE MEASUREMENTS
The Company follows the accounting guidance in ASC 820 for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
The Company has not identified any financial assets measured on the basis on the categories defined above.
Management believes the carrying amount of the Related party notes payable described in Note 5 approximates fair value due to current rates, terms and securitization under the Note Payable and Mortgage Agreement and continue to approximate fair value terms that would be available with other third-party lenders. Management also believes the Note payable described in Note 6 approximates fair value as the Note originated in April 2020 with a third-party lender.
NOTE 4 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of an idle assembly and manufacturing plant in Lordstown, Ohio. The facility is fully equipped with the tooling necessary to begin production of the Endurance pickup truck along with all personal property, purchased from GM in November 2019 for $20,000,000. In early 2019, GM made the decision to halt manufacturing on its Chevrolet Cruze sedan which was manufactured at its Lordstown plant. The plant remained closed with no production until GM and the Company were able to agree on the terms of the asset purchase, which resulted in a purchase price significantly lower than the fair market value of the assets acquired.

The plant was acquired in exchange for a Note Payable (refer to Note 5 below). The Company is currently reengineering its production process, bringing acquired assets up to the level needed for production and evaluating assets that will be necessary in the production of its electric vehicle, the Endurance pickup truck.
The initial cost of other property, plant and equipment includes the value of the note payable, along with any directly attributable costs of bringing the asset to its working condition and location for intended use, including direct acquisition costs and capitalized interest. All assets are currently recorded in construction-in-process (“CIP”) as the Company is still in the process of being the assets to their intended use.
The assets were not in service as of June 30, 2020, therefore, depreciation in relation thereto will begin once the identification is complete and production of a saleable product has and when the assets are placed into service. No depreciation expense was recognized for the six months ended June 30, 2020.
The Company recorded $312,778 of capitalized interest during the period from January 1, 2020 through March 31, 2020 as the facility assets underwent activities necessary to bring them to their intended use. Beginning April 1, 2020, activity on the facility stopped due to the shutdown caused by the COVID-19 pandemic. As these activities were no longer ongoing, interest capitalization on the Note Payable was suspended. Therefore, interest from April 1, 2020 through June 30, 2020 was expensed as incurred. Refer to Note 5 for further details on the Related party notes payable. While development activities occurred on the facility during the first three months of 2020, nothing met the requirements for capitalization.
During the six months ended June 30, 2020, the Company received $2,395,996 in connection with the sale of equipment it determined was not necessary for production. As the equipment was acquired for consideration below fair value in November 2019 as described above, the Company recorded a gain on sale of the asset for $2,345,996. Additionally, the Company purchased additional property from GM for $1,202,821 which was recorded to CIP as it is still under development.
While the Company is developing the Lordstown facility and preparing it for its intended use, it is leasing a portion of the property to a third-party lessee. Total rental income is $50,000 and recorded as Other income in the Statements of Operations.
NOTE 5 — RELATED PARTY NOTES PAYABLE
On May 28, 2020, the Company entered into a Convertible Promissory Note (the “Convertible Note”) with GM that provides a financing to the Company of up to $10,000,000 secured by the Company’s property, plant and equipment and intangible assets. Pursuant to the terms of the Convertible Note, the Company periodically draws down on the Convertible note to meet its working capital needs. If any portion of this balance is unpaid as of the expiration date of September 14, 2020, the amount is automatically converted to shares of the Company’s common stock. As of June 30, 2020, the outstanding balance of the convertible note is $3,466,000. Additionally, the Company intends to pay the outstanding balance prior to the occurrence of the conversion criteria.
On November 7, 2019, the Company entered into an Asset Transfer Agreement, Operating Agreement and separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company issued GM a Note Payable in the principal amount of $20,000,000, secured by the property, plant and equipment described in Note 4. The Company has imputed interest of 5% on the Note Payable until February 1, 2020 when the stated interest rate of 7% begins per the terms of the Agreement. Interest for the six months ended June 30, 2020 totaled $662,778, of which $312,778 was capitalized as part of PP&E as described in Note 4. The outstanding balance as of June 30, 2020 and December 31, 2019 was $20,805,244 and $20,142,466, respectively.
NOTE 6 — NOTE PAYABLE
On April 17, 2020, LMC entered into a Promissory Note with The Huntington National Bank, which provides for a loan in the amount of $1,014,652 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.
NOTE 7 — DUE TO RELATED PARTY
In conjunction with the Operating Agreement prescribed in Note 5, the Company is required to reimburse GM for expenditures related to general plant maintenance and compliance associated with the Lordstown facility. The Company recorded expenses in the period of $2,104,727 and has accrued a total of $5,938,455 of reimbursable expenses as of June 30, 2020. As part of the balance incurred in the period, $1,202,821 relates to the Company’s purchase of land from GM. Refer to Note 5 for more details. All expenses were recorded to the Selling, general, and administrative expenses line item on the Statements of Operations.
NOTE 8 — STOCK-BASED COMPENSATION
The Company established an equity incentive plan (the “Plan”), adopted on September 1, 2019. The Plan provides for the granting of 200,000 shares and options to purchase shares to certain employees. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”).
The options are time-based and vest over the defined period in each individual grant agreement. The date at which the options are exercisable is defined in each agreement. The Board establishes the exercise price of the shares subject to an option at the time of the grant, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The fair value of the shares is determined by the Board of Directors on the date of grants. Stock options generally have a contractual life of 10 years.
The Company recognizes compensation expense for the shares equal to the fair value of the option at the time of grant. The expense is recognized on a straight-line basis over the vesting period of the awards. The estimated fair value of each stock option grant was computed using the following weighted average assumptions:
	June 30, 2020	June 30, 2019
Risk-free interest rate	1.59%	—
Expected term (life) of options (in years)	10.0	—
Expected dividends	0%	—
Expected volatility	50%	—
The expected volatility was estimated by management based on results from public companies in the industry. The expected term of the awards granted was assumed to be the contract life of the option as determined in the specific arrangement. The risk-free rate of return was based on market yields in effect on the date of each grant for United States Treasury debt securities with a maturity equal to the expected term of the award. The expected dividends are zero as the Company has not historically paid dividends.

The activities of stock options are summarized as follows, including granted, exercised and forfeited for the period ended June 30, 2020:
	Number of Options	Weighted Average Grant Date Fair Value per Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, beginning of period	80,374	$60.78	$100	9.9
Granted	18,282	60.45	100	9.6
Exercised	—	—	—
Forfeited	(1,500)	60.74	100	9.6
Expired	—	—	—
Outstanding, end of period	97,156	$60.72	$100	9.4
Total stock-based compensation expense for the six months ended June 30, 2020 is $1,314,291. As of June 30, 2020, unrecognized compensation expense was $4,334,451 for unvested options, which is expected to be recognized over the next 1.6 years.
The following is a summary of the range of exercise prices for stock options that are exercisable at June 30, 2020:
Range of Exercise Prices	Number	Weighted Average Remaining Life	Weighted Average Exercise Price
$100	24,753	9.8	$100
NOTE 9 — BASIC AND DILUTED LOSS PER SHARE
The following table shows the computation of basic and diluted loss per share:
Period ended June 30, 2020
Net loss after tax attributable to common stock-holders	(19,821,327)
Basic and diluted weighted average shares outstanding	1,293,660
Net loss per unit attributable to common stockholder, basic and diluted	(15.32)
The weighted-average outstanding stock options and convertible notes were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive. This includes vested and unvested stock options and convertible notes.
NOTE 10 — INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets.
On March 27, 2020, the U.S. President signed into law the CARES Act, an economic stimulus package in response to the COVID-19 global pandemic. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax credits immediately refundable; providing a 5-year carryback of net operating loss carryforwards (“NOLs”) generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Cuts and Jobs Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility.
The Company is still evaluating the impact but does not currently expect the provisions of the CARES Act to have a material effect on the realizability of deferred income tax assets or tax expense. There is no material impact for the six months ended June 30, 2020. As additional guidance is released, the Company will evaluate whether there would need to be a change in the period when such guidance is issued.
As of June 30, 2020, there were no material changes to either the nature or the amounts of the uncertain tax positions previously determined for the year ended December 31, 2019.
NOTE 11 — COMMITMENTS AND CONTIGENCIES
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
NOTE 12 — RELATED PARTY TRANSACTIONS
On November 7, 2019, the Company entered into an Asset Transfer Agreement, inclusive of an Operating Agreement, along with a separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company issued GM a Note Payable in the principal amount of $20,000,000, secured by the real property described in Note 3. Refer to Note 5 for further details on the related party Note Payable.
In addition to the Note Payable, the terms of the Operating Agreement state that all expenses associated with the real property shall be paid by GM and subsequently reimbursed by the Company. As of June 30, 2020, the Company has incurred $5,938,455 under the Operating Agreement, which is recorded in as a Due to related party. GM also holds an option to reacquire certain property located adjacent from the main production plant from Company in the event it determines not to develop the specified property.
On May 28, 2020, the Company entered into a Convertible Promissory Note with GM that provides a financing option to the Company of up to $10,000,000. Refer to Note 5 for further details on the Note.
On November 7, 2019, the Company entered into a transaction with Workhorse Group Inc., for the purpose of obtaining certain intellectual property. In connection with the Intellectual Property License Agreement, the Company is also required to pay royalties to for use of the intellectual property related to the production of the Endeavor Truck. These royalties will be paid as a percent of each vehicle sold, up to the first 200,000 vehicles, with a prepayment in advance payable upon closing of certain merger agreement described below. As of June 30, 2020, no such royalties had been incurred.
NOTE 13 — SUBSEQUENT EVENTS
On August 1, 2020, the Company entered into a definite merger agreement with DiamondPeak Holdings Corporation (NASDAQ: DPHC), a special purpose acquisition company. Upon closing of the agreement, which is expected in the fourth quarter of 2020 and upon approval by the shareholders of DPHC, the combined company will remain listed on the NASDAQ under the new ticker symbol “RIDE”.
On August 10, 2020, the Company entered into a “Placement Agency Agreement” with Maxim Group, LLC (“Maxim”). Pursuant to the terms of the agreement, the Company issued “Convertible Promissory Notes” to a series of investors for proceeds worth $24,711,000. On September 9, 2020 and September 18, 2020, Lordstown issued additional Convertible Promissory Notes for aggregate proceeds of $5 million and $2.6 million respectively. The Company expects to issue an additional $7,644,000 of additional Convertible Promissory Notes prior to September 30, 2020. These Convertible Promissory Notes are expected to convert to equity in conjunction with the terms of the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Lordstown Motors Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Lordstown Motors Corp. (the Company) as of December 31, 2019, and the related statements of operations, stockholders’ equity, and cash flows for the period beginning April 30, 2019 and ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period beginning April 30, 2019 and ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $10,390,514 during the period beginning April 30, 2019 and ended December 31, 2019, and as of that date the Company’s current liabilities exceeded its current assets by $22,830,530. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Clark, Schaefer, Hackett & Co.
We have served as the Company’s auditor since 2019.
Cincinnati, OH
September 20, 2020

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Lordstown Motors Corp.
Balance Sheet
As of December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$2,159,217
Total current assets	2,159,217
Property, plant and equipment	20,275,729
Intangible assets	11,111,100
TOTAL ASSETS	$33,546,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,801,655
Accrued and other current liabilities	414,719
Due to related party	2,630,907
Related party notes payable	20,142,466
Total current liabilities	24,989,747
Total liabilities	24,989,747
COMMITMENTS AND CONTINGENCIES (NOTE 11)
Stockholders’ equity
Common stock, $0.0001 par value, 10,000,000 shares authorized 1,221,853 shares issued and outstanding	122
Additional paid in capital	18,946,691
Accumulated deficit	(10,390,514)
Total stockholders’ equity	8,556,299
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,546,046
The accompanying notes are an integral part of these financial statements.

Lordstown Motors Corp.
Statement of Operations
For the Period From April 30, 2019 to December 31, 2019
Net sales	$—
Operating expenses	—
Selling and administrative expenses	4,525,745
Research and development expenses	5,864,769
Total operating expenses	10,390,514
Loss from operations	(10,390,514)
Loss before income taxes	(10,390,514)
Income tax expense	—
Net loss	$(10,390,514)
Loss per share attributable to common shareholders
Basic & Diluted	(9.76)
Weighted average number of common shares outstanding
Basic & Diluted	1,064,150
The accompanying notes are an integral part of these financial statements.

Lordstown Motors Corp.
Statement of Stockholders’ Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Inception at April 30, 2019	—	$—	$—	$—	$—
Issuance of common stock	1,221,853	122	18,604,979	—	18,605,101
Stock compensation	—	—	341,712	—	341,712
Net loss	—	—	—	(10,390,514)	(10,390,514)
Balance at December 31, 2019	1,221,853	$122	$18,946,691	$(10,390,514)	$8,556,299
The accompanying notes are an integral part of these financial statements.

Lordstown Motors Corp
Statement of Cash Flows
For the Period April 30, 2019 to December 31, 2019
Cash flows from operating activities
Net loss	$(10,390,514)
Adjustments to reconcile net loss to cash used by operating activities:
Stock-based compensation	341,712
Changes in assets and liabilities:
Accounts payable, Accrued and other current liabilities, and Due to related party	4,847,281
Net cash used by operating activities	(5,201,521)
Cash flows from investing activities
Purchase of property, plant and equipment	(133,263)
Net cash used by investing activities	(133,263)
Cash flows from financing activities
Issuance of common stock	7,494,001
Net cash provided by financing activities	7,494,001
Net increase in cash and cash equivalents	2,159,217
Beginning cash and cash equivalents	—
Ending cash and cash equivalents	$2,159,217
Supplemental Disclosures of non-cash activities
Capital assets acquired with notes payable	$20,142,466
Common stock issued in exchange for intangible assets	$11,111,100
The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Lordstown Motors Corp. (“Lordstown” or the “Company”) is an automotive start-up founded April 30, 2019 in Lordstown, Ohio, for the purpose of developing the first electric full-size pickup truck. The Company was founded by Chief Executive Officer Steve Burns with the goal of becoming an original equipment manufacturer (OEM) of electrically powered pickup trucks and vehicles for fleet customers in pursuit of accelerating the sustainable future and set new standards in the industry. In connection with the formation, the Company entered into a stock purchase agreement with Steve Burns, who contributed cash in exchange for 1,000,000 common shares. The Company is in its initial design and testing phase related to its production of the Endurance pickup truck and has yet to bring a completed product to market.
The Company subsequently entered into a common stock subscription agreement whereby the Company issued 131,000 shares to Workhorse Group, Inc. (“Workhorse”), in exchange for the right to use certain intellectual property in vehicle production (see Note 5 for further details). The Company has since raised additional capital through Common Stock issuances during 2019. On November 7, 2019, the Company entered into an Asset Transfer Agreement and separate Mortgage Agreement (collectively, the “Agreements”) with General Motors LLC (“GM”) in which the Company acquired certain real and personal property in Lordstown, Ohio. Pursuant to the Agreements, a Note Payable was issued in the principal amount of $20,000,000, secured by the real property as described in Note 3.
Going Concern, Liquidity, and Capital resources
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through August 2021. Since inception, the Company has incurred cumulative losses of approximately $10,390,514 and $30,211,841 as of December 31, 2019 and June 30, 2020, respectively. As of December 31, 2019, the Company had $2,159,217 in cash and cash equivalents and $454,827 as of June 30, 2020. The Company expects to continue to incur significant operating losses for the foreseeable future.
In order to proceed with the Company’s business plan, the Company will need to raise substantial additional funds through one or more of the following: issuance of additional debt, equity or both. Until such time, if ever, the Company can generate revenue sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate its product development activities or future commercialization efforts. Although additional funding has already been secured through the Maxim 3 Convertible Promissory Notes, there can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all.
As a result, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.
The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Financial Statements and related disclosures have been prepared for the period beginning April 30, 2019, the Company’s inception, through December 31, 2019 and as of December 31, 2019 (the “financial period”), in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).
Use of Estimates in Financial Statement Preparation
The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
Cash includes cash equivalents which are highly liquid investments that are readily convertible to cash. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. The Company presents cash and cash equivalents within Cash and cash equivalents on the Balance Sheet.
The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to significant credit risk.
Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Property, plant and equipment consists of a manufacturing plant, land and related personal property in Lordstown, Ohio, which were acquired in exchange for a note payable with GM.
Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repair expenditures are expensed as incurred, while major improvements that increase functionality of the asset are capitalized and depreciated ratably to expense over the identified useful life. Further, interest on any debt financing arrangement is capitalized to the purchased property, plant, and equipment if the requirements for capitalization are met.
The Company is currently evaluating assets acquired that will be necessary in production of its electric vehicle, the Endurance pickup truck. The property, plant and equipment were not in service as of December 31, 2019 and resides in construction-in-process. Determination of useful lives and depreciation will begin once the identification of the assets to be used in production is complete and production of saleable product has begun. Routine repairs and maintenance are expensed when incurred.
Long-lived assets, such as property, plant, and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.

Intangible assets other than goodwill
Intangible assets include patents, copyrights, trade secrets, know-how, software, and all other intellectual property and proprietary rights connected with the electric pickup truck and other electric vehicle technology owned by Workhorse Group and contributed in exchange for equity in the Company. Determination of useful lives will be over the period of economic benefit and the related amortization will begin once the intangible assets are placed in use.
The intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Upon indications of impairment, assets and liabilities are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The asset group would be considered impaired when the estimated future net undiscounted cash flows generated by the asset group are less than its carrying value. Impairment losses are measured by comparing the estimated fair value of the asset group to its carrying value.
Fair value measurements
The carrying amount of the Related party note payable described in Note 4 approximates fair value due to current rates, terms and securitization under the Note Payable and Mortgage Agreement continue to approximate fair value terms that would be available with other third-party lenders.
Research and development costs
The Company expenses research and development costs as they are incurred. Research and development costs consist primarily of personnel costs for engineering and research, prototyping costs, and contract and professional services.
Advertising
The Company expenses all advertising costs as incurred. The Company’s advertising expense totaled $20,475 for the period from April 30, 2019 through December 31, 2019.
Common stock
The Company is authorized to issue up to 10 million shares of common stock. As of December 31, 2019, 1,221,853 shares of common stock are issued and outstanding.
Stock-based compensation
The Company has adopted ASC 718, Accounting for Stock-Based Compensation (ASC 718), which establishes a fair value-based method of accounting for stock-based compensation plans. In accordance with ASC 718, the cost of stock-based awards issued to employees and non-employees over the awards’ vest period is measured on the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model, which incorporates assumptions regarding the expected volatility, expected option life and risk-free interest rate. The expected volatility was estimated by management as 50% based on results from public companies in the industry. The expected term of the awards granted was assumed to be the contract life of the option as determined in the specific arrangement. The risk-free rate of return was based on market yields in effect on the date of each grant for United States Treasury debt securities with a maturity equal to the expected term of the award.
The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. Further, pursuant to ASU 2016-09 — Compensation — Stock Compensation (Topic 718), the Company has elected to account for forfeitures as they occur.
The Company’s options are time-based and vest over the defined period in each individual grant agreement. The date at which the options are exercisable is defined in each agreement. The Board establishes the exercise price of the shares subject to an option at the time of the grant, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.
Income taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s deferred tax assets are in a full valuation allowance position.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Basic and diluted loss per share
Basic loss per share is computed by dividing net earnings available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. The diluted net loss per share of common stock is computed by dividing the net loss using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
Recent accounting pronouncements
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Leases(Topic 842), was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private NFPs and public NFPs that have not yet issued (or made available for issuance) financial statements reflecting the new standard. These new leasing standards are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326):Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 extends the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 amendments are effective for the Company beginning January 1, 2020 and interim periods within fiscal years beginning after December 15, 2020.The Company is currently evaluating the effect of the adoption of this guidance on the financial statements
NOTE 3 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of an idle assembly and manufacturing plant in Lordstown, Ohio. The facility is fully equipped with the tooling necessary to begin production of the Endurance pickup truck along with all personal property, purchased from GM in November 2019 for $20 million. In early 2019, GM made the decision to halt manufacturing on its Chevrolet Cruze sedan which was manufactured at its Lordstown plant. The plant remained closed with no production until GM and the Company were able to agree on the terms of the asset purchase, which resulted in a purchase price significantly lower than the fair market value of the assets acquired.
The plant was acquired in exchange for a Note Payable (refer to Note 4 below). The Company is currently reengineering its production process, bringing acquired assets up to the level needed for production and evaluating assets that will be necessary in the production of its electric vehicle, the Endurance pickup truck.
The initial cost of other property, plant and equipment includes the value of the note payable, along with any directly attributable costs of bringing the asset to its working condition and location for intended use, including direct acquisition costs and capitalized interest. All assets are currently recorded in CIP and the Company is in-process of assigning values to the equipment over the relative fair value of consideration paid in accordance with ASC 805 — Business Combinations.
The assets were not in service during the period from April 30, 2019 through December 31, 2019, therefore, depreciation in relation thereto will begin once the identification is complete and production of a saleable product has commenced and when the assets are placed into service. No depreciation expense was recognized for the period from April 30, 2019 through December 31, 2019.
The Company recorded $142,466 of capitalized interest during the period as the Company continues to perform development activities necessary to bring to the acquired assets to their intended use.
NOTE 4 — RELATED PARTY NOTES PAYABLE
On November 7, 2019, the Company entered into an Asset Transfer Agreement, Operating Agreement and separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company issued GM a Note Payable in the principal amount of $20 million, secured by the real property described in Note 3. The Note Payable bears interest beginning on February 1, 2020 at a rate of 7%. As there is no stated interest rate for the time period between November 7, 2019 through December 31, 2019, while no interest was paid, interest has been imputed at a rate of 5%, which has been deemed to be market rate had the Company obtained third party financing on a collateralized loan. The Company has capitalized

$142,466 of imputed interest during the year as part of costs required to carry out the activities necessary to bring the underlying collateral to the condition of its intended use.
NOTE 5 — INTANGIBLES OTHER THAN GOODWILL
Intangible assets include patents, copyrights, trade secrets, know-how, software, and all other intellectual property and proprietary rights (collectively referred to as “Licensed Technology”) connected with the electric pickup truck and other electric vehicle technology. The Licensed Technology was previously owned by Workhorse Group and contributed in exchange for common shares in the Company, which was valued at $11,111,100. The Company will amortize the acquired intangible when placed in use over the determined period of derived economic benefit.
NOTE 6 — STOCK-BASED COMPENSATION
The Company established an equity incentive plan (the “Plan”), adopted on September 1, 2019. The Plan provides for the granting of 200,000 shares and options to purchase shares to certain employees. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). The fair value of the shares is determined by the Board of Directors on the date of grants. Stock options generally have a contractual life of 10 years.
The Company recognizes compensation expense for the shares equal to the fair value of the option at the time of grant. The expense is recognized on a straight-line basis over the vesting period of the awards. The estimated fair value of each stock option grant was computed using the following weighted average assumptions:
December 31, 2019
Risk-free interest rate	1.73 – 1.93%
Expected term (life) of options (in years)	10.0
Expected dividends	0%
Expected volatility	50%
The expected volatility was estimated by management based on results from public companies in the industry. The expected term of the awards granted was assumed to be the contract life of the option as determined in the specific arrangement. The risk-free rate of return was based on market yields in effect on the date of each grant for United States Treasury debt securities with a maturity equal to the expected term of the award. The expected dividends are zero as the Company has not historically paid dividends.
The activities of stock options are summarized as follows, including granted, exercised and forfeited for the period ended December 31, 2019:
	Number of Options	Weighted Average Grant Date Fair Value per Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, beginning of period	—	—	—	—
Granted	80,374	$60.78	100	9.9
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Outstanding, end of period	80,374	$60.78	100	9.9
Total stock-based compensation expense for 2019 is $341,712 and is recorded within the selling and administrative, and research and development expenses on the statement of operations. As of December 31, 2019, unrecognized compensation expense was $4,543,580 for unvested options, which is expected to be recognized over the next 2.0 years.

The following is a summary of the range of exercise prices for stock options that are outstanding and exercisable at December 31, 2019:
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price
$100	21,277	9.8	$100
The aggregate intrinsic value represents the total pretax intrinsic value (i.e., the difference between the fair value of the Company’s common stock price and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2019 is zero.
NOTE 7 — BASIC AND DILUTED EARNINGS PER SHARE
The following table shows the computation of basic and diluted earnings per share:
Period ended December 31, 2019
Net loss after tax attributable to common stockholders	(10,390,514)
Basic and diluted weighted average shares outstanding	1,064,150
Net loss per unit attributable to common stockholder, basic and diluted	(9.76)
The weighted-average outstanding stock options and convertible notes were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive. This includes vested and unvested stock options and convertible notes.
NOTE 8 — INCOME TAXES
The reconciliation of the statutory federal income tax with the provision for income taxes is as follows:
	Derived Tax Rates	Period ended December 31, 2019
Federal tax benefit as statutory rates	(21.0)%	$(2,182,008)
Stock based compensation	0.2	21,635
Other permanent differences and credits	0.0	584
Change in valuation allowance	20.8	2,159,789
Total tax benefit	0.0%	$—
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its deferred tax assets.
Components of the Company’s deferred tax assets are as follows:

December 31, 2019
Deferred tax assets:
Non-qualified stock options	$50,125
Net operating losses	2,109,664
Total deferred tax assets	2,159,789
Valuation allowance	(2,159,789)
Total deferred tax assets, net of valuation allowance	$—
At December 31, 2019, the Company has $10,046,018 of federal net operation losses that carry forward indefinitely. No taxes were paid during 2019.
NOTE 9 — LEASES
Future minimum lease commitments during each of the five years following December 31, 2019 and thereafter are as follows:
Operating leases
2020	$17,500
2021
2022	—
2023	—
2024	—
Thereafter	—
Total minimum lease payments	$17,500
Rental expense for the period from April 30, 2019 through December 31, 2019 was $3,500.
NOTE 10 — DUE TO RELATED PARTY
In conjunction with the Operating Agreement prescribed in Note 4, the Company is required to reimburse GM for expenditures related to general plant maintenance and compliance associated with the Lordstown Facility. The Company recorded expenses during the period of $2,630,907, which is reflected on the Balance Sheet in Due to related party. All expenses were recorded to the Selling, general, and administrative expenses line item on the Statement of Operations.
NOTE 11 — COMMITMENTS AND CONTIGENCIES
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time however, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
NOTE 12 — RELATED PARTY TRANSACTIONS
On November 7, 2019, the Company entered into a transaction with Workhorse Group Inc., for the purpose of obtaining certain intellectual property (see Note 5). In connection with the Intellectual Property License Agreement, the Company is also required to pay various royalties to Workhorse Group Inc. for use of the intellectual property related to the production of the Endurance Truck. These royalties will be paid as a percentage of each vehicle sold, up to the first 200,000 vehicles, with a prepayment in advance payable upon closing of certain funding. As of December 31, 2019, no such royalties had been incurred.
On November 7, 2019, the Company entered into an Asset Transfer Agreement, inclusive of an Operating Agreement, along with a separate Mortgage Agreement (collectively, the “Agreements”) with GM. Pursuant to the Agreements, the Company issued GM a Note Payable in the principal amount of $20 million, secured by the real property described in Note 3. Refer to Note 4 for further details on the related party note payable.

In addition to the Note Payable, the terms of the Operating Agreement state that all expenses associated with the real property shall be paid by GM and subsequently reimbursed by the Company. Refer to Note 10 for more information on the amount due to the related party. GM also holds an option to reacquire certain property located adjacent from its main production plant from Company in the event it determines not to develop the specified property.
NOTE 13 — SUBSEQUENT EVENTS
The Company has completed an evaluation of all subsequent events through September 20, 2020 to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.
Subsequent to the date of the financial statements, an outbreak of a novel strain of coronavirus (COVID- 19) has disrupted supply chains and affected production and sales across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. Impact on the Company’s employees and vendors cannot be predicted, and the extent to which COVID-19 may impact the Company’s financial condition or results of operations is uncertain at this time.
On August 1, 2020, the Company entered into a definite merger agreement with DiamondPeak Holdings Corporation (NASDAQ: DPHC). Upon closing of the agreement, which is expected in the fourth quarter of 2020 and upon approval by the shareholders of DPHC, the combined company will remain listed on the NASDAQ under the new ticker symbol “RIDE”.
On August 10, 2020, the Company entered into a Placement Agency Agreement with Maxim Group, LLC (“Maxim”). Pursuant to the terms of the agreement, the Company issued Convertible Promissory Notes to a series of investors for proceeds worth $24,711,000. On September 9, 2020 and September 18, 2020, Lordstown issued additional Convertible Promissory Notes for proceeds worth $5,020,000 million and $2,625,000 million respectively. The Company expects to issue an additional $7,644,000 of additional Convertible Promissory Notes prior to September 30, 2020. These Convertible Promissory Notes are expected to convert to equity in conjunction with the terms of the Business Combination. It is expected that the Promissory Notes will be converted to common shares as part of the aforementioned merger agreement.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
DIAMONDPEAK HOLDINGS CORP.
DPL MERGER SUB CORP.
and
LORDSTOWN MOTORS CORP.
Dated as of August 1, 2020
NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT AGREEMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN SIGNED BY ALL PARTIES. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

Page
Article I
The Merger; Closing
Article II
Merger Consideration; Effect of the Merger on Capital Stock
Article III
Representations and Warranties of the Company

A-i

Article IV
Representations and Warranties of Parent
Article V
Covenants

A-ii

Article VI
Conditions
Article VII
Termination
Section 7.1 Termination	A-40
Section 7.2 Effect of Termination and Abandonment	A-41
Article VIII
INDEMNIFICATION

A-iii

Article IX
Miscellaneous and General

A-iv

EXHIBITS AND SCHEDULES
Exhibits
Exhibit A	Definitions
Exhibit B	Support Agreements
Exhibit C	Registration Rights and Lock-Up Agreement
Exhibit D	Amended and Restated Parent Charter
Exhibit E	Surviving Corporation Charter
Exhibit F	Amended and Restated Bylaws of Surviving Corporation
Schedules
Schedule 1.6	Directors of Parent
Schedule 3.2	Stockholders
Schedule 6.2(h)	Transaction Expenses
Schedule A-1	Initial Stockholder Consent
Schedule A-2	Terminating Agreements
Schedule A-3	Key Contracts
Schedule A-4	Key Employees

A-v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of August 1, 2020 (the “Execution Date”), is entered into by and among DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), DPL Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Lordstown Motors Corp., a Delaware corporation (the “Company”). Each of the signatories to this Agreement referred to herein as a “Party” or, collectively, as the “Parties”.
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger (the “Transactions”), on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions, are fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and (c) resolved to recommend that the holders of shares of Company Common Stock approve the Merger and adopt this Agreement;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement, and (b) resolved to recommend that the holders of shares of Parent’s Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”), and Parent’s Class B common stock, par value of $0.0001 per share (the “Parent Class B Common Stock” and, together with the Parent Class A Common Stock, the “Parent Common Stock”), approve the Parent Stockholder Proposals;
WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (a) promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, certain Stockholders set forth on Schedule A-1 hereto (the “Initial Stockholder Consent”), and (b) prior to the Closing, Stockholders holding at least 95% of the issued and outstanding Company Common Stock will have, in each case, executed and delivered support agreements in the Agreed Form and written consents in the form attached thereto (collectively, the “Support Agreements”);
WHEREAS, the Support Agreements will constitute the applicable Stockholder’s agreement to consent to, and vote to approve and adopt, this Agreement and the Merger, waive any dissenters’ or approval rights under applicable Law;
WHEREAS, as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, certain Stockholders set forth on Schedule A-1 shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C;
WHEREAS, in connection with the transactions contemplated by this Agreement, Parent has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Parent Common Stock up to an aggregate amount of $500,000,000;
WHEREAS, in connection with the transactions contemplated by this Agreement, Parent will enter into a subscription agreement and registration rights and lock-up agreement (collectively, the “BGL Subscription, Registration and Lock-Up Agreement”) with Brown Gibbons Lang & Company (“BGL”) pursuant to which BGL will be issued certain warrants convertible for Parent Class A Common Stock as described therein (the “BGL Warrants”);

WHEREAS, to provide for the treatment of certain agreements between the Company and certain affiliates of the General Motors Company in the Transaction, Parent, the Company and certain affiliates of the General Motors Company entered into an omnibus agreement as of the date hereof (the “Omnibus Agreement”);
WHEREAS, to confirm the treatment of certain investment protections in the context of a transaction such as the one contemplated by this Agreement, the Company entered into agreements with those certain Stockholders (such agreements, the “Confirmatory Agreements”);
WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
THE MERGER; CLOSING
Section 1.1    The Merger.    On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and from and after the Effective Time, shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except, in each case, as expressly set forth in Section 1.4 and Section 1.5 and as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL.
Section 1.2   Time and Place of Closing.    The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (New York Time), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 (or, if mutually agreed by Parent and the Company, by means of a virtual closing through electronic exchange of signatures), on the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Parent and the Company mutually agree (the “Closing Date”).
Section 1.3   Effective Time.   As soon as practicable following, and on the date of, the Closing, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).
Section 1.4   The Certificate of Incorporation of Parent and the Surviving Corporation.    At the Effective Time, the certificate of incorporation of each of Parent and Surviving Corporation shall be amended and restated to be in the form of the certificates of incorporation set forth in Exhibit D (the “Amended and Restated Parent Charter”) and Exhibit E, respectively, until thereafter amended as provided therein or by applicable Law. The Amended and Restated Parent Charter shall provide, inter alia, that the name of Parent shall be Lordstown Motors Corp.
Section 1.5   The Bylaws of the Surviving Corporation.   The Parties shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated to be in the form of the bylaws set forth in Exhibit F, until thereafter amended as provided therein or by applicable Law.

Section 1.6   Directors and Officers.   The Parties shall take all actions necessary to ensure that immediately following the Effective Time, (i) the directors of Parent and the Surviving Corporation shall be comprised of the Persons whose names are set forth on Schedule 1.6 or their successors as provided for on Schedule 1.6 and (ii) the officers of the Company immediately prior to the Closing shall be the officers of each of Parent and the Surviving Corporation.
ARTICLE II
MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1   Merger Consideration; Conversion of Shares of Company Stock.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, (i) each share of Company Common Stock issued and outstanding at the Effective Time (other than (x) shares of Company Common Stock that are held by Dissenting Stockholders (“Dissenting Shares”) and (y) shares of Company Common Stock that are held by Non-Accredited Investors (“Non-Accredited Investor Shares”) shall be converted into, and become exchangeable for the number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Purchase Price by (B) $10.00 by (C) the Fully Diluted Share Number (such number of shares of Parent Class A Common Stock, the “Stock Merger Consideration”) and (ii) each Non-Accredited Investor Share shall be converted into, and become exchangeable for, the right to receive an amount in cash in Dollars equal to the quotient obtained by dividing (A) the Purchase Price by (B) the Fully Diluted Share Number (such number of shares of Parent Class A Common Stock, the “Cash Merger Consideration”). The Cash Merger Consideration or Stock Merger Consideration that a Stockholder shall be entitled to receive pursuant to this Section 2.1(a) is referred to as the “Merger Consideration”. Notwithstanding the foregoing, in the event that Parent, in its sole discretion, determines that any Stockholder is an Accredited Investor despite such holder’s failure to deliver an investor questionnaire, then Parent may elect to treat such holder as an Accredited Investor for all purposes under this Agreement.
(b)   By virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of the Company, all of the shares of Company Common Stock (other than Dissenting Shares) shall represent the right to receive the Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration pursuant to this Section 2.1.
(c)   Each Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder of such Dissenting Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.14.
Section 2.2   Merger Sub.   At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate or book-entry account therefor shall continue to evidence an equivalent number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation.
Section 2.3   PIPE Investment.   At the Closing, the PIPE Investors and Parent shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.
Section 2.4   Treatment of Company Options.   At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans (as defined in Section 3.2(b)), whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Merger Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Merger Consideration; provided, however, that the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with avoiding adverse taxation under Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company Options contemplated by this Section 2.4.
Section 2.5   Section 16 Matters.   Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Parent Common Stock by the Parent or options to purchase shares of Parent Common Stock upon conversion of Company Options, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Parent who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.
Section 2.6   Tax Consequences of the Merger.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
Section 2.7   Fractional Shares.   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued upon the payment of shares of Company Common Stock pursuant to Section 2.1. All fractional shares of Parent Common Stock that a Stockholder would be otherwise entitled to receive pursuant to Section 2.1, but for this Section 2.7, shall be aggregated and rounded to three decimal places and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, which payment shall be calculated by Parent and shall represent such holder’s proportionate interest in a share of Parent Common Stock represented by such fractional share based on a price per share of $10.00. No Stockholder shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.7 to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
Section 2.8   Exchange Agent.   At or prior to the Effective Time, Parent shall deposit or cause to be deposited with an exchange agent selected by Parent (with the consent of the Company, not to be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, an aggregate number of shares of Parent Class A Common Stock to be issued in non-certificated book-entry form and an aggregate amount of cash, in each case, comprising the amounts required to be delivered in respect of shares of Company Common Stock pursuant to Section 2.1 and 2.7. The relative amounts of Stock Merger Consideration and Cash Merger Consideration initially deposited will be determined based on information contained in investor questionnaires delivered pursuant to Section 2.9 at least five (5) Business Days prior to the Effective Time or as otherwise determined by Parent in accordance with the last sentence of Section 2.1(a). If, subsequent to such deposit, the relative amounts of Stock Merger Consideration and Cash Merger Consideration are adjusted due to receipt of additional investor questionnaires or otherwise, the amounts on deposit with the Exchange Agent shall be adjusted accordingly. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of shares of Company Common Stock may be entitled pursuant to Section 2.10 with both a record and payment date after the Effective Time and prior to the surrender of such shares of Company Common Stock. Such shares of Parent Class A Common Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.8 are referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by Parent. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this Article II, Parent shall promptly replace, restore or supplement the shares of Parent Class A Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this Article II. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1 may, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.
Section 2.9   Procedures for Surrender.
(a)   Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu of a Certificate as provided in Section 2.13) together with a duly executed and completed Letter of Transmittal and investor questionnaire and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to deliver to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) the Merger Consideration that such holder is entitled to receive pursuant to this Article II in the name of such record holder and (y) a check in the amount of (A) any cash in lieu of fractional shares such holder is entitled to receive pursuant to Section 2.7 plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article II. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.
(b)   No interest will be paid or accrued on any amount payable for shares of Company Common Stock pursuant to this Article II.
Section 2.10   Distributions with Respect to Un-surrendered Certificates.   All shares of Parent Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Class A Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class A Common Stock issued in exchange for shares of Company Common Stock in accordance with this Article II, without interest, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.
Section 2.11   Transfers.
(a)   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(b)   In the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, the proper number of shares of Parent Class A Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 2.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common

Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II.
Section 2.12   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Class A Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any Stockholder (other than Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.
Section 2.13   Lost, Stolen or Destroyed Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.
Section 2.14   Appraisal Rights.   Notwithstanding any other provision of this Agreement to the contrary, no Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive the Merger Consideration with respect to the shares of Company Common Stock owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to the Execution Date (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent with respect to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
Section 3.1   Organization, Good Standing and Qualification.   The Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificates of incorporation and by-laws or comparable governing documents, each as amended to the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect.

Section 3.2   Capital Structure.
(a)   As of the Execution Date, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 1,305,982 shares were issued and outstanding, and no shares of Company Common Stock were issued and held by the Company in its treasury.
(b)   All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to any preemptive rights, anti-dilution, down-valuation or similar rights. Other than 100,000 shares of Company Common Stock reserved for issuance under the Lordstown Motors Corp. 2019 Incentive Compensation Plan (as amended, the “Stock Plan”), the Company has no shares of Company Common Stock reserved for issuance. Except for the Convertible Promissory Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter. Except for this Agreement, the Company’s Organizational Documents, and the Stockholders’ Agreement, the Company Common Stock is not subject to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the shares of Company Common Stock. The Company is not party to any Contract that provides for any preemption, anti-dilution, down-valuation or similar protections in respect of Company Common Stock or Parent Capital Stock.
(c)   Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list of all outstanding Company Options as of the date of this Agreement, setting forth the number of shares of Company Common Stock subject to each Company Option and the holder, grant date and exercise price per share of Common Stock with respect to each Company Option. Upon the issuance of any shares of Company Common Stock in accordance with the terms of the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable.
(d)   Schedule 3.2 attached hereto contains in all material respects a true and correct (i) description of the number of shares of Company Common Stock held by each Stockholder as of the Execution Date and that will be held by each Stockholder as of immediately prior to the Effective Time (subject solely to (x) adjustments for any Company Option exercises permitted pursuant to Section 5.1(b)(v) hereof and (y) the assumptions as set forth in the immediately following sentence, which shall be reflected on an updated version of Schedule 3.2 both (1) no fewer than five (5) Business Days prior to Closing and (2) on the Closing Date) that will be true in all material respects as of Closing and (ii) allocation of the amount of the Merger Consideration to be paid or delivered to each Stockholder in accordance with this Agreement and after giving effect to the transactions contemplated by the Confirmatory Agreements, in each case, based upon the assumptions set forth in the immediately following sentence. The calculations described in the preceding sentence shall assume (i) in the case of the Schedule 3.2 delivered with this Agreement, the assumptions as to the Trust Account and Private Placement set forth therein, (ii) in the case of the updates to Schedule 3.2, the assumptions provided by Parent regarding the Trust Account and Private Placement at least one day before such updates are required to be provided by the Company.
(e)   The Company has no Subsidiaries, and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person.
Section 3.3   Authority; Approval.
(a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and, subject to receipt of the Initial Stockholder Consent, perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which the Company is a party will be at Closing, duly executed and delivered by the Company and, when executed and delivered by the Parent and the other parties hereto and thereto, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(b)   The Company’s board of directors has, at a duly convened and held meeting, unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions. Other than the Initial Stockholder Consent, no other approvals are necessary to authorize this Agreement or to consummate the Transactions. The Company’s board of directors has taken all necessary action to ensure that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the Delaware General Corporation Law), as a result of the execution of this Agreement or the consummation of the Transactions in the manner contemplated hereby. No Takeover Statute is applicable to the Company, the Company Common Stock or the Transactions.
(c)   The Initial Stockholder Consent, upon delivery to the Company as provided in Section 228 of the DGCL and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to Delaware Law.
Section 3.4   Governmental Filings; No Violation; Certain Contracts.
(a)   Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, the Exchange Act, and the DGCL, no expirations of waiting periods under applicable Antitrust Laws nor any notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by the Company or the consummation of the Transactions, or in connection with the continuing operation of the business of the Company immediately following the Execution Date, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material.
(b)   The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien (except for any Permitted Lien) on any of the material assets of the Company under any provision of (i) the Organizational Documents of the Company, (ii) any Contract not otherwise terminable by the other party thereto on ninety (90) days’ or less notice or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), any Laws to which the Company is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).
Section 3.5   Financial Statements.
(a)   Set forth in the Company Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2019, and the related audited statements of operations, stockholders’ equity and cash flows for the period beginning April 30, 2019 and ended December 31, 2019 and (ii) the Company’s unaudited balance sheet as of June 30, 2020 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations stockholders’ equity and cash flows for the six -month period then ended (the “Interim Financial Statements”).
(b)   The Financial Statements (including the related notes and schedules thereto) fairly present in all material respects the financial position of the Company as of the date or period set forth therein and the balance sheets, statements of operations, stockholders’ equity and cash flows included in the Financial Statements (including any related notes and schedules thereto) fairly present in all material respects the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company for the periods set forth therein (subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure (which if presented would not differ materially from those presented in the most recent year-end financial statements) and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein.
(c)   The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.
(d)   There is not and has not been (i) any significant deficiencies or material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information for inclusion in the applicable financial statements or (ii) any fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in the Company’s internal controls over financial reporting. Since April 30, 2019 (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has not had any material complaints made or concerns raised by any employee, contractor or Representative relating to a violation of Laws.
Section 3.6   Absence of Certain Changes.   Since the Applicable Date:
(a)   the Company has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement);
(b)   there has not been any Material Adverse Effect; and
(c)   there has not been any action taken by the Company that, if taken during the period from the Execution Date through the Closing Date without Parent’s consent, would constitute a breach of Section 5.1(b).
Section 3.7   No Undisclosed Liabilities.   The Company does not have any obligations or liabilities (whether accrued, absolute, contingent, unknown or otherwise) other than liabilities that (a) have been adequately reserved against or reflected in the Financial Statements, (b) were incurred since December 31, 2019 in the ordinary course of business consistent with past practice, (c) constitute obligations for future performance under any Contract to which the Company is a party, or (d) have been incurred as expressly required by this Agreement.
Section 3.8   Litigation.
(a)   As of the Execution Date, there are no Actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened, against the Company (nor has any Governmental Entity notified the Company of its intention to initiate an Action) that would reasonably be expected to have a Material Adverse Effect.
(b)   The Company is not a party to or subject to the provisions of any Order that restricts the manner in which the Company conducts its businesses in any material respect which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
Section 3.9   Employee Benefits.
(a)   Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan currently sponsored, maintained or required to be contributed to by the Company.

(b)   With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicle documents, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Entity received with respect to any Benefit Plan.
(c)   (i) Each Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all contributions or other amounts payable by the Company with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects and (iii) there are no pending or, to the Knowledge of the Company, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto.
(d)   With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).
(e)   Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been the subject of a favorable determination or opinion letter from the IRS to that effect and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, the Company nor has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.
(f)   Neither the Company, nor any ERISA Affiliate, has contributed (or had any obligation of any sort) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(g)   Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, any Multiemployer Plan.
(h)   No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(i)   Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person.
(j)   Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(k)   The execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.
(l)   Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(m)   The Company does not have any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(n)   No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.
(o)   Each Company Option has an exercise price per share of Common Stock that is less than the Merger Consideration. Each Company Option (i) was granted pursuant to and in compliance with the requirements of Rule 701 of under the Securities Act, (ii) was granted in compliance with all other applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued and properly approved by the Company’s board of directors or compensation committee, (iii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iv) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.
Section 3.10   Labor Matters.
(a)   The Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, no labor organization or labor union is actively seeking signed authorization cards or other written expressions of support from the Company’s employees.
(b)   There is no, and has not been since Applicable Date, any strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
(c)   To the Knowledge of the Company, since the Applicable Date, no material allegations of sexual harassment have been made to the Company against any executive-level employee in his or her capacity as a director, employee or other service provider of the Company.
Section 3.11   Compliance with Laws; Licenses.   The business of the Company has been, and is being, conducted in compliance of all Laws in all material respects. The Company has not received any written communication alleging any material noncompliance with any such Laws that has not been cured as of the Execution Date. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted.
Section 3.12   Material Contracts.
(a)   Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following Contracts to which the Company is a party, or by which the Company or any of its respective assets is bound, in each case as of the Execution Date, excluding for this purpose, any purchase orders submitted by customers to the Company or purchase orders submitted by the Company to any supplier, in each case, in the ordinary course of business (each, a “Material Contract” and together with the Confirmatory Agreements and Terminating Agreements, the “Material Contracts”):

(i)   each Contract pursuant to which the Company currently leases or subleases real property to or from any Person;
(ii)   each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company currently leases personal property to or from any Person providing for lease payments in excess of $150,000 per annum;
(iii)   each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) with any Significant Supplier;
(iv)   each Contract that involves a payment or receipt of amounts of more than $250,000 in the aggregate, calculated based on the revenues of the Company (i) that actually occurred in the twelve (12)-month period ended June 30, 2020 or would be reasonably expected to occur in the twelve (12) months immediately following the date of this Agreement and (ii) that cannot be terminated by the Company on less than ninety (90) days’ notice (without a monetary penalty);
(v)   each Contract pursuant to which (A) any license, covenant not to sue, release, waiver, option or other right is granted under any material Intellectual Property Rights owned by or exclusively licensed to the Company, other than nonexclusive licenses or sublicenses of any Intellectual Property Rights owned by or exclusively licensed to the Company that the Company grants to its customers in the ordinary course of business or (B) any Person has granted any license, covenant not to sue, release, waiver, option or other right under any Intellectual Property Rights to the Company that is material to its business, other than nonexclusive licenses for off-the-shelf Software that have been granted on standardized, generally available terms;
(vi)   all management contracts (excluding Contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based uponthe revenues or income of the Company or income or revenues related to any product of the Company;
(vii)   each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, limited liability company or similar agreement or arrangement;
(viii)   each Contract entered into at any time prior to the Execution Date pursuant to which the Company acquired another operating business;
(ix)   each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;
(x)   each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;
(xi)   each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;
(xii)   each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company, the pledging of the capital stock or other equity interests of the Company or the incurrence of indebtedness by the Company;
(xiii)   (A) each Contract that limits or purports to limit, directly or indirectly, the freedom of the Company (or, after the Closing, Parent or any of its Subsidiaries) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, the Company’s (or, after the Closing, Parent or its Subsidiaries’) ability to solicit or hire any Person or solicit business from any Person, and (B) each Contract that, by its express terms, could require the disposition of any material assets or line of business of the Company (or, after the Closing, Parent or its Subsidiaries); provided, that customary confidentiality obligations, use restrictions, and non-solicitation and no-hire provisions contained in confidentiality agreements and other Contracts will not alone require a Contract to be disclosed pursuant to clause (A) above.

(xiv)   each Contract that relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise);
(xv)   each Contract obligating the Company to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute the Company’s products or services;
(xvi)   each Contract creating indebtedness for borrowed money or guaranteeing any such obligations;
(xvii)   each Contract creating or granting a material Lien on any assets of the Company, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;
(xviii)   each Contract containing covenants requiring the Company to make material capital expenditures;
(xix)   each Contract with current or former officers, directors or employees of the Company, in each case in respect of which the Company has any (A) ongoing base compensation obligations in excess of $200,000 on an annual basis or (B) indemnification obligations;
(xx)   each Contract between the Company, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Stock of any of their respective Affiliates, on the other hand, in each case, excluding Contracts for employment;
(xxi)   each Contract related to any settlement of any proceeding;
(xxii)   each Contract providing for indemnification or any guarantee by the Company of any Person or pursuant to which any indemnification or guarantee obligations of the Company remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers or other individuals performing similar functions pursuant to the Transaction Documents) or otherwise survive as of the Execution Date;
(xxiii)   each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively; and
(xxiv)   each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.
(b)   The Company has previously delivered to, or made available to, Parent current and complete copies of each written Material Contract and a written description of each oral Material Contract. Each Material Contract is valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. To the Knowledge of the Company, there is no breach or violation of, or default under, any such Material Contract by the Company and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no counterparty to any Material Contract is in breach or violation thereof. No counterparty to any Material Contract has exercised or threatened in writing, or to the Knowledge of the Company otherwise threatened, to exercise, any force majeure (or similar) provision in any Material Contract in relation to COVID-19.
(c)   The Company has not altered or amended any Material Contract in response to COVID-19 and no counterparty to any Material Contract has sought to or threatened in writing or to the Knowledge of the Company otherwise threatened, to, renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.
Section 3.13   Real Property.
(a)   Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company (the “Owned Real Property”). Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.13(a) of the Company Disclosure Letter, (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no Persons other than the Company in possession thereof.
(b)   Section 3.13(b) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to the Company (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a list of all leases (the “Leases”) entered into by the Company with respect to the Leased Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has valid, legally binding and enforceable leasehold interests in all Leased Real Property, free and clear of all Liens except for Permitted Liens, and each Lease is in full force and effect, (ii) there exists no default or event of default under any of the Leases or any circumstances or events, which with notice, lapse of time or both, would constitute a breach or default under any of the Leases or permit acceleration of rent payments or termination or modification of any of such Leases, and (iii) except for the Leases and Permitted Liens, there are no written or oral subleases, concessions, licenses, occupancy agreements, outstanding options or rights of first refusal to lease, or other Contracts or arrangement granting to any Person other than the Company the right to use or occupy the Leased Real Property.
(c)   The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(d)   (i) All improvements located on the Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear, in all material respects and are sufficient for the operation of the business of the Company as currently used and (ii) there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear. Except as set forth in Section 3.13(d) of the Company Disclosure Letter, there are no current construction or alteration projects with respect to any of the Improvements as of the Execution Date.
(e)   No damage or destruction has occurred with respect to any of the Real Property that would have a Material Adverse Effect, whether or not covered by an enforceable insurance policy.
(f)   There are no pending or, to the Company’s Knowledge, threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.
(g)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) the use of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, and there are no proposed changes therein that would so affect any of the Real Property or its use, (ii) there exists no conflict or dispute with any Governmental Entity, regulatory authority or other Person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.
(h)   There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes. All premiums due on such insurance policies have been paid by the Company. The Company has not received any written notice or request from any insurance company (i) requesting the performance of any material work or alteration with respect to any Real Property or any portion thereof or (ii) regarding the pending or threatened termination of insurance coverage for any Real Property or any portion thereof. The Company has not received written notice from any insurance company concerning any, and to the Company’s Knowledge there are no, defects or inadequacies in the Real Property which, if not corrected, would result in the termination of insurance coverage or increase its cost.
(i)   Each parcel of Real Property has direct access to a public street adjoining the Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property.
(j)   None of the Improvements or any portion thereof is dependent for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Real Property.
Section 3.14   Environmental Matters.
(a)   The Company has complied at all times in all material respects with all applicable Environmental Laws.
(b)   No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company, or for which the Company has contractual liability, is contaminated with any Hazardous Substance which would reasonably be expected to require any material remediation or other action pursuant to any Environmental Law.
(c)   The Company is not subject to any material liability for any Hazardous Substance disposal or contamination on any third-party property.
(d)   The Company has not received, nor to the knowledge of the Company has any predecessor or other Person received, any notice, demand, letter, claim or request for information indicating that the Company may be in material violation of or, directly or indirectly subject to material liability relating to any Environmental Law.
(e)   The Company is not subject to any Order, any indemnity or other agreement with any third party relating to material liability under any Environmental Law or relating to Hazardous Substances.
(f)   There are no other circumstances or conditions involving or affecting the Company that would reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property with respect to the Company relating to any Environmental Law.
(g)   The Company has delivered to Parent correct and complete copies of all material environmental reports, studies, assessments, sampling data, notices, agreements and other material environmental information accessible or controlled by the Company relating to the Company or its current and former properties or operations.
Section 3.15   Taxes.   The Company (a) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid all material Taxes that are required to be paid or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the Execution Date, there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters. To the Knowledge of the Company, there are no unresolved questions or claims concerning the Company’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the U.S. federal income Tax Returns filed by the Company for the fiscal year ended December 31, 2019. The Company does not have any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2019 in excess of the amounts accrued with respect thereto that are reflected in the Most Recent Balance Sheet. The Company is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company) and (B) does not have any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company has not been, within the last two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. The Company has not participated in a “reportable transaction: within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
Section 3.16   Intellectual Property.
(a)   Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all (i) Company IP that is Registered (the “Company Registered IP”), indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction, and (ii) material unregistered Trademarks included in the Company IP.
(b)   The Company owns or has sufficient and valid rights to use all material Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted, all of which rights shall survive the consummation of the Transactions, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights. The Company exclusively owns all Intellectual Property Rights owned or purported to be owned by the Company free and clear of all Liens other than Permitted Liens.
(c)   All Company Registered IP is subsisting, valid and enforceable, and is not subject to any outstanding Order materially and adversely affecting the validity or enforceability of, or the Company’s ownership or use of, or rights in or to, any such Company Registered IP.
(d)   Each Person who is or was an employee or independent contractor of the Company and involved in the development or creation of any Intellectual Property Rights for or on behalf of the Company has signed a valid and enforceable agreement containing an irrevocable present assignment to the Company or its Subsidiary, as appropriate, of all such Intellectual Property Rights. To the Company’s Knowledge, no such Person retains any right, title or interest in or to any such Intellectual Property Rights.
(e)   The Company has not received any written claim, notice, invitation to license or similar communication (i) contesting or challenging the use, validity, enforceability or ownership of any Company IP, or (ii) alleging that the Company or its products or services infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person, whether directly or indirectly.
(f)   The conduct of the Company’s business currently does not infringe, misappropriate or otherwise violate, and since the Applicable Date has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person in any material respect.
(g)   Since the Applicable Date, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP, whether directly or indirectly.
(h)   The IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company are sufficient for the current business operations of the Company, and to the Company’s Knowledge, such IT Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials.Prior to the Execution Date, to the Company’s Knowledge, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets, or (iii) any confidential or proprietary information that is in the Company’s possession or control.
(i)   The Company does not use and has not used any Software distributed as “open source software” or under a similar licensing or distribution model in any manner that requires, as a condition of use, modification or distribution thereof, that such entity’s proprietary Software (A) be disclosed or distributed in source code form, (B) be licensed or made available under terms that allow for the making of derivative works, or (C) be made available or redistributable at no charge. No source code of any Software owned by, or purported to be owned by, the Company has been disclosed or delivered to any escrow agent or, except pursuant to a written confidentiality Contract, otherwise provided or disclosed to any third party. Neither this Agreement, nor the transactions contemplated by this Agreement will, and to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, result in the disclosure or release of such source code to any third-party.
(j)   The Company has established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable, and consistent in all material respects with (i) best industry practices, and (ii) any commitments of the Company, and (iii) any publicly facing statements or policies adopted by the Company (such policies and measures, collectively, the “Privacy and Security Policies”).
(k)   Since the Applicable Date, (i) the Company has complied in all material respects with its Privacy and Security Policies and contractual and fiduciary obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, (ii) the Company has used commercially reasonable measures consistent in all material respects with best industry practices to ensure the confidentiality, privacy and security of Personal Information, and (iii) to the Company’s Knowledge, no Person has gained unauthorized access to or misused any Personal Information in the Company’s possession or control.
Section 3.17   Insurance.   The Company has made available to Parent true and correct copies of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company (“Insurance Policies”). All Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Insurance Policies that have expired under their terms in the ordinary course of business, each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.18   Suppliers.
(a)   Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top five (5) suppliers of the Company for the twelve (12)-month period ended June 30, 2020 based on the Dollar value purchased from each supplier during such period (each, a “Significant Supplier”).
(b)   Through the Execution Date, no Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled or otherwise terminated its relationship with the Company or has materially altered, in a manner adverse to the Company, its relationship with the Company. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company its relationship with the Company.
Section 3.19   Related Party Transactions.   No stockholder, officer or director of the Company or to the Company’s Knowledge, any immediate family member thereof (a) is presently a party or has a direct or indirect interest in any Person (other than publicly traded securities) party to any Contract with the Company, (b) owns any direct or any indirect, interest in any material assets of the Company or (c) has any cause of action or other claim against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, including for bona-fide employment-related compensation, expense reimbursements, or accrued vacation pay or for accrued benefits under a Benefit Plan maintained by the Company. Except as set forth on Section 3.19 of the Company Disclosure Letter, there are no outstanding notes payable to, accounts receivable from or advances by the Company, and the Company is not otherwise a creditor of, any option holder or Stockholder or any Affiliate of such Stockholder or option holder (or any director, officer, shareholder, member, manager or partner thereof).
Section 3.20   Brokers and Finders.   The Company has not, nor has any of its directors or employees (including any officers), employed any investment banker, broker or finder or incurred or will incur any obligation or liability for any brokerage fees, commissions or finders’ fees or other similar payments in connection with the Transactions, except that the Company has employed BGL as its financial advisor in connection with the Transactions. The Company has made available to Parent a complete and correct copy of all Contracts pursuant to which BGL is entitled to any fees and expenses in connection with the Transactions or otherwise.
Section 3.21   Information Supplied; Proxy.   The information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy will not, at the time the Proxy is first mailed to the stockholders of Parent and at the time of the Parent Special Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Proxy, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to (a) statements made or incorporated by reference in the Proxy based on information that was supplied by Parent or its Representatives or (b) any projections or forecasts included in the Proxy.
Section 3.22   Anti-Corruption; Sanctions.
(a)   Since the Applicable Date, the Company has complied with all applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has instituted, and since July 30, 2020 has consistently maintained, policies and procedures designed to ensure compliance by the Company with, and to prevent breaches by the Company of, such Anti-Corruption Laws.
(b)   Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.
(c)   Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law, or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official, (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty, (C) securing any unlawful advantage or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or any employee, agent or representative or other Person who performs or has performed services on behalf of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.
(d)   Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of the Company, is a Person that is the subject or target of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. Since the Applicable Date, the Company has not been in material violation of applicable Sanctions.
Section 3.23   Accredited Investors.   To the Knowledge of the Company, each Stockholder is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).
Section 3.24   No Other Representations or Warranties.
(a)   Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes or has made (and the Company and its Affiliates hereby disclaim) any other express or implied representation or warranty with respect to the Company or any of its Affiliates (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or any of their respective businesses, operations, assets, liabilities or financial condition. Parent and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to the Company, any of its Affiliates or any of their respective businesses, operations, assets, liabilities or financial condition.. Notwithstanding the foregoing, nothing in this Section 3.24(a) shall limit Parent’s remedies with respect to claims of fraud or intentional breach.
(b)   The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, neither Parent nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company or any of its Affiliates in connection with the Transactions and the Company has not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.24(b), nothing in this Section 3.24(b) shall limit the Company’s remedies with respect to claims of fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by Parent in this Agreement and in any Transaction Document.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in (i) Parent Reports filed prior to the Execution Date, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement (or similarly captioned section) and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Good Standing and Qualification), Section 4.2 (Capital Structure), and Section 4.3 (Authority; Approval)), or (ii) in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to the Execution Date (the “Parent Disclosure Letter”), Parent hereby represents and warrants to the Company as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
Section 4.1   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s Organizational Documents, and each as so delivered is in full force and effect.
Section 4.2   Capital Structure.
(a)   As of the Execution Date and without taking into effect the PIPE Investment, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Class A Common Stock, of which 28,000,000 shares were issued and outstanding as of the Execution Date, 10,000,000 shares of Parent Class B Common Stock, of which 7,000,000 shares were outstanding as of the close of business on the Execution Date, 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement, and 9,333,333 public warrants (the “Public Warrants”) and 5,066,667 private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) issued and outstanding as of the close of business on the Execution Date, entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share of Parent Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement.
(b)   All of the outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Parent has no shares of Parent Capital Stock reserved for issuance, except that, as of the Execution Date, there were 14,400,000 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Warrants and 7,000,000 shares of Parent Class A Common Stock subject to issuance upon conversion of shares of Parent Class B Common Stock. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of Parent on any matter. Except for this Agreement and Parent’s Organizational Documents, Parent is not party to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, redemption, dividend rights, disposition or transfer of the shares of Parent Capital Stock.
(c)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens (other than such Liens as contemplated under this Agreement or created by Merger Sub’s Organizational Documents or applicable securities Laws there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(d)   Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person.
Section 4.3   Authority; Approval.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the approval of the Parent Stockholder Proposals by the holders of a majority of the outstanding shares of Parent Common Stock voting on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Parent Vote” and such meeting, the “Parent Special Meeting”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   The Parent Board has, at a duly convened and held meeting, (i) unanimously determined that the Merger is in the best interests of Parent and its stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions and resolved to recommend that the holders of shares of Parent Common Stock vote in favor of the Parent Stockholder Proposals and (ii) directed that this Agreement be submitted to the holders of shares of Parent Common Stock for their approval (the “Parent Board Recommendation”). No Takeover Statute is applicable to Parent, the Parent Common Stock or the Transactions.
(c)   Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to Article II of this Agreement. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The shares of Parent Common Stock, when issued pursuant to Article II of this Agreement, will be registered under the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.
Section 4.4   Governmental Filings; No Violations; Certain Contracts.
(a)   Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations under the HSR Act, the Exchange Act, and the DGCL no expirations of waiting periods under applicable Antitrust Laws, or any notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(b)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the material assets of Parent or Merger Sub under any provision of (i) their respective Organizational Documents, (ii) any Contract binding upon Parent or Merger Sub or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), any Law to which Parent or Merger Sub is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
Section 4.5   Parent Reports; Financial Statements; Internal Controls.
(a)   Parent has filed or furnished, as applicable, on a timely basis, all forms, schedules, statements, certifications, reports and other documents, including any exhibits thereto, required to be filed with or furnished to the SEC, including pursuant to the Exchange Act or the Securities Act since its incorporation (the forms, schedules, statements, reports and documents, including any exhibits thereto, filed or furnished to the SEC since its incorporation, including any amendments, restatements or supplements thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder. As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(b)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.
(c)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent, is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC.
(d)   Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in stockholders’ equity and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
(e)   Parent maintains systems of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are sufficient in all material respects to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

Section 4.6   Absence of Certain Changes.   Since Parent’s incorporation and through the date of this Agreement (a) Parent has conducted its business in the ordinary course of business, consistent with past practices in all material respects (except for the negotiation and execution of this Agreement) and (b) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
Section 4.7   Litigation and Liabilities.
(a)   As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
(b)   Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a business combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities. Parent is not a party to or subject to the provisions of any Order that restricts the manner in which Parent conducts its business except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
Section 4.8   Parent Trust Account.   As of the Execution Date, Parent has approximately $284,300,000 in the account established by Parent for the benefit of its stockholders at Deutsche Bank Trust Company Americas (the “Parent Trust Account”), such monies being invested in U.S. Government treasury bills or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 27, 2019, between Parent and American Stock Transfer & Trust Company, LLC, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and has not been amended or modified. Parent has complied in all material respects with the terms of the Parent Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Parent Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the trustee under the Parent Trust Agreement (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate in any material respect or that would, to the Knowledge of Parent, entitle any Person (other than pursuant to a Parent Share Redemption) to any portion of the proceeds in the Parent Trust Account. There are no proceedings pending or, to the Knowledge of Parent, threatened with respect to the Parent Trust Account. Upon the consummation of the Merger and notice thereof to the Trustee pursuant to the Parent Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the funds in the Parent Trust Account in accordance with the Parent Trust Agreement at which point the Parent Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Parent who shall have exercised applicable redemption rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Parent Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Merger. As of the Execution Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent at the Effective Time.

Section 4.9   PIPE Investments.   Parent has made available to the Company true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate) and, to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to (a) pay all cash amounts required to be paid by Parent under or in connection with this Agreement and (b) pay any and all Transaction Expenses. There are no other Contracts between Parent and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the Execution Date, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.
Section 4.10   Valid Issuance.   The shares of Parent Common Stock issuable as Merger Consideration, when issued, sold and delivered pursuant to the Amended and Restated Parent Charter as well as in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as contemplated under this Agreement or created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.
Section 4.11   Investment Intent.   Parent is acquiring the Company Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Parent acknowledges that the Company Common Stock is not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the shares of Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.
Section 4.12   Brokers and Finders.   Neither Parent nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions, except that Parent has employed Goldman Sachs & Co. LLC as its financial advisor in connection with the Transactions.
Section 4.13   Information Supplied; Proxy.   The information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the Proxy will not,at the time the Proxy is first mailed to the stockholders of Parent and at the time of the Parent Special Meeting to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent with respect to (a) statements made or incorporated by reference in the Proxy based on information that was supplied by the Company or its Representatives or (b) any projections or forecasts included in the Proxy.
Section 4.14   Taxes.   Parent and Merger Sub (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid all material Taxes that are required to be paid, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith and (c) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the Execution Date, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened in writing, audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters. To the Knowledge of Parent or Merger Sub, there are no unresolved questions or claims concerning the Parent’s or Merger Sub’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are not a party to and are not bound by any Tax sharing, allocation or indemnification agreement or arrangement. Parent and Merger Sub (A) have not been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Parent) and (B) do not have any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Parent and Merger Sub have not been, within the last two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Parent and Merger Sub have not participated in a “reportable transaction: within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Parent or Merger Sub been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
Section 4.15   Investigation and Reliance.   Unless any such information is expressly and specifically included in a representation or warranty contained in Article III of this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any projections, forecasts or estimates made available to Parent, its Affiliates, or any of their respective Representatives, including of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other Person.
Section 4.16   No Other Representations or Warranties.
(a)   Except for the representations and warranties expressly set forth in this Article IV (as modified by the Parent Disclosure Letter), neither Parent nor any other Person makes or has made any other express or implied representation or warranty with respect to Parent (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose), or its businesses, operations, assets, liabilities or financial condition.. The Company and its Affiliates have not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement (as modified by the Parent Disclosure Letter). Without limiting the generality of the foregoing, except as set forth in this Agreement, neither Parent nor any other Person on behalf of Parent has made or makes, any representation or warranty, whether express or implied, with respect to any financial projections, forecasts or estimates relating to Parent or any of its respective businesses, operations, assets, liabilities or financial condition. Notwithstanding the foregoing, nothing in this Section 4.16(a) shall limit the Company’s remedies with respect to claims of fraud or intentional breach.
(b)   Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, neither Company nor any other Person has made any express or implied representation or warranty with respect to the Transaction or any other transaction contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Parent in connection with the Transactions and Parent has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.16(b), nothing in this Section 4.16(b) shall limit Parent’s remedies with respect to claims of fraud or intentional breach in connection with, arising out of or otherwise related to the express written representations and warranties made by the Company in this Agreement and in any Transaction Document.
ARTICLE V
COVENANTS
Section 5.1   Interim Operations of the Company.
(a)   Except as described in Section 5.1(a) of the Company Disclosure Letter, or as otherwise expressly required or permitted by this Agreement or any Transaction Document, the Company covenants and agrees that, during the period from the Execution Date until the Closing, unless Parent shall otherwise request or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) and except as required by applicable Laws or required by any quarantine, “shelter in place,” “stay at home” workforce reduction, social distancing, shutdown, closure, sequester, or any other similar Law or Order, by any Governmental Entity in connection with or in response to COVID-19 (“COVID-19 Measures”), the business of the Company shall be conducted in the ordinary course of business in all material respects consistent with past practice and the Company shall use its reasonable best efforts to preserve its business organization substantially intact and maintain existing relations with customers, suppliers, licensors, creditors, employees and Governmental Entities.
(b)   Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (w) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (x) as described in the corresponding subsection of Section 5.1(a) of the Company Disclosure Letter, (y) as required by applicable Law or to comply with COVID-19 Measures, or (z) as Parent may request or approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company will not:
(i)   adopt any change in its or their Organizational Documents;
(ii)   merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
(iii)   acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company is a party that are in effect as of the Execution Date;
(iv)   other than pursuant to Contracts to which the Company is a party that are in effect as of the Execution Date, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;
(v)   issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company , or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock; provided, that the exercise or settlement of Company Options or convertible notes or debt outstanding as of the Execution Date in accordance with their terms and in the ordinary course of business consistent with past practice, and the issuance of shares of capital stock of the Company as contemplated by the Confirmatory Agreements, shall not require Parent’s approval;

(vi)   reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
(vii)   declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;
(viii)   create or incur any Lien material to the Company other than Permitted Liens incurred in the ordinary course of business consistent with past practice;
(ix)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);
(x)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $1,000,000 in the aggregate;
(xi)   fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;
(xii)   enter into any Contract that, if entered into prior to the Execution Date, would have constituted a Material Contract described in Sections 3.12(a)(i), (v), (vii)-(xv), (xx) and (xxiv) (the “Restricted Contracts”);
(xiii)   materially amend or modify or terminate any Material Contract that is a Restricted Contract;
(xiv)   other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts or claims held by it or waive any rights;
(xv)   make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(xvi)   settle any Action against the Company, except for settlements involving solely the payment of monetary damages of less than $250,000, individually, or $500,000, in the aggregate, in each case, in excess of the proceeds actually received from any insurance policies, subrogation or other third-party sources in connection with such payment;
(xvii)   file any amended material Tax Return, make any material Tax election or settle or compromise any material income Tax liability;
(xviii)   except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee, except for (1) employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice, and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement (except as necessary in order to consummate the Transactions, or health and welfare plan renewals occurring in the ordinary course of business consistent with past practice), (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, or (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employee, or (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees in excess of $200,000;

(xix)   become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;
(xx)   fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company;
(xxi)   fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit, approval, authorization, consent, license, registration or certificate issued to the Company by any Governmental Entity;
(xxii)   take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors (other than extensions of trade payables agreed to in the ordinary course of business) or any similar action or proceeding by or in respect of the Company;
(xxiii)   file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;
(xxiv)   take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;
(xxv)   form any Subsidiary; or
(xxvi)   agree, authorize or commit to do any of the foregoing.
(c)   The Company covenants and agrees that unless Parent shall otherwise request or approve in writing (in its sole discretion), the Company shall not amend, terminate or modify any Confirmatory Agreements or Terminating Agreements.
(d)   The Company covenants and agrees to (i) take all actions to prevent a GM Springing Event (as defined in the Omnibus Agreement) from occurring and (ii) promptly (and in any case within two (2) Business Days) provide Parent a copy of any notice received by it pursuant to the Omnibus Agreement.
(e)   Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct any of the Company’s operations prior to the Closing Date.
Section 5.2   Conduct of Parent.
(a)   Except as described in Section 5.2(a) of the Parent Disclosure Letter, or as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the PIPE Investment), Parent covenants and agrees as to itself and Merger Sub that, during the period from the Execution Date until the Closing, unless the Company shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed) and except as required by applicable Laws, (i) the business of it and Merger Sub shall be conducted in the ordinary course in all material respects consistent with past practice and (ii) Parent and Merger Sub shall have no other activity.
(b)   Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (x) as otherwise expressly required by this Agreement or as described in Section 5.2(a) of the Parent Disclosure Letter or (y) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed), Parent will not and will not permit Merger Sub to:
(i)   adopt any change in their Organizational Documents, amend the Parent Trust Agreement, make any other agreement related to the Parent Trust Account, or make any distribution of amounts held in the Parent Trust Account;
(ii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to Parent or to any other direct or indirect wholly owned Subsidiary of Parent) or repurchase or redeem any Parent Common Stock, other than in connection with the Parent Share Redemption or PIPE Investment;

(iii)   issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Parent or Merger Sub (other than the issuance of shares by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, other than in connection with the Parent Share Redemption or PIPE Investment;
(iv)   reclassify, recapitalize, exchange, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than in connection with the Parent Share Redemption or PIPE Investment;
(v)   enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;
(vi)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);
(vii)   make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(viii)   file any amended material Tax Return, make any material Tax election or settle or compromise any material income Tax liability;
(ix)   take any steps for liquidation, winding-up, receivership, freeze of proceedings, arrangements with creditors or any similar action or proceeding by or in respect of Parent of Merger Sub;
(x)   take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied;
(xi)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, as applicable, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from DiamondPeak Sponsor LLC or an affiliate thereof or certain of Parent’s officers and directors to finance Parent’s transaction costs in connection with the transactions contemplated hereby; or
(xii)   agree, authorize or commit to do any of the foregoing.
Section 5.3   Parent Trust Account Matters.
(a)   Trust Account.   Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligation owed by Parent as a result of assets owned by Parent, including franchise taxes prior to the Closing and (ii) to effectuate the Parent Share Redemption. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and, thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.
(b)   Trust Account Waiver.   The Company acknowledges and agrees that (i) Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets and (ii) Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of Parent’s public stockholders until the Closing. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Company on behalf of itself and any of its managers, directors, officers, affiliates, members, stockholders and trustees, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Parent Trust Account, and agrees not to seek recourse against the Parent Trust Account or any funds distributed therefrom in accordance with the terms of this Agreement as a result of, or arising out of, any claims against Parent arising under this Agreement (it being agreed that such waiver shall automatically terminate without further action by any party hereto at the Closing and shall not apply following the Closing to the Parent Trust Account funds that are released from the Parent Trust Account to Parent pursuant to Section 5.3).
(c)   Parent Share Redemption.   At the Closing, Parent shall use its best efforts to cause the Parent Trustee to pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.
Section 5.4   Note Conversion.   Parent agrees to issue Parent Class A Common Stock to the holder(s) of each Convertible Promissory Note in accordance with the terms thereof as of the Closing.
Section 5.5   BGL Warrants.   Parent agrees to issue the BGL Warrants to BGL in accordance with the terms of the BGL Subscription, Registration and Lock-Up Agreement as of the Closing.
Section 5.6   Proxy Filing; Information Supplied.
(a)   As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC the proxy statement relating to the Parent Special Meeting (as amended or supplemented from time to time, the “Proxy”). Parent and the Company each shall use its commercially reasonable efforts to respond promptly to comments from the SEC and resolve any such comments as promptly as reasonably practicable after such filing, to promptly thereafter mail the Proxy to the stockholders of the Parent.
(b)   The Parent shall promptly notify the Company of the receipt of all comments (written or oral) from the SEC and of any request (written or oral) by the SEC for any amendment or supplement to the Proxy or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Proxy.
(c)   Each of Parent and the Company will provide its respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy and other documents related to the Parent Special Meeting or the Parent Stockholder Proposals, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Parent. Each Party will include in the Proxy and such other documents related to Parent Special Meeting all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and Merger Sub included in the Proxy shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Company included in the Proxy shall be in form and content satisfactory to the Company, acting reasonably.
Section 5.7   Parent Meeting.   Parent will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and its Organizational Documents, all action necessary to convene the Parent Special Meeting as promptly as reasonably practicable after the SEC advises it has no further comments on the Proxy (the “SEC Clearance Date”) (and will commence the mailing of the Proxy to the Parent Stockholders as promptly as practicable after the SEC Clearance Date and schedule such meeting for a date that is no more than 35 days after the Proxy is mailed), to (i) consider and vote upon the approval of the Parent Stockholder Proposals and to cause such vote to be taken and (ii) provide Parent Stockholders with the opportunity to elect to effect a Parent Share Redemption. Parent may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Proxy) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to approve the Parent Stockholder Proposals or to constitute a quorum necessary to conduct the business of the Parent Special Meeting or (z) Parent determines the payments for the Parent Share Redemption could reasonably be expected to cause the conditions in Section 6.3 to not be satisfied at the Closing. Parent shall use its reasonable best efforts to solicit from its stockholders proxies as promptly as possible in favor of the Parent Stockholder Proposals and include in the Proxy the Parent Board Recommendation; provided, that, notwithstanding the foregoing, at any time prior to obtaining approval of the Parent Stockholder Proposals, the Parent Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Parent Board Recommendation (any such action, a “Change in Recommendation”) if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Parent Stockholder Proposals shall terminate. For the avoidance of doubt, a Change in Recommendation will not affect Parent’s obligations pursuant to this Section 5.7 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.
Section 5.8   Approval of Sole Stockholder of Merger Sub.   Immediately following approval of the Parent Stockholder Proposals, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.
Section 5.9   Required Stockholder Approval.   In accordance with applicable Laws, including Section 228, Section 251(c) and Section 262 of the DGCL, and the Company’s Organizational Documents, promptly following the execution of this Agreement, the Company shall seek and shall use its reasonable best efforts to obtain (a) as promptly as practicable, and in any event, within twenty-four (24) hours following the execution of this Agreement (the “Stockholder Support Delivery Period”), the Initial Stockholder Consent and (b) as promptly as practicable, Support Agreements from Stockholders holding at least 95% of the Company Common Stock issued and outstanding as of the Execution Date, in each case, in lieu of a meeting pursuant to Section 228 of the DGCL for the purposes of (i) adopting this Agreement and approving the Merger, (ii) acknowledging that the adoption and approvals are irrevocable and result in the waiver of any right of such stockholders to demand appraisal in connection with the Merger pursuant to the Delaware Law and (iii) such other matters set forth therein. As promptly as practicable and, in any event, prior to the expiration of the Stockholder Support Delivery Period, if the Initial Stockholder Consent is obtained Company, the Company shall deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission), certified as correct and complete by an executive officer of the Company.
Section 5.10   Information Statement.   Promptly, and in any case at the same time as any Support Agreement is solicited from any Stockholder (other than the Initial Stockholder Consents), the Company shall prepare (with the cooperation of Parent) and mail to each Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Parent (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the holders of Company Common Stock with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had unanimously recommended that the holders of Company Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and (b) such other information as Parent and the Company reasonably agree is required or advisable under applicable Law to be included therein. The Company shall, with the cooperation of Parent (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to holders of Company Common Stock pursuant to the DGCL. None of the information supplied or to be supplied by Parent or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Together with the Information Statement, the Company will mail to each holder of record of each Certificate (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13) to the Exchange Agent (the “Letter of Transmittal”), (ii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.13)) to the Exchange Agent and (iii) an investor questionnaire in the form prepared by Parent and reasonably satisfactory to the Company.

Section 5.11   Regulatory Filings/Approvals.
(a)   Exchanging Information.   The Company and Parent shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.
(b)   Initial Submissions.   The Company and Parent shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions. Without limiting the foregoing, each of the Company and Parent shall make its respective filing pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Execution Date. The Company and Parent shall submit a request to obtain early termination of the waiting period with respect to the Transactions under the HSR Act.
(c)   Subsequent Submissions.   The Company and Parent shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.
(d)   Conduct of Interactions with Government Entities.   Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations under this Section 5.11; provided, that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any pre-scheduled meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.
(e)   Nothing in this Agreement, including Section 5.12(a), shall require Parent or any of its Affiliates to:
(i)   proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets of Parent, the Company or any of their respective Affiliates (or consent thereto); or
(ii)   proffer to, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, Parent’s ability to use, own, operate or take any other actions with respect to any assets of Parent, the Company or any of their respective Affiliates or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and equity and debt securities held directly or indirectly by the Company.
(f)   take any action to overturn, defend against or oppose any action by any Governmental Entity to prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.
Section 5.12   Cooperation and Efforts to Consummate Transactions; Status.
(a)   Cooperation and Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their responsive controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the

Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the Transactions.
(b)   Status.   Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, and the Company and the Parent shall each give prompt notice to the other of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 5.12 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter or Parent Disclosure Letter, as applicable.
Section 5.13   Third-Party Consents.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, between the Execution Date and the Closing Date, the Company shall, upon the written request of Parent, use commercially reasonable efforts to obtain any consents that are listed on Section 3.4(b) of the Company Disclosure Letter. In connection therewith, neither the Company nor any of its Affiliates shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior written consent of Parent. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of Parent, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).
(b)   Notwithstanding anything to the contrary contained herein, in no event shall Parent, the Company or any of their respective Affiliates be required to make any payments, incur any liability, commence any litigation, amend, supplement or otherwise modify any Contract, or make any concessions or agree or commit to do any of the foregoing to obtain any consents of third parties contemplated by this Section 5.13, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied (but the accuracy of this Section 5.13(b) will be so taken into account) and no representation, warranty, covenant or agreement of the Company set forth in this Agreement shall be breached or deemed breached.
Section 5.14   Access and Reports; Retention of Books and Records.   Subject to applicable Law, and except as required to comply with any COVID-19 Measures, upon reasonable advance notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, that no investigation pursuant to this Section 5.14 shall affect or be deemed to modify any representation made by the Company in Article III; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company; provided, further, that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interrupt or interfere with the business or operations of the Company; provided, further, that for so long as any applicable COVID-19 Measures are in effect, the Company shall use commercially reasonable efforts to provide access under this Section 5.14 through virtual or other remote means. All requests for information made pursuant to this Section 5.14 shall be directed to Persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 5.15   Employee Benefits.
(a)   Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Parent, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits under defined benefit pension plans or to the extent it would result in a duplication of benefits.
(b)   Prior to making any written or oral communications to the directors, officers or employees of the Company pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.
(c)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Benefit Plan in accordance their terms, (iii) prevent Parent, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Company or any of their Affiliates or under any benefit plan which Parent, the Company or any of their Affiliates may maintain.
Section 5.16   Indemnification.
(a)   Following the Closing, the Company shall indemnify, defend, hold harmless and reimburse to the fullest extent that the Company may lawfully do so, each current director and officer of the Company (in each case, when acting in such capacity), determined as of the Closing (the “Indemnitees”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Action arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including in connection with (i) the Transactions and (ii) actions to enforce this Section 5.16 or any other indemnification or advancement right of any Indemnitee, and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s Organizational Documents in effect as of the Execution Date; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law and the Company’s Organizational Documents in effect as of the Execution Date shall be made by independent legal counsel selected by Parent and acceptable to the Indemnitee (such acceptance not to be unreasonably conditioned, withheld or delayed).
(b)   Any Indemnitee wishing to claim indemnification under Section 5.16(a), upon learning of any such Action for which indemnification under this Section 5.16 may be available, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action (whether arising before or after the Closing), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof (it being understood and agreed that by electing to assume the defense thereof, neither Parent nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnitee’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Corporation elects not to assume such defense or the legal counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnitees, the Indemnitees may retain legal counsel satisfactory to them, and Parent shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnitees promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.16(b) to pay for only one legal counsel for all Indemnitees in any jurisdiction unless the use of one legal counsel for such Indemnitees would present such advisor with a conflict of interest; provided, further, that the smallest number of legal counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnitees shall cooperate in the defense of any such matter if Parent and the Surviving Corporation elect not to assume such defense; (iii) the Indemnitees shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably conditioned, withheld or delayed) if Parent and the Surviving Corporation elect to assume such defense and neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their prior written consent (such consent not to be unreasonably conditioned, withheld or delayed); (iv) Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Actions shall continue until final disposition of all such Actions. If indemnity is not available with respect to any Indemnitee pursuant to this Section 5.16, then the Parent and the Indemnitee shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.
(c)   Prior to the Closing, the Company shall, and if the Company is unable to, Parent shall cause the Company as of the Closing to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Execution Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 5.16 of the Company Disclosure Letter. If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company shall, and Parent shall cause the Company to, continue to maintain in effect for a period of at least six (6) years from and after the Closing the D&O Insurance in place as of the Execution Date with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Execution Date, or the Company shall, and Parent shall cause the Company to purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Execution Date; provided, however, that in no event shall the annual cost of the D&O Insurance exceed during the six (6) years from and after the Closing three hundred percent (300%) of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount..
(d)   During the six (6)-year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the Company or any indemnification agreement between such Indemnitee and the Company, in each case, as in effect on the Execution Date, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.
(e)   If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.16.

(f)   The provisions of this Section 5.16 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 5.16.
(g)   The rights of the Indemnitees under this Section 5.16 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company and the Surviving Corporation, as the case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 5.16 is not prior to or in substitution of any such claims under such policies).
Section 5.17   Exclusivity.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:
(a)   The Company shall not take, and shall cause its Affiliates not to take, nor permit any of their Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Parent) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any issuance, sale, pledge, disposal of, grant, transfer or encumbrance of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any of the Company, other than issuances of equity securities not prohibited by Section 5.1 and assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”). The Company shall, and shall cause its Affiliates to, and shall cause any of their Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, the Company and its Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Company is subject to an exclusivity agreement and are unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect. The Company shall promptly (but in any event within forty-eight hours) notify Parent if the Company or any of its Representatives receive any offer for, or any solicitation to discuss or negotiate, an Acquisition Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. The Company represents and warrants to Parent that this Section 5.17(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or any of its Affiliates are currently bound.
(b)   Parent shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or any of its Affiliates) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to, any Business Combination (each such transaction, a “Business Combination Transaction”). Parent shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Company and its Affiliates) and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. Notwithstanding the foregoing, Parent, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that Parent is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. Parent shall promptly (but in any event within forty-eight hours) notify the Company if Parent or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, a Business Combination Transaction which notice shall include a written summary of the material terms and conditions of any such offer, whether conveyed verbally or in writing. Parent represents and warrants to the Company that this Section 5.17(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Parent or any of its Affiliates are currently bound.
Section 5.18   Publicity.   The initial press release regarding the Transactions shall be a joint press release and thereafter the Company and Parent each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.
Section 5.19   Confidentiality.   The terms of the Mutual Non-Disclosure Agreement, dated as of June 5, 2020 (the “Confidentiality Agreement”), between the Company and Parent, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.
Section 5.20   Financing.   Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (which shall not include pro forma financial information), (iii) providing financial statements and such other financial information regarding the Company as applicable, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment, (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Company to permit the consummation of the PIPE Investment and the issuance of shares of Parent Common Stock immediately following the Closing, (v) reasonably assisting Parent to satisfy the conditions set forth in any document executed in connection with the PIPE Investment and (vi) otherwise reasonably cooperating in Parent’s efforts to consummate the PIPE Investment For the avoidance of doubt, Parent shall not consummate an PIPE Investment for gross proceeds in excess of $500,000,000 (including the Subscription Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements without the prior written consent of the Company, and any such excess proceeds shall be raised on substantially the same terms as those applicable to the PIPE Investment as of the date of this Agreement.
Section 5.21   Subscription Agreements.   Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.
Section 5.22   Takeover Statutes.   If any Takeover Statute is or may become applicable to the Transactions, each of Parent and the Company and the Parent Board and the Company Board, respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 5.23   Further Assurances.   The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.
ARTICLE VI
CONDITIONS
Section 6.1   Conditions to Each Party’s Obligation to Consummate the Transactions.   The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Closing of each of the following conditions:
(a)   HSR Approval.   The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.
(b)   Orders and Litigation.   No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Transactions shall be pending.
(c)   Parent Stockholder Approval.   The Parent Stockholder Proposals shall have been duly approved by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote in accordance with applicable Law and the Organizational Documents of Parent.
Section 6.2   Conditions to Obligation of Parent.   The obligation of Parent to consummate the Transactions is also subject to the satisfaction or waiver in writing by Parent at or prior to the Closing of the following conditions:
(a)   Representations and Warranties of the Company.
(i)   The representations and warranties made by the Company in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval), and Section 3.20 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)   The other representations and warranties of the Company set forth in Article III and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, other than the obligations set forth in Section 5.1(b)(i), 5.1(b)(ii), 5.1(b)(v), 5.1(b)(xxii) and 5.1(b)(xxv) which shall be performed and complied with in all respects.
(c)   Closing Certificate.   Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company (solely in his capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d), and Section 6.2(h) have been satisfied.
(d)   No Material Adverse Effect.   Since the Execution Date, there shall not have occurred any Material Adverse Effect.
(e)   Transaction Documents.   All Transaction Documents shall have been executed and remain in full force and effect.
(f)   Terminating Agreements.   The Terminating Agreements shall be terminated and be of no further force or effect as of the Effective Time.
(g)   Continued Employment.   The Key Employees shall be employed by the Company and shall not have served any resignations or be subject to pending termination.
(h)   Payment of Transaction Expenses.   The Company shall have provided copies of customary payoff letters in connection with the repayment of Transaction Expenses from the Persons listed on Schedule 6.2(h) hereto.
(i)   Key Contracts.   Each of the Key Contracts shall be in full force and effect, no breach or violation of, or default under, any Key Contract by the Company or any of its Subsidiaries shall have occurred, no event shall have occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and no counterparty thereto shall have delivered notice of intent to terminate such Key Contract.
(j)   Support Agreements.   Support Agreements executed and delivered by Stockholders holding at least 95% of the Company Common Stock issued and outstanding as of the Execution Date shall have been obtained and certified by the Chief Executive Officer of the Company.
Section 6.3   Conditions to Obligations of the Company.   The obligation of the Company to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Company at or prior to the Closing of the following conditions:
(a)   Representations and Warranties of the Parent.
(i)   The representations and warranties of Parent set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Authority; Approval) and Section 4.12 (Brokers and Finders) shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)   The other representations and warranties of Parent contained in Article IV and any certificates delivered pursuant to this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including Material Adverse Effect, contained therein) as of the Execution Date and as of the

Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
(b)   Performance of Obligations of Parent.   Parent shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, other than the obligations set forth in Section 5.2(b)(iii) which shall be performed and complied with in all respects.
(c)   Closing Certificate.   The Company shall have received at the Closing a certificate signed on behalf of Parent by a duly authorized officer of Parent (solely in their capacity as such and not in their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(d) have been satisfied.
(d)   Listing.   The shares of Parent Class A Common Stock to be issued as the Merger Consideration shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.
(e)   Minimum Cash.   As of the Closing, after consummation of the PIPE Investment and after distribution of the Parent Trust Account, pursuant to Section 5.3(a), deducting all amounts to be paid pursuant to the Parent Share Redemption, Parent shall have cash on hand equal to or in excess of $300,000,000 (without, for the avoidance of doubt, taking into account any Transaction Expenses).
Section 6.4   Frustration of Closing Conditions.   A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE VII
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by written agreement of Parent and the Company;
(b)   by either Parent or the Company, by giving written notice of such termination to the other Party, if:
(i)   the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or
(ii)   any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement, including Section 5.11 (Regulatory Filings/Approvals), in any manner that proximately contributed to such Order becoming final and non-appealable; or
(iii)   the Requisite Parent Vote shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;
(c)   by the Company if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2;
(d)   by Parent if the Initial Stockholder Consent has not been obtained and certified by the Chief Executive Officer of the Company prior to the end of the Stockholder Support Delivery Period (provided, that if the Initial Stockholder Consent is subsequently obtained and certified by the Chief Executive Officer of the Company at any time prior to termination of this Agreement, then Parent shall no longer have the right to terminate pursuant to this Section 7.1(d));
(e)   by Parent if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; or
(f)   by the Company if Parent has made a Change in Recommendation.
Section 7.2   Effect of Termination and Abandonment.   In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of this Agreement and (b) the provisions set forth in this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Survival.
(a)   Each representation, warranty, covenant and other obligation in this Agreement shall survive the Closing, but only to the extent, and until the applicable survival date, specified in this Section 8.1(a), whereupon it shall terminate; provided, that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate:
(i)   The survival date applicable to Company Fundamental Representations shall be the three-year anniversary of the Closing Date.
(ii)   The representations and warranties set forth in Section 3.24 (No Other Representations or Warranties); and Section 4.16 (No Other Representations or Warranties), which shall survive the Closing indefinitely.
(iii)   The representations and warranties contained in this Agreement other than those set forth in Sections 8.1(a)(i) and (ii) shall not survive the Closing Date.
(iv)   The survival date applicable to the covenants and agreements contained in this Agreement shall be (A) with respect to covenants and agreements that require performance in full prior to the Closing, the Closing Date, and (B) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.
(v)   The provisions contained in this Article VIII and in Article IX shall survive indefinitely.

(b)   No provision of this Article VIII shall apply to or limit any claim that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Article III or Article IV of this Agreement, which may be brought at any time until lapse of the applicable statute of limitations provided by Delaware Law. The right of a Person to any remedy pursuant to this Article VIII shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of common law fraud under Delaware Law, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.
Section 8.2   Indemnification by the Majority Stockholder.   Following the Closing, the Majority Stockholder shall indemnify, defend, hold harmless and reimburse each of Parent, Merger Sub and their Affiliates and Representatives, respective successors and permitted assigns (the “Indemnified Parties”) from and against all Losses imposed on, incurred or suffered by or asserted against any Parent Indemnified Party in connection with or arising out of:
(a)   the failure of any Company Fundamental Representation to be true and accurate as of the Closing (or, in the case of any representation or warranty that expressly speaks as of a different date, such date) it being understood that for purposes of this Section 8.2(a) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) or relating to Knowledge contained in such representation or warranty (other than the representation and warranty set forth in Section 3.6 (Absence of Certain Changes)) shall be disregarded for purposes of determining whether such representation or warranty was not true and accurate or the quantity of such Losses;
(b)   the failure of the Company to fully perform any covenant or obligation of the Company contained in this Agreement that is required to be performed prior to the Closing; or
(c)   any claim, cause of action, right or remedy, or any Action, asserted at any time by any actual or alleged securityholder of the Company relating to the allocation or entitlement to a portion of the consideration paid or to be paid in connection with the Transactions, including any assertion of contractual, employment or other rights and any assertion of rights to own or acquire any security.
Section 8.3   Claim Procedures.
(a)   In order for an Indemnified Party to duly make a valid claim under Section 8.2, the Indemnified Party must (reasonably promptly following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to the Majority Stockholder (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 8.2 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.
(b)   In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (a “Third Party Claim”):

(i)   The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth (10th) Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided, that if either such Business Day occurs on or prior to the Closing Date, the Claim Notice shall be timely provided if it is provided not later than the Business Day following the Closing Date; and provided, further, that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defense or resolution of the Third Party Claim.
(ii)   During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (1) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought), (2) the Third Party Claim arises in connection with any criminal matter, (3) the Losses sought in connection with such Third Party Claim are reasonably likely to exceed the value of the then outstanding number of Lockup Shares or (4) there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.
A.   In the event that the Indemnifying Party is entitled to and duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article VIII for, from and against the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose, in each case, at the Indemnified Party’s sole cost and expense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (ii) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.
B.   If the Indemnifying Party (i) is not entitled to or does not duly and timely make such election, or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim within ten (10) Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated (subject to Section 8.6 (Minimizing and Mitigating Losses)) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 8.3(b)(ii)A; provided, that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third

Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).
(iii)   The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.
(iv)   All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:
(v)   Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) prior to or in the absence of the due and timely making of the election described in Section 8.3(b)(ii)A, (2) under the circumstances described in Section 8.3(b)(ii)B or (3) in compliance with Section 8.3(b)(iii) shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VIII in respect of the Third Party Claim.
(vi)   Third Party Claim Expenses not addressed by Section 8.3(b)(ii)A shall be paid by the Person by which they were incurred.
Section 8.4   Losses and Recoveries.
(a)   Insurance.   In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall, use commercially reasonable efforts (excluding litigation) to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder. In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article VIII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(b)   Taxes.   In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the Person claiming such Loss.
(c)   Reimbursement.   If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(d)   No Double Recovery.   No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 8.2).
(e)   Effect of Waiver of Condition.   No Party’s right to indemnification pursuant to this Article VIII shall be adversely affected by its waiver of a condition to the Closing set forth in Article VI unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses in connection with or arising out of the facts and circumstances that are the subject of the waiver.
Section 8.5   Payments; Limitations.
(a)   The Majority Stockholder shall transfer to Parent the amount of any Loss for which he is liable pursuant to Section 8.2 in the form of such number of outstanding Lockup Shares, with the number of such Lockup Shares calculated by reference to the thirty (30) day trailing VWAP per share of Parent Class A Common Stock as of the date of the submission of the notice of claim to the Company pursuant to Section 8.3.
(b)   The Majority Stockholder shall not have any liability pursuant to this Article VIII to the extent that the aggregate amount of such Losses exceeds (i) prior to the second anniversary of Closing, the then outstanding number of Lockup Shares and (ii) thereafter, the number of Lockup Shares outstanding immediately prior to the second anniversary of Closing.
(c)   All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.
Section 8.6   Minimizing and Mitigating Losses.   Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, and if the Indemnified Party fails to do so, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.
Section 8.7   Exclusive Remedies and No Rights Against Nonparties.
(a)   Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article VIII, (ii) claims that a Party committed common law fraud under Delaware Law in making any representation or warranty contained in Articles III or IV and (iii) claims pursuant to the terms of any Transaction Document. Following the Closing, the claims and remedies specified in clauses (i) through (iii) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.
(b)   In addition to Section 8.7(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 8.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 8.7(b) and Section 5.23 (Further Assurances) in connection herewith.
ARTICLE IX
MISCELLANEOUS AND GENERAL
Section 9.1   Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parent and the Company, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.2   Expenses.   Except as otherwise provided in this Agreement and the Transaction Documents and whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 9.3   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 9.4   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)   This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the Laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction would be required thereby).
(b)   Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated by this Agreement or any Transaction Document exclusively in the courts of the State of Delaware and the federal courts of the United States located in the State of Delaware; and solely in connection with claims arising under or relating to this Agreement or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)   EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(C).
(d)   Irreparable damage would occur in the event that any covenant herein was not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.
Section 9.5   Notices.   All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 9.5; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:
To Parent:
DiamondPeak Holdings Corp.
40 W 57th Street, 29th Floor, New York, New York 10019
Telephone:   (212) 716-2000
Email:         hamamoto@diamondheadpartners.com;
                 brett.bossung@silverpeak.com
Attn:          David Hamamoto, Brett Bossung
With a copy to:
Sullivan & Cromwell LLP
125 Broad Street, New York, NY, 10004
Telephone:   (212) 558-4000
Email:         downesr@sullcrom.com; croftons@sullcrom.com
Attn:          Robert Downes, Scott Crofton
To Company:
Lordstown Motors Corp.
2300 Hallock Young Road, Lordstown, OH 44481
Telephone:   (330) 402-5960
Email:         Tom.Canepa@lordstownmotors.com
Attn:          Thomas Canepa, General Counsel & Secretary
With a copy to:
Baker and Hostetler LLP
127 Public Square, Suite 2000, Cleveland, OH, 44114
Telephone:   (216) 861-7986
Email:         MLeonard@bakerlaw.com
Attn:          Melissa Leonard
or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 9.6   Entire Agreement.   This Agreement (including any exhibits or schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.
Section 9.7   No Third-Party Beneficiaries.   Except as provided in Section 5.16 (Indemnification) and Section 8.7(a) (Exclusive Remedies and No Rights Against Nonparties), there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy.
Section 9.8   Obligations of Parent and of the Company.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.
Section 9.9   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 9.10   Interpretation; Construction.
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b)   If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing any gender shall include all other genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.
(c)   Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.
(d)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)   No specific provision, representation or warranty in this Agreement shall limit the applicability of a more general provision, representation or warranty in this Agreement.
(f)   The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(g)   Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
Section 9.11   Assignment.   The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion. Any purported assignment in violation of this Agreement is void.
Section 9.12   Fulfillment of Obligations.   Any obligation of any Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 9.13   Obligations of Merger Sub.   Parent hereby guarantees the due and punctual performance and payment (not merely collection) in full of all obligations and liabilities of Merger Sub under this Agreement, as and when due and payable or required to be performed pursuant to any provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
DIAMONDPEAK HOLDINGS CORP.
By:	/s/ David T. Hamamoto Name: David T. Hamamoto Title: Chief Executive Officer and Chairman
DPL MERGER SUB CORP.
By:	/s/ David T. Hamamoto Name: David T. Hamamoto Title: Chief Executive Officer and Chairman
LORDSTOWN MOTORS CORP.
By:	/s/ Stephen S. Burns Name: Stephen S. Burns Title: Chief Executive Officer

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified in this Exhibit A.
“Accredited Investor” means a Stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act, and (b) has properly completed and delivered an investor questionnaire to the Exchange Agent pursuant to Section 2.8 that certifies, to the reasonable satisfaction of Parent, that such stockholder is an Accredited Investor.
“Acquisition Transaction” has the meaning set forth in Section 5.17(a).
“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Company shall not be an “Affiliate” of Parent and (b) following the Closing, the Company shall not be an “Affiliate” of any Stockholder.
“Agreed Form” means the form attached hereto as Exhibit B, subject to de minimis changes agreed to by Parent; provided, that Parent will not unreasonably withhold, condition or delay its agreement to such de minimis changes.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated Parent Charter” has the meaning set forth in Section 1.4.
“Anti-Corruption Laws” has the meaning set forth in Section 3.22(a).
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Date” has the meaning set forth in Section 3.5(d).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“BGL” has the meaning set forth in the Recitals.
“BGL Subscription, Registration and Lock-Up Agreement” has the meaning set forth in the Recitals.
“BGL Warrants” has the meaning set forth in the Recitals.
“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York or Los Angeles, California.

A-A-1

“Cash Merger Consideration” has the meaning set forth in Section 2.1(a).
“Certificate” has the meaning set forth in Section 2.1(b).
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Change in Recommendation” has the meaning set forth in Section 5.7.
“Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware).
“Claim Notice” has the meaning set forth in Section 8.3(a).
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” has the meaning set forth in the Recitals.
“company” includes any company, corporation or body corporate (including a limited liability company), wherever incorporated.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval) and Section 3.20 (Brokers and Finders).
“Company IP” means the Intellectual Property Rights owned by or exclusively licensed to the Company, or purported to be owned by or exclusively licensed to the Company.
“Company Option” means has the meaning set forth in Section 2.4.
“Company Registered IP” has the meaning set forth in Section 3.16(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.19.
“Confirmatory Agreements” has the meaning set forth in the Recitals.
“Continuing Employees” means the employees of the Company at the Closing.
“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.
“Convertible Promissory Notes” means the convertible promissory notes issued by the Company in the form and subject to the limits set forth in the Waiver Letter and Consent, dated July 28,2020, between the Company and Parent.
“COVID-19” means the outbreak of the novel coronavirus and the associated ongoing public health considerations.
“COVID-19 Measures” has the meaning set forth in Section 5.1(a).
“D&O Insurance” has the meaning set forth in Section 5.16(c).
“DGCL” has the meaning set forth in the Recitals.

A-A-2

“Dissenting Shares” has the meaning set forth in Section 2.1(a).
“Dissenting Stockholder” has the meaning set forth in Section 2.14.
“Dollars” and “$” mean the lawful currency of the United States of America.
“Effective Time” has the meaning set forth in Section 1.3.
“Employee” means any current or former employee (whether full- or part-time), director, officer or independent contractor (who is a natural person) of the Company.
“Environmental Law” means any Law relating to: (a) the protection, investigation or restoration of the environment or health and safety as it relates to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, pollution, contamination or any injury or threat of injury to Persons or property by any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan”.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.8.
“Exchange Fund” has the meaning set forth in Section 2.8.
“Execution Date” has the meaning set forth in the Preamble.
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Fully Diluted Share Number” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately before the Closing, plus (b) the number of shares of Company Common Stock subject to outstanding Company Options which are vested as of the Effective Date or which vest on or before January 1, 2021. For the avoidance of doubt such number shall not include any Company Common Stock issuable pursuant to the Convertible Promissory Notes.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.
“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, and (b) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, mold, radioactive material or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Improvements” has the meaning set forth in Section 3.13(d).
“Indemnified Party” has the meaning set forth in Section 8.2.

A-A-3

“Indemnifying Party” has the meaning set forth in Section 8.3(a).
“Indemnitees” has the meaning set forth in Section 5.16(a).
“Industry” has the meaning set forth in the definition of “Material Adverse Effect”.
“Information Statement” has the meaning set forth in Section 5.10.
“Initial Stockholder Consent” has the meaning set forth in the Recitals.
“Insurance Policies” has the meaning set forth in Section 3.17.
“Intellectual Property Rights” means all intellectual property or industrial property rights existing anywhere in the world, including: (a) trademarks, service marks, brand names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, including divisionals, continuations, continuations-in-part, re-issues and re-examinations; (c) confidential information, trade secrets, inventions, know-how, data and databases, including specifications, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) Internet domain names and URLs.
“Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“IRS” means the Internal Revenue Service.
“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.
“Key Contracts” means those Contracts set forth on Schedule A-3.
“Key Employees” means those persons set forth on Schedule A-4.
“Knowledge” means (a) with respect to an individual, that the individual is actually aware of such fact or other matter or should have become aware after due inquiry of their direct reports, and (b) with respect to the Company, that any of Stephen S. Burns, Thomas V. Canepa, John LaFleur, Rich Schmidt or John Vo is actually aware of such fact or other matter or should have become aware of after due inquiry of their direct reports.
“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Lease” or “Leases” has the meaning set forth in Section 3.13(b).
“Leased Real Property” has the meaning set forth in Section 3.13(b).
“Letter of Transmittal” has the meaning set forth in Section 5.10.
“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.
“Lockup Shares” means any shares of Parent Class A Common Stock held by the Majority Stockholder then subject to the lock-up restrictions in the Registration Rights and Lock-Up Agreement.
“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses including removal costs, remediation costs, closure costs, fines, penalties

A-A-4

and expenses of investigation and ongoing monitoring and Third Party Claim Expenses to the extent provided by Section 8.3(b)(iv) and reasonable and documented out-of-pocket legal fees, costs and expenses sustained or incurred by an Indemnified Party in investigating claims that (x) are not Third Party Claims and (y) are determined by a Final Determination to be indemnifiable pursuant to Section 8.2; provided, that Losses shall not include punitive or exemplary damages (except for punitive or exemplary damages actually paid to a third party and, in connection with Losses resulting from a breach under this Agreement).
“Majority Stockholder” means Stephen S. Burns.
“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or taken together with any other change, circumstance, condition, development, effect, event, occurrence or state of facts is, or would reasonably be expected to be, materially adverse to (x) the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Company, whether known or unknown or on a short- or long-term basis or (y) the ability of the Company to consummate the Transactions; provided, however, none of the following shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
(a)
changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or political, regulatory or business conditions in the geographic markets in which the Company has operations or its products or services are sold;

(b)
changes, developments, circumstances, facts or effects that are the result of factors generally affecting the electric-powered automobile industry (the “Industry”);

(c)
any loss of, or adverse change to the relationship of the Company with its customers or suppliers, if and to the extent the Company establishes with reasonable evidence that such loss or adverse change was directly and proximately caused by the entry into, announcement, pendency or performance of this Agreement and the Transactions (provided, that this clause (c) shall be disregarded for purposes of determining compliance with the representations and warranties set forth in Section 3.4(b));

(d)
changes in applicable accounting standards, including GAAP or in any Law of general applicability, or in the authoritative interpretation by a Governmental Entity thereof, after the Execution Date;

(e)
any failure by the Company to meet any internal or public projections, forecasts, estimates, milestones or financial or operating predictions of revenues, earnings, cash flow or cash position; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(f)
any change, development or effect resulting from acts of war (whether or not declared), sabotage, civil unrest or terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of an epidemic or pandemic (including COVID-19);

(g)
any actions taken or not taken by the Company pursuant to this Agreement or with Parent’s prior written consent (except for any obligation to operate in the ordinary course of business or similar obligation);

(i)
any action not taken by the Company pursuant to this Agreement or with Parent’s prior written consent or at Parent’s written request;

provided, further, that, with respect to clauses (a), (b), (d) and (f) of this definition, such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts shall be taken into

A-A-5

account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur if it disproportionately and adversely affects the Company relative to other companies within the Industry.
“Material Contract” has the meaning set forth in Section 3.12(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).
“Multiemployer Plan” has the meaning set forth in Section 3.9(c).
“Non-Accredited Investor” means any Stockholder that is not an Accredited Investor.
“Non-Accredited Investor Shares” has the meaning set forth in Section 2.1(a).
“Nonparty” has the meaning set forth in Section 8.7(b).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Omnibus Agreement” has the meaning set forth in the Recitals.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.
“Organizational Documents” has the meaning set forth in Section 3.1.
“Outside Date” means February 1, 2021.
“Owned Real Property” has the meaning set forth in Section 3.13(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Board Recommendation” has the meaning set forth in Section 4.3(b).
“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock, collectively.
“Parent Class A Common Stock” has the meaning set forth in the Recitals.
“Parent Class B Common Stock” has the meaning set forth in the Recitals.
“Parent Common Stock” has the meaning set forth in the Recitals.
“Parent Disclosure Letter” has the meaning set forth in Article IV.
“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).
“Parent Reports” has the meaning set forth in Section 4.5(a).
“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Organizational Documents) Parent Stockholder to redeem all or a portion of the shares of Parent Common Stock held by such stockholder at a per-share price, payable in cash, equal to such Parent Stockholder’s pro rata share of the funds held in the Parent Trust Account (as determined in accordance with Parent’s Organizational Documents) in connection with the Transactions.
“Parent Special Meeting” has the meaning set forth in Section 4.3(a).
“Parent Stockholder” means the holder of Parent Common Stock.

A-A-6

“Parent Stockholder Proposals” means, collectively, the following proposals to be voted upon at the Parent Special Meeting: (a) approval and adoption of this Agreement, the Transaction Documents and consummation of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of the Parent in connection with the consummation of the Transactions; (c) the approval of the Amended and Restated Parent Charter; (d) the election of the members of the board of directors of Parent in accordance with Section 1.6; and (e) the adjourning of the Parent Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the foregoing proposals.
“Parent Trust Account” has the meaning set forth in Section 4.8.
“Parent Trust Agreement” has the meaning set forth in Section 4.8.
“Parent Trustee” has the meaning set forth in Section 5.3(a).
“Parties” or “Party” has the meaning set forth in the Preamble.
“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings as listed in Section 3.15 of the Company Disclosure Letter; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens, (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially interfere with the present uses of the Real Property or (ii) materially and adversely affect the value of the specific parcel of Real Property to which they relate, (e) zoning promulgated by Governmental Entities, (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company granted to any licensee in the ordinary course of business, (g) Liens identified in the Financial Statements, and (h) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.
“PIPE Investment” means the private placement equity offering conducted by Parent prior to the Closing, including (a) pursuant to the Subscription Agreements entered into on or prior to the Execution Date and (b) any private placement offering conducted by Parent after the Execution Date.
“PIPE Investors” has the meaning set forth in the Recitals.
“Privacy and Security Policies” has the meaning set forth in Section 3.16(j).
“Private Placement Warrants” has the meaning set forth in Section 4.2(a).
“Proxy” has the meaning set forth in Section 5.6(a).

A-A-7

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.
“Public Warrants” has the meaning set forth in Section 4.2(a).
“Purchase Price” means the sum of (a) $783,400,000 plus (b) the aggregate exercise price of all Company Options included in the calculation of Fully Diluted Share Number.
“Real Property” has the meaning set forth in Section 3.13(b).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name register.
“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.
“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Requisite Parent Vote” has the meaning set forth in Section 4.3(a).
“Restricted Contracts” has the meaning set forth in Section 5.1(b)(xii).
“Sanctions” has the meaning set forth in Section 3.22(d).
“SEC” means the Securities and Exchange Commission.
“SEC Clearance Date” has the meaning set forth in Section 5.7.
“Section 16” has the meaning set forth in Section 2.5.
“Securities Act” means the Securities Act of 1933.
“Significant Supplier” has the meaning set forth in Section 3.18(a).
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.
“Stock Merger Consideration” has the meaning set forth in Section 2.1(a).
“Stock Plan” has the meaning set forth in Section 3.2(b).
“Stockholder” means any holder of shares of Company Common Stock immediately prior to the Effective Time.
“Stockholders’ Agreement” means the Stockholder Agreement, dated February 14, 2020 by among Workhorse Group Inc., Lordstown Motors Corp. and the stockholders listed on Schedule A thereto.
“Stockholder Support Delivery Period” has the meaning set forth in Section 5.9.
“Subscription Agreements” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Support Agreements” has the meaning set forth in the Recitals.
“Surviving Corporation” has the meaning set forth in Section 1.1(b).
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

A-A-8

“Tax” or “Taxes” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
“Terminating Agreements” has the meaning set forth on Schedule A-2.
“Third Party Claim” has the meaning set forth in Section 8.3(b).
“Third Party Claim Expenses” has the meaning set forth in Section 8.3(b)(iv).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Transaction Documents” means this Agreement, the Support Agreements, the Registration Rights and Lock-Up Agreement and the Subscription Agreements.
“Transaction Expenses” means (a) all unpaid fees and expenses incurred by or charged to or payable by Parent or the Company for services provided through the Closing Date in connection with this Agreement and the transactions contemplated hereby, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of Parent or the Company as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing) but not including a condition that can only be satisfied by action of Parent or any of its Affiliates, including, without limitation, an action by Parent or any of its Affiliates that gives rise to “good reason” resignation rights) and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any Affiliate of Parent or the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of Parent or the Company that is outstanding as of the Closing Date, and (e) the costs, expenses and premiums incurred in connection with obtaining the D&O Insurance.
“Transactions” has the meaning set forth in the Recitals.
“Trustee” has the meaning set forth in Section 4.8.
“VWAP” means the volume-weighted average share price of Parent Common Stock as displayed on Parent’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on a trading day.
“Warrant Agreement” means that certain Warrant Agreement, dated February 27, 2019, by and between Parent and American Stock Transfer & Trust Company, LLC, as trustee.
“Warrants” has the meaning set forth in Section 4.2(a).

A-A-9

SCHEDULE 1.6
DIRECTORS OF PARENT
Class I Directors (3 Total)	Class II Directors (3 Total)	Class III Directors (3 Total)
1. Individual nominated by Stephen S. Burns 2. Individual nominated by Stephen S. Burns 3. Individual nominated by Stephen S. Burns	4. Individual nominated by General Motors 5. Individual nominated by Stephen S. Burns 6. Individual nominated by Stephen S. Burns	7. Individual nominated by Stephen S. Burns 8. Individual nominated by DiamondPeak in consultation with Stephen S. Burns 9. Individual nominated by DiamondPeak

Schedule 1.6-1

Annex B
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on August 1, 2020, by and between DiamondPeak Holdings Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a Merger Agreement with Lordstown Motors Corp., a Delaware corporation (“Lordstown”), and DPL Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), providing for the merger of Lordstown and Merger Sub (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), pursuant to which such investors have agreed to purchase on the closing date of the Transaction (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to 50,000,000 Class A Shares, at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
2.   Closing.
a.   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur immediately prior to the consummation of the Transaction on the Closing Date.
b.   At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice for the Company to issue the Subscribed Shares to Subscriber. By 10:00 AM on the Closing Date, the Subscriber shall deliver to the Company the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the Closing Date does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
c.   The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, and the Subscriber, on the other, of the conditions that, on the Closing Date:
(i)   all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s shareholders, shall have been satisfied or waived and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and
(ii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).
d.   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date); and
(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
e.   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date);
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;
(iii)   the terms of the Merger Agreement shall not have been amended in a manner that is materially adverse to the Subscriber as a shareholder of the Company; and

(iv)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Subscribers thereunder unless the Subscribers have been offered substantially the same benefits.
f.   Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
3.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the subscription as contemplated by this Subscription Agreement.
4.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
a.   The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clauses (ii) and (iii), where the failure to be in good standing would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis) or (ii) the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
b.   The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.
c.   This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
d.   The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
e.   Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 6 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (the “SEC”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.
f.   As of their respective dates, all reports required to be filed by the Company with the SEC (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any report, statement, schedule, prospectus or registration statement filed by the Company with the SEC.
g.   As of the date hereof, the authorized share capital of the Company consists of 100,000,000 Class A Shares, 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Shares” and together with the Class A Shares, “Common Stock”) and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 300,000,000 Class A Shares and 12,000,000 shares of Preferred Shares. As of the date hereof: (i) 28,000,000 Class A Shares, 7,000,000 Class B Shares and no Preferred Shares were issued and outstanding; (ii) 9,333,333 public warrants and 5,066,667 private placement warrants (collectively, the “Warrants”), each exercisable to purchase one Class A Share at $11.50 per share, were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Other than Merger Sub, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.
h.   Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

i.   The issued and outstanding Class A Shares as of the date of this Agreement are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “DPHC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
j.   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
k.   The Company has not received any written communication, from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable antitrust or anticorruption law, except where such non-compliance, default or violation would not be reasonably expected to have a Company Material Adverse Effect.
l.   Except for the Placement Agent, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares by the Company to Subscriber.
m.   The Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company other than (i) the Merger Agreement, (ii) the Other Subscription Agreement, and (iii) certain agreements with affiliates of General Motors Company (the “GM Agreements”). No Other Subscription Agreement contains terms (economic or otherwise) more favorable to such Other Subscriber or investor than as set forth in this Subscription Agreement. The terms of the GM Agreements do not vary the terms of the Other Subscription Agreement entered into by [GM EV Holdings LLC] (being the only affiliate of General Motors Company that has entered into an Other Subscription Agreement) and a true and accurate copy of such Other Subscription Agreement has been made available to Subscriber.
5.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
a.   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of [incorporation][organization](1), and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
b.   This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
c.   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be

1
Note to Draft: Organization will be used for one foreign investor.

expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
d.   Subscriber (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
e.   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or any state securities law in reliance on the availability of an exemption from such registration. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States.
f.   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber acknowledges that there have not been any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity, including the Placement Agent (as defined below), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement, and the Subscriber expressly disclaims any representations, warranties, covenants or agreements not expressly set forth in this Subscription Agreement. In particular, without limiting the foregoing, Subscriber acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person, including the Placement Agent, makes any representation relating to any such information.
g.   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including Lordstown and its subsidiaries (collectively, the “Acquired Companies”)). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber further acknowledges and agrees that none of Goldman Sachs & Co. LLC, its affiliates or any of its or their control persons, officers, directors and employees, (the “Placement Agent”), has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. The Placement Agent has not made nor makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, the Placement Agent has not acted as a financial advisor or fiduciary to Subscriber. For the avoidance of the doubt, Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agent in making its investment or decision to invest in the Company.
h.   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or the Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
i.   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated institutional investor and has such knowledge and experience in financial and business matters, and in investing in private placement securities, as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares. At the time of making its investment decision, Subscriber has had access to such financial and other information concerning the Company and its subsidiaries as Subscriber deemed necessary or desirable in making a decision to purchase the Subscribed Shares, including an opportunity to ask questions and receive answers from officers of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to such Subscriber or to which such Subscriber had access. Such Subscriber has independently made its own analysis and decision to purchase the Subscribed Shares and determined based on its own independent review, and such professional advice from its own advisors (including as to tax, legal and accounting matters) as Subscriber may deem appropriate, that its purchase of the Subscribed Shares (i) is consistent with such Subscriber’s financial needs, objectives and condition, (ii) complies with all investment policies, guidelines and other restrictions that are applicable to such Subscriber, (iii) does not and will not violate any law, rule, regulation, agreement or other obligation to which such Subscriber is bound (assuming the accuracy of the Company’s representations and warranties contained herein), and (iv) is a fit, proper and suitable investment for Subscriber, notwithstanding the risks associated with a purchase of the Subscribed Shares.
j.   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
k.   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
l.   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with applicable OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
m.   As of the date hereof Subscriber does not have, and during the thirty (30) day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.
n.   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
o.   Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b).
p.   Subscriber agrees that, notwithstanding Section 9(i), the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
q.   Without limitation of the foregoing, Subscriber hereby further acknowledges and agrees that (i) the Placement Agent is acting solely as placement agent in connection with the transactions contemplated hereby and is not acting as an underwriter, initial purchaser, dealer or in any other such capacity and is not and shall not be construed as a fiduciary for Subscriber, the Company or any other person or entity in connection with the transactions contemplated hereby (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) the Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby.
6.   Registration of Subscribed Shares.
a.   In the event that the Subscribed Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within forty-five (45) calendar days after the Closing Date (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Subscribed Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable), (ii) the date on which such Subscribed Shares have actually been sold and (iii) the date which is two (2) years after the Closing. For as long as the Registration Statement is required to be effective pursuant to this Section 6(a), the Company will use commercially reasonable efforts to (1) qualify the Subscribed Shares for listing on the Nasdaq or such other stock exchange upon which the Subscribed Shares are then eligible for listing, and (2) update or amend the Registration Statement as necessary to include the Subscribed Shares. For as long as the Subscriber holds at least one hundred thousand (100,000) Subscribed Shares, the Company will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as the Company remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case as required to enable the undersigned to resell the Subscribed Shares pursuant to Rule 144 of the Securities Act. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 6.
b.   Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus)

not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
c.   The Company shall indemnify and hold harmless each Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder.
d.   The Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Each Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which such Subscriber is aware.
7.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the

Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated and (d) if the consummation of the Transaction shall not have occurred by April 1, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.
8.   Trust Account Waiver.   Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.
9.   Miscellaneous.
a.   All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 9(a), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
b.   Subscriber acknowledges that the Company and the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
c.   Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d.   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
e.   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or another person acceptable to the Company, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such affiliate fails to perform such obligations.
f.   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
g.   The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.
h.   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver or termination is sought.
i.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as provided in Section 6(c), Section 6(d) or Section 9(m) hereof, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.
j.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
k.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
l.   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
m.   This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agent shall be an intended third party beneficiary of the representations and warranties of the Company in Section 4 hereof and of the Subscribers in Section 5 hereof.
n.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

o.   This Subscription Agreement and all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.
p.   EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
q.   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively, the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
r.   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
s.   Each party hereto agrees that the Subscriber’s identity and the Subscription, as well as nature of the Subscriber’s obligations hereunder, may be disclosed in public announcements and disclosures required by the SEC, including in any registration statements, proxy statements, consent solicitation statements and other SEC filings to be filed by the Company in connection with the Subscription and/or Transaction; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the SEC or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, the Company acknowledges and agrees that the Company will not, and will cause its representatives, including the Placement Agent and its respective representatives, not to publicly make reference to the Subscriber or any of its affiliates in connection with the Transaction or this Subscription Agreement, including in a press release or marketing materials of the Company or for any similar or related purpose (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) without the prior written consent of the Subscriber.
t.   The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and the Other Subscription Agreements, the Transaction, and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent.
u.   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
DIAMONDPEAK HOLDINGS CORP.
By:

Name:
Title:
Address for Notices:
40 W 57th Street, 29th Floor
New York, NY 10019

SUBSCRIBER:
Print Name:
By:

Name:
Title:
Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$	[•]
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box on the following page indicating the provision under which it qualifies as an “accredited investor.”

B.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

B-A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
a corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability; or

B-A-2

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.
SUBSCRIBER:
Print Name:
By:

Name:
Title:

B-A-3

ANNEX C
SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2020, is entered into by and between DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder” and, together with Parent, each a “Party” and collectively, the “Parties”) of Lordstown Motors Corp., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of the August 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and DPL Merger Sub Corp., a Delaware corporation (“Merger Sub”).
RECITALS
WHEREAS, as of the date of this Agreement, the Stockholder is the record holder, beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company set forth on the Stockholder’s signature page hereto;
WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL;
WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required that (1) certain stockholders specified in the Merger Agreement, collectively representing more than a majority of the outstanding stock of the Company, promptly after the execution and delivery of the Merger Agreement and in any event within twenty-four (24) hours and (2) prior to the Closing, the holders of 95% of the issued and outstanding Shares enter into Support Agreements, including written consents in the form attached hereto as Annex B (each, a “Written Consent”), and, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;
WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to enter into the Written Consent and otherwise vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering a Written Consent, constituting the Stockholder’s consent to, and vote to adopt, the Merger Agreement;
[WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering the Registration Rights and Lockup Agreement in the form attached hereto as Annex C;](1) and
WHEREAS, Parent and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

(1)
To be included in Support Agreements for parties to the Registration Rights and Lockup Agreement.

ARTICLE 1
VOTING AND TRANSFER OF SHARES
Section 1.01.   Voting.
(a)   The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any additional Shares that are hereafter held of record or beneficially owned by the Stockholder (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:
(i)   in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;
(ii)   in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;
(iii)   against any proposal providing for an Acquisition Transaction or the adoption of an agreement to enter into an Acquisition Transaction;
(iv)   against any proposal for any amendment or modification of the Company’s Organizational Documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and
(v)   against any action, transaction or agreement that would, or would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of the Company under the Merger Agreement or the Stockholder under this Agreement or any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled on a timely basis, (B) prevent, delay or impair consummation of the Transactions or dilute, in any material respect, the benefit of the Transactions to Parent, or (C) facilitate any proposal relating to an Acquisition Transaction or any agreement to enter into an Acquisition Transaction.
(b)   Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.
(c)   The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.
Section 1.02.   Proxy.   The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing Parent and any designee of Parent, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate at the Expiration Date. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Parent a proxy to the same effect as that described in this Section 1.02. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.
Section 1.03.   No Transfers.   During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or, except as otherwise provided in Section 1.02, grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Liens on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar arrangement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Stockholder and any Affiliate of the Stockholder, (ii) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex B. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. [For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Registration Rights and Lock-Up Agreement](2).
Section 1.04.   Stop Transfer.   The Stockholder shall not request that the Company register any transfer of any Certificate or Book-Entry Share or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03during the Applicable Period and hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with

(2)
To be included in Support Agreements for parties to the Registration Rights and Lockup Agreement.

respect to all of the Subject Shares, subject to the provisions hereof; provided, that any such stop transfer order will immediately be withdrawn and terminated by the Company following the termination of this Agreement.
Section 1.05.   Waiver of Appraisal Rights.   The Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).
Section 1.06.   Release of Claims.
(a)   Subject to and upon the consummation of the Merger and the receipt of the Merger Consideration and any cash in lieu of fractional shares to which the Stockholder is entitled, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Parent, Merger Sub, the Company, each of their subsidiaries and affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and all stockholders of the Company prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any liabilities of a Releasee in connection with any future transactions between the parties that are not related to the Merger Agreements or the transactions contemplated thereby, (c) any employment compensation or benefits matter affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries (including any right of the Stockholder for any Company Options held by the Stockholder to be treated as provided in Section 2.4 of the Merger Agreement), (d) any right of Releasor as an Indemnitee as defined in, and pursuant to, Section 5.16 of the Merger Agreement and (e) any liabilities of the Releasees to Releasor pursuant to the terms of a Confirmatory Agreement.
(b)   The Stockholder represents that as to each and every claim released hereunder, the Stockholder has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts.
Section 1.07.   Public Announcements; Filings; Disclosures.
(a)   The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger

Agreement, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by Parent; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.07(a), if the Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.
(b)   The Stockholder hereby consents to and authorizes the Company and Parent to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the proxy statement prepared by Parent and filed with the SEC relating to the Parent Special Meeting (the “Proxy Statement”) the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”), consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to cooperate with Parent in connection with such filings, including providing Stockholder Information reasonably requested by Parent. Parent shall use its reasonable best efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing. As promptly as practicable, the Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.
Section 1.08.   Non-Solicitation
(a)   The Stockholder acknowledges that the Stockholder has read Section 5.17 (Exclusivity) of the Merger Agreement. In addition, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.17 of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 5.17 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 5.17 of the Merger Agreement.
(b)   Notwithstanding Section 1.08(a), the Stockholder may participate in discussions and negotiations with any Person making an a proposal relating to an Acquisition Transaction (or its Representatives) with respect to such proposal if (i) the Company is engaging in discussions or negotiations with such Person in compliance with Section 5.17 of the Merger Agreement and (ii) such Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.
Section 1.09.   No Agreement as Director or Officer.   The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.
Section 1.10.   Acquisition of Additional Shares.   The Stockholder shall promptly notify (and in any event within two Business Days) Parent of the number of any additional Shares with respect to which the Stockholder becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Shares shall, for the avoidance of doubt, automatically become Subject Shares in accordance with Section 1.01.
Section 1.11.   No Adverse Act.   The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its Affiliates not to, without the prior written consent of Parent (in Parent’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (b) make any representation or warranty of the Stockholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement. The Stockholder shall notify Parent in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of the Stockholder herein and (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.
Section 1.12.   No Litigation.   The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement or the Stockholder’s right to receive the Merger Consideration or any cash in lieu of fractional shares to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof or for any Company Options held by the Stockholder to be treated as provided in Section 2.4 of the Merger Agreement.
Section 1.13.   Further Assurances.   The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder hereby represents and warrants to Parent as follows:
Section 2.01.   Organization; Authorization.   In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02, and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Stockholder’s jurisdiction of its organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholderand, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 2.02.   Governmental Filings; No Violations; Certain Contracts.
(a)   No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
(b)   The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Stockholder, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Stockholder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 2.03.   Litigation.   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.
Section 2.04.   Ownership of Company Stock; Voting Power.   The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Company’s Organizational Documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s Organizational Documents.
Section 2.05.   Reliance.   The Stockholder understands and acknowledges that Parent and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.
Section 2.06.   Finder’s Fees.   No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
Section 2.07.   Proxy Statement.   None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Parent and at the time of the Parent Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 2.08.   Other Agreements.   The Stockholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.
Section 2.09.   Stockholder Has Adequate Information.   The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.
Section 2.10.   No Other Representations or Warranties.   Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Stockholder as follows:
Section 3.01.   Organization.   Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware.
Section 3.02.   Corporate Authority.   Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Parent’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.03.   No Other Representations or Warranties.   Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to the Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.
ARTICLE 4
GENERAL PROVISIONS
Section 4.01.   Termination.   This Agreement, including the voting agreements contemplated by this Agreement and any proxy granted hereunder if such proxy becomes effective, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent and the Stockholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Stockholder, in a manner that (1) reduces or imposes any restriction on the right of the Stockholder to receive the Merger Consideration, (2) reduces the amount or changes the form of the Merger Consideration, or (3) extends the Outside Date (the date and time at which the earlier of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of the previous sentence, Section 1.05 [Waiver of Appraisal Rights], Section 1.06 [Release of Claims], Section 1.07 [Public Announcements; Filings; Disclosures], Section 1.12 [No Litigation] and Section 1.13 [Further Assurances] and this Article 4 shall survive such termination. Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.
Section 4.02.   Notices.   All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 4.02:
If to Parent:
DiamondPeak Holdings Corp.
40 W 57th Street, 29th Floor
New York, NY 10019
Attention:	David Hamamoto, Brett Bossung
Telephone:	(212) 716-2000
Email:	hamamoto@diamondheadpartners.com; brett.bossung@silverpeak.com with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY, 10004
Attention:	Robert Downes, Scott Crofton
Telephone:	(212) 558-4000
Email:	downesr@sullcrom.com; croftons@sullcrom.com
If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.
Section 4.01.   Miscellaneous.   Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Merger Agreement shall apply to this Agreement mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
DiamondPeak Holdings Corp.
By:
Name:
Title:
[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
STOCKHOLDER
Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
[Signature of Stockholder’s Spouse]	[Printed Name of Stockholder’s Spouse]
Address:
Shares Owned Beneficially	Shares Held of Record	Shares Over Which the Stockholder has Full Voting Power
[•]	[•]	[•]
[Signature Page to Support Agreement]

Annex A
ANNEX A
ACTION
BY WRITTEN CONSENT
OF THE STOCKHOLDERS
OF
LORDSTOWN MOTORS CORP.

In accordance with Sections 228 and 251 of the Delaware General Corporation Law (“DGCL”) and the Amended and Restated By-laws of Lordstown Motors Corp., a Delaware corporation (the “Company”), the undersigned stockholders of the Company (the “Stockholders”), having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, hereby take the following actions and adopts the following resolutions:
APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY
WHEREAS, the Stockholders have considered the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2020, by and among the Company, DiamondPeak Holdings Corp., a Delaware corporation (“Parent”) and DPL Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), a copy of which has been presented to the Stockholders and is attached hereto as Annex A. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement;
WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation;
WHEREAS, pursuant to the Merger and subject to the terms and conditions of the Merger Agreement, Parent will deliver or cause to be delivered the aggregate Merger Consideration to be allocated among the Stockholders as provided in the Merger Agreement in exchange for all of the issued and outstanding shares of capital stock of the Company;
WHEREAS, the Board of Directors of the Company (the “Board”) has approved and declared advisable the Merger Agreement and entered into the Merger Agreement on the date thereof; and
WHEREAS, the Board has recommended that the Stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, together with all exhibits, annexed and schedules thereto, the transactions contemplated thereby, including the Merger, and any matter required to be approved by the Stockholders in order to facilitate the Merger and the approval of all other transactions contemplated by the Merger Agreement are hereby consented to, adopted, approved and ratified in accordance with the DGCL and the Company’s Amended and Restated By-laws (the “By-laws”); and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;
RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;
RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with

C-A-1

the appropriate foreign, federal, state or local governmental authorities or instrumentalities, including the filing of the Certificate of Merger, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;
RESOLVED FURTHER, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its Stockholders; and
RESOLVED FURTHER, that any rights to receive notice, or any other consent or waiver required in connection with the Merger or the Merger Agreement, under the DGCL, the Company’s Certificate of Incorporation, the By-laws or any other agreement or provision is hereby waived or granted, as applicable, in all respects.
WAIVER OF DISSENTERS’ RIGHTS
WHEREAS, under the DGCL, the Stockholders may be entitled to appraisal rights in connection with the Merger.
NOW, THEREFORE, BE IT RESOLVED, that each undersigned Stockholder, with respect only to himself, herself or itself, hereby irrevocably waives any appraisal rights under the DGCL and any notice or disclosure requirements related thereto.
GENERAL AUTHORITY
RESOLVED FURTHER, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval; and
RESOLVED FURTHER, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Merger Agreement are hereby ratified and approved.
[The remainder of this page has been intentionally left blank.]

C-A-2

The undersigned has executed this Action By Written Consent of the Stockholders as of the date set forth below.
STOCKHOLDER
Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
Date:
[Signature Page to Action By Written Consent of the Stockholders]

Annex A
ANNEX A
MERGER AGREEMENT
[attached]

Annex B
ANNEX B
FORM OF JOINDER
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement dated as of [•] [•], 20[•] (the “Support Agreement”) by and between Parent and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•] [•], 20[•]
By:
Name:
Title:
Address for Notices:
With copies to:

C-B-1

Annex C
ANNEX C
FORM OF REGISTRATION RIGHTS AND LOCKUP AGREEMENT
[attached]

C-C-1

ANNEX D
AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCKUP AGREEMENT
This Amended and Restated Registration Rights and Lockup Agreement (this “Agreement”), is made as of [•], 2020, by and among DiamondPeak Holdings Corp., a Delaware corporation (“Parent”), and each of the parties listed on Schedule A that is a signatory hereto (each, a “Stockholder” and collectively, the “Stockholders”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)) or, in respect of any Stockholder that executes this Agreement thereafter, at the time of such execution. Any capitalized terms used but not defined herein will have the meaning ascribed to such term in the Merger Agreement.
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 2020 (as the same may be further amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), by and among Parent, DPL Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Company (“Merger Sub”), and Lordstown Motor Corp., a Delaware corporation (the “Company”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”);
WHEREAS, in connection with the consummation of the Transactions, certain Stockholders will receive shares of Class A common stock of Parent, par value $0.0001 per share (the “Common Stock”), as consideration in the Transactions in respect of their equity interests held in the Company as of immediately prior to the consummation of the Transactions;
WHEREAS, the Sponsors currently hold an aggregate of 7,000,000 shares (the “Sponsor Shares”) of Class B common stock of Parent, par value $0.0001 per share, which, upon the consummation of the Transactions, will automatically be converted into 7,000,000 shares of Common Stock;
WHEREAS, the Sponsors currently hold an aggregate of 5,066,667 redeemable warrants to purchase, at an exercise price of $11.50 per share, shares of Common Stock (the “Private Placement Warrants”);
WHEREAS, Parent and the Sponsors are parties to that certain Registration Rights Agreement, dated as of February 27, 2019 (the “Prior Registration Rights Agreement”);
WHEREAS, the parties to the Prior Registration Rights Agreement desire to amend and restate the Prior Registration Rights Agreement, to provide for certain rights and obligations included herein and to include the Stockholders identified herein;
WHEREAS, concurrently with the execution of the Merger Agreement, Parent has entered into subscription agreements with certain investors, pursuant to which such investors will subscribe for, and Parent will issue, unregistered shares of Common Stock (the “PIPE Investment”);
WHEREAS, the PIPE Investment will be consummated concurrently with the consummation of the Merger;
WHEREAS, Brown Gibbons Lang & Company (“BGL”) will be issued warrants to purchase shares of Common Stock (the “BGL Warrants”) pursuant to that that certain Letter Agreement, dated as of July 24, 2020, by and between BGL and the Company; and
WHEREAS, in connection with the execution of the Merger Agreement, the parties hereto desire to enter into this Agreement to provide for certain rights and obligations included herein and to grant certain registration rights to the Stockholders holding Registrable Securities as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and provisions contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS
Section 1.01   Definitions.
The following definitions shall apply to this Agreement:
“A&R Bylaws” means the amended and restated bylaws of Parent adopted in connection with the consummation of the Transactions, as the same may be amended, modified, supplemented or restated from time to time.
“A&R Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, as filed on the Closing Date with the Secretary of the State of Delaware and as the same may be amended, modified, supplemented or restated from time to time
“Adverse Disclosure” means any public disclosure of non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Parent, after consultation with counsel to Parent, (i) would be required to be made in any Registration Statement or Prospectus for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed or was not effective and available for use, and (iii) Parent has a bona fide business purpose for not making such information public.
“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.
“BGL” has the meaning set forth in the Recitals.
“BGL Warrants” has the meaning set forth in the Recitals.
“Blackout Period” has the meaning set forth in Section 3.04(d).
“BlackRock Entities” means BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund.
“BlackRock Subscription Agreements” means the Subscription Agreements, dated February 14, 2019, by and between Parent and each of the BlackRock Entities.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.
“Closing” means the closing of the Transactions.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the Recitals.
“control” (i) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, and (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest.
“Demanding Holders” has the meaning set forth in Section 3.02(a).
“DP Sponsor” means DiamondPeak Sponsor LLC, a Delaware limited liability company.
“Effectiveness Date” has the meaning set forth in Section 3.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.
“Filing Deadline” has the meaning set forth in Section 3.01(a).
“General Motors” means GM EV Holdings LLC, General Motors LLC and their respective Affiliates.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
“Interest” means the capital stock or other securities of Parent or any Affiliate thereof or any other interest or financial or other stake therein, including, without limitation, Parent Equity Interests.
“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.
“Key Stockholder Lockup Period” has the meaning set forth in Section 2.01(b).
“Key Stockholders” mean DP Sponsor, BGL, the Majority Stockholder and Workhorse Group Inc.
“Lockup Period” has the meaning set forth in Section 2.01(c).
“Majority Stockholder” means Stephen S. Burns.
“Majority Stockholder Lockup Period” has the meaning set forth in Section 2.01(c).
“Maximum Number of Securities” has the meaning set forth in Section 3.02(d).
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“Minimum Amount” has the amount set forth in Section 3.02(a).
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“Organizational Documents” means the A&R Bylaws and the A&R Charter.
“own” or “ownership” (and derivatives of such terms) means (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).
“Parent” has the meaning set forth in the preamble.
“Parent Equity Interest” means Common Stock or any other equity securities of Parent, or securities exchangeable or exercisable for, or convertible into, such other equity securities of Parent.
“Permitted Transfers” has the meaning set forth in Section 2.03(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Piggyback Registration” has the meaning set forth in Section 3.03(a).
“Prior Registration Rights Agreement” has the meaning set forth in the recitals.
“Private Placement Warrants” has the meaning set forth in the recitals.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Securities” shall mean (i) the Private Placement Warrants, including the shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants; (ii) any outstanding shares of Common Stock held by a Stockholder as of the Effective Time, after giving effect to the Transactions (including, for the avoidance of doubt, the PIPE Investment and the conversion of the Sponsor Shares), (iii) any shares of Common Stock issuable upon the exercise of the BGL Warrants held by BGL as of the Effective Time, and (iv) any other equity security of Parent issued or issuable with respect to any such share of Common Stock to a Stockholder by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (“Rule 144”) (but with no volume, current public information or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B) fees and expenses of compliance with securities or blue sky laws;
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for Parent;
(E) reasonable fees and disbursements of all independent registered public accountants of Parent incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and
(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in connection with an Underwritten Offering, not to exceed $75,000.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Release Date” means the last consecutive trading day where the Volume Weighted Average Share Price equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for at least twenty (20) out of thirty (30) consecutive trading days, with such thirty (30) consecutive trading days commencing not earlier than 150 days after the Closing.
“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant or other agent of such Person.
“Rule 144” has the meaning set forth in the definition of Registrable Securities.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsors” means DP Sponsor and the BlackRock Entities.
“Sponsor Shares” shall have the meaning set forth in the Recitals.
“Stockholders” has the meaning set forth in the preamble.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Suspension Event” has the meaning set forth in Section 3.01(c).
“Suspension Period” has the meaning set forth in Section 3.04(d).
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, does not directly or indirectly own or have the right to acquire any outstanding Common Stock.
“Transactions” means the transactions contemplated by the Merger Agreement and the other Transaction Documents.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any Interest owned by a Person.
“Transfer Agent” means AST or any successor transfer agent with respect to the Common Stock duly appointed by Parent.
“Underwriter” or “Underwriters” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of Parent are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Offering Request” has the meaning set forth in Section 3.02(a).
“Underwritten Offerings Cap” has the meaning set forth in Section 3.02(b).
“Volume Weighted Average Share Price”, with respect to any trading day, means the volume-weighted average share price of the Common Stock as displayed on Parent’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

ARTICLE II.
LOCKUP
Section 2.01   General Restrictions on Transfer.
(a)   Except as permitted by Section 2.02, DP Sponsor shall not Transfer any shares of Common Stock beneficially owned or owned of record by it until the earlier of: (i) the date that is one (1) year from the Closing or (ii) the Release Date.
(b)   Except as permitted by Section 2.02, none of General Motors, Workhorse Group Inc. or BGL shall Transfer any shares of Common Stock beneficially owned or owned of record by it until the date that is six (6) months from the Closing. (each of the periods described in clauses (a) and (b), a “Key Stockholder Lockup Period”).
(c)   Except as permitted by Section 2.02, the Majority Stockholder shall not Transfer:
i.   any shares of Common Stock beneficially owned or owned of record by the Majority Stockholder until the date that is one (1) year from the Closing; and
ii.   more than fifty percent (50%) of the shares of Common Stock beneficially owned or owned of record by the Majority Stockholder as of the date of this Agreement, until the date that is two (2) years from the Closing (each of (i)-(ii), a “Majority Stockholder Lockup Period” and, together with the Key Stockholder Lockup Periods, the “Lockup Periods”));
provided, that the Majority Stockholder shall not, at any time, Transfer any shares of Common Stock if, immediately following such Transfer, the Majority Stockholder would be the beneficial owner and owner of record of fewer than the number of shares that would be required to satisfy any outstanding indemnification claim made by Parent pursuant to the Merger Agreement.
(d)   Following the expiration of a Lockup Period, the Stockholder to whom such Lockup Period previously applied may sell such number of shares of Common Stock or BGL Warrants that are no longer subject to the Lockup Period without restriction under this Agreement, other than the restriction set forth in Section 2.03(c) below.
(e)   Prior to the expiration of each Lockup Period applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with such Transfer of Common Stock or BGL Warrants pursuant to Section 2.02.
(f)   The provisions of this Section 2.01 shall not apply to the BlackRock Entities (it being acknowledged and agreed that such BlackRock Entities shall remain subject to the lockup provisions contained in their respective BlackRock Subscription Agreements)
Section 2.02   Permitted Transfers
(a)   Transfer to Third Party Purchaser. The provisions of Section 2.01 shall not apply to any Transfer by any Stockholder pursuant to a merger, stock sale, consolidation or other business combination of Parent with a Third Party Purchaser approved by the board of directors of Parent that results in a change in control of Parent.
(b)   Transfers for Estate Planning. Notwithstanding Section 2.01, any Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder, shall be permitted to make the following Transfers:
i.   any Transfer of shares of Common Stock or BGL Warrants by such Stockholder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such shares of Company Stock to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Stockholder’s Family Group may occur unless such Transfer is made (A) in compliance with the provisions of this Agreement or (B) to a charitable organization; and
ii.   upon the death of any Stockholder who is a natural Person, any distribution of any such shares of Common Stock or BGL Warrants owned by such Stockholder by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 2.02(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Stockholder had been the transferor.
(c)   Transfers to Affiliates. Notwithstanding Section 2.01, each Stockholder shall be permitted to Transfer from time to time any or all of the Common Stock or BGL Warrants owned by such Stockholder to any of its wholly-owned Subsidiaries or to a person or entity wholly owning such Stockholder, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Stockholder.
Section 2.03   Miscellaneous Provisions Relating to Transfers
(a)   Legend. In addition to any legends required by Applicable Law, each certificate representing Common Stock shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REGISTRATION RIGHTS AND LOCKUP AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PARENT). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”
(b)   Prior Notice. At least three (3) Business Days of prior notice shall be given to Parent by the transferor of any Common Stock or BGL Warrants that is subject to a Lockup Period but the Transfer of which is permitted by Section 2.02(b) or Section 2.02(c). Prior to the consummation of any such permitted Transfer, or prior to any Transfer pursuant to which rights and obligations of the transferor under this Agreement are assigned in accordance with the terms of this Agreement, the transferring Stockholder shall cause the transferee to execute and deliver to Parent a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement and shall provide any documents required by the Transfer Agent to consummate such Transfer. Upon any Transfer by any Stockholder of any of its Common Stock or BGL Warrants, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Stockholder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement, of the transferor thereof.
(c)   Compliance with Laws. Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock or BGL Warrants except as permitted under the Securities Act and other applicable federal or state securities laws.
(d)   Null and Void. Any attempt to Transfer any Common Stock or BGL Warrants that is not in compliance with this Agreement shall be null and void, and Parent shall not, and shall cause any transfer agent not to, give any effect in Parent’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock or BGL Warrants for any purposes of this Agreement.
(e)   Removal of Legends. In connection with the written request of a Stockholder, Parent shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Stockholder’s and/or its Affiliates’ or permitted transferee’s ownership of Common Stock not subject to Article II hereof, and Parent shall issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Common Stock upon which it is stamped, if

(i) such shares of Common Stock are registered for resale under the Securities Act and the registration statement for such shares of Common Stock has not been suspended pursuant to Section 3.04 hereof or as otherwise required by the Securities Act, the Exchange Act or the rules and regulations of the SEC promulgated thereunder, or (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144. Following the earlier of (A) the effective date of a Registration Statement registering such shares of Common Stock or (B) Rule 144 becoming available for the resale of such shares of Common Stock without volume or manner-of-sale restrictions, Parent, upon the written request of the Stockholder or its permitted transferee and the provision by such Person of an opinion of reputable counsel reasonably satisfactory to Parent and the Transfer Agent, shall instruct the Transfer Agent to remove the legend from such shares of Common Stock (in whatever form) and shall cause Parent counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Transfer Agent, Parent counsel, or otherwise) associated with the removal of such legend (except for the provision of the legal opinion by the Stockholder or its permitted transferee to the Transfer Agent referred to above) shall be borne by Parent. If a legend is no longer required pursuant to the foregoing, Parent will no later than five (5) Business Days following the delivery by any Stockholder or its permitted transferee to Parent or the Transfer Agent (with notice to Parent) of a legended certificate (if applicable) representing such shares of Common Stock and, to the extent required, a seller representation letter representing that such shares of Common Stock may be sold pursuant to Rule 144, and a legal opinion of reputable counsel reasonably satisfactory to Parent and the Transfer Agent, deliver or cause to be delivered to the holder of such Parent Equity Interests a certificate representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends.
Section 2.04   Majority Stockholder Indemnification
(a)   Subject to the limitations on liability set forth in the Merger Agreement, if there is determined to be any Loss indemnifiable pursuant to the Merger Agreement, Parent shall have recourse for such Loss from Lockup Shares that are then held by the Majority Stockholder, and the Majority Stockholder hereby agrees to transfer to Parent the amount of outstanding Lockup Shares for which the Majority Stockholder is liable pursuant to the Section 8.2 of the Merger Agreement.
(b)   In the event of any conflict between this Section 2.04 and the terms and conditions of the Merger Agreement, the terms and conditions of the Merger Agreement shall govern and control.
ARTICLE III.
REGISTRATION RIGHTS
Section 3.01   Registration Statement
(a)   Filing. Within forty-five (45) days after the date of the consummation of the Merger (the “Filing Deadline”), Parent shall file with the SEC (at Parent’s sole cost and expense) a Registration Statement registering the resale of the Registrable Securities, and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the SEC notifies Parent that it will “review” any or all of the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that Parent’s obligations to include the Registrable Securities held by any Stockholder in the Registration Statement are contingent upon such Stockholder furnishing in writing to Parent such information regarding such Stockholder, the securities of Parent held by such Stockholder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Parent to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations.
(b)   Effectiveness. Parent shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the all Registerable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such Registerable Securities have actually been sold and (iii) the date which is two (2) years after the consummation of the Merger. For purposes of clarification, any failure by Parent to file the

Registration Statement by the Filing Deadline or to effect such Registration by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement set forth in this Section 3.01.
(c)   Delay. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Stockholder not to sell under the Registration Statement or to suspend the effectiveness thereof, if Adverse Disclosure would be required (each such circumstance, a “Suspension Event”); provided, however, that Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days per occasion, or more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains a Misstatement, each Stockholder agrees that (i) such Stockholder will immediately discontinue offers and sales of the Common Stock under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Stockholder receives copies of a supplemental or amended Prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives written notice from Parent that such Stockholder may resume such offers and sales, and (ii) such Stockholder will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by Applicable Law or subpoena. If so directed by Parent, each Stockholder will deliver to Parent or, in such Stockholder’s sole discretion destroy, all copies of the Prospectus covering the Common Stock in such Stockholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the Prospectus covering the Common Stock shall not apply (i) to the extent such Stockholder is required to retain a copy of such Prospectus (1) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
Section 3.02   Underwritten Offering.
(a)   Right to Underwritten Offerings. Subject to the conditions of this Section 3.02, any Stockholder may, by providing written notice to Parent, request to sell all or part of its Registrable Securities that are registered by the Registration Statement contemplated by Section 3.01 and not subject to Article II hereof (any such Stockholder a “Demanding Holder” and, collectively, the “Demanding Holders”) in an Underwritten Offering. Each request for an Underwritten Offering (a “Underwritten Offering Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Stockholder pursuant to the Underwritten Offering. Promptly (but in any event within ten (10) days) after receipt of an Underwritten Offering Request, Parent shall give written notice of the Underwritten Offering Request to all other Stockholders. Such notice shall offer such Stockholders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to Parent within five (5) Business Days after the receipt of any such notice from Parent. Parent shall not be required to effect an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Underwritten Offering are at least $75,000,000 (the “Minimum Amount”) and shall not be required to effect an underwritten offering pursuant to an Underwritten Offering within ninety (90) days of the completion of a previous Underwritten Offering.
(b)   Selection of Underwriters and Number of Registrations. Parent shall, upon receipt of such Underwritten Offering Request, enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by Parent after consultation with the Demanding Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters to expedite or facilitate the disposition of such Registrable Securities; provided, however, that Parent shall have no obligation to facilitate or participate in more than two (2) Underwritten Offerings pursuant to this Section 3.02 for any Stockholder (and not more than four (4) Underwritten Offerings for all Stockholders in the aggregate) (the

“Underwritten Offerings Cap”); provided further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 3.02.
(c)   Underwriting Agreement. In connection with any Underwritten Offering contemplated by this Section 3.02, the underwriting agreement into which each Demanding Holder, any participating Stockholder and Parent shall enter shall contain such representations, covenants, indemnities (subject to Article V) and other rights and obligations as are customary in underwritten offerings of equity securities. If requested by the Underwriters in connection with any Underwritten Offering, any Stockholder that holds Registrable Securities and has the right to participate in such Underwritten Offering pursuant to Section 3.02(a) (other than those Stockholders who are not participating in the Underwritten Offering and who together with such Stockholder’s Affiliates “beneficially own” (as such term is defined under and determined pursuant to Rule 13d-3 under the Exchange Act) less than 3.0% of the Company’s issued and outstanding Common Stock) shall enter into a customary lockup agreement in connection therewith not to exceed ninety (90) days from the pricing of such Underwritten Offering.
(d)   Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises Parent, the Demanding Holders and other participating Stockholders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all Common Stock or other equity securities that Parent or any other Stockholder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows:
i.   first, the Registrable Securities of the Demanding Holders and other participating Stockholders pro rata based on the respective number of Registrable Securities that each Demanding Holder and participating Stockholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and participating Stockholders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;
ii.   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and
iii.   third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) and clause (ii), Common Stock or other equity securities of persons or entities that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.
(e)   Each Demanding Holder and participating Stockholder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 3.02 for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the public announcement of such Underwritten Offering and, in the case of the Demanding Holder that withdraws all of its Registrable Securities, it shall no longer be considered an Underwritten Offering for purposes of the Underwritten Offerings Cap for that Demanding Holder; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders and participating Stockholders in such Underwritten Offering being less than the Minimum Amount, Parent may cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, if such efforts are ceased, such Underwritten Offering shall not count against the Underwritten Offerings Cap, in the aggregate or for any Stockholder.

Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 3.02.
Section 3.03   Piggyback Registration Rights.
(a)   If at any time Parent proposes to file a registration statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Parent on a form that would permit registration of Registrable Securities, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Stockholders, (iii) for an offering of debt that is convertible into equity securities of Parent, (iv) for a dividend reinvestment plan or (v) on Form S-4, then Parent shall give written notice of such proposed filing to all of the Stockholders as soon as practicable but not less than ten (10) days before the anticipated filing date of such registration statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five (5) days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within one (1) Business Day after the delivery of any such notice by Parent) (such Registration a “Piggyback Registration”); provided, however, that if Parent has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), Parent shall not be required to offer such opportunity to the Stockholders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of this Section 3.03.
(b)   Subject to this Section 3.03, Parent shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 3.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 3.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Parent.
(c)   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises Parent and the Stockholders participating in the Piggyback Registration that the dollar amount or number of shares of Common Stock that Parent desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to this Section3.03, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of Parent, exceeds the Maximum Number of Securities, then:
i.   If the Registration is undertaken for Parent’s account, Parent shall include in any such Registration:

(A)   first, shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities;
(B)   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (i) the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to this Section 3.03 and (ii) shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities;
ii.   If the Registration is pursuant to a demand by persons or entities other than the Stockholders pursuant to separate written contractual arrangements, then Parent shall include in any such Registration:
(A)   first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders, which can be sold without exceeding the Maximum Number of Securities;
(B)   second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (i) the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to this Section 3.03, (ii) shares of Common Stock or other equity securities that Parent desires to sell, and (iii) shares of Common Stock or other equity securities for the account of other persons or entities that Parent is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
iii.   Any Stockholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the public announcement of such Underwritten Offering. Parent (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.03.
(d)   For purposes of clarity, any Registration effected pursuant to Section 3.03 hereof shall not be counted as a Registration effected under Section 3.02 hereof.
Section 3.04   Parent Procedures.
(a)   General Procedures. If and whenever Parent is required to effect the registration of any Registrable Securities pursuant to this Agreement, Parent shall use its commercially reasonable efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, Parent shall as expeditiously as possible and as applicable:
i.   prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
ii.   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders included in such

Registration, and to one legal counsel selected by such Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders included in such Registration or the legal counsel for any such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.
iii.   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the Stockholders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Parent shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
iv.   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;
v.   provide a Transfer Agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
vi.   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
vii.   at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
viii.   notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04(d) hereof;
ix.   permit a representative of the Stockholders (such representative to be selected by a majority of the participating Stockholders), the Underwriters, if any, and any attorney or accountant retained by such Stockholders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Parent, prior to the release or disclosure of any such information; and provided further, Parent may not include the name of any Stockholder or Underwriter or any information regarding any Stockholder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Stockholder or Underwriter and providing each such Stockholder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments Parent shall include unless contrary to Applicable Law;
x.   obtain a “cold comfort” letter (including any necessary “bring-down cold comfort letter” as may be required or requested by any Underwriter on the date any Registrable Securities are delivered for sale pursuant to Registration) from Parent’s independent registered public accountants in the event of an Underwritten Offering which the participating Stockholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Stockholders;
xi.   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing Parent for the purposes of such Registration, addressed to the Stockholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Stockholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Stockholders;
xii.   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
xiii.   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Parent’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);
xiv.   if the Registration involves the Registration of Registrable Securities in an Underwritten Offering in excess of the Minimum Amount, use its reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
xv.   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Stockholders, in connection with such Registration.
(b)   Registration Expenses. The Registration Expenses of all Registrations shall be borne by Parent. It is acknowledged by the Stockholders that the Stockholders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Stockholders.
(c)   Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of Parent pursuant to a Registration initiated by Parent hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by Parent and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lockup agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
(d)   Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by Parent that the use of the Prospectus may be resumed (any such period, a “Suspension Period”). If the filing, initial effectiveness or continued use of a

Registration Statement in respect of any Registration at any time would require Parent to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Parent for reasons beyond Parent’s control, Parent may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by Parent to be necessary for such purpose (any such period, a “Blackout Period”). In the event Parent exercises its rights under the preceding sentence, the Stockholders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Stockholders of the expiration of any period during which it exercised its rights under this Section 3.04(d). Notwithstanding anything to the contrary in this Section 3.04, in no event shall any Suspension Period or any Blackout Period continue for more than ninety (90) days in the aggregate during any 365-day period.
(e)   Reporting Obligations. As long as any Stockholder shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings. Parent further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Stockholder, Parent shall deliver to such Stockholder a written certification of a duly authorized officer as to whether Parent has complied with such requirements.
Section 3.05   Indemnification and Contribution
(a)   Parent agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any Misstatement or alleged Misstatement, except insofar as the such Misstatement or alleged Misstatement caused by or contained in any information furnished in writing to Parent by such Stockholder expressly for use in such Registration Statement or Prospectus. Parent shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Stockholder.
(b)   In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Parent, its directors and officers and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any Misstatement, but only to the extent that such Misstatement is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use in such Registration Statement or Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders holding Registrable Securities, and the liability of each such Stockholder holding Registrable Securities shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Parent.
(c)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided. that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   The indemnification provided for under this Article III shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. Parent and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Parent’s or such Stockholder’s indemnification is unavailable for any reason.
(e)   If the indemnification provided under Section 3.05 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 3.05(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.05(a), (b) and (c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection Section 3.05(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.05(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.05(e) from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE IV.
MISCELLANEOUS
Section 4.01   Release of Liability.
In the event any Stockholder shall Transfer all of the Common Stock held by such Stockholder in compliance with the provisions of this Agreement (including, without limitation, if accompanied with the assignment of rights and obligations hereunder, the execution and delivery by the transferee of a Joinder Agreement) without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct.

Section 4.02   Obligations to Parent.
Nothing in this Agreement shall be deemed to provide to any Stockholder any rights in favor of any other Stockholder. All commitments made hereunder are made solely to Parent and may not be enforced by any other Stockholder.
Section 4.03   Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) when delivered in person or by a nationally recognized overnight courier (with written confirmation of receipt), (b) upon receipt of confirmation of successful transmission if sent by facsimile or (c) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses identified on the signature page.
Section 4.04   Interpretation.
For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 4.05   Headings.
The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
Section 4.06   Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 4.07   Entire Agreement.
This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and Parent shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.
Section 4.08   Amendment and Modification; Waiver.
This Agreement may be amended only by a written instrument signed by (a) Parent and (b) the Stockholders (for so long as the Stockholder continue to own Common Stock; provided, however, that no such amendment shall materially adversely change the rights or obligations of any Stockholder disproportionately generally vis a vis other Stockholders party to this Agreement without the written approval of such disproportionately affected Stockholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Parent shall not waive any provision of this Agreement without the written consent of the Stockholders (for so long as the Stockholder continues to own Common Stock).
Section 4.09   Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided, that a Stockholder may assign any and all of its rights under this Agreement, together with its Common Stock, to a permitted assignee or transferee in compliance with Section 2.02 hereof (and such transferee or assignee shall be deemed to be a member of the any of the above mentioned groups to which the transferor belonged).
Section 4.10   No Third-Party Beneficiaries.
This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 4.11   Governing Law.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.
Section 4.12   Equitable Remedies.
Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.
Section 4.13   Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 4.14   Jurisdiction and Venue; Waiver of Jury Trial.
Each party hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court therein in connection with any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. EACH OF

THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO, AND AGREES NOT TO REQUEST, TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.15   Additional Securities Subject to Agreement
Each Stockholder agrees that any other Parent Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution or exercise of warrants or options immediately after the consummation of the Transactions shall be subject to the provisions of this Agreement to the same extent as if held on the Effective Time.
Section 4.16   Further Assurances
Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
Parent:
DiamondPeak Holdings Corp., a Delaware corporation
By:	Name: Title:

Stockholders:
By:	Name: Title:
Address

EXHIBIT A
JOINDER AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended & Restated Registration Rights and Lockup Agreement dated as of [•], 2020 (as the same may be amended from time to time, the “RRL Agreement”) among DiamondPeak Holdings Corp., a Delaware corporation , and the Stockholders (as defined thereto).
Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the RRL Agreement.
The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the RRL Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired the Common Stock (to the extent permitted by the RRL Agreement) as if it had executed the RRL Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the RRL Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: , 20[ ]
[NAME OF JOINING PARTY]
By:	Name: Title:
Address for Notices:
AGREED ON THIS [ ] day of [ ], 20[ ]:
By:	Name: Title:

D-A-1

SCHEDULE A
Stockholders
Name	Address
GM EV Holdings LLC
Stephen S. Burns
Workhorse Group Inc.
DiamondPeak Sponsor LLC
BlackRock Credit Alpha Master Fund L.P.
HC NCBR Fund
Brown Gibbons Lang & Company

ANNEX E
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIAMONDPEAK HOLDINGS CORP.
[•], 2020
DiamondPeak Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “DiamondPeak Holdings Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2018 (the “Original Certificate”).
2.   The Corporation amended and restated the Original Certificate on February 27, 2019 (as amended and restated, the “First Amended and Restated Certificate”).
3.   This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
4.   This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.
5.   The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Lordstown Motors Corp. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 312,000,000 shares, consisting of (a) 300,000,000 shares of Class A common stock (the “Common Stock”) and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)   Dividends.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by a Chairman of the Board, a Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1   Forum.
(a)   Subject to Section 10.1(b), unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
(b)   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.
(c)   Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, the foregoing provisions of this Section 10.1 shall not apply to any action seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder (in each case, as amended).
(d)   To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.
ARTICLE XI
SEVERABILITY
If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows]

IN WITNESS WHEREOF, DiamondPeak Holdings Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
DiamondPeak Holdings Corp.
By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex F
Lordstown Motors Corp.
2020 EQUITY INCENTIVE PLAN
1.   Purposes of the Plan.   The purposes of this Plan are to: (1) attract and retain the best available Employees, Directors and Consultants to ensure the Company’s success and accomplish the Company’s goals; (2) incentivize Employees, Directors and Consultants with long-term equity and equity-based compensation to align their interests with the Company’s stockholders; and (3) promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.
2.   Definitions.   As used herein, the following definitions will apply:
“Administrator” means the Board, the Compensation Committee of the Board or any Committee as will be administering the Plan, in accordance with Section 4.
“Applicable Laws” means the requirements relating to the administration of equity and equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means, individually or collectively, a grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan.
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. An Award Agreement is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cause” means (a) if the Participant is party to an employment or similar agreement with the Company or any of its Subsidiaries, the definition of “Cause” set forth therein, or (b) if no such agreement exists, the Participant’s (i) refusal to perform, or refusal to make good faith efforts to substantially perform, the Participant’s duties to the Company and its Subsidiaries, which refusal is not cured (to the extent curable) within 15 days following receipt by the Participant of written notice from the Company or its applicable Subsidiary describing such refusal, (ii) commission of acts constituting a felony or a crime involving moral turpitude, (iii) gross negligence or willful misconduct in the performance of duties for the Company or its Subsidiaries or (iv) material breach of the terms of any agreement with the Company or any of its Subsidiaries, including, without limitation, any employment agreement or any non-competition, non-solicitation or confidentiality provisions, which breach is not cured (to the extent curable) within 15 days following receipt by the Participant of written notice from the Company or its applicable Subsidiary describing such breach.
“Change in Control” means the occurrence of any of the following events:
(i)   any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by the Permitted Holder or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iv) of this definition); or

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(ii)   during any period of not more than 24 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or
(iii)   A sale or other disposition of all or substantially all of the Company’s assets in one or more transactions, other than to any entity of which more than 50% of the total voting power is owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to the transaction which results in a sale or disposition as to all or substantially all of the Company’s assets; or
(iv)   the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless (1) the merger, consolidation, statutory share exchange or similar form of corporate transaction is with the Permitted Holder or (2) immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (2)(A), (B) and (C) of this paragraph (iv) will be deemed to be a “Non-Qualifying Transaction”); or
(v)   the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, (i) the occurrence of any event shall not be deemed a Change in Control with respect to any Award that is subject to Code Section 409A unless such event qualifies as a change in control event within the meaning of Code Section 409A, and (ii) a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person to above-prescribed threshold levels, a Change in Control will then occur. For the avoidance of doubt, the business combination with DiamondPeak Holdings Corp. pursuant to which the Company will consummate

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a merger with an affiliate of DiamondPeak Holdings Corp., the subsequent initial public offering of the Company’s Shares and related transactions shall not be considered a “Change in Control” under this Plan.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or the Compensation Committee of the Board in accordance with Section 4.
“Common Stock” means the common stock of the Company.
“Company” means Lordstown Motors Corp., a Delaware corporation, or its successor.
“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity, as to whom the registration of an offer or sale of the Company’s securities to such person pursuant to a Registration Statement on Form S-8 is available.
“Covered Disputes” means any and all disputes arising out of, concerning, related to or touching upon in any way the Plan and/or, to the extent not otherwise specified in any individual agreement between the Company and the Participant, any aspect of the Participant’s employment or the termination of that employment; except that Covered Disputes do not include (a) administrative claims for workers’ compensation or unemployment benefits; (b) claims for benefits under a Company benefit plan or program that provides its own process for dispute resolution and/or arbitration of disputes; (c) claims governed by a collective bargaining agreement; (d) an action filed in court for the limited purpose of seeking immediate, preliminary, or temporary injunctive relief to prevent imminent harm or to preserve the status quo, such as to prevent imminent disclosure of trade secrets or other confidential information or violation of a restrictive covenant; but after temporary or preliminary relief is considered, the substance of the claim and any request for permanent injunctive relief is a Covered Dispute and is then subject to mandatory arbitration; (e) claims for which mandatory arbitration would be invalid or unenforceable as a matter of law; (f) charges or complaints filed with any government agency, such as the Equal Employment Opportunity Commission; however, any lawsuit that could be filed after a governmental agency charge or complaint is a Covered Dispute; and (g) legal actions to compel arbitration of a Covered Dispute or to dismiss a lawsuit because it is subject to mandatory arbitration, or actions to enforce or vacate an arbitrator’s award.
“Director” means a member of the Board.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time and as may be reflected in an Award Agreement.
“Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. Service as a Director, for a fee or otherwise, will not be considered “employment” by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, or the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock ) as quoted on such exchange or system on the day of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred);

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and

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low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)
In the absence of an established market for the Common Stock, Fair Market Value of a Share will be determined in good faith by the Administrator in a manner intended to avoid adverse tax consequences under Section 409A of the Code.

“Good Reason” means (a) if the Participant is party to an employment or similar agreement with the Company or any of its Subsidiaries, the definition of “Good Reason” set forth therein, or (b) if no such agreement exists, (i) a material reduction by the Company or any of its Subsidiaries in the Participant’s annual base salary (other than a reduction, applied after consultation with the Chief Executive Officer of the Company or its applicable Subsidiary, of not more than ten percent as part of a generally applicable reduction in base salaries, measured cumulatively) or (ii) a relocation of the Participant’s primary place of employment by more than 50 miles from that in effect on the date of grant; provided that no such event(s) as described in clauses (i) and (ii) shall constitute “Good Reason” unless the Participant has given written notice to the Company or its applicable Subsidiary of the Participant’s intention to resign for Good Reason within 90 days of the occurrence of any such event and the Company or its applicable Subsidiary shall have failed to cure such events within thirty (30) days after receipt by the Company or its applicable Subsidiary from the Participant of written notice describing in detail such events.
“Incentive Stock Option” means an Option that qualifies as an incentive stock option within the meaning of Section 422 of the Code.
“Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
“Option” means a stock option granted pursuant to the Plan.
“Outside Director” means a Director who is not an Employee.
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
“Participant” means the holder of an outstanding Award.
“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
“Period of Restriction” means the period, if any, during which the transfer of Shares of Restricted Stock are subject to restrictions. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
“Permitted Holder” means Stephen S. Burns or any entity controlled directly or indirectly by him.
“Plan” means this 2020 Equity Incentive Plan.
“Repricing” means any of the following actions taken by the Administrator with respect to an Option or Stock Appreciation Right: (i) lowering or reducing its exercise price, (ii) cancelling, exchanging or surrendering it in exchange for: (A) cash or another award for the purpose of repricing the award or (B) an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original award; and (iii) taking any other action that constitutes a “repricing” under Applicable Laws; provided that a Repricing shall not include any action taken with stockholder approval or any adjustment of an Option or Stock Appreciation Right pursuant to Section 13(a).

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“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7.
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to one Share or the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
“Rule 16b-3” means Rule 16b-3 of the Exchange Act or its successor, as in effect when discretion is being exercised with respect to the Plan.
“Service Provider” means an Employee, Director or Consultant.
“Share” means a share of the Common Stock, as may be adjusted in accordance with Section 13.
“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that is designated as a Stock Appreciation Right pursuant to Section 9.
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
3.   Stock Subject to the Plan.
(a)   Stock Subject to the Plan.   Subject to the provisions of Section 13, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan is 13,000,000 Shares, in addition to Shares underlying Awards that were initially granted under the Lordstown Motors Corp.’s 2019 Equity Incentive Plan and converted into Awards under the Plan upon the closing of the Company’s business combination with Lordstown Motors Corp. The maximum aggregate number of Shares underlying Awards set forth in the prior sentence, disregarding Awards issued under the Prior Plan, may be granted as Incentive Stock Options. The maximum aggregate number of Shares subject to Awards granted during a single fiscal year to any Outside Director, taken together with any cash fees paid to such Director during such fiscal year in respect of the Director’s service as a member of the Board during such fiscal year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).
(b)   Lapsed Awards.   If any Award or portion thereof expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by the Company due to failure to vest or be earned, the Shares which were subject to such Award or portion thereof will become available for future grant under the Plan. With respect to Stock Appreciation Rights, the total number of Shares subject to such Stock Appreciation Rights while outstanding and the total number of Shares as which such Stock Appreciation Right is exercised (and not the net number of Shares actually issued pursuant to such Stock Appreciation Rights upon exercise) will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award (other than unvested Restricted Stock to the extent subsequently forfeited) will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant under the Plan. In addition, Shares repurchased by the Company with the proceeds of the exercise prices for any Options may not be reissued under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
(c)   Substitute Awards.   Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or Parent or any of its Subsidiaries (“Substitute Awards”) shall not reduce the number of Shares available for issuance under the Plan. In addition, to the extent permitted by stock exchange requirements and subject to the stockholder approval requirements thereof, any shares of stock of an acquired organization available for future awards under an existing plan of that organization (as adjusted and converted into Shares in accordance with the terms of the acquisition transaction) may be added to the number of Shares available for Awards under the Plan.

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4.   Administration of the Plan.
(a)   Procedure.
(i)
Multiple Administrative Bodies.   Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Other Administration.   Other than as provided above, the Plan will be administered by: (A) the Board, (B) the Compensation Committee of the Board, or (C) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b)   Powers of the Administrator.   Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)
to determine the Fair Market Value;

(ii)
to select the Service Providers to whom Awards may be granted;

(iii)
to determine the number of Shares to be covered by each Award granted;

(iv)
to approve forms of Award Agreements for use under the Plan;

(v)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)
to construe and interpret the terms of the Plan and Awards;

(vii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws or otherwise;

(viii)
to modify or amend each Award (subject to Section 18), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, subject to the no-Repricing provision below;

(ix)
to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14;

(x)
to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously made by the Administrator; and

(xi)
to make all other determinations deemed necessary or advisable for administering the Plan.

All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, accountants and consultants as it may select. Notwithstanding anything to the contrary herein, in no event shall the Administrator effect any Repricing of any Option or Stock Appreciation Right.
(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants, any other holders of Awards and anyone claiming through them and will be given the maximum deference permitted by Applicable Laws.

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5.   Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.   Stock Options.
(a)   Grant of Options.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.
(b)   Option Agreement.   Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the vesting and exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms of the Plan. The Administrator, in its discretion, may reduce or waive any restrictions for such Award or accelerate the time at which any restrictions will lapse or be removed.
(c)   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted and calculation will be performed in accordance with Code Section 422.
(d)   Term of Option.   The term of each Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, provided that in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(e)   Option Exercise Price and Consideration.
(i)
Exercise Price.   The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following (other than in the case of Substitute Awards):

1.
In the case of an Incentive Stock Option:

a.
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b.
granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

2.
In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)
Vesting Period and Exercise Dates.   At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any vesting conditions that must be satisfied before the Option may be exercised.

(iii)
Form of Consideration.   The Administrator will determine the acceptable form of

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consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.
(f)   Exercise of Option.
(i)
Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be considered exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13. No dividends or dividend equivalent rights shall be paid or accrued on Options.

(ii)
Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination of employment (but in no event later than the expiration of the term of such Option). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the unvested portion will terminate. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate.

(iii)
Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination of employment (but in no event later than the expiration of the term of such Option). Unless otherwise provided by the Administrator, if on the date of termination, the Participant is

F-8

not vested as to his or her entire Option, the unvested portion will terminate. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate.
(iv)
Death of Participant.   If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the unvested portion of the Option will terminate. If the Option is not so exercised within the time specified herein, the Option will terminate.

7.   Restricted Stock.
(a)   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)   Restricted Stock Agreement.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions, if any, on such Shares have lapsed.
(c)   Transferability.   Except as provided in this Section or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(d)   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem necessary or advisable.
(e)   Removal of Restrictions.   Except as otherwise provided in this Section, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may reduce or waive any restrictions for such Award or accelerate the time at which any restrictions will lapse or be removed.
(f)   Voting Rights as a Stockholder.   During any Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)   Dividends and Other Distributions.   During any Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares. However, all such dividends or distributions, whether paid in Shares or cash, will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, and if such Shares of Restricted Stock are forfeited to the Company, such dividends or other distributions shall also be forfeited.
(h)   Return of Restricted Stock to Company.   Any Shares of Restricted Stock that do not vest in accordance with the terms of the Award Agreement will revert to the Company.

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8.   Restricted Stock Units.
(a)   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator in accordance with the terms and conditions of the Plan.
(b)   Restricted Stock Unit Agreement.   After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(c)   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.
(d)   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.
(e)   Form and Timing of Payment.   Payment of earned Restricted Stock Units will be made as soon as practicable after the dates determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both, subject to the applicable Award Agreement.
(f)   Rights as a Stockholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of earned Restricted Stock Units, no right to vote or receive dividends or other distributions or any other rights as a stockholder will exist with respect to the Shares that may be subject to such Restricted Stock Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan. Notwithstanding the foregoing, if any Award Agreement provides for dividend equivalents with respect to Restricted Stock Units, such dividend equivalents may be earned in Shares or cash but will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they relate and if the Restricted Stock Units are forfeited to the Company such dividend equivalents shall also be forfeited.
(g)   Cancellation.   On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.   Stock Appreciation Rights.
(a)   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)   Stock Appreciation Right Agreement.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the vesting and exercise restrictions, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms of the Plan. The Administrator, in its discretion, may reduce or waive any restrictions for such Award or accelerate the time at which any restrictions will lapse or be removed.
(c)   Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(d)   Exercise Price and Other Terms.   The per share exercise price for the Shares that will determine the amount of the payment to be issued upon exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (other than in the case of Substitute Awards). Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms of Stock Appreciation Rights granted under the Plan.

F-10

(e)   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules applicable to Options set forth in Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)
The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(ii)
The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, subject to the applicable Award Agreement.
(g)   Rights as a Stockholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of exercised Stock Appreciation Rights, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares that may be subject to such Stock Appreciation Rights. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13. No dividends or dividend equivalent rights shall be paid or accrued on Stock Appreciation Rights.
10.   Performance Units and Performance Shares.
(a)   Grant of Performance Units/Shares.   Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)   Performance Unit/Share Agreement.   Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period (as defined below), the performance objectives, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms of the Plan.
(c)   Value of Performance Units/Shares.   Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(d)   Performance Objectives and Other Terms.   The Administrator will set any performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Service Providers. The time period during which any performance objectives or other vesting provisions must be met will be called the “Performance Period.” The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, without limitation, continued employment), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(e)   Earning of Performance Units/Shares.   After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit or Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

F-11

(f)   Form and Timing of Payment of Performance Units/Shares.   Payment of earned Performance Units or Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period) or in a combination thereof, subject to the applicable Award Agreement.
(g)   Rights as a Stockholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of earned Performance Units or Performance Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares that may be subject to such Performance Units or Performance Shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13. Notwithstanding the foregoing, if any Award Agreement provides for dividend equivalents with respect to Performance Units or Performance Shares, such dividend equivalents may be earned in Shares or cash but will be subject to the same performance conditions and restrictions on transferability and forfeitability as the Performance Units or Performance Shares with respect to which they relate and if the Performance Unites or Performance Shares are not earned or forfeited to the Company such dividend equivalents shall also be not earned or forfeited..
(h)   Cancellation of Performance Units/Shares.   On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company.
11.   Leaves of Absence/Transfer Between Locations.   Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.   Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, hedged, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will not be transferable other than for no consideration and will contain such additional terms and conditions as the Administrator deems appropriate.
13.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)   Adjustments.
(i)
In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and the number, class, and price of shares covered by each outstanding Award and the numerical Share limits in Section 3.

(ii)
Upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding clause (i) or a sale of all or substantially all of the business or assets of the Company as an entirety, unless specified otherwise in the applicable Award Agreement, the Administrator will equitably and proportionately adjust the performance objectives applicable to any then-outstanding performance-based Awards to the extent

F-12

necessary to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan with respect to such Awards.
(iii)
It is intended that, if possible, any adjustments contemplated by the preceding clauses (i) and (ii) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code Sections 424 and 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)   Certain Transactions.   In the event of a merger, consolidation or similar transaction directly or indirectly involving the Company (including a Change in Control), each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) whether with or without a Participant’s consent, including, without limitation, that (i) such Award will be assumed, or a substantially equivalent Award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices as set forth in Section 13(a); (ii) (1) such Award will terminate in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights as of the date of the occurrence of such transaction (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights thereunder, then such Award may be terminated by the Company without payment), or (2) such Awards will be replaced with other rights or property selected by the Administrator in its sole discretion; (iii) modify the terms of such Awards to add events, conditions or circumstances (including termination of employment within a specified period after such transaction) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Administrator) after closing; (v) provide that for a period of at least 20 days prior to the transaction, any Options or Stock Appreciation Rights that would not otherwise become exercisable prior to the transaction will be exercisable as to all Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the transaction and if the transaction does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Stock Options or Stock Appreciation Rights not exercised prior to the consummation of the transaction will terminate and be of no further force and effect as of the consummation of the transaction or (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 13(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of the same Award, similarly. In the event that the consideration paid in a transaction includes contingent value rights, earnout or indemnity payments or similar payments, then the Administrator will determine if Awards settled under clause (iii)(A) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Administrator in its sole discretion) or (b) entitled to a share of such contingent consideration.
Without limiting the generality of the foregoing, unless the Administrator determines otherwise or as otherwise provided in the applicable Award Agreement, if a Participant’s employment is terminated by the Company or any successor entity thereto without Cause, or the Participant resigns his or her employment for Good Reason, in either case, on or within two (2) years after a Change in Control, (i) each Award granted to such Participant prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, with any outstanding Performance Units or Performance Shares deemed earned at the level specified in the applicable Award Agreement, and (ii) any Common Stock deliverable pursuant to Restricted Stock Units will be delivered promptly (but no later than 15 days) following such Participant’s termination of employment. Notwithstanding anything in this Section 13(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Code

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Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.
14.   Tax.
(a)   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)   Compliance with Code Section 409A.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of, or be exempt from, Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and (ii) the Participant is a specified employee as defined in Code Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (by accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
(d)   No Representations or Warranties.   The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan or any Award are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section or the requirements for exemption from that section. In no event shall the Company or the Administrator be liable for the payment of, or any gross up payment in connection with, any taxes, penalties or interest owed by a Participant or any other person pursuant to Section 409A of the Code.

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15.   No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any of its Parent or Subsidiaries, nor will they interfere in any way with the Participant’s right or the right of the Company or any of its Parent or Subsidiaries, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
16.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
17.   Term of Plan.   The Plan will become effective upon its approval by the stockholders of the Company in the manner and to the degree required under Applicable Laws, and will continue in effect for a term of ten (10) years from the date of such approval, unless terminated earlier under Section 18.
18.   Amendment and Termination of the Plan.
(a)   Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan provided that the Board shall not amend the no-Repricing provision in Section 4(b).
(b)   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will materially adversely affect the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date in accordance with their applicable terms.
19.   Conditions Upon Issuance of Shares.
(a)   If the Administrator at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 23, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Administrator. The Administrator may direct that any stock certificate (or other appropriate document or evidence of ownership) evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Administrator may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.
(b)   The term “Consent” as used in this Section 19 with respect to any Plan Action includes:
i.
any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States,

ii.
any and all written agreements and representations by the Participant with respect to the disposition of Shares, or with respect to any other matter, which the Administrator may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made,

iii.
any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency,

iv.
any and all consents by the Participant to:

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1.
the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Administrator deems advisable to administer the Plan,

2.
the Company’s deducting amounts from the Participant’s wages, or another arrangement satisfactory to the Administrator, to reimburse the Company for advances made on the Participant’s behalf to satisfy certain withholding and other tax obligations in connection with an Award,

3.
the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and

4.
any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Administrator.

Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.
20.   Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or non U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
21.   Forfeiture Events.   Certain Participants and any Awards held by them may be subject to any clawback policy of the Company currently in effect or that may be established and amended from time to time (the “Clawback Policy”), or other forfeiture, return or reimbursement obligations arising under Applicable Laws. The Administrator may require such Participants to forfeit, return or reimburse to the Company all or a portion of their Awards and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.
22.   Offset.   The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Administrator will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
23.   Governing Law.   THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.
24.   Disputes.
(a)   The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to final and binding arbitration as the sole method of resolving any Covered Disputes between the Participant and the Company (or its affiliates or other employees).
(b)   Neither the Company nor any Participant will commence or pursue any litigation against the other on any claim or cause of action that is a Covered Dispute.
(c)   Any arbitration under the Plan shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, subject to the provisions of the Plan. All

F-16

arbitration fees payable to the AAA shall be apportioned as required by the AAA Rules, or as ordered by the arbitrator. If, however, the Covered Dispute is an employment dispute, then the AAA Employment Arbitration Rules shall instead apply. If there is any dispute over which set of rules applies, the arbitrator shall decide.
(d)   THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING ALL RIGHTS THEY MAY HAVE TO PRESENT ANY COVERED DISPUTES AGAINST EACH OTHER TO A JURY OR IN COURT.
(e)   THE PARTIES MAY BRING CLAIMS AGAINST ONE ANOTHER ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF, CLASS REPRESENTATIVE, OR MEMBER OF ANY PURPORTED CLASS, COLLECTIVE, REPRESENTATIVE, OR AGGREGATE PROCEEDING. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO BRING, OR PARTICIPATE IN, ANY CLAIM AS PART OF ANY CLASS, COLLECTIVE, REPRESENTATIVE, OR AGGREGATE PROCEEDING. THE ARBITRATOR SHALL NOT CONSOLIDATE PROCEEDINGS INVOLVING MORE THAN ONE PERSON’S CLAIMS AND SHALL NOT AUTHORIZE OR PRESIDE OVER ANY FORM OF A CLASS, COLLECTIVE, REPRESENTATIVE, OR AGGREGATE PROCEEDING.
(f)   The arbitrator shall have the power to award compensatory and punitive damages, to award preliminary and injunctive relief, and to make any other award the arbitrator deems is necessary to a just and efficient resolution of any dispute. In the event the arbitrator awards preliminary injunctive relief, the arbitrator shall have the power to award damages, including punitive damages, for any breach of any preliminary injunction.
(g)   The arbitrator shall have the power to determine his or her own jurisdiction (subject to the limitations of Section 24(e)), and any claim that any dispute, claim or cause of action is not subject to arbitration shall be submitted for final resolution to the arbitrator; except that any dispute over the enforceability or validity of the prohibition on class, collective, representative, aggregate or group actions shall be decided by a court and not the arbitrator. In the event that a court were to determine that a class, collective, aggregate, or group action could proceed (despite the prohibition in this Section 24), then such resulting action must be brought and maintained in a court, not before an arbitrator. Any claims or disputes regarding the payment of costs for the arbitrator, the administrator, or the forum for arbitration, including the timing of such payments, the remedies for nonpayment and whether the costs are unconscionable under applicable law, shall be determined exclusively by an arbitrator, and not by any court.
(h)   Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 24, except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). This provision shall not apply to circumstances in which applicable law would deem it prohibited or unenforceable.
(i)   If any portion of this Section 24 is deemed invalid, illegal, or unenforceable, then the narrowest possible portion of this Section 24 shall be reformed or, if such reformation does not occur, shall be severed; but the remainder of this Section 24 shall remain in full force and effect.
(j)   This Section 24 shall survive termination of employment.

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GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22674/

DIAMONDPEAK HOLDINGS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David T. Hamamoto and Kyriakos Mihalitsis (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Class A common stock or Class B common stock of DiamondPeak Holdings Corp. (“DiamondPeak”) that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2020 annual meeting (the “Special Meeting”) of stockholders of DiamondPeak to be held on October 22, 2020 at via live webcast at https://web.lumiagm.com/288571647 (password: diamondpeak2020), and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 5 AND 6 AND “FOR ALL NOMINEES” ON PROPOSAL NO. 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be signed on the reverse side)

1.1 14475

DIAMONDPEAK HOLDINGS CORP.

October 22, 2020

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

O Mick Kowitz	Class I director
O Jane Reiss	Class I director
O Dale Spencer	Class I director
O Michael Gates	Class II director
O Angela Strand	Class II director
O Martin J. Rucidlo	Class II director
O Stephen S. Burns	Class III director
O Keith Feldman	Class III director
O David T. Hamamoto	Class III director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NOS. 1, 2, 3, 5 AND 6, AND "FOR ALL NOMINEES" ON PROPOSAL NO. 4.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR" each of Proposal Nos. 1, 2, 3, 5 and 6 and "FOR ALL NOMINEES" on Proposal No. 4. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

Stockholders seeking to exercise their redemption rights must certify as follows:

Stockholder Certification. I hereby certify that I am not acting in concert or as a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other stockholder with respect to the Shares in connection with the proposed Business Combination ☐

To change the address on your account or to add the email, please check the box at right. ☐

Please indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by the president or another duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person or entity.

Exhibit C

Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIAMONDPEAK HOLDINGS CORP.

October 23, 2020

DiamondPeak Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The name of the Corporation is “DiamondPeak Holdings Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 13, 2018 (the “Original Certificate”).

2.            The Corporation amended and restated the Original Certificate on February 27, 2019 (as amended and restated, the “First Amended and Restated Certificate”).

3.            This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.            This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

5.            The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Lordstown Motors Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 312,000,000 shares, consisting of (a) 300,000,000 shares of Class A common stock (the “Common Stock”) and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2         Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3         Common Stock.

(a)	Voting.

(i)         Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)        Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)       Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)           Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)            Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4         Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1         Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2         Number, Election and Term.

(a)            The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)           Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)            Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)            Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3         Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4         Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5         Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1         Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by a Chairman of the Board, a Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2         Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3         Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1         Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2         Indemnification and Advancement of Expenses.

(a)            To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)            The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)            Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)            This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1       Forum.

(a)            Subject to Section 10.1(b), unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b)            Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c)            Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, the foregoing provisions of this Section 10.1 shall not apply to any action seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder (in each case, as amended).

(d)            To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

8

IN WITNESS WHEREOF, DiamondPeak Holdings Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DiamondPeak Holdings Corp.

By:	/s/ David T. Hamamoto
Name:	David T. Hamamoto
Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
LORDSTOWN MOTORS CORP.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Lordstown Motors Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors (the “Board”) of the Company pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) and declaring said amendment to be advisable. The stockholders of the Company duly approved said proposed amendment at a special meeting of the stockholders called and held on August 17, 2022, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by voting the necessary number of shares as required by statute in favor of the Charter Amendment. The resolution setting forth the amendment is as follows:

RESOLVED, that the Board hereby approves and recommends that the Company’s stockholders approve that Section 4.1 of Article IV of the Charter be deleted in its entirety and replaced with the following language:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 462,000,000 shares, consisting of (a) 450,000,000 shares of Class A common stock (the “Common Stock”) and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).”

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer and President this 18th day of August, 2022.

LORDSTOWN MOTORS CORP.

By:	/s/ Edward T. Hightower
Name: Edward T. Hightower
Title: Chief Executive Officer and President

Exhibit D

March 24, 2022

VIA UPS & EMAIL

Board of Directors

Lordstown Motors Corp.

2300 Hallock Young Road

Lordstown, Ohio 44481

legal@lordstownmotors.com

Re: Stockholder Litigation Demand

To the Board of Directors of Lordstown Motors Corp.:

This firm represents James Medved, Adam Owen, and Michael Vacha, stockholders of Lordstown Motors Corp. (“Lordstown” or the “Company”) who are entitled to vote at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for May 19, 2022. We make this demand on behalf of the Company and its stockholders in order to address the Company’s (a) failure to comply with the “unbundling rules” promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) violation of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”).

The Company is Violating the Unbundling Rules

Pursuant to Section 4.l of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”), Lordstown currently has two classes of capital stock: (i) Class A common stock (“Class A Common Stock”), of which 300 million shares are authorized, and (ii) preferred stock (“Preferred Stock”), of which 12 million shares are authorized. As of March 3, 2022, the Company had 196,472,683 outstanding shares of Class A Common Stock and O outstanding shares of Preferred Stock.

On March 18, 2022, Lordstown filed a Schedule 14A Preliminary Proxy Statement (the “2022 Proxy”) in connection with the Annual Meeting. In Proposal Four of the Proxy (“Proposal No. 4”), the Board is seeking stockholder approval of two amendments to the Charter. Specifically, the Board is seeking stockholder approval of an amendment to increase the number of authorized shares of Class A Common Stock from 300 million shares to 450 million shares (the “Class A Increase Amendment”). And the Board is also seeking stockholder approval of an amendment to increase the number of authorized shares of Preferred Stock from 12 million to 20 million shares (the “Preferred Stock Increase Amendment”).

The 2022 Proxy seeks a single vote on these separate Charter amendments by tying the vote on the two Charter amendments together in a single Proposal No. 4. Approximately 196 million shares of Class A common stock are entitled to vote at the Annual Meeting. As stated in the 2022 Proxy, Proposal No. 4 seeks approval of an “AMENDMENT TO THE CHARTER TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND PREFERRED STOCK.” The 2022 Proxy card asks for just one vote (“For/Against/Abstain”) on these two Charter amendments. Accordingly, our clients, and Lordstown’s other Class A common stockholders, are being forced to vote either for or against both Charter amendments as opposed to being given the opportunity to vote separately on each item.

In “bundling” these separate matters, the Company is violating the federal securities laws, specifically Rules 14a-4(a)(3) and 14a-4(b )(1) under the Exchange Act. In pertinent part, Rule 14a-4(a)(3) provides that a proxy “[s]hall identify clearly and impartially each matter intended to be acted upon....” 17 C.F.R. § 240.14a-4(a)(3) (emphasis added). Similarly, Rule 14a-4(b)(l) states that “[m]eans shall be provided in the [ ] proxy whereby the person solicited is afforded an opportunity to specify [ ] a choice between approval or disapprovals of, or abstention with respect to each separate matter referred to therein as intended to be acted upon....” 17 C.F.R. § 240.14A-4(b)(l) (emphasis added).

The unbundling rules serve a dual purpose, permitting stockholders to “[(1)] communicate to the board of directors their views on each of the matters put to a vote, and [(2)] not be forced to approve or disapprove a package of items and thus approve matters they might not if presented independently.” Greenlight Capital, L.P. v. Apple, Inc., No. 13-cv-900, 2013 U.S. Dist. LEXIS 24716, at *14 (S.D.N.Y. Feb. 22, 2013) (internal citation omitted). As courts have held, “the actual issue of what constitutes a ‘separate matter’ for purposes of the two rules is ultimately a question of fact to be determined in light of the corporate documents and in consideration of the SEC’s apparent preference for more voting items rather than fewer.” Koppel, 167 F.3d at 138 (finding that at least two of the items grouped together by the defendant were “separate” items under Rules 14a-4(a)(3) and 14a-4(b)(l)); Greenlight Capital, L.P., 2013 U.S. Dist. LEXIS 24716, at* 15 (finding that four separate amendments that were grouped together by the defendant were “separate” matters under Rules 14a-4(a)(3) and 14a-4(b)(1) even in the face of defendant’s argument that each amendment sought to amend the same document and were all “pro-shareholder”).

2

Here, Proposal No. 4 directly violates SEC Rules 14a-4(a)(3) and 14a-4(b)(l) because it requires a single up-or-down vote on two fundamentally separate matters. In determining whether to approve the Class A Increase Amendment, the Company’s Class A common stockholders need to consider the amount of dilution they will face if an additional 150 million shares are authorized and then issued. At the same time, the Class A common stockholders know that, because the rights, powers, and preferences of Class A shares have been established in the Charter, any such additional shares that are issued will have exactly the same rights, powers, and preferences as the shares they currently own.

The same cannot be said, however, with respect to any Preferred Stock issuances. The 2022 Proxy states that the Company is “likely” to issue Preferred Stock in the near future to raise capital “given the financial and operational challenges [the Company is] facing.” But the Company’s Class A common stockholders have no ability to calculate the financial or dilutive impact they will face from the Preferred Stock Increase Amendment, nor do they know the rights, powers, and preferences that will be tied to any shares issued pursuant to the Preferred Stock Increase Amendment if it is approved and implemented.

Pursuant to the Charter, the Board has “blank check” powers to issue various series of Preferred Stock, pursuant to which the Board can establish, for each series, whatever voting (and other) rights, powers, and preferences as it sees fit.1 As a result, shares of Preferred Stock may be issued with superior rights, powers, and preferences compared to Class A Common Stock. When the Company recently sought stockholder approval of an amendment increasing the number of authorized shares of Preferred Stock from 1 million to 12 million, it warned stockholders of the potential adverse consequences of such “blank check” powers. As stated in the Company’s DEF14M Proxy Statement filed with the SEC on October 8, 2020 (the “2020 Proxy”), the issuance of preferred shares “may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to our common stock.” As the 2020 Proxy further warned: “Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.”2

1 See Charter, Article IV, Section 4.2.

2 See also Greenlight Capital, LP., 2013 U.S. Dist. LEXIS 24716, at *5 (“Presently, Apple’s Board has the authority to unilaterally issue preferred stock... This power — commonly referred to as “blank check” authority — has been derided by shareholder rights advocates given its potential use as an anti-takeover tactic, and a number of companies have removed such provisions from their charters”).

3

With these considerations in mind, the Company’s Class A common stockholders may certainly be inclined to vote against the Preferred Stock Increase Amendment. At the very least, the Preferred Stock Increase Amendment and the Class A Share Increase Amendment involve different considerations. Yet, due to the Company’s violation of the SEC’s rules, stockholders will have no choice but to vote the same way on the two Charter Amendments.

The Company Violated Section 242(b)(2) of the DGCL

The Charter provides that 300,000,000 shares of Class A Common Stock are currently authorized. However, as explained immediately below, 200,000,000 of such shares have never been properly approved by the Company’s stockholders in accordance with the DGCL.

On October 8, 2020, the Company, which at the time was a special acquisition purpose company known as DiamondPeak Holdings Corp., filed the 2020 Proxy in connection with a special meeting of stockholders held on October 22, 2020 (the “Special Meeting”). In Proposal No. 2 of the 2020 Proxy, the Company sought stockholder approval of an amendment and restatement of its Amended and Restated Certificate of Incorporation (the “Old Charter”), which included an amendment increasing the authorized number of shares of Class A Common Stock from 100 million shares to 300 million shares (the “2020 Class A Increase Amendment”).

There were 35,000,000 shares of common stock entitled to vote at the Special Meeting, consisting of 28,000,000 shares of Class A Common Stock and 7,000,000 shares of Class B Common Stock. As disclosed in the 2020 Proxy, the holders of the Class A Common Stock and Class B Common Stock would vote together as a single class on the 2020 Class A Increase Amendment. As disclosed in a Form 8-K filing on October 22, 2020 (the “October 8-K”), the 2020 Class A Increase Amendment received the affirmative vote of 18,292,011 shares, a majority of the 35,000,000 shares entitled to vote, and accordingly the Company deemed the 2020 Class A Increase Amendment approved.

4

However, under the DGCL, the Company’s Class A common stockholders were entitled to a separate class vote on the 2020 Class A Increase Amendment. Specifically, the Old Charter provided that, except as otherwise required by law or the provisions of the Old Charter, the holders of the Class A Common Stock and Class B Common Stock would vote together as a single class on all matters submitted to stockholders for approval. Section 242(b)(2) of the DGCL (“Section 242(b)(2)”) requires a separate class vote for certain amendments to a company’s certificate of incorporation. Specifically, Section 242(b)(2) provides:

The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely (emphasis added).

Accordingly, pursuant to Section 242(b)(2), the holders of a class of common stock (e.g., Class A Common Stock) are entitled to vote as a separate class on an amendment to a certificate of incorporation that increases (or decreases) the aggregate number of authorized shares of that class (the “Share Increase Separate Class Vote Requirement”).

Section 242(b)(2) provides a company with the ability to expressly opt-out of the Share Increase Separate Class Vote Requirement. Specifically, Section 242(b)(2) further provides:

The number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, ifso provided in the original certificate of incorporation, in any amendment thereto which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock ( emphasis added).

Thus, a company can opt out of the Share Increase Separate Class Vote Requirement by expressly and specifically providing in its certificate of incorporation that an increase ( or decrease) in the authorized shares of a class requires the approval of “the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of [Section 242(b)(2)].” The Company had not opted out of the Share Increase Separate Class Vote Requirement in its Old Charter. As a result, the Company’s Class A common stockholders at the time were entitled to a separate class vote on the 2020 Class A Increase Amendment.

Accordingly, with 28,000,000 shares of Class A Common Stock entitled to vote, the 2020 Class A Increase Amendment needed the affirmative vote of at least 14,000,001 shares of Class A Common Stock to be deemed validly approved under the DGCL. However, as disclosed in the October 8-K, only 11,292,011 shares3 of Class A Common Stock voted in favor of the 2020 Class A Increase Amendment. As a result, the 2020 Class A Increase Amendment has never been properly approved by stockholders in accordance with Delaware law.

3 The October 8-K reports a total of 18,292,011 affirmative votes, which includes all 7,000,000 shares of Class B Common Stock, all of which were voted in favor of the 2020 Class A Increase Amendment.

5

Demanded Actions

On behalf of the Company’s stockholders, our clients hereby demand that Lordstown (a) comply with Rules 14a-4(a)(3) and 14a-4(b)(l) of the Exchange Act by unbundling Proposal No. 4 so that there are separate votes on the Class A Increase Amendment and Preferred Stock Increase Amendment; and (b) seek stockholder ratification of the 2020 Class A Increase Amendment.

The purpose of this demand letter is to give you the first opportunity to investigate and take appropriate remedial actions without the need for litigation. By sending this letter, our clients do not waive any rights or in any way impair their entitlement to seek relief from a court concerning the issues raised herein. Nor do our clients concede that the Board is in fact capable of independently and appropriately considering these issues or taking the actions demanded.

If you fail to respond or contact us on or before April 8, 2022, we will presume that you have decided not to pursue any investigation or remedial steps, and we will therefore take whatever actions we deem in the best interest of the Company and its stockholders, including but not limited to the commencement of litigation. If you have any questions, please do not hesitate to contact me. I look forward to hearing from you and appreciate your prompt attention to this matter.

Very truly yours,

/s/ Steven J. Purcell
Steven J. Purcell

6

Exhibit E

April 1, 2022

Lordstown Motors Corp.

2300 Hallock Young Road

Lordstown, Ohio 44481

Re:       Class Vote Issue Raised in Stockholder Demand Letter

Ladies and Gentlemen:

We are acting as special Delaware counsel to Lordstown Motors Corp., a Delaware corporation (“Lordstown” or the “Company”), in connection with the matters set forth herein. In this connection, you have requested our opinion as to certain matters under the laws of the State of Delaware.

For the purpose of rendering our opinion as expressed herein, we have been furnished with and have reviewed the following documents: (i) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 27, 2019 (the “Old Charter”); (ii) the Second Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on October 23, 2020 (the “Charter”); (iii) a stockholder demand letter dated March 24, 2022 (the “Letter”) delivered to the Company on behalf of James Medved, Adam Owen, and Michael Vacha, purported stockholders of the Company (the “Stockholders”); (iv) the Proxy Statement of the Company dated October 8, 2020 as filed with the United States Securities and Exchange Commission (the “2020 Proxy”); and (v) the 2020 annual franchise tax report of the Company generated by Secretary of State (the “2020 Annual Report”).

With respect to the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to authentic originals of all documents submitted to us as copies; (iii) the genuineness of all signatures and the legal capacity of natural persons; and (iv) that the foregoing documents, in the forms thereof submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering this opinion, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional factual matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

Lordstown Motors Corp.

April 1, 2022

BACKGROUND

Pursuant to the 2020 Proxy, the Company solicited stockholder approval of a transaction in which the Company (then named DiamondPeak Holdings Corp.) would acquire a target company by reverse triangular merger. In the 2020 Proxy, the Company sought stockholder approval to amend and restate the Old Charter to, among other things, increase the number of authorized shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) from 100 million to 300 million (the “2020 Class A Increase Amendment”). The 2020 Proxy stated that approval of the 2020 Class A Increase Amendment would “require[] the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class”1 (the “2020 Voting Standard”).

The Letter asserts that the 2020 Voting Standard was incorrect under the terms of the Old Charter and Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). Specifically, the Stockholders claim that the 2020 Class A Increase Amendment required, in addition to the vote required by the 2020 Voting Standard, approval by the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting separately as a single class.

For the reasons set forth below, in our opinion, a separate class vote of the Class A Common Stock was not required under either the Old Charter or the DGCL to approve the 2020 Class A Increase Amendment.

DISCUSSION

I.	Section 242(b)(2) of the DGCL requires by default a separate vote of the holders of a class, and not a separate vote of the holders of each series within such class, to increase the number of shares of capital stock of such class that a corporation is authorized to issue.

Section 242(b)(1) of the DGCL requires certain amendments to the certificate of incorporation to be approved by the holders of (i) a majority in voting power of outstanding stock entitled to vote on the amendment and (ii) a majority in voting power of each class of capital stock entitled to vote thereon as a class if such vote is required by Section 242(b)(2). Section 242(b)(2), in turn, provides in relevant part as follows:

The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . . . .2

1 2020 Proxy at 128.

2 8 Del. C. § 242(b)(2).

Lordstown Motors Corp.

April 1, 2022

Thus, Section 242(b)(2) provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a so-called “242(b)(2) opt-out” provision. Importantly, Section 242(b)(2) does not require a separate vote of each series within a class to change the number of authorized shares of any series of a class or of the class to which such series belong.

II.	The Class A Common Stock is a series of the class of Common Stock, and not a separate class, of capital stock of the Company.

The Class A Common Stock is a series of the Common Stock, and not a separate class of capital stock of the Company. Under the DGCL, the total number of shares a corporation is authorized to issue may be divided into classes, which classes may then be divided into series that form part of the class to which they belong. Consistent with the structure of the DGCL relating to the designation of classes of stock (and series within a class), the Old Charter makes clear that the Class A Common Stock is a series of the class of Common Stock.

The Delaware Court of Chancery has recognized that “the [DGCL] regards ‘classes’ of stock as separate and distinct from ‘series’ within a class.”3 The DGCL repeatedly and expressly refers to the division of the total authorized capital stock into one or more classes of stock, which classes may be further divided into series. The DGCL uses the phrases “series of a class” or “series within a class” in seven different provisions;4 it uses the phrase “class or classes of stock or series thereof” in one provision;5 and it uses the phrases “shares of any class or series of the same” and “shares of any class or series thereof” in ten different provisions.6 The use of these terms all clearly evidence the basic structure of the DGCL as it relates to the nature of capital stock—and the division of capital stock into one or more classes, each of which may then be further subdivided into series composing the class.

3 See Siegman v. Palomar Med. Techs., Inc., 1998 WL 118201, at *4 (Del. Ch. Mar. 9, 1998).

4 8 Del. C. § 102(a)(4) (“The certificate of incorporation shall . . . set forth a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, which are permitted by § 151 of this title in respect of any class or classes of stock or any series of any class of stock of the corporation . . . .”) (emphasis added); id. § 102(b)(3) (providing the certificate of incorporation may include “[s]uch provisions as may be desired granting to . . . the holders of any class or series of a class thereof, the preemptive right to subscribe to any or all additional issues of stock of the corporation of any or all classes or series thereof”) (emphasis added); id. § 151(a) (“Every corporation may issue 1 or more classes of stock or 1 or more series of stock within any class thereof .. . . .”) (emphasis added); id. § 151(f) (“If any corporation shall be authorized to issue more than 1 class of stock or more than 1 series of any class . . . .”) (emphasis added); id. § 151(g) (“When any corporation desires to issue any shares of stock of any class or of any series of any class of which the powers . . . shall not have been set forth in the certificate of incorporation . . . .”) (emphasis added); id. § 242(a) (“[Or] by subdividing or combining the outstanding shares of any class or series of a class of shares into a greater or lesser number of outstanding shares . . . .”) (emphasis added); id. § 242(b) (“If any proposed amendment would alter or change the powers, preferences, or special rights of 1 or more series of any class so as to affect them adversely . . . .”) (emphasis added).

5 Id. § 223 (“Whenever the holders of any class or classes of stock or series thereof are entitled to elect 1 or more directors . . . .”) (emphasis added).

6 Id. § 141(c) (“[A] committee may . . . fix the designations and any of the preferences or rights of such shares relating to . . . the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same . . . .”) (emphasis added); id. § 151(c) (“The holders of preferred or special stock of any class or of any series thereof shall be entitled to receive dividends . . . .”) (emphasis added); id. § 151(e) (“Any stock of any class or of any series thereof may be made convertible . . . .”) (emphasis added); id. § 204(d)(1) (“If the certificate of incorporation or bylaws of the corporation . . . would have required a larger number or portion of stock or of any class or series thereof or of specified stockholders for a quorum . . . .”) (emphasis added); id. § 204(d)(2) (“[I]f the certificate of incorporation or bylaws of the corporation . . . require or required a larger number or portion of stock or of any class or series thereof or of specified stockholders to elect such director . . . .”) (emphasis added); id. § 214 (“[E]ach holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal . . . . .”) (emphasis added); id. § 251(d) (“[A]n amendment .. . . shall not (1) alter or change the amount or kind of . . . property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation . . . .”) (emphasis added); id. § 251(h)(2) (“[S]uch offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof . . . .”) (emphasis added); id. § 251(h)(3) (“[T]he stock . . . equals at least such percentage of the shares of stock of such constituent corporation, and of each class or series thereof, that, absent this subsection, would be required to adopt the agreement . . . .”) (emphasis added).

Lordstown Motors Corp.

April 1, 2022

Like the DGCL, the language of the Old Charter makes clear that the Class A Common Stock is a series within the class of “Common Stock.” It provides that the Company “is authorized to issue 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the ‘Common Stock’), including (i) 100,000,000 shares of Class A Common Stock (the ‘Class A Common Stock’) and (ii) 10,000,000 shares of Class B Common Stock (the ‘Class B Common Stock’), and (b) 1,000,000 shares of preferred stock (the ‘Preferred Stock’).”7 The Old Charter’s use of the word “including,” together with the fact that 100,000,000 and 10,000,000 sum to 110,000,000, unambiguously demonstrate that the Class A Common Stock and Class B Common Stock are two subtypes that together comprise the broader category of Common Stock. Moreover, just as the DGCL refers to series of stock belonging to a class of stock, the Old Charter elsewhere indicates that the Company has two classes of stock—Common Stock and Preferred Stock—by repeatedly referring to “series of Common Stock” and “series of Preferred Stock.”8 In short, the only reasonable construction of the Old Charter is that the Class A Common Stock is a series of Common Stock. Indeed, the Division of Corporations’ records indicate it viewed the Company’s capitalization under the Old Charter exactly this way, as evidenced by the 2020 Annual Report it provided to the Company indicating that under the Old Charter it viewed the Company as having two authorized “stock classes” denoted “Common” and “Preferred”. The Class A Common Stock and the Class B Common Stock are not listed on the 2020 Annual Report as authorized classes of stock under the Old Charter, indicating the Division of Corporation viewed them as series of the class of Common Stock.

7 Old Charter Art. IV, § 4.1.

8 E.g., id. § 4.2 (“series of Preferred Stock”); id. § 4.3(iii) (“series of Common Stock”); id. § 4.3(c) (“series of the Preferred Stock”); id. § 4.3(d) (“series of the Preferred Stock”).

Lordstown Motors Corp.

April 1, 2022

As indicated by the Division of Corporation’s interpretation of the Company’s capitalization as set forth in the Old Charter, the Class A Common Stock’s name does not dictate a contrary conclusion. The terms of capital stock as specified in the certificate of incorporation, and not the naming convention for any class or series within a class, determines the legal nature of the stock, including whether shares are divided into a class and whether a class is further divided into series.9 Where the certificate of incorporation, read as a whole, makes clear that shares have been divided into a class, and a class has been divided into series—as is the case with the Class A Common Stock and Class B Common Stock being clearly designated in the Old Charter as “series” of a single class of Common Stock—the naming convention, including the use of the term “class” to designate a specific series of stock within a class, will not override the substantive terms of the certificate of incorporation.10

CONCLUSION

Based upon and subject to the foregoing and subject to the limitations stated herein, it is our opinion that a separate class vote of the Class A Common Stock was not required under either the Old Charter or the DGCL to approve the 2020 Class A Increase Amendment.

The foregoing opinion is limited to the laws of the State of Delaware. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws regulating securities or any other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

The foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein. We understand that Baker Hostetler LLP and Sullivan & Cromwell LLP will rely on this opinion in rendering certain opinions with respect to the Company’s authorized capital stock and we consent to such reliance. Except as stated in this paragraph, this opinion letter may not be furnished or quoted to, nor may the foregoing opinion be relied upon by, any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

CSB/BTM

9 Cf. Telvest, Inc. v. Olson, 1979 WL 1759 (Del. Ch. Mar. 8, 1979) (reviewing the substantive terms of a series of stock designated as “Series Preferred Stock” to determine whether it constituted “preferred stock” that was authorized to be issued by designation).

10 Cf. Harris v. New Castle Cty., 513 A.2d 1307, 1309 (Del. 1986) (rejecting a litigant’s proffered interpretation of a statute in part on grounds that it “would elevate form over substance” and flout the statute’s otherwise “decisive language” and “plain purpose”).